As filed with the Securities and Exchange Commission on February 2, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENSATA TECHNOLOGIES HOLDING N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	3823	98-0641254
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

Kolthofsingel 8, 7602 EM Almelo

The Netherlands

Telephone: 31-546-879-555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporate Service Company

2711 Centerville Road

Wilmington, DE 19808

Telephone: (866) 403-5272

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.	Steven P. Reynolds	Mark G. Borden
Jeffrey W. Richards, P.C.	General Counsel	Peter N. Handrinos
Kirkland & Ellis LLP	Sensata Technologies, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
300 North LaSalle	529 Pleasant Street	60 State Street
Chicago, Illinois 60654	Attleboro, Massachusetts 02703	Boston, Massachusetts 02109
Telephone: (312) 862-2000	Telephone: (508) 236-3800	Telephone: (617) 526-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, €0.01 per share	23,000,000	$31.56	$725,765,000	$84,261

(1)	Includes 3,000,000 ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of high and low prices of ordinary shares on January 31, 2011, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued February 2, 2011

20,000,000 Ordinary Shares

All of the ordinary shares in this offering are being sold by the selling shareholders identified in this prospectus. Sensata Technologies Holding N.V. will not receive any proceeds from the ordinary shares sold by the selling shareholders in this offering.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “ST.” The last reported sale price of our ordinary shares on the New York Stock Exchange on January 31, 2011 was $31.51 per share.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 11 of this prospectus.

Price $            Per Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$	$	$
Total	$	$	$

To the extent that the underwriters sell more than 20,000,000 ordinary shares, the underwriters have a 30-day option to purchase up to an additional 3,000,000 ordinary shares from the selling shareholders identified in this prospectus on the same terms set forth above. See the section of this prospectus entitled “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities nor passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment on or about                    , 2011.

Morgan Stanley	Barclays Capital	Goldman, Sachs & Co.

BofA Merrill Lynch	J.P. Morgan

Citi	BMO Capital Markets	Oppenheimer & Co.	RBC Capital Markets

                    , 2011

Sensata
Technologies

The World Depends on Sensors and Controls

Where are Sensata devices?

COMMERCIAL JET
Up to 1,500 circuit breakers and switches

AUTOMOBILE
Up to 50 sensors and controls

U.S. HOME
30 or more sensors, switches, and other safety devices

LARGE HVAC SYSTEM
Dozens of sensors and switches

PHOTOVOLTAIC SYSTEM
1 to 4 high voltage switches and fuses

RV & LARGE BOAT
Up to 60 power inverters and protection devices

CONSTRUCTION VEHICLE
5 to 10 sensors, switches, and circuit breakers

MOBILE PHONE SYSTEM
300 or more circuit breakers, sensors, and switches

PLUS MANY OTHER APPLICATIONS

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any information to which we have referred you. Neither we, the selling shareholders nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, or any other date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

Sensata®, Klixon®, Airpax®, and Dimensions™ and other trademarks or service marks of Sensata appearing in this prospectus are the property of Sensata Technologies Holding N.V. and/or its affiliates. This prospectus also contains additional trade names, trademarks and service marks belonging to us and to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, including the section entitled “Risk Factors” and the consolidated financial statements and related notes, included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus and the other documents to which we have referred you before deciding whether to invest in this offering. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Unless the context specifically indicates otherwise, references in this prospectus to: (i) “we,” “us,” “our,” the “Company” and “Sensata” refer collectively to Sensata Technologies Holding N.V. and its consolidated subsidiaries and their respective predecessors; (ii) the “2006 Acquisition” refers to the acquisition of the sensors and controls business, or “S&C business,” of Texas Instruments Incorporated, or “Texas Instruments,” on April 27, 2006 by an investor group led by investment funds advised or managed by the principals of Bain Capital Partners, LLC, or “Bain Capital;” (iii) “Sponsors” refers collectively to Bain Capital and its co-investors; and (iv) “Predecessor” for accounting purposes refers to the S&C business with respect to its results of operations for periods prior to the 2006 Acquisition.

SENSATA TECHNOLOGIES HOLDING N.V.

Our Company

Sensata, a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls. We produce a wide range of customized, innovative sensors and controls for mission-critical applications such as thermal circuit breakers in aircraft, pressure sensors in automotive systems, and bimetal current and temperature control devices in electric motors. We believe that we are one of the largest suppliers of sensors and controls in the majority of the key applications in which we compete and that we have developed our strong market position due to our long-standing customer relationships, technical expertise, product performance and quality and competitive cost structure. We compete in growing global market segments driven by demand for products that are safe, energy-efficient and environmentally friendly. In addition, our long-standing position in emerging markets, including our 15-year presence in China, further enhances our growth prospects. We deliver a strong value proposition to our customers by leveraging an innovative portfolio of core technologies and manufacturing at high volumes in low-cost locations such as China, Mexico, Malaysia and the Dominican Republic.

Our sensors are customized devices that translate a physical phenomenon such as force or position into electronic signals that microprocessors or computer-based control systems can act upon. Our controls are customized devices embedded within systems to protect them from excessive heat or current. Underlying these sensors and controls are core technology platforms—thermal and magnetic-hydraulic circuit protection, micro electromechanical systems, ceramic capacitance or capacitive, and monosilicon strain gage—that we leverage across multiple products and applications, enabling us to optimize our research, development, and engineering investments and achieve economies of scale.

Our primary products include pressure sensors, force sensors, position sensors, motor protectors, and thermal and magnetic-hydraulic circuit breakers and switches. We develop customized and innovative solutions for specific customer requirements, or applications, across the appliance, automotive, heating, ventilation and air-conditioning, or “HVAC,” industrial, aerospace, defense, data / telecom, and other end-markets. We have long-standing relationships with a geographically diverse base of leading global original equipment manufacturers, or “OEMs,” and other multi-national companies. Our largest end-customers for each of our segments within each of our principal operating regions of the Americas, Asia Pacific and Europe include, in alphabetical order: A.O. Smith, Askol, BMW, Bosch, Continental, Danfoss, Emerson, Ford, Giatek, GM, Honda, Hyundai-Kia, LG Group, Peugeot, Renault-Nissan, Samsung Electronics, Volkswagen and Whirlpool.

The increasing use of sensors in our targeted applications has enabled us to achieve growth rates for our sensors business in excess of underlying end-market demand for many of those applications. For example, according to IHS Automotive, global automotive production increased 27% from 2009 to 2010, while over the same period, our sensors product sales increased by 42%.

We develop products that address increasingly complex engineering requirements by investing substantially in research, development and application engineering. By locating our global engineering team in close proximity to key customers in regional business centers, we are exposed to many development opportunities at an early stage and work closely with our customers to deliver the required solutions. Systems development by our customers typically requires significant multi-year investment for certification and qualification, which are often government or customer mandated. We believe the capital commitment and time required for this process significantly increases the switching costs once a customer has designed and installed a particular sensor or control into a system.

We are a global business with a diverse revenue mix by geography, customer and end-market and we have significant operations around the world. Our subsidiaries located in the Americas, the Asia Pacific region, and Europe generated 42%, 33% and 25%, respectively, of our net revenue for the year ended December 31, 2010. Our largest customer accounted for 8% of our net revenue for the year ended December 31, 2010. Our net revenue for the year ended December 31, 2010 was derived from the following end-markets: 21% from European automotive, 17% from Asia and rest of world automotive, 16% from North American automotive, 14% from appliances and HVAC, 13% from industrial, 7% from heavy vehicle off-road and 12% from all other end-markets. Within many of our end-markets, we are a significant supplier to multiple OEMs, reducing our exposure to fluctuations in market share within individual end-markets.

We have a history of innovation dating back to our origins. We operated as a part of Texas Instruments from 1959 until we were acquired as a result of the 2006 Acquisition. We then expanded our operations in part through the acquisition of Airpax Holdings, Inc., or “Airpax,” in July 2007 and First Technology Automotive and Special Products, or “First Technology Automotive,” in December 2006.

Our Competitive Strengths

We believe we have a number of competitive strengths that differentiate us from our competitors. These include:

Leading positions in high-growth segments. We believe that we are one of the largest suppliers of sensors and controls in the majority of the key applications in which we compete. We attribute our strong market positions to our long-standing customer relationships, technical expertise, breadth of product portfolio, product performance and quality, and competitive cost structure.

Innovative, highly engineered products for mission-critical applications. Most of our products are highly engineered, critical components in complex systems that are essential to the proper functioning of the product in which they are integrated. Our products are differentiated by their performance, reliability and level of customization, which are critical factors in customer selection.

Long-standing local presence in key emerging markets. We believe that our long-standing local presence in key emerging markets such as China, India and Brazil provides us with significant growth opportunities. Our sales into these markets represented 19% of our net revenue for the fiscal year 2010.

Collaborative, long-term relationships with diversified customer base. We have worked with our top 25 customers for an average of 22 years. As a result of the long development lead times and embedded nature of our products, we collaborate closely with our customers throughout the design and development phase of their products.

High switching costs. The technology-driven, highly customized and integrated nature of our products requires customers to invest heavily in certification and qualification over a one- to three-year period to ensure proper functioning of the system in which our products are embedded. We believe the capital commitment and time required for this process significantly increases the switching costs for customers once a particular sensor or control has been designed and installed in a system. In addition, our products are often relatively low-cost components integrated into mission-critical applications for high-value systems.

Attractive cost structure with scale advantage and low-cost footprint. We believe that our global scale and cost-focused approach have provided us with an attractive cost position within our industry. We currently manufacture approximately 1.1 billion devices per year, with approximately 90% of our production in low-cost countries including China, Mexico, Malaysia and the Dominican Republic.

Operating model with high cash generation and significant revenue visibility. We believe our strong customer value proposition and cost structure enable us to generate attractive operating margins and return on capital. We believe that our current manufacturing base offers significant capacity to support higher revenue levels. In addition, we believe that our business provides us with significant visibility into new business opportunities based on product development cycles that are typically more than one year, our ability to win design awards in advance of OEM system roll-outs and commercialization and our lengthy product life cycles. Additionally, customer order cycles typically provide us with visibility into more than a majority of our expected quarterly revenues at the start of each quarter.

Experienced management team. Our senior management team has significant collective experience both within our business and in working together managing our business. Our CEO, President and COO and other members of our senior management team have been employed by our company and its predecessor, the S&C business of Texas Instruments, for the majority of their careers.

Our Growth Strategy

We intend to enhance our position as a leading provider of customized, innovative sensors and controls on a global basis. The key elements of our growth strategy include:

Continue product innovation and expansion. We believe our solutions help satisfy the world’s need for safety, energy efficiency and a clean environment, as well as address the demand associated with the proliferation of electronic applications in everyday life. We expect to continue to address our customers’ increased demand for sensor and control solutions with our technology and engineering expertise. We leverage our various core technology platforms across many different products and applications to maximize the impact of our research, development and engineering investments and increase economies of scale.

Expand our presence in significant emerging markets. We believe emerging markets such as China, India, and Brazil represent substantial, rapidly growing opportunities. A growing middle class and rapid industrialization are creating significant demand for electric motors, consumer conveniences (such as appliances), automobiles and communication infrastructure.

Broaden customer relationships. We believe our global presence and investments in application engineering and support will continue to create competitive advantages in serving multinational and local companies.

Extend low-cost advantage. By focusing on our design-driven cost initiatives and realizing economies of scale in materials and manufacturing, we will continue to strive to significantly reduce costs for our key products. We will also continue to locate our people and processes in the most strategic, cost-effective regions.

Recruit, retain, and develop talent globally. We intend to continue to recruit, develop and retain a highly educated, technically sophisticated and globally dispersed workforce.

Pursue strategic acquisitions to extend leadership and leverage global platform. We intend to continue to opportunistically pursue selective acquisitions and joint ventures to extend our leadership across global end- markets and applications, realize operational value from our global low-cost footprint, and deliver the right technology solutions for emerging markets. We intend to continue to seek acquisitions that will present attractive risk-adjusted returns and significant value-creation opportunities.

Recent Developments

On January 28, 2011, we used cash on hand to complete the acquisition of the Automotive on Board sensors business of Honeywell International Inc. for approximately $140 million, subject to a working capital adjustment and certain transfer taxes. We will refer to this business as “Magnetic Speed and Position,” which will be integrated into our sensors segment. We acquired this business in order to complement the existing operations of our sensors segment, provide new capabilities in light vehicle speed and position sensing, and expand our presence in emerging markets, particularly in China.

Risks Associated with Our Company

Investing in our company entails a high degree of risk, as more fully described in the “Risk Factors” section of this prospectus. You should consider carefully such risks before deciding to invest in our ordinary shares. These risks include, among others:

Continued fundamental changes in the industries in which we operate have had and could continue to have adverse effects on our businesses.

Our products are sold to automobile manufacturers and manufacturers of commercial and residential HVAC systems, as well as to manufacturers in the refrigeration, lighting, aerospace, telecommunications, power supply and generation and industrial markets, among others. These are global industries, and they are experiencing various degrees of growth and consolidation. This, in turn, affects overall demand and prices for our products sold to these industries.

We may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us.

We have been and may continue to be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results in, or is alleged to result in, bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, and we may not be able to generate sufficient cash flows to meet our debt service obligations.

Our substantial indebtedness could have important consequences to you. For example, it could make it more difficult for us to satisfy our debt obligations; limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities, thereby placing us at a competitive disadvantage if our competitors are not as highly leveraged; or increase our vulnerability to general adverse economic and industry conditions.

We reported significant net losses for fiscal years 2007, 2008 and 2009 and may not sustain recently achieved profitability in the foreseeable future.

We incurred a significant amount of indebtedness in connection with the 2006 Acquisition and the subsequent acquisitions of First Technology Automotive and Airpax and, as a result, our interest expense has been substantial for periods following the 2006 Acquisition. Due, in part, to this significant interest expense and the amortization of intangible assets also related to these acquisitions, we reported significant net losses for fiscal years 2007, 2008 and 2009. For fiscal year 2010, we reported net income. We repaid a portion of our indebtedness in March and April 2010 with proceeds from our initial public offering; however, we continue to have a significant amount of indebtedness. Due to the significant interest expense associated with the remaining indebtedness and the continued amortization of intangible assets, we cannot assure you that we will sustain recently achieved profitability in the foreseeable future.

ADDITIONAL INFORMATION

The address of our registered office and principal executive office is Kolthofsingel 8, 7602 EM Almelo, the Netherlands, and its telephone number is 31-546-879-555. Our principal U.S. operating subsidiary is Sensata Technologies, Inc., a Delaware corporation, or “STI.” The address for STI is 529 Pleasant Street, Attleboro, Massachusetts 02703, and its telephone number is (508) 236-3800. Our website address is www.sensata.com. The information on, or accessible through, our website is not part of this prospectus.

THE OFFERING

Ordinary shares offered by the selling shareholders	20,000,000 shares.

Ordinary shares to be outstanding immediately after this offering	174,206,601 shares.

Option to purchase additional ordinary shares	The underwriters have an option to purchase a maximum of 3,000,000 additional ordinary shares from the selling shareholders identified in this prospectus. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of the ordinary shares in this offering. We will not receive any of the proceeds from the ordinary shares sold by the selling shareholders.

Risk factors	Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before investing in our ordinary shares.

New York Stock Exchange symbol	“ST”

The number of ordinary shares that will be outstanding immediately after this offering is based on:

•

173,903,494 ordinary shares outstanding as of January 31, 2011, which includes 367,298 legally issued ordinary shares that are subject to forfeiture until such shares have vested and are not considered outstanding for accounting purposes; and

•

303,107 ordinary shares to be issued upon the exercise of outstanding stock options by the selling shareholders in connection with this offering at a weighted-average exercise price of $7.05 per share;

and excludes:

•	awards to employees for up to 48,600 ordinary shares that are subject to vesting based on achievement of specified performance and service conditions;

•

9,759,765 ordinary shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $8.87 per share (including 5,944,272 vested and exercisable options at January 31, 2011); and

•	5,388,845 ordinary shares reserved for future issuance under our equity incentive plans and employee stock purchase plan.

Except as otherwise indicated herein, all information in this prospectus, including the number of ordinary shares that will be outstanding after this offering, assumes no exercise of the underwriters’ option.

SUMMARY HISTORICAL FINANCIAL DATA

Set forth below is summary historical consolidated financial data of Sensata for the years ended December 31, 2008, 2009 and 2010, which has been derived from our audited consolidated historical financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. This information is only a summary and should be read in conjunction with our historical financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus, including “Use of Proceeds,” “Capitalization,” “Selected Consolidated and Combined Historical Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the year ended December 31,
(Amounts in thousands, except per share amounts)	2008	2009	2010
Statement of Operations Data:
Net revenue	$1,422,655	$1,134,944	$1,540,079
Operating costs and expenses:
Cost of revenue	951,763	742,080	948,070
Research and development	38,256	16,796	24,664
Selling, general and administrative(1)	166,625	126,952	194,623
Amortization of intangible assets and capitalized software	148,762	153,081	144,514
Impairment of goodwill and intangible assets	13,173	19,867	—
Restructuring	24,124	18,086	(138)

Total operating costs and expenses	1,342,703	1,076,862	1,311,733

Profit from operations	79,952	58,082	228,346
Interest expense	(197,840)	(150,589)	(106,400)
Interest income	1,503	573	1,020
Currency translation gain and other, net(2)	55,467	107,695	45,388

(Loss)/income from continuing operations before taxes	(60,918)	15,761	168,354
Provision for income taxes	53,531	43,047	38,304

(Loss)/income from continuing operations	(114,449)	(27,286)	130,050
Loss from discontinued operations	(20,082)	(395)	—

Net (loss)/income	$(134,531)	$(27,681)	$130,050

Net (loss)/income per share—basic:
Continuing operations	$(0.79)	$(0.19)	$0.78
Discontinued operations	(0.14)	(0.00)	—

Net (loss)/income per share—basic	$(0.93)	$(0.19)	$0.78

Net (loss)/income per share—diluted:
Continuing operations	$(0.79)	$(0.19)	$0.75
Discontinued operations	(0.14)	(0.00)	—

Net (loss)/income per share—diluted	$(0.93)	$(0.19)	$0.75

Weighted-average ordinary shares outstanding—basic	144,066	144,057	166,278
Weighted-average ordinary shares outstanding—diluted	144,066	144,057	172,946

Other Financial Data:
Net cash provided by/(used in):
Operating activities	$47,481	$187,577	$300,046
Investing activities	(38,713)	(15,077)	(52,548)
Financing activities	8,891	(101,748)	97,696
Capital expenditures	40,963	14,959	52,912
Adjusted Net Income(3) (unaudited)	99,645	124,098	306,407

(Amounts in thousands)	As of December 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$493,662
Working capital(4)	609,887
Total assets	3,387,997
Total debt, including capital lease and other financing obligations	1,889,693
Total shareholders’ equity	1,007,781

(1)	For the year ended December 31, 2010, selling, general and administrative expense includes $18.9 million recorded as a cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 option awards under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan and the related modification, and $22.4 million in fees related to the termination of the advisory agreement with the Sponsors at their option. See “Certain Relationships and Related Party Transactions—Advisory Agreement.”
(2)	Currency translation gain and other, net for the years ended December 31, 2008, 2009 and 2010 includes gains/(losses) of $15.0 million, $120.1 million, and $(23.5) million, respectively, recognized on repurchases of 8% Senior Notes due 2014, or “Senior Notes,” and 9% Senior Subordinated Notes and 11.25% Senior Subordinated Notes, together the “Senior Subordinated Notes,” as well as currency translation gain/(loss) associated with the Euro-denominated debt of $53.2 million, $(13.6) million, and $72.8 million, respectively.
(3)	We present Adjusted Net Income in this prospectus to provide investors with a supplemental measure of our operating performance. We believe that Adjusted Net Income is a useful performance measure and is used by our management, board of directors and investors. Management uses Adjusted Net Income as a measure of operating performance, for planning purposes (including the preparation of our annual operating budget), to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies, and in communications with our board of directors and investors concerning our financial performance. We believe investors and securities analysts also use Adjusted Net Income in their evaluation of our performance and the performance of companies similar to us. Adjusted Net Income is a non-GAAP financial measure.

We define Adjusted Net Income as net income/(loss) excluding acquisition, integration and financing costs and other significant costs (as outlined below); impairment of goodwill and intangible assets; severance and other termination costs associated with downsizing; stock compensation expense; management fees; costs related to our initial public offering; (gain)/loss on extinguishment of debt; currency translation (gain)/loss on debt and (gain)/loss on related hedges; amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets; deferred income tax and other tax expense; amortization expense of deferred financing costs; interest expense related to uncertain tax positions; and other costs or gains.

Many of these adjustments to net income/(loss) relate to a series of strategic initiatives developed by our management and our Sponsors following the 2006 Acquisition aimed at better positioning us for future revenue growth and an improved cost structure. These initiatives have been modified from time to time to reflect changes in overall market conditions and the competitive environment facing our business. These initiatives included, among other items, acquisitions, divestitures, restructurings of certain operations and various financing transactions. We describe these and other costs in more detail below.

The use of Adjusted Net Income has limitations and you should not consider this performance measure in isolation from, or as an alternative to, U.S. GAAP measures such as net income/(loss).

The following table provides a reconciliation to Adjusted Net Income from net (loss)/income, the most directly comparable financial measure presented in accordance with U.S. GAAP, for the periods presented:

	(unaudited)
	For the year ended December 31,
(Amounts in thousands)	2008	2009	2010
Net (loss)/income	$(134,531)	$(27,681)	$130,050

Acquisition, integration and financing costs and other significant items(a)	69,345	22,985	*
Impairment of goodwill and intangible assets(b)	13,173	19,867	—
Severance and other termination costs associated with downsizing(c)	12,282	12,276	*
Stock compensation expense(d)	2,108	2,233	*
Management fees(e)	4,000	4,000	—
Costs related to initial public offering(f)	—	—	43,298
(Gain)/loss on extinguishment of debt(g)	(14,961)	(120,123)	23,474
Currency translation (gain)/loss on debt and (gain)/loss on related hedges(h)	(53,209)	15,301	(67,526)
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets(i)	160,594	157,797	145,184
Deferred income tax and other tax expense(j)	29,980	26,592	28,863
Amortization expense of deferred financing costs	10,698	9,055	8,564
Interest expense related to uncertain tax positions	43	823	984
Other(k)	123	973	(6,484)

Total adjustments	234,176	151,779	176,357

Adjusted Net Income	$99,645	$124,098	$306,407

*	Beginning in 2010, we have not included these items as reconciling items to derive Adjusted Net Income. We eliminated these items from our calculation based on input we received from investors and analysts.

(a)	See table below for details of acquisition, integration and financing costs and other significant items.
(b)	Represents the impairment of goodwill and intangible assets associated with a reporting unit within our controls business segment and relates to products used in the semiconductor business.
(c)	Represents severance, outplacement costs and special termination benefits associated with the downsizing of various manufacturing facilities and our corporate office.
(d)	Represents share-based compensation expense recorded in accordance with ASC Topic 718, Compensation—Stock Compensation, excluding $18.9 million in 2010 related to the cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 option awards and the related modification. See “Executive Compensation—Components of Compensation—Equity Compensation.”
(e)	Represents fees expensed under the terms of the advisory agreement with our Sponsors. This agreement was terminated in connection with the completion of our initial public offering. See “Certain Relationships and Related Party Transactions—Advisory Agreement.”
(f)	Represents costs recorded as expenses related to our initial public offering in March 2010, including $18.9 million recorded as a cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 option awards and the related modification, and $22.4 million in fees related to the termination of the advisory agreement with the Sponsors at their option. See “Certain Relationships and Related Party Transactions—Advisory Agreement.”
(g)	Relates to the repurchases of outstanding notes.
(h)	Reflects the unrealized losses/(gains) associated with the translation of our Euro-denominated debt into U.S. dollars and losses/(gains) on related hedging transactions.
(i)	Represents amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets in purchase accounting that resulted from the 2006 Acquisition and the acquisitions of First Technology Automotive and Airpax.
(j)	Represents deferred income tax and other tax expense, including provisions for uncertain tax positions, and in 2010, $5.2 million of expense associated with the write-off of tax indemnification assets and other tax-related assets.
(k)	Represents unrealized (gains)/losses on commodity forward contracts and estimated potential penalty expenses associated with uncertain tax positions.

The following table provides detail of the components of acquisition, integration and financing costs and other significant items, the total of which is included as an adjustment to derive Adjusted Net Income, as shown in the table above:

	(unaudited)
	For the year ended December 31,
(Amounts in thousands)	2008	2009	2010
Acquisition, integration and financing costs and other significant items:
Transition costs(a)	$4,052	$23		$—
Litigation costs(b)	840	147		*
Integration and finance costs(c)	20,931	2,813		—
Relocation and disposition costs(d)	12,828	8,202		*
Pension charges(e)	3,588	4,828		*
Other(f)	27,106	6,972		—

Total acquisition, integration and financing costs and other significant items	$69,345	$22,985	$	*

*	Beginning in 2010, we have not included these items as reconciling items to derive Adjusted Net Income. We eliminated these items from our calculation based on input we received from investors and analysts.

(a)	Represents transition costs incurred by us in becoming a stand-alone company and complying with Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	Represents litigation costs we recognized related to customers alleging defects in certain of our products, which were manufactured and sold prior to April 27, 2006 (inception).
(c)	Represents integration and financing costs related to the acquisitions of Airpax, First Technology Automotive and SMaL Camera Technologies, Inc., or “SMaL Camera,” and other consulting and advisory fees associated with acquisitions and financings, whether or not consummated.
(d)	Represents costs we incurred to move certain operations to lower-cost Sensata locations, close certain manufacturing operations and dispose of the SMaL Camera business.
(e)	Represents pension curtailment and settlement losses, and amortization of prior service costs associated with various restructuring activities.
(f)	Represents other losses, including impairment losses associated with certain assets held for sale, losses related to the early termination of commodity forward contracts of $7.2 million during fiscal year 2008, a loss of $13.4 million during fiscal year 2008 associated with a settlement with a significant automotive customer that alleged defects in certain of our products installed in its automobiles, and a reserve associated with the Whirlpool recall litigation. See “Business—Legal Proceedings and Claims.”

(4)	We define working capital as current assets less current liabilities.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks described below, as well as other information included in this prospectus, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your original investment. Before deciding whether to invest in our ordinary shares, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risk Factors Related To Our Business

Continued fundamental changes in the industries in which we operate have had and could continue to have adverse effects on our businesses.

Our products are sold to automobile manufacturers and manufacturers of commercial and residential HVAC systems, as well as to manufacturers in the refrigeration, lighting, aerospace, telecommunications, power supply and generation and industrial markets, among others. These are global industries, and they are experiencing various degrees of growth and consolidation. Customers in these industries are located in every major geographic market. As a result, our customers are affected by changes in global and regional economic conditions, as well as by labor relations issues, regulatory requirements, trade agreements and other factors. These factors, in turn, affect overall demand and prices for our products sold to these industries. Changes in the industries in which we operate may be more detrimental to us in comparison to our competitors due to our significant levels of debt. In addition, many of our products are platform-specific—for example, sensors are designed for certain of our HVAC manufacturer customers according to specifications to fit a particular model. Our success may, to a certain degree, be connected with the success or failure of one or more of the industries to which we sell products, either in general or with respect to one or more of the platforms or systems for which our products are designed.

Continued pricing and other pressures from our customers may adversely affect our business.

Many of our customers, including automotive manufacturers and other industrial and commercial OEMs, have policies of seeking price reductions each year. Recently, many of the industries in which our products are sold have suffered from unfavorable pricing pressures in North America and Europe, which in turn has led manufacturers to seek price reductions from their suppliers. Our significant reliance on these industries subjects us to these and other similar pressures. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations and cash flows. In addition, our customers occasionally require engineering, design or production changes. In some circumstances, we may be unable to cover the costs of these changes with price increases. Additionally, as our customers grow larger, they may increasingly require us to provide them with our products on an exclusive basis, which could cause an increase in the number of products we must carry and, consequently, increase our inventory levels and working capital requirements. Certain of our customers, particularly domestic automotive manufacturers, are increasingly requiring their suppliers to agree to their standard purchasing terms without deviation as a condition to engage in future business transactions. As a result, we may find it difficult to enter into agreements with such customers on terms that are commercially reasonable to us.

Conditions in the automotive industry have had and may have in the future, adverse effects on our results of operations.

Much of our business depends on and is directly affected by the global automobile industry. Sales to customers in the automotive industry accounted for 55% of our net revenue for fiscal year 2010. Automakers and their suppliers globally continue to experience significant difficulties from a weakened economy and tightening credit markets. Globally, many automakers and their suppliers are in financial distress. Continued adverse developments in the automotive industry, including but not limited to continued declines in demand, customer bankruptcies and increased demands on us for pricing decreases, would have adverse effects on our results of operations and could impact our liquidity position and our ability to meet restrictive debt covenants. In addition, these same conditions could adversely impact certain of our vendors’ financial solvency, resulting in potential liabilities or additional costs to us to ensure uninterrupted supply to our customers.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. In addition, the market for engineers and other individuals with the required technical expertise to succeed in our business is highly competitive and we may be unable to attract and retain qualified personnel to replace or succeed key employees should the need arise. During 2008 and 2009, we completed certain reductions in force at a number of our sites in order to align our business operations with current and projected economic conditions. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business.

If we fail to maintain our existing relationships with our customers, our exposure to industry and customer specific demand fluctuations could increase and our revenue may decline as a result.

Our customers consist of a diverse base of OEMs across the automotive, HVAC, appliance, industrial, aerospace, defense and other end-markets in various geographic locations throughout the world. In the event that we fail to maintain our relationships with our existing customers and such failure increases our dependence on particular markets or customers, then our revenue would be exposed to greater industry and customer specific demand fluctuations, and could decline as a result.

We are subject to risks associated with our non-U.S. operations, which could adversely impact the reported results of operations from our international businesses.

Our subsidiaries outside of the Americas generated 58% of our net revenue for fiscal year 2010, and we expect sales from non-U.S. markets to continue to represent a significant portion of our total sales. International sales and operations are subject to changes in local government regulations and policies, including those related to tariffs and trade barriers, investments, taxation, exchange controls and repatriation of earnings.

A significant portion of our revenue, expenses, receivables and payables are denominated in currencies other than U.S. dollars. We are, therefore, subject to foreign currency risks and foreign exchange exposure. Changes in the relative values of currencies occur from time to time and could affect our operating results. For financial reporting purposes, the functional currency that we use is the U.S. dollar because of the significant influence of the U.S. dollar on our operations. In certain instances, we enter into transactions that are denominated in a currency other than the U.S. dollar. At the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in U.S. dollars using the exchange rate in effect at that date. At each balance sheet date, recorded monetary balances denominated in a currency other than the U.S. dollar are adjusted to the U.S. dollar using the current exchange rate with gains or losses recorded in Currency translation gain and other, net. During times of a weakening U.S. dollar, our reported international sales and earnings will increase because the non-U.S. currency will translate into more U.S. dollars. Conversely, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars.

There are other risks that are inherent in our non-U.S. operations, including the potential for changes in socio-economic conditions and/or monetary and fiscal policies, intellectual property protection difficulties and disputes, the settlement of legal disputes through certain foreign legal systems, the collection of receivables through certain foreign legal systems, exposure to possible expropriation or other government actions, unsettled political conditions and possible terrorist attacks against American interests. These and other factors may have a material adverse effect on our non-U.S. operations and, therefore, on our business and results of operations.

Our businesses operate in markets that are highly competitive, and competitive pressures could require us to lower our prices or result in reduced demand for our products.

Our businesses operate in markets that are highly competitive, and we compete on the basis of product performance, quality, service and/or price across the industries and markets we serve. A significant element of our competitive strategy is to manufacture high-quality products at low-cost, particularly in markets where low-cost country-based suppliers, primarily China with respect to the controls business, have entered our markets or increased their sales in our markets by delivering products at low-cost to local OEMs. Some of our competitors have greater sales, assets and financial resources than we do. In addition, many of our competitors in the automotive sensors market are controlled by major OEMs or suppliers, limiting our access to certain customers. Many of our customers also rely on us as their sole source of supply for many of the products we have historically sold to them. These customers may choose to develop relationships with additional suppliers or elect to produce some or all of these products internally, in each case in order to reduce risk of delivery interruptions or as a means of extracting pricing concessions. Certain of our customers currently have, or may develop in the future, the capability of internally producing the products we sell to them and may compete with us with respect to those and other products with respect to other customers. For example, Robert Bosch Gmbh, who is one of our largest customers with respect to our control products, also competes with us with respect to certain of our sensors products. Competitive pressures such as these, and others, could affect prices or customer demand for our products, negatively impacting our profit margins and/or resulting in a loss of market share.

We may not be able to keep up with rapid technological and other competitive changes affecting our industry.

The sensors and controls markets are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing services and products, the introduction of new services and products and changing customer demands. Changes in competitive technologies may render certain of our products less attractive or obsolete, and if we cannot anticipate changes in technology and develop and introduce new and enhanced products on a timely basis, our ability to remain competitive may be negatively impacted. The success of new products depends on their initial and continued acceptance by our customers. Our businesses are affected by varying degrees of technological change, which result in unpredictable product transitions, shortened lifecycles and increased importance of being first to market with new products and services. We may experience difficulties or delays in the research, development, production and/or marketing of new products, which may negatively impact our operating results and prevent us from recouping or realizing a return on the investments required to bring new products to market.

As part of our ongoing cost containment program designed to align our operations with economic conditions, we have had to make, and may have to make again in the future, adjustments to both the scope and breadth of our overall research and development program. Such actions may result in choices that could adversely affect our ability to either take advantage of emerging trends or to develop new technologies or make sufficient advancements to existing technologies.

We may not be able to timely and efficiently increase our production capacity in order to meet future growth in the demand for our products.

A substantial increase in demand for our products may require us to expand our production capacity, which could require us to identify and acquire or lease additional manufacturing facilities. If we are unable to acquire, integrate and move into production the facilities, equipment and personnel necessary to meet such increase in demand, our customer relationships, results of operations and financial performance may suffer materially.

We may not be able to protect our intellectual property, including our proprietary technology and the Sensata, Klixon, Airpax and Dimensions brands.

Our success depends to some degree on our ability to protect our intellectual property and to operate without infringing on the proprietary rights of third parties. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have sought and may continue from time to time to seek to protect our intellectual property rights through litigation. These efforts might be unsuccessful in protecting such rights and may adversely affect our financial performance and distract our management. We also cannot be sure that competitors will not challenge, invalidate or void the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. It is also possible that third parties may have or acquire licenses for other technology or designs that we may use or wish to use, so that we may need to acquire licenses to, or contest the validity of, such patents or trademarks of third parties. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of third-party rights.

In addition to patent and trademark protection, we also protect trade secrets, know-how and other proprietary information, as well as brand names such as the Sensata, Klixon, Airpax and Dimensions brands under which we market many of the products sold in our controls business, against unauthorized use by others or disclosure by persons who have access to them, such as our employees, through contractual arrangements. These arrangements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements, and we cannot be sure that our trade secrets and proprietary technology will not otherwise become known or that our competitors will not independently develop our trade secrets and proprietary technology. If we are unable to maintain the proprietary nature of our technologies, our sales could be materially adversely affected.

We may be subject to claims that our products or processes infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages, modify our products or processes or prevent us from selling our products.

Third parties may claim that our processes and products infringe on their intellectual property rights. Whether or not these claims have merit, we may be subject to costly and time-consuming legal proceedings, and this could divert our management’s attention from operating our business. If these claims are successfully asserted against us, we could be required to pay substantial damages and could be prevented from selling some or all of our products. We may also be obligated to indemnify our business partners or customers in any such litigation. Furthermore, we may need to obtain licenses from these third parties or substantially reengineer or rename our products in order to avoid infringement. In addition, we might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer or rename our products successfully. If we are prevented from selling some or all of our products, our sales could be materially adversely affected.

Increasing costs for manufactured components and raw materials may adversely affect our profitability.

We use a broad range of manufactured components and raw materials in the manufacture of our products, including silver, gold, nickel, aluminum and copper, which may experience significant volatility in their prices. We generally purchase raw materials at spot prices. We first entered into hedge arrangements in 2007 and may continue to do so from time to time. Such hedges might not be economically successful. In addition, these hedges do not qualify as accounting hedges in accordance with U.S. GAAP. Accordingly, the change in fair value of these hedges is recognized in earnings immediately, which could cause volatility in our results of operations from quarter to quarter. The availability and price of raw materials and manufactured components may be subject to change due to, among other things, new laws or regulations, global economic or political events including strikes, terrorist actions and war, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. It is generally difficult to pass increased prices for manufactured components and raw materials through to our customers in the form of price increases. Therefore, a significant increase in the price of these items could materially increase our operating costs and materially and adversely affect our profit margins.

We may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us.

We have been and may continue to be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in death, bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims. In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of the underlying end product, particularly if the defect or the alleged defect relates to product safety. Depending on the terms under which we supply products, an OEM may hold us responsible for some or all of the repair or replacement costs of these products under warranties, when the product supplied did not perform as represented. In addition, a product recall could generate substantial negative publicity about our business and interfere with our manufacturing plans and product delivery obligations as we seek to repair affected products. Our costs associated with product liability, warranty and recall claims could be material.

We may not be successful in recovering damages, including those associated with product liability, warranty and recall claims, from Texas Instruments under the terms of our acquisition agreement entered into with Texas Instruments in connection with the 2006 Acquisition.

Texas Instruments has agreed in the 2006 Acquisition to indemnify us for certain claims and litigation. Texas Instruments is not required to indemnify us for these claims until the aggregate amount of damages from such claims exceeds $30.0 million. If the aggregate amount of these claims exceeds $30.0 million, Texas Instruments is obligated to indemnify us for amounts in excess of the $30.0 million threshold. Texas Instruments’ indemnification obligation is capped at $300.0 million. Based on claims to date, we believe that the aggregate amount of damages from these claims will ultimately exceed $30.0 million. See “Business—Legal Proceedings and Claims” included elsewhere in this prospectus. There can be no assurance that we will be successful in recovering amounts from Texas Instruments.

Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, and we may not be able to generate sufficient cash flows to meet our debt service obligations.

As of December 31, 2010, we had $1,889.7 million of outstanding indebtedness, including $1,412.0 million of indebtedness under our Senior Secured Credit Facility (excluding availability under our revolving credit facility and outstanding letters of credit), $436.2 million of outstanding Senior Notes and Senior Subordinated Notes, and $41.5 million of capital lease and other financing obligations. We may also incur additional indebtedness in the future. Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our debt obligations;

•	restrict us from making strategic acquisitions;

•

limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities, thereby placing us at a competitive disadvantage if our competitors are not as highly leveraged;

•	increase our vulnerability to general adverse economic and industry conditions; or

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness if we do not maintain specified financial ratios or are not able to refinance our indebtedness as it comes due, thereby reducing the availability of our cash flow for other purposes.

In addition, our Senior Secured Credit Facility and the indentures governing our Senior Notes and 9% Senior Subordinated Notes permit us to incur substantial additional indebtedness in the future. As of December 31, 2010, we had $143.1 million available to us for additional borrowing under our $150.0 million revolving credit facility portion of our Senior Secured Credit Facility. If we increase our indebtedness by borrowing under the revolving credit facility or incur other new indebtedness, the risks described above would increase.

Labor disruptions or increased labor costs could adversely affect our business.

As of December 31, 2010, we had approximately 10,500 employees, of whom approximately 9% were located in the United States. None of our employees are covered by collective bargaining agreements. In various countries, local law requires our participation in works councils. A material labor disruption or work stoppage at one or more of our manufacturing facilities could have a material adverse effect on our business. In addition, work stoppages occur relatively frequently in the industries in which many of our customers operate, such as the automotive industry. If one or more of our larger customers were to experience a material work stoppage, that customer may halt or limit the purchase of our products. This could cause us to shut down production facilities relating to those products, which could have a material adverse effect on our business, results of operations and financial condition.

The loss of one or more of our suppliers of finished goods or raw materials may interrupt our supplies and materially harm our business.

We purchase raw materials and components from a wide range of suppliers. For certain raw materials or components, however, we are dependent on sole source suppliers. We generally obtain these raw materials and components through individual purchase orders executed on an as needed basis rather than pursuant to long-term supply agreements. Our ability to meet our customers’ needs depends on our ability to maintain an uninterrupted supply of raw materials and finished products from our third-party suppliers and manufacturers. Our business, financial condition or results of operations could be adversely affected if any of our principal third-party suppliers or manufacturers experience production problems, lack of capacity or transportation disruptions or otherwise determine to cease producing such raw materials or components. The magnitude of this risk depends upon the timing of the changes, the materials or products that the third-party manufacturers provide and the volume of the production. We may not be able to make arrangements for transition supply and qualifying replacement suppliers in both a cost effective and timely manner. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements.”

Our dependence on third parties for raw materials and components subjects us to the risk of supplier failure and customer dissatisfaction with the quality of our products. Quality failures by our third-party manufacturers or changes in their financial or business condition which affect their production could disrupt our ability to supply quality products to our customers and thereby materially harm our business.

Non-performance by our suppliers may adversely affect our operations.

Because we purchase various types of raw materials and component parts from suppliers, we may be materially and adversely affected by the failure of those suppliers to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers.

Our efforts to protect against and to minimize these risks may not always be effective. We may occasionally seek to engage new suppliers with which we have little or no experience. For example, we do not have a prior relationship with all of the suppliers that we are qualifying for the supply of contacts. The use of new suppliers can pose technical, quality and other risks.

We depend on third parties for certain transportation, warehousing and logistics services.

We rely primarily on third parties for transportation of the products we manufacture. In particular, a significant portion of the goods we manufacture are transported to different countries, requiring sophisticated warehousing, logistics and other resources. If any of the countries from which we transport products were to suffer delays in exporting manufactured goods, or if any of our third-party transportation providers were to fail to deliver the goods we manufacture in a timely manner, we may be unable to sell those products at full value, or at all. Similarly, if any of our raw materials could not be delivered to us in a timely manner, we may be unable to manufacture our products in response to customer demand.

A material disruption at one of our manufacturing facilities could harm our financial condition and operating results.

If one of our manufacturing facilities were to be shut down unexpectedly, or certain of our manufacturing operations within an otherwise operational facility were to cease production unexpectedly, our revenue and profit margins would be adversely affected. Such a disruption could be caused by a number of different events, including:

•	maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	fires, floods, earthquakes or other catastrophes;

•	potential unrest or terrorist activity;

•	labor difficulties; or

•	other operational problems.

In addition, approximately 96% of our products are manufactured at facilities located outside the United States. Serving a global customer base requires that we place more production in emerging markets, such as China, Mexico and Malaysia, to capitalize on market opportunities and maintain our low-cost position. Our international production facilities and operations could be particularly vulnerable to the effects of a natural disaster, labor strike, war, political unrest, terrorist activity or public health concerns, especially in emerging countries that are not well-equipped to handle such occurrences. Our manufacturing facilities abroad may also be more susceptible to changes in laws and policies in host countries and economic and political upheaval than our domestic facilities. If any of these or other events were to result in a material disruption of our manufacturing operations, our ability to meet our production capacity targets and satisfy customer requirements may be impaired.

We may not realize all of the revenue or achieve anticipated gross margins from products subject to existing purchase orders or for which we are currently engaged in development.

Our ability to generate revenue from products subject to customer awards is subject to a number of important risks and uncertainties, many of which are beyond our control, including the number of products our customers will actually produce as well as the timing of such production. Many of our customer contracts provide for supplying a certain share of the customer’s requirements for a particular application or platform, rather than for manufacturing a specific quantity of products. In some cases we have no remedy if a customer chooses to purchase less than we expect. In cases where customers do make minimum volume commitments to us, our remedy for their failure to meet those minimum volumes is limited to increased pricing on those products the customer does purchase from us or renegotiating other contract terms. There is no assurance that such price increases or new terms will offset a shortfall in expected revenue. In addition, some of our customers may have the right to discontinue a program or replace us with another supplier under certain circumstances. As a result, products for which we are currently incurring development expenses may not be manufactured by customers at all, or may be manufactured in smaller amounts than currently anticipated. Therefore, our anticipated future revenue from products relating to existing customer awards or product development relationships may not result in firm orders from customers for the same amount. We also incur capital expenditures and other costs, and price our products, based on estimated production volumes. If actual production volumes were significantly lower than estimated, our anticipated revenue and gross margin from those new products would be adversely affected. We cannot predict the ultimate demand for our customers’ products, nor can we predict the extent to which we would be able to pass through unanticipated per-unit cost increases to our customers.

Compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or “Section 404,” may be costly with no assurance of maintaining effective internal controls over financial reporting.

We will likely experience significant operating expenses in connection with maintaining our internal control environment and Section 404 compliance activities. In addition, if we are unable to efficiently maintain effective internal controls over financial reporting, our operations may suffer and we may be unable to obtain an attestation on internal controls from our independent registered public accounting firm when required under the Sarbanes-Oxley Act of 2002. Recent cost reduction actions, including the loss of experienced finance and administrative personnel, may adversely effect our ability to maintain effective internal controls. This, in turn, could have a materially adverse impact on trading prices for our securities and adversely affect our ability to access the capital markets.

Export of our products are subject to various export control regulations and may require a license from either the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury.

We must comply with the United States Export Administration Regulations, the International Traffic in Arms Regulations, or “ITAR,” and the sanctions, regulations and embargoes administered by the Office of Foreign Assets Control. Certain of our products that have military applications are on the munitions list of the ITAR and require an individual validated license in order to be exported to certain jurisdictions. Any changes in export regulations may further restrict the export of our products, and we may cease to be able to procure export licenses for our products under existing regulations. The length of time required by the licensing process can vary, potentially delaying the shipment of products and the recognition of the corresponding revenue. Any restriction on the export of a significant product line or a significant amount of our products could cause a significant reduction in revenue.

We may be adversely affected by environmental, safety and governmental regulations or concerns.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in the United States and other countries, as well as product performance standards established by quasi governmental and industrial standards organizations. We cannot assure you that we have been and will continue to be in complete compliance with all of these requirements on account of circumstances or events that have occurred or exist but that we are unaware of, or that we will not incur material costs or liabilities in connection with these requirements in excess of amounts we have reserved. In addition, these requirements are complex, change frequently and have tended to become more stringent over time. These requirements may change in the future in a manner that could have a material adverse effect on our business, results of operations and financial condition. We have made and may be required in the future to make capital and other expenditures to comply with environmental requirements. In addition, certain of our subsidiaries are subject to pending litigation raising various environmental and human health and safety claims. We cannot assure you that our costs to defend and settle these claims will not be material.

Changes in existing environmental and/or safety laws, regulations and programs could reduce demand for environmental and safety-related products, which could cause our revenue to decline.

A significant amount of our business is generated either directly or indirectly as a result of existing U.S. federal and state laws, regulations and programs related to environmental protection, fuel economy and energy efficiency and safety regulation. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental and safety products which may have a material adverse effect on our revenue.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act, or “FCPA,” and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. Many of the countries in which we operate have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, may have a negative effect on our results of operations, financial condition and reputation.

During the second half of fiscal year 2010, we conducted an internal investigation under the direction of the audit committee of our board of directors to determine whether any laws, including the FCPA, may have been violated in connection with a certain business relationship entered into by one of our operating subsidiaries involving business in China. We believe the amount of payments and the business involved are immaterial. We discontinued the specific business relationship and did not identify any other suspect transactions in our investigation. We contacted the United States Department of Justice and the Securities and Exchange Commission to begin the process of making a voluntary disclosure of the possible violations, investigation, and initial findings. We will cooperate fully with their review; however, the outcome of such review is unknown. The FCPA (and related statutes and regulations) provides for potential monetary penalties, criminal and civil sanctions, and other remedies. We are unable to estimate the potential penalties and/or sanctions, if any, that might be assessed in connection with our voluntary disclosure of possible FCPA violations. Any such penalties or sanctions may have a negative effect on our results of operations, financial condition and reputation.

Integration of acquired companies and any future acquisitions and joint ventures or dispositions may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

We have grown and in the future we intend to grow by making acquisitions or entering into joint ventures or similar arrangements. On January 28, 2011, we closed the acquisition from Honeywell International Inc. of the Automotive on Board business, which we will refer to as Magnetic Speed and Position. The Automotive on Board business was expected to generate approximately $130 million of revenue in 2010; however, there can be no assurance that Magnetic Speed and Position will perform as expected in the future. Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We will also face competition for suitable acquisition candidates that may increase our costs. In addition, acquisitions or investments require significant managerial attention, which may be diverted from our other operations. Furthermore, acquisitions of businesses or facilities, including the Automotive on Board sensors business and those which may occur in the future, entail a number of additional risks, including:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition customer, supplier and employee relationships;

•	increased operating costs; and

•	exposure to unanticipated liabilities.

Subject to the terms of our indebtedness, we may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities. In addition, we could face financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of debt service. If conditions in the credit markets remain tight, the availability of debt to finance future acquisitions will be restricted and our ability to make future acquisitions will be limited.

We may also seek to restructure our business in the future by disposing of certain of our assets. There can be no assurance that any restructuring of our business will not adversely affect our financial position, leverage or results of operations. In addition, any significant restructuring of our business will require significant managerial attention which may be diverted from our operations and may require us to accept non-cash consideration for any sale of our assets, the market value of which may fluctuate.

We may not realize all of the anticipated operating synergies and cost savings from acquisitions, and we may experience difficulties in integrating these businesses, which may adversely affect our financial performance.

There can be no assurance that we will realize all of the anticipated operating synergies and cost savings from our acquisitions. We anticipate that we will achieve synergies from the acquisition of Magnetic Speed and Position over 18 to 24 months following the closing. However, there can be no assurance that any of the anticipated synergies will be achieved and no assurance that they will be achieved in our estimated time frame. We may not be able to successfully integrate and streamline overlapping functions from this transaction or future acquisitions, and integration may be more costly to accomplish than we expect. We expect to incur approximately $15 million in integration costs related to Magnetic Speed and Position in 2011. In addition, we could encounter difficulties in managing our combined company due to its increased size and scope.

Taxing authorities could challenge our historical and future tax positions or our allocation of taxable income among our subsidiaries, or tax laws to which we are subject could change in a manner adverse to us.

The amount of income taxes we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. We have taken and will continue to take tax positions based on our interpretation of such tax laws. There can be no assurance that a taxing authority will not have a different interpretation of applicable law and assess us with additional taxes. Should we be assessed with additional taxes, this may result in a material adverse effect on our results of operations or financial condition.

We conduct operations through manufacturing and distribution subsidiaries in numerous tax jurisdictions around the world. Our transfer pricing methodology is based on economic studies. The price charged for products, services and financing among our companies could be challenged by the various tax authorities resulting in additional tax liability, interest and/or penalties.

Tax laws are subject to change in the various countries in which we operate. Such future changes could be unfavorable and result in an increased tax burden to us. See “Tax Considerations” included elsewhere in this prospectus.

We have significant unfunded benefit obligations with respect to our defined benefit and other post-retirement benefit plans.

We provide various retirement plans for employees, including defined benefit, defined contribution and retiree healthcare benefit plans. As of December 31, 2010, we had recognized a net accrued benefit liability of approximately $43.9 million, representing the unfunded benefit obligations of the defined benefit and retiree healthcare plans.

We have previously experienced declines in interest rates and pension asset values. Future declines in interest rates or the market values of the securities held by the plans, or certain other changes, could materially deteriorate the funded status of our plans and affect the level and timing of required contributions in 2011 and beyond. Additionally, a material deterioration in the funded status of the plans could significantly increase pension expenses and reduce our profitability. We fund certain of our benefit obligations on a pay-as-you-go basis; accordingly, the related plans have no assets. As a result, we are subject to increased cash outlays and costs due to, among other factors, rising healthcare costs. Increases in the expected cost of health care in excess of current assumptions could increase actuarially determined liabilities and related expenses along with future cash outlays. Our assumptions used to calculate pension and healthcare obligations as of the annual measurement date directly impact the expense to be recognized in future periods. While our management believes that these assumptions are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect our pension and healthcare obligations and future expense.

We have recorded a significant amount of impairment charges of our goodwill and other identifiable intangible assets, and we may be required to recognize additional goodwill or intangible asset impairments which would reduce our earnings.

We have recorded a significant amount of goodwill and other identifiable intangible assets, including tradenames. Goodwill and other net identifiable intangible assets totaled $2.3 billion as of December 31, 2010, or 66% of our total assets. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was $1.5 billion as of December 31, 2010, or 45% of our total assets. Goodwill and other net identifiable intangible assets were recorded at fair value on the date of acquisition. Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in laws or regulations, unexpected significant or planned changes in use of assets and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge that is included in operating income which may impact our ability to raise capital. During fiscal years 2009 and 2008, we recorded impairment charges on goodwill and other intangible assets associated with our Interconnection reporting unit totaling $19.9 million and $13.2 million, respectively. No impairment charges were required during fiscal year 2010. Should certain assumptions used in the development of the fair value of our reporting units change, we may be required to recognize additional goodwill or intangible asset impairment.

Our business may not generate sufficient cash flow from operations, or future borrowings under our Senior Secured Credit Facility or from other sources may not be available to us in an amount sufficient, to enable us to repay our indebtedness, including our existing Senior Notes and 9% Senior Subordinated Notes, or to fund our other liquidity needs, including capital expenditure requirements.

We cannot guarantee that we will be able to obtain enough capital to service our debt and fund our planned capital expenditures and business plan. If we complete additional acquisitions, our debt service requirements could also increase. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity investments or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could have a material adverse effect on our operations. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Our failure to comply with the covenants contained in our credit arrangements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

Our Senior Secured Credit Facility requires us to maintain specified financial ratios, including a maximum ratio of total indebtedness to Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and certain other adjustments as defined in the Senior Secured Credit Facility), a minimum ratio of Adjusted EBITDA to interest expense, and maximum capital expenditures. In addition, our Senior Secured Credit Facility and the indentures governing the Senior Notes and 9% Senior Subordinated Notes require us to comply with various operational and other covenants. For purposes of the Senior Secured Credit Facility, Adjusted EBITDA is calculated using various add-backs to EBITDA. During the fourth quarter of fiscal year 2010, the leverage and coverage ratios tightened from levels in 2009 to a maximum leverage ratio covenant of 7.00 to 1 and a minimum interest coverage ratio covenant of 1.60 to 1. These ratios will remain at these amounts for the remaining term of the Senior Secured Credit Facility.

Based on indebtedness (as defined in the Senior Secured Credit Facility) as of December 31, 2010 of $1,503.6 million, our wholly-owned subsidiary Sensata Technologies B.V.’s minimum Adjusted EBITDA during the preceding twelve months to maintain compliance with the maximum leverage ratio covenant is $214.8 million. Based on interest expense (as defined in the Senior Secured Credit Facility) for the year ended December 31, 2010 of $96.0 million, Sensata Technologies B.V.’s minimum Adjusted EBITDA during the preceding twelve months to maintain compliance with the minimum interest coverage ratio requirement is $153.6 million. Sensata Technologies B.V.’s Adjusted EBITDA during the preceding twelve months as of December 31, 2010 was $462.2 million.

Sufficiently adverse financial performance, including the failure to achieve our financial forecasts, could result in default under the Senior Secured Credit Facility. Additionally, creditors may challenge the nature of our add-backs to EBITDA, possibly increasing the risk of default. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn would result in cross defaults under our other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings if accelerated upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit agreement, or if a default otherwise occurs, the lenders under our Senior Secured Credit Facility could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our Senior Secured Credit Facility and prevent us from making payments on the Senior Notes and 9% Senior Subordinated Notes. Any such actions could force us into bankruptcy or liquidation, and we might not be able to repay our obligations in such an event.

In the future, we may not secure financing necessary to operate and grow our business or to exploit opportunities.

Our future liquidity and capital requirements will depend upon numerous factors, some of which are outside our control, including the future development of the markets in which we participate. We may need to raise additional funds to support expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If our capital resources are not sufficient to satisfy our liquidity needs, we may seek to sell additional debt or equity securities or obtain other debt financing. The incurrence of debt would result in increased expenses and could include covenants that would further restrict our operations. If the credit markets remain tight, we may not be able to obtain additional financing, if required, in amounts or on terms acceptable to us, or at all.

We reported significant net losses for fiscal years 2007, 2008 and 2009 and may not sustain recently achieved profitability in the foreseeable future.

We incurred a significant amount of indebtedness in connection with the 2006 Acquisition and the subsequent acquisitions of First Technology Automotive and Airpax and, as a result, our interest expense has been substantial for periods following the 2006 Acquisition. Due, in part, to this significant interest expense and the amortization of intangible assets also related to these acquisitions, we reported net losses of $252.5 million, $134.5 million and $27.7 million for fiscal years 2007, 2008 and 2009, respectively. For fiscal year 2010, we reported net income of $130.1 million. We repaid approximately $321.7 million in principal of our indebtedness in March and April 2010 with proceeds from our initial public offering; however, we continue to have a significant amount of indebtedness. Due to the significant interest expense associated with the remaining indebtedness and the continued amortization of intangible assets, we cannot assure you that we will sustain recently achieved profitability in the foreseeable future.

Risks Related to Our Organization and Structure

We are a Netherlands public limited liability company and it may be difficult for you to obtain or enforce judgments against us in the United States.

We are incorporated under the laws of the Netherlands, and a substantial portion of our assets are located outside of the United States. As a result, although we have appointed an agent for service of process in the U.S., it may be difficult or impossible for United States investors to effect service of process within the United States upon us or to realize in the United States on any judgment against us including for civil liabilities under the United States securities laws. Therefore, any judgment obtained in any United States federal or state court against us may have to be enforced in the courts of the Netherlands, or such other foreign jurisdiction, as applicable. Because there is no treaty or other applicable convention between the United States and the Netherlands with respect to legal judgments, a judgment rendered by any United States federal or state court will not be enforced by the courts of the Netherlands unless the underlying claim is relitigated before a Dutch court. Under current practice, however, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim (i) if that judgment resulted from legal proceedings compatible with Dutch notions of due process, (ii) if that judgment does not contravene public policy of the Netherlands and (iii) if the jurisdiction of the United States federal or state court has been based on internationally accepted principles of private international law.

To date, we are aware of only one case in which a Dutch court has considered whether such a foreign judgment would be enforced in the Netherlands. In that case, a U.S. court entered a default judgment against the defendant, a Netherlands resident, in a lawsuit involving a breach of contract claim. The defendant sought to relitigate the claim in the Netherlands. The Dutch lower court ruled that the criteria discussed above were satisfied with respect to the U.S. judgment, as a result of which the Dutch court granted the same judgment without a review of the merits of the underlying claim.

Investors should not assume, however, that the courts of the Netherlands, or such other foreign jurisdiction, would enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the United States securities laws or that such courts would enforce, in original actions, liabilities against us predicated solely upon such laws.

Your rights and responsibilities as a shareholder will be governed by Dutch law and will differ in some respects from the rights and responsibilities of shareholders under U.S. law, and your shareholder rights under Dutch law may not be as clearly established as shareholder rights are established under the laws of some U.S. jurisdictions.

Our corporate affairs are governed by our articles of association and by the laws governing companies incorporated in the Netherlands. The rights of our shareholders and the responsibilities of members of our board of directors under Dutch law may not be as clearly established as under the laws of some U.S. jurisdictions. In the performance of its duties, our board of directors is required by Dutch law to consider the interests of our company, its shareholders, its employees and other stakeholders in all cases with reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder. It is anticipated that all of our shareholder meetings will take place in the Netherlands.

In addition, the rights of holders of ordinary shares and many of the rights of shareholders as they relate to, for example, the exercise of shareholder rights, are governed by Dutch law and our articles of association and differ from the rights of shareholders under U.S. law. For example, Dutch law does not grant appraisal rights to a company’s shareholders who wish to challenge the consideration to be paid upon a merger or consolidation of the company. See “Description of Ordinary Shares” included elsewhere in this prospectus.

The provisions of Dutch corporate law and our articles of association have the effect of concentrating control over certain corporate decisions and transactions in the hands of our board of directors. As a result, holders of our shares may have more difficulty in protecting their interests in the face of actions by members of our board of directors than if we were incorporated in the United States. See “Description of Ordinary Shares” included elsewhere in this prospectus.

The payment of cash dividends on our shares is restricted under the terms of the agreements governing our indebtedness and is dependent on our ability to obtain funds from our subsidiaries.

We have never declared or paid any dividends on our ordinary shares and we currently do not plan to declare dividends on our ordinary shares in the foreseeable future. Because we are a holding company, our ability to pay cash dividends on our ordinary shares may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the terms of the agreements governing our and our subsidiaries’ indebtedness. In that regard, our wholly-owned subsidiary, Sensata Technologies B.V., is limited in its ability to pay dividends or otherwise make distributions to its immediate parent company and, ultimately, to us. Under Dutch law, we may only pay dividends out of profits as shown in our adopted annual accounts prepared in accordance with International Financial Reporting Standards, or “IFRS.” We will only be able to declare and pay dividends to the extent our equity exceeds the sum of the paid and called up portion of our ordinary share capital and the reserves that must be maintained in accordance with provisions of Dutch law and our articles of association. See “Description of Ordinary Shares—Shareholder Rights—Dividends.” Subject to these limitations, the payment of cash dividends in the future, if any, will depend upon such factors as earnings levels, capital requirements, contractual restrictions, its financial condition and any other factors deemed relevant by our shareholders and board of directors.

We are a “controlled company” within the meaning of the New York Stock Exchange listing rules and, as a result, we qualify for, and rely on, applicable exemptions from certain corporate governance requirements.

We are a “controlled company” under the rules of the New York Stock Exchange. Under these rules, a company of which more than 50% of the voting power is held by a group is a “controlled company” and may elect not to comply with certain corporate governance requirements of such exchange, including the requirement that a majority of the board of directors consist of independent directors. Upon completion of this offering, our principal shareholder, Sensata Investment Company S.C.A., will own 53.1% of our outstanding ordinary shares

(or 51.4% if the underwriters exercise their option to purchase additional shares in full). We will continue to rely on this exemption to the extent it is applicable, and therefore we may not have a majority of independent directors, nor will our nominating and governance or compensation committees consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are not deemed “controlled companies.”

Risks Related to Our Ordinary Shares and This Offering

There may not be an active, liquid trading market for our ordinary shares, and you may not be able to resell your shares at or above the price at which you purchase them.

The initial public offering of our ordinary shares was completed in March 2010. There has been a public market for our ordinary shares for only a relatively short period of time. An active, liquid and orderly market for our ordinary shares may not be sustained, which could depress the trading price of our ordinary shares. An inactive market may also impair your ability to sell any of our ordinary shares that you purchase. In addition, the market price of our ordinary shares may fluctuate significantly and may be adversely affected by broad market and industry factors, regardless of our actual operating performance.

As a public company, we are subject to financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

We are subject to financial and other reporting and corporate governance requirements, including the requirements of the New York Stock Exchange listing rules, which impose compliance obligations upon us. We are working with our legal and financial advisors to manage our growth and obligations as a public company. We have made, and will continue to make, changes to our financial and management control systems. The expenses that we are required to incur in order to satisfy these requirements could be material. The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

Our principal shareholder will continue to have control over us after this offering which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon completion of this offering, our principal shareholder, Sensata Investment Company S.C.A., will own 53.1% of our outstanding ordinary shares (or 51.4% if the underwriters exercise their option to purchase additional shares in full). This entity is indirectly controlled by investment funds advised or managed by the principals of Bain Capital and, pursuant to agreements among all of its existing shareholders, Bain Capital has the right to appoint all of its directors. See “Principal and Selling Shareholders” and “Certain Relationships and Related Party Transactions.” As a result, this shareholder would be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale of us and might ultimately affect the market price of our ordinary shares.

Future sales of our ordinary shares in the public market could cause our share price to fall.

If our existing shareholders sell substantial amounts of our ordinary shares in the public market following this offering, the market price of our ordinary shares could decrease significantly. The perception in the public market that our existing shareholders might sell shares could also depress the market price of our ordinary shares. Upon the consummation of this offering, we will have 174,206,601 ordinary shares outstanding. Our directors, officers and selling shareholders (other than certain charities which may receive contributions of ordinary shares prior to this offering from certain partners and other employees of the funds that own Sensata Investment Co. and which may sell such shares in this offering) will be subject to lock-up agreements with certain representatives of the underwriters for a period of 90 days from the date of this prospectus as described in “Ordinary Shares Eligible for Future Sale—Lock-up Agreements” and “Underwriting.” After these lock-up agreements and the similar lock-up periods set forth in our investor rights agreement have expired, 93,008,703 shares, some of which will be subject to vesting, will be eligible for sale in the public market. The market price of our ordinary shares may drop significantly when the restrictions on resale by our existing shareholders lapse. A decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities.

Our share price may be volatile, and the market price of our ordinary shares after this offering may drop below the price you pay.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our shares regardless of our operating performance. The trading price of our ordinary shares is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic conditions.

These and other factors may cause the market price and demand for our ordinary shares to fluctuate substantially, which may limit or prevent investors from readily selling their ordinary shares and may otherwise negatively affect the liquidity of our ordinary shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our ordinary shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our ordinary shares, or if our results of operations do not meet their expectations, our share price could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any documents incorporated by reference herein, includes “forward-looking statements.” These forward-looking statements include statements relating to our business. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue” or the negative of such terms or comparable terminology. Forward-looking statements contained herein (including future cash contractual obligations), or in other statements made by us, are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and other important factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following important factors, among others (including those described in “Risk Factors”), could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	continued fundamental changes in the industries in which we operate have had and could continue to have adverse effects on our businesses;

•	we may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us;

•

our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, and we may not be able to generate sufficient cash flows to meet our debt service obligations;

•

we may not realize all of the anticipated operating synergies and cost savings from acquisitions, and we may experience difficulties in integrating these business, which may adversely affect our financial performance;

•	we reported significant net losses for fiscal years 2007, 2008 and 2009 and may not sustain recently achieved profitability in the foreseeable future; and

•	the other risks set forth in “Risk Factors” included elsewhere in this prospectus.

All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements contained in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and certain industry data and forecasts included in this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied upon publications of J.D. Power and Associates, Global Industry Analysts, IC Insights, IHS Automotive, International Data Corporation, or “International Data,” Strategy Analytics, and VDC Research Group, Inc., or “VDC Research,” as our primary sources for third-party industry data and forecasts. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on recently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” appearing elsewhere in this prospectus. While we believe our internal business research is reliable and market definitions are appropriate, neither such research nor definitions have been verified by any independent source. This prospectus may only be used for the purpose for which it has been published.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from the sale of the ordinary shares in this offering. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders, including any sales pursuant to the underwriters’ option to purchase additional shares. However, we will receive in the aggregate approximately $2.1 million from selling shareholders who will pay to us the exercise price for options exercised by them for the purpose of selling shares in this offering. The proceeds received by us in connection with the exercise of options to purchase our ordinary shares by the selling shareholders in connection with this offering will be used for general corporate purposes. We will pay the expenses of this offering, other than underwriting discounts and commissions.

DIVIDEND POLICY

We have never declared or paid any dividends on our ordinary shares, and we currently do not plan to declare dividends on our ordinary shares in the foreseeable future. Because we are a holding company, our ability to pay cash dividends on our ordinary shares may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the terms of the agreements governing our and our subsidiaries’ indebtedness. In that regard, our wholly-owned subsidiary, Sensata Technologies B.V., is limited in its ability to pay dividends or otherwise make distributions to its immediate parent company and, ultimately to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness and Liquidity.” Under Dutch law, we may only pay dividends out of profits as shown in our adopted annual accounts prepared in accordance with IFRS. We will only be able to declare and pay dividends to the extent our equity exceeds the sum of the paid and called up portion of our ordinary share capital and the reserves that must be maintained in accordance with provisions of Dutch law and our articles of association. See “Description of Ordinary Shares—Shareholder Rights—Dividends.” Subject to these limitations, the payment of cash dividends in the future, if any, will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition and any other factors deemed relevant by our shareholders and board of directors.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have traded on the New York Stock Exchange under the symbol “ST” since March 11, 2010. Prior to that time, there was no public market for our ordinary shares. The following table sets forth the high and low intraday sales prices per share of our ordinary shares, as reported by the New York Stock Exchange, for the periods indicated.

	Price Range
	High	Low
2010
Quarter ended March 31, 2010(1)	$19.00	$17.12
Quarter ended June 30, 2010	$21.12	$15.30
Quarter ended September 30, 2010	$20.12	$15.25
Quarter ended December 31, 2010	$31.05	$19.43
2011
Quarter ending March 31, 2011 (through January 31, 2011)	$32.12	$28.85

(1)	Our ordinary shares began trading on March 11, 2010.

The closing sale price per share of our ordinary shares, as reported by the New York Stock Exchange, on January 31, 2011 was $31.51. As of January 31, 2011, there were 15 holders of record of our ordinary shares.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. Amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add to the totals due to the effect of rounding.

As of December 31, 2010
(Amounts in millions, except share data)
Long-term debt, including current maturities:
Senior Secured Credit Facility:
Revolving credit facility(a)	$—
Term loan facility(b)	1,412.0
Capital lease and other financing obligations	41.5
Senior Notes	201.2
Senior Subordinated Notes(c)	235.0

Total debt	1,889.7
Shareholders’ equity:
Ordinary shares, €0.01 nominal value per share; 400,000,000 shares authorized, 173,522,647 shares issued	$2.2
Treasury shares, at cost, 11,973 shares	(0.1)
Additional paid-in capital	1,530.8
Accumulated deficit	(497.6)
Accumulated other comprehensive loss	(27.5)

Total shareholders’ equity	1,007.8

Total capitalization	$2,897.5

(a)	Our revolving credit facility provides for up to $150.0 million of borrowings to fund our working capital needs.
(b)	Our term loan facility includes a Euro-denominated term loan in an aggregate principal amount of €380.5 million as of December 31, 2010. We converted this term loan into U.S. dollars as of December 31, 2010 using an exchange rate of $1.33 = €1.00. On January 31, 2011, the exchange rate was $1.36 = €1.00.
(c)	Our existing Senior Subordinated Notes are Euro-denominated with an aggregate principal amount of €177.1 million outstanding as of December 31, 2010. We converted the Senior Subordinated Notes into U.S. dollars as of December 31, 2010 using an exchange rate of $1.33 = €1.00. On January 31, 2011, the exchange rate was $1.36 = €1.00.

SELECTED CONSOLIDATED AND COMBINED HISTORICAL FINANCIAL DATA

We have derived the selected consolidated statement of operations and other financial data for the years ended December 31, 2008, 2009 and 2010 and the selected consolidated balance sheet data as of December 31, 2009 and 2010 from the audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated and combined statement of operations and other financial data for the periods from January 1, 2006 to April 26, 2006 and April 27, 2006 (inception) to December 31, 2006 and the consolidated balance sheet data as of December 31, 2006, 2007 and 2008 from the audited consolidated financial statements not included in this prospectus.

You should read the following information in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Predecessor (combined)	Sensata Technologies Holding N.V. (consolidated)
(Amounts in thousands, except per share data)	For the period January 1 to April 26,	For the period April 27 (inception) to December 31,	For the year ended December 31,
	2006	2006	2007	2008	2009	2010
Statement of Operations Data:
Net revenue	$375,600	$798,507	$1,403,254	$1,422,655	$1,134,944	$1,540,079
Operating costs and expenses:
Cost of revenue	253,028	536,485	944,765	951,763	742,080	948,070
Research and development	8,635	19,742	33,891	38,256	16,796	24,664
Selling, general and administrative(1)	38,674	94,755	166,065	166,625	126,952	194,623
Amortization of intangible assets and capitalized software	1,078	82,740	131,064	148,762	153,081	144,514
Impairment of goodwill and intangible assets	—	—	—	13,173	19,867	—
Restructuring	2,456	—	5,166	24,124	18,086	(138)

Total operating costs and expenses	303,871	733,722	1,280,951	1,342,703	1,076,862	1,311,733

Profit from operations	71,729	64,785	122,303	79,952	58,082	228,346
Interest expense	(511)	(165,160)	(191,161)	(197,840)	(150,589)	(106,400)
Interest income	—	1,567	2,574	1,503	573	1,020
Currency translation gain/(loss) and other, net(2)	115	(63,633)	(105,449)	55,467	107,695	45,388

Income/(loss) from continuing operations before income taxes	71,333	(162,441)	(171,733)	(60,918)	15,761	168,354
Provision for income taxes	25,796	48,560	62,504	53,531	43,047	38,304

Income/(loss) from continuing operations	45,537	(211,001)	(234,237)	(114,449)	(27,286)	130,050
Loss from discontinued operations	(167)	(1,309)	(18,260)	(20,082)	(395)	—

Net income/(loss)	$45,370	$(212,310)	$(252,497)	$(134,531)	$(27,681)	$130,050

Net income/(loss) per share—basic:
Continuing operations	NA	$(2.73)	$(1.62)	$(0.79)	$(0.19)	$0.78
Discontinued operations	NA	(0.02)	(0.13)	(0.14)	(0.00)	—

Net income/(loss) per share—basic	NA	$(2.75)	$(1.75)	$(0.93)	$(0.19)	$0.78

Net income/(loss) per share—diluted:
Continuing operations	NA	$(2.73)	$(1.62)	$(0.79)	$(0.19)	$0.75
Discontinued operations	NA	(0.02)	(0.13)	(0.14)	(0.00)	—

Net income/(loss) per share—diluted	NA	$(2.75)	$(1.75)	$(0.93)	$(0.19)	$0.75

Weighted-average ordinary shares outstanding—basic	NA	77,276	144,054	144,066	144,057	166,278
Weighted-average ordinary shares outstanding—diluted	NA	77,276	144,054	144,066	144,057	172,946

	Predecessor (combined)	Sensata Technologies Holding N.V. (consolidated)
(Amounts in thousands)	For the period January 1 to April 26,	For the period April 27 (inception) to December 31,	For the year ended December 31,
	2006	2006	2007	2008	2009	2010
Other Financial Data:
Net cash provided by/(used in):
Operating activities	$40,599	$129,923	$155,278	$47,481	$187,577	$300,046
Investing activities	(16,705)	(3,142,543)	(355,710)	(38,713)	(15,077)	(52,548)
Financing activities	(23,894)	3,097,373	175,736	8,891	(101,748)	97,696
Capital expenditures	16,705	29,630	66,701	40,963	14,959	52,912

	As of December 31,
(Amounts in thousands)	2006	2007	2008	2009	2010
Balance Sheet Data:
Cash and cash equivalents	$84,753	$60,057	$77,716	$148,468	$493,662
Working capital(3)	221,486	161,418	15,663	245,445	609,887
Total assets	3,372,292	3,555,508	3,303,381	3,166,870	3,387,997
Total debt, including capital lease and other financing obligations	2,272,633	2,562,480	2,511,187	2,300,826	1,889,693
Total shareholders’ equity	824,609	566,310	405,332	387,158	1,007,781

(1)	For the year ended December 31, 2010, selling, general and administrative expense includes $18.9 million recorded as a cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 option awards and the related modification, and $22.4 million in fees related to the termination of the advisory agreement with the Sponsors at their option. See “Certain Relationships and Related Party Transactions—Advisory Agreement.”
(2)	Currency translation gain/(loss) and other, net in the period from April 27, 2006 (inception) to December 31, 2006 primarily includes currency translation loss associated with Euro-denominated debt and the deferred payments certificates of $65.5 million. Currency translation gain/(loss) and other, net for the year ended December 31, 2007 primarily includes currency translation loss associated with the Euro-denominated debt of $111.9 million. Currency translation gain/(loss) and other, net for the years ended December 31, 2008, 2009 and 2010 includes gains/(losses) of $15.0 million, $120.1 million, and $(23.5) million, respectively, recognized on repurchases of Senior Notes and Senior Subordinated Notes, as well as currency translation gain/(loss) associated with the Euro-denominated debt of $53.2 million, $(13.6) million and $72.8 million, respectively.
(3)	We define working capital as current assets less current liabilities. Working capital amounts as of December 31, 2006, 2007, 2008 and 2009 have not been recast to include assets designated as held-for-sale during 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help the reader understand our business, financial condition, results of operations, liquidity and capital resources. You should read this discussion in conjunction with “Selected Consolidated and Combined Historical Financial Data,” and our audited consolidated financial statements and the related notes beginning on page F-1 of this prospectus.

The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

Sensata, a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls. We produce a wide range of customized, innovative sensors and controls for mission-critical applications such as thermal circuit breakers in aircraft, pressure sensors in automotive systems, and bimetal current and temperature control devices in electric motors. We believe that we are one of the largest suppliers of sensors and controls in the majority of the key applications in which we compete and that we have developed our strong market position due to our long-standing customer relationships, technical expertise, product performance and quality and competitive cost structure. We compete in growing global market segments driven by demand for products that are safe, energy-efficient and environmentally-friendly. In addition, our long-standing position in emerging markets, including our 15-year presence in China, further enhances our growth prospects. We deliver a strong value proposition to our customers by leveraging an innovative portfolio of core technologies and manufacturing at high volumes in low-cost locations such as China, Mexico, Malaysia and the Dominican Republic.

History

We have a history of innovation dating back to our origins. We operated as a part of Texas Instruments from 1959 until we were acquired as a result of the 2006 Acquisition. Since then, we have expanded our operations in part through the acquisitions of First Technology Automotive in December 2006 and Airpax in July 2007.

Prior to our initial public offering in March 2010, we were a direct, 99% owned subsidiary of Sensata Investment Company S.C.A., a Luxembourg company, which we refer to as “SCA” or “Sensata Investment Co.,” which is owned by investment funds or vehicles advised or managed by Bain Capital, its co-investors and certain members of our senior management. As of January 31, 2011, Sensata Investment Co. owned 64.6% of our outstanding ordinary shares.

We conduct our operations through subsidiary companies, which operate business and product development centers in the United States, the Netherlands and Japan and manufacturing operations in China, South Korea, Malaysia, Mexico, the Dominican Republic and the United States. Many of these companies are the successors to businesses that have been engaged in the sensing and control business since 1916.

Recent Developments

On January 28, 2011, we used cash on hand to complete the acquisition of the Automotive on Board business of Honeywell International Inc. for approximately $140 million, subject to a working capital adjustment and certain transfer taxes. We will refer to the acquired business as Magnetic Speed and Position, which will be integrated into our sensors segment. We acquired this business in order to complement the existing operations of our sensors segment, provide new capabilities in light vehicle speed and position sensing, and expand our presence in emerging markets, particularly in China.

Selected Segment Information

We manage our sensors and controls businesses separately and report their results of operations as two segments for accounting purposes. Set forth below is selected information for each of these business segments for each of the periods presented.

Amounts and percentages in the tables below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add to the totals due to the effect of rounding.

The following table presents net revenue by segment and segment operating income for the following periods:

	For the year ended December 31,
	2008	2009	2010
(Amounts in millions)
Net revenue
Sensors segment	$867.4	$685.1	$969.6
Controls segment	555.3	449.9	570.5

Total	$1,422.7	$1,134.9	$1,540.1

Segment operating income
Sensors segment	$221.9	$201.3	$327.1
Controls segment	136.5	133.9	193.3

Total	$358.3	$335.2	$520.4

The following table presents net revenue by segment as a percentage of total net revenue and segment operating income as a percentage of segment net revenue for the following periods:

	For the year ended December 31,
	2008	2009	2010
Net revenue
Sensors segment	61.0%	60.4%	63.0%
Controls segment	39.0	39.6	37.0

Total	100.0%	100.0%	100.0%

Segment operating income
Sensors segment	25.6%	29.4%	33.7%
Controls segment	24.6%	29.8%	33.9%

For a reconciliation of total segment operating income to profit from operations, see Note 18 to our audited consolidated financial statements included elsewhere in this prospectus.

Factors Affecting Our Operating Results

The following discussion sets forth certain components of our statements of operations as well as factors that impact those items.

Net Revenue

We generate revenue from the sale of sensors and controls products across all major geographic areas. Our net revenue from product sales includes total sales less estimates of returns for product quality reasons and for price allowances. Price allowances include discounts for prompt payment as well as volume-based incentives.

Because we sell our products to end-users in a wide range of industries and geographies, demand for our products is generally driven more by the level of general economic activity rather than conditions in one particular industry or geographic region.

Our overall net revenue is generally impacted by the following factors:

•	fluctuations in overall economic activity within the geographic markets in which we operate;

•	underlying growth in one or more of our core end-markets, either worldwide or in particular geographies in which we operate;

•	the number of sensors and/or controls used within existing applications, or the development of new applications requiring sensors and/or controls;

•	the “mix” of products sold, including the proportion of new or upgraded products and their pricing relative to existing products;

•	changes in product sales prices (including quantity discounts, rebates and cash discounts for prompt payment);

•	changes in the level of competition faced by our products, including the launch of new products by competitors;

•	our ability to successfully develop and launch new products and applications; and

•	fluctuations in exchange rates.

While the factors described above impact net revenue in each of our operating segments, the impact of these factors on our operating segments can differ, as described below. For more information about risks relating to our business, see “Risk Factors—Risk Factors Related To Our Business.”

Cost of Revenue

We manufacture the majority of our products and subcontract only a limited number of products to third parties. As such, our cost of revenue consists principally of the following:

•

Production Materials Costs. Although we purchase much of the materials used in production on a global lowest-cost basis, our production materials costs are affected by global and local market conditions. A portion of our production materials contains metals, such as copper, nickel and aluminum, and precious metals, such as gold and silver, and the costs of these materials may vary with underlying metals pricing. We enter into forward contracts to hedge a portion of our exposure to the potential change in prices associated with these commodities. The terms of these contracts fix the price at a future date for various notional amounts associated with these commodities.

•	Employee Costs. These employee costs include the salary costs and benefit charges for employees involved in our manufacturing operations. These costs generally increase on an aggregate basis as sales and production volumes increase, and may decline as a percent of net revenue as a result of economies of scale associated with higher production volumes. We rely heavily on contract workers in certain geographies.

•	Sustaining Engineering Activity costs. These costs relate to modifications of existing products for use by new customers in familiar applications.

•	Other. Our remaining cost of revenue consists of:

•	customer-related development costs;

•	depreciation of fixed assets;

•	freight costs;

•	warehousing expenses;

•	purchasing costs; and

•	other general manufacturing expenses, such as expenses for energy consumption.

The main factors that influence our cost of revenue as a percent of net revenue include:

•	production volumes—production costs are capitalized in inventory based on normal production volumes; as revenue increases, the fixed portion of these costs does not;

•	transfer of production to our lower cost production facilities;

•

the implementation of cost control measures aimed at improving productivity, including reduction of fixed production costs, refinements in inventory management and the coordination of purchasing within each subsidiary and at the business level;

•

product lifecycles, as we typically incur higher cost of revenue associated with manufacturing over-capacity during the initial stages of product launches and when we are phasing out discontinued products;

•	the increase in the carrying value of the inventory that was adjusted to fair value as a result of the application of purchase accounting associated with acquisitions;

•	depreciation expense, including amounts arising from the adjustment of property, plant and equipment to fair value associated with acquisitions; and

•	changes in the price of raw materials, including certain metals.

Research and Development

Research and development, or “R&D” expenses, consist of costs related to direct product design, development and process engineering. The level of research and development expense is related to the number of products in development, the stage of development process, the complexity of the underlying technology, the potential scale of the product upon successful commercialization and the level of our exploratory research. We conduct such activities in areas we believe will accelerate our longer term net revenue growth. Our basic technologies have been developed through a combination of internal development and third-party efforts (often by parties with whom we have joint development relationships). Our development expense is typically associated with:

•	engineering core technology platforms to specific applications; and

•	improving functionality of existing products.

Costs related to modifications of existing products for use by new customers in familiar applications is accounted for in cost of revenue and not included in research and development expense.

Selling, General and Administrative

Our selling, general and administrative, or “SG&A,” expense consists of all expenditures incurred in connection with the sales and marketing of our products, as well as administrative overhead costs, including:

•

salary and benefit costs for sales personnel and administrative staff, including share-based compensation expense. Expenses relating to our sales personnel generally increase or decrease principally with changes in sales volume due to the need to increase or decrease sales personnel to meet changes in demand. Expenses relating to administrative personnel generally do not increase or decrease directly with changes in sales volume;

•	expense related to the use and maintenance of administrative offices, including depreciation expense;

•	other administrative expense, including expense relating to logistics, information systems and legal and accounting services;

•	general advertising expense;

•	other selling expenses, such as expenses incurred in connection with travel and communications; and

•	transaction costs associated with acquisitions.

Changes in SG&A expense as a percent of net revenue have historically been impacted by a number of factors, including:

•	changes in sales volume, as higher volumes enable us to spread the fixed portion of our administrative expense over higher revenue;

•	changes in the mix of products we sell, as some products may require more customer support and sales effort than others;

•	changes in our customer base, as new customers may require different levels of sales and marketing attention;

•	new product launches in existing and new markets, as these launches typically involve a more intense sales activity before they are integrated into customer applications;

•	customer credit issues requiring increases to the allowance for doubtful accounts; and

•	volume and timing of acquisitions.

Amortization of Intangible Assets and Capitalized Software

Acquisition-related intangible assets are amortized on an economic benefit basis according to the useful lives of the assets. Capitalized software licenses are amortized on a straight-line basis over the term of the license.

Impairment of Goodwill and Intangible Assets

Goodwill and intangible assets are reviewed for impairment on an annual basis unless events or circumstances occur which trigger the need for an earlier impairment review. For the years ended December 31, 2008 and 2009, we recorded impairment charges of $13.2 million and $19.9 million, respectively, associated with the Interconnection reporting unit. No impairment charges were required during fiscal year 2010. We believe that the global economic crisis, economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that led to these impairment charges.

Our revenue and earnings forecasts depend on many factors, including our ability to project customer spending, particularly within the semiconductor industry. Changes in the level of spending in the industry and/or by our customers could result in a change to our forecasts, which, in turn, could result in a future impairment of goodwill and/or intangible assets. See “—Critical Accounting Policies and Estimates” below for more discussion of the key assumptions that are used in the determination of fair value of our reporting units.

Restructuring

Restructuring costs consist of severance, outplacement, other separation benefits, pension settlement and curtailment losses and facilities and other exit costs.

Depreciation Expense

Property, plant and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Property, plant and equipment acquired through the 2006 Acquisition and the acquisitions of the First Technology Automotive and Airpax businesses were “stepped-up” to fair value on the date of the respective business acquisition resulting in a new cost basis for accounting purposes. The amount of the adjustment to the cost basis of these assets as a result of the 2006 Acquisition, the First Technology Automotive acquisition and the Airpax acquisition totaled $57.8 million, $2.2 million and $5.1 million, respectively.

Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Assets held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. These assets are depreciated on a straight-line basis over the shorter of the estimated useful lives or the period of the related lease.

Interest Expense, Net

Interest expense, net consists primarily of interest expense on institutional borrowings, interest rate derivative instruments and capital lease and other financing obligations. Interest expense, net also includes the amortization of deferred financing costs and interest expense on liabilities arising from uncertain tax positions.

Currency Translation Gain and Other, Net

Currency translation gain and other, net includes gains and losses recognized on currency translation, gains and losses recognized on our derivatives used to hedge commodity prices and foreign currency exposures, gains and losses on the disposition of property, plant and equipment and gains and losses on the repurchases of debt. We continue to derive a significant portion of our revenue in markets outside of the United States, primarily Europe and Asia. For financial reporting purposes, the functional currency of all our subsidiaries is the U.S. dollar. In certain instances, we enter into transactions that are denominated in a currency other than the U.S. dollar. At the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in U.S. dollars using the exchange rate in effect at that date. At each balance sheet date, recorded monetary balances denominated in a currency other than the U.S. dollar are adjusted to the U.S. dollar using the current exchange rate with gains or losses recorded in the consolidated statements of operations.

Provision for Income Taxes

We and our subsidiaries are subject to income tax in the various jurisdictions in which we operate. While the extent of our future tax liability is uncertain, the impact of purchase accounting for past and future acquisitions, changes to debt and equity capitalization of our subsidiaries and the realignment of the functions performed and risks assumed by the various subsidiaries are among the factors that will determine the future book and taxable income of the respective subsidiary and Sensata as a whole.

Loss from Discontinued Operations

In December 2008, we announced our intention to discontinue and sell our Automotive Vision sensing business, or “Vision business.” In connection with this announcement, we reclassified to discontinued operations the results from operations of the Vision business and recognized a loss associated with measuring the net assets of the Vision business at fair value less cost to sell and other exit costs, in accordance with ASC Topic 360, Property, Plant, and Equipment.

Effects of Acquisitions and Other Transactions

Purchase Agreement

On April 27, 2006, our indirect wholly-owned subsidiary, Sensata Technologies B.V., completed the 2006 Acquisition, which was effected through a number of its subsidiaries that collectively acquired the assets and assumed the liabilities being transferred. The acquisition structure resulted in significant tax amortization, which has reduced our overall cash tax expense compared to predecessor periods. We also entered into a transition services agreement with Texas Instruments pursuant to which the parties agreed to provide various services to each other in the area of facilities-related services, finance and accounting, human resources, information technology system services, warehousing and logistics and records retention and storage. We ceased relying on these services from Texas Instruments in 2008. The fees for these services were equivalent to the provider’s cost.

Shareholders’ Equity

On March 16, 2010, we completed an initial public offering of our ordinary shares in which we sold 26,315,789 ordinary shares and our existing shareholders and certain employees sold 5,284,211 ordinary shares at a public offering price of $18.00 per share. The net proceeds to us of the initial public offering, excluding $2.5 million of proceeds from the exercise of stock options, totaled approximately $433.5 million after deducting the underwriters’ discounts and commissions and offering expenses. On April 12, 2010, we announced that the underwriters of our initial public offering exercised their option to purchase an additional 4,740,000 ordinary shares from selling shareholders, which included 353,465 ordinary shares obtained by certain selling shareholders through the exercise of stock options to purchase ordinary shares. The sale of the additional ordinary shares closed on April 14, 2010. We did not receive any proceeds from the sale of the additional ordinary shares, other than the proceeds from the exercise of the aforementioned stock options which totaled $2.5 million.

On November 17, 2010, we completed a secondary public offering of our ordinary shares in which our existing shareholders and certain employees sold 23,000,000 ordinary shares at a public offering price of $24.10 per share. The net proceeds to us of this secondary public offering were limited to the proceeds received from the exercise of stock options, which totaled $3.7 million. After that secondary public offering, Sensata Investment Co. owned approximately 64.7% of our ordinary shares.

Our authorized share capital consists of 400,000,000 ordinary shares with a nominal value of €0.01 per share, of which 173,522,647 ordinary shares were issued and 173,510,674 were outstanding as of December 31, 2010. This excludes 399,698 unvested restricted shares. We also have authorized 400,000,000 preference shares with a nominal value of €0.01 per share, none of which are outstanding. At December 31, 2010, there were 317,345 options available for grant under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan and 4,571,500 options available for grant under the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan. In addition, we had 10,088,394 shares available for issuance upon exercise of outstanding options, and 500,000 ordinary shares available for issuance under the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan.

Purchase Accounting

We accounted for the 2006 Acquisition and the acquisitions of First Technology Automotive and Airpax using the purchase method of accounting. As a result, the purchase prices for each of these transactions were allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of each acquisition. The excess of the purchase price over the fair value of assets and liabilities was assigned to goodwill, which is not amortized for accounting purposes, but is subject to testing for impairment at least annually. The application of purchase accounting resulted in an increase in amortization and depreciation expense in the periods subsequent to acquisition relating to our acquired intangible assets and property, plant and equipment. In addition to the increase in the carrying value of property, plant and equipment, we extended the remaining depreciable lives of property, plant and equipment to reflect the estimated remaining useful lives for purposes of calculating periodic depreciation. We also adjusted the value of the inventory to fair value, increasing the costs and expenses recognized upon the sale of this acquired inventory.

On January 28, 2011, we used cash on hand to complete the acquisition of the Automotive on Board business for approximately $140 million, subject to a working capital adjustment and certain transfer taxes. We have not yet completed our allocation of the purchase price to the fair value of the assets acquired and the liabilities assumed.

Increased Leverage

We are a highly leveraged company and our interest expense increased significantly in the periods following the consummation of the 2006 Acquisition and the acquisitions of First Technology Automotive and Airpax. While our interest expense declined in 2009 and 2010, it continues to represent a significant percentage of our results of operations. A portion of our debt has a variable interest rate. We have utilized interest rate swaps, interest rate collars and interest rate caps to hedge the effect of variable interest rates. Refer to “Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk,” for more information regarding our hedging activities. In addition, a portion of our debt and the related interest is denominated in Euros, subjecting us to changes in foreign currency rates. We monitor our exposures to these foreign currency risks and generally employ operating and financing activities to offset these exposures where appropriate. Refer to “Quantitative and Qualitative Disclosures About Market Risk—Foreign Currency Risk,” for more information regarding our activities to mitigate these risks. Our large amount of indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities since a substantial portion of our cash flow from operations will be dedicated to the servicing of our debt, and this may place us at a competitive disadvantage as some of our competitors are less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general. See “Risk Factors.”

Critical Accounting Policies and Estimates

Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements. These financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in the financial statements. We base our estimates on historical experiences and assumptions believed to be reasonable under the circumstances and re-evaluate them on an ongoing basis. Those estimates form the basis for our judgments that affect the amounts reported in the financial statements. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 2 to our audited consolidated financial statements that appear elsewhere in this prospectus.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its most significant estimates and assumptions used in the preparation of the consolidated financial statements.

Revenue Recognition

We recognize revenue in accordance with ASC Topic 605, Revenue Recognition. Revenue and related cost of revenue from product sales are recognized when the significant risks and rewards of ownership have been transferred, title to the product and risk of loss transfers to our customers and collection of sales proceeds is reasonably assured. Based on the above criteria, revenue is generally recognized when the product is shipped from our warehouse or, in limited instances, when it is received by the customer depending on the specific terms of the arrangement. Product sales are recorded net of trade discounts (including volume and early payment incentives), sales returns, value-added tax and similar taxes. Fees charged to our customers for shipping and handling are recorded in revenue. Shipping and handling costs are included in cost of revenue. Sales to customers generally include a right of return for defective or non-conforming product. Sales returns have not historically been significant to our net revenue and have been within our estimates.

Many of our products are designed and engineered to meet customer specifications. These activities and the testing of our products to determine compliance with those specifications occur prior to any revenue being recognized. Products are then manufactured and sold to customers. Customer arrangements do not involve post-installation or post-sale testing and acceptance.

Impairment of Goodwill and Intangible Assets

Identification of reporting units. We have four reporting units: Sensors, Electrical Protection, Power Protection and Interconnection. These reporting units have been identified based on the definitions and guidance provided in ASC Topic 350, Intangibles—Goodwill and Other (“ASC 350”), which considers, among other things, the manner in which we operate our business and the availability of discrete financial information. We periodically review these reporting units to ensure that they continue to reflect the manner in which the business is operated. As businesses are acquired, we assign them to an existing reporting unit or create a new reporting unit.

Assignment of assets, liabilities and goodwill to each reporting unit. Assets acquired and liabilities assumed are assigned to a reporting unit as of the date of acquisition. In the event we reorganize our business, we reassign the assets (including goodwill) and liabilities among the affected reporting units. Some assets and liabilities relate to the operations of multiple reporting units. We allocate these assets and liabilities to the reporting units based on methods that we believe are reasonable and supportable. We apply that allocation method on a consistent basis from year to year. We view some assets and liabilities, such as cash and cash equivalents, our corporate offices, debt and deferred financing costs as being corporate in nature. Accordingly, we do not assign these assets and liabilities to our reporting units.

Accounting policies relating to goodwill and the goodwill impairment test. Businesses acquired are recorded at their fair value on the date of acquisition. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recognized as goodwill. As of December 31, 2010, goodwill and other intangible assets totaled $1,529.0 million and $723.1 million, respectively, or approximately 45.1% and 21.3% of our total assets, respectively.

In accordance with ASC 350, goodwill and intangible assets determined to have an indefinite useful life are not amortized. Instead, these assets are evaluated for impairment on an annual basis and whenever events or business conditions change that could more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. Our judgments regarding the existence of impairment indicators are based on several factors, including the performance of the end-markets served by our customers as well as the actual financial performance of our reporting units and their respective financial forecasts over the long-term. We perform our annual evaluation of goodwill and other intangible assets for impairment in the fourth quarter of each fiscal year.

The first step of our annual evaluation is to compare the estimated fair value of our reporting units to their respective carrying values to determine whether there is an indicator of potential impairment. If the carrying amount of a reporting unit exceeds its estimated fair value, we conduct a second step, in which we calculate the implied fair value of goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the calculated implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets such as the assembled workforce) as if the reporting unit had been acquired in a business combination at the date of assessment and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Estimated fair value for each reporting unit. In connection with our 2010 annual impairment review, we estimated the fair value of our reporting units using the discounted cash flow method. For this method, we prepared detailed annual projections of future cash flows for each reporting unit for fiscal years 2011 through 2015, the “Discrete Projection Period.” We estimated the value of the cash flows beyond fiscal year 2015, or the “Terminal Year,” by applying a multiple to the projected fiscal year 2015 EBITDA. The cash flows from the Discrete Projection Period and the Terminal Year were discounted at an estimated weighted-average cost of capital appropriate for each reporting unit. The estimated weighted-average cost of capital was derived, in part, from comparable companies appropriate to each reporting unit. We believe that our procedures for estimating discounted future cash flows, including the Terminal Year valuation were reasonable and consistent with accepted valuation practices.

We also estimated the fair value of our reporting units using the guideline company method. Under this method we performed an analysis to identify a group of publicly-traded companies that were comparable to each reporting unit. We calculated an implied EBITDA multiple (e.g., invested capital/ EBITDA) for each of the guideline companies and selected either the high, low or average multiple depending on various facts and circumstances surrounding the reporting unit and applied it to that reporting units’ trailing twelve month EBITDA. Although we estimate the fair value of our reporting units using the guideline method, we do so for corroborative purposes, and place primary weight on the discounted cash flow method.

The preparation of the long-range forecasts, the selection of the discount rates and the estimation of the multiples used in valuing the Terminal Year involve significant judgments. Changes to these assumptions could affect the estimated fair value of our reporting units and could result in a goodwill impairment charge in a future period.

Goodwill impairment. During the fourth quarter of 2008, we determined that goodwill associated with the Interconnection reporting unit was impaired and recorded a charge of $13.2 million in the consolidated statements of operations. During the first quarter of 2009, we determined that goodwill associated with the

Interconnection reporting unit had become further impaired and recorded a charge of $5.3 million. We believe that the global economic crisis, the economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that led to the impairment of goodwill. We believe that the global economic crisis and the economic conditions within the semiconductor end-market worsened from the fourth quarter of 2008 to the first quarter of 2009, leading to the second impairment charge.

The fair value and carrying value of the Interconnection reporting unit after the impairment charges in the first quarter of 2009 were $15.1 million and $14.1 million, respectively. The fair value and carrying value of the Interconnection reporting unit as of October 1, 2009 were $26.7 million and $14.7 million, respectively. Our financial performance changed significantly during 2009. For example, our net revenue during the quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 was $239.0 million, $255.4 million, $302.5 million and $338.1 million, respectively. We believe these changes generally follow the pattern of the performance in the various end-markets served by our customers.

During the quarter ended December 31, 2010, we evaluated our goodwill for impairment and determined that the fair values of the reporting units exceeded their carrying values on that date. Should certain assumptions used in the development of the fair values of our reporting units change, we may be required to recognize additional goodwill impairments. The estimated fair values of the Sensors, Electrical Protection, Power Protection and Interconnection reporting units used in those analyses exceeded their carrying values by approximately 215%, 180%, 60% and 190%, respectively.

We did not prepare updated interim goodwill impairment analyses as of December 31, 2010 for any reporting unit, as we believed, based on our financial performance during the fourth quarter of 2010, the financial forecasts and the improvement in the global economy and the end-markets our customers serve, that there were no indicators of potential impairments.

Types of events that could result in a goodwill impairment. As noted above, the preparation of the long-range forecasts, the selection of the discount rates and the estimation of the multiples or long-term growth rates used in valuing the Terminal Year involve significant judgments. Changes to these assumptions could affect the estimated fair value of our reporting units and could result in a goodwill impairment charge in a future period. We believe that a “double-dip” in the global economy, a scenario in which there is a short period of growth following the bottom of a recession, followed immediately by another sharp decline that results in another recession could require us to revise our long-term projections and could reduce the multiples applied to the Terminal Year value. Such revisions could result in a goodwill impairment charge in the future.

Indefinite-lived intangible assets. We perform an annual impairment review of our indefinite-lived intangible assets unless events occur which trigger the need for an earlier impairment review. The impairment review requires management to make assumptions about future conditions impacting the value of the indefinite-lived intangible assets, including projected growth rates, cost of capital, effective tax rates, royalty rates, market share and other items. During the fourth quarter of 2010, we evaluated our indefinite-lived intangible assets for impairment and determined that the fair values of the indefinite-lived trade names exceeded their carrying values at that time. Should certain assumptions used in the development of the fair value of our indefinite-lived intangible assets change, we may be required to recognize impairments of these intangible assets.

Definite-lived intangible assets. Reviews are regularly performed to determine whether facts or circumstances exist that indicate the carrying values of our definite-lived intangible assets are impaired. The recoverability of these assets is assessed by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. If the sum of the projected undiscounted net cash flows falls below the carrying value of the assets, the impairment charge is based on the excess of the carrying amount over the fair value of those assets. We determine fair value by using the appropriate income approach valuation methodology depending on the nature of the intangible asset. During the first quarter of 2009, we determined that certain intangible assets associated with the Interconnection reporting unit were impaired, and we recorded a charge of $14.6 million. We believe that the global economic crisis, the economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that led to the impairment of intangible assets.

Impairment of long-lived assets. We periodically re-evaluate carrying values and estimated useful lives of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the related assets may not be recoverable. We use estimates of undiscounted cash flows from long-lived assets to determine whether the carrying value of such assets is recoverable over the assets’ remaining useful lives. These estimates include assumptions about future conditions within us and the industry. If an asset is determined to be impaired, the impairment is the amount by which the carrying value of the asset exceeds its fair value. These evaluations are performed at a level where discrete cash flows may be attributed to either an individual asset or a group of assets.

Income Taxes

As part of the process of preparing our financial statements, we are required to estimate our provision for income taxes in each of the jurisdictions in which we operate. This involves estimating our actual current tax exposure, including assessing the risks associated with tax audits, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and record a valuation allowance to reduce the deferred tax assets to an amount that, in our judgment, is more likely than not to be recovered.

Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. The valuation allowance is based on our estimates of future taxable income and the period over which we expect the deferred tax assets to be recovered. Our assessment of future taxable income is based on historical experience and current and anticipated market and economic conditions and trends. In the event that actual results differ from these estimates or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our consolidated financial position and results of operations.

Pension and Post-Employment Benefit Plans

We sponsor various pension and post-employment benefit plans covering our employees in several countries. The estimates of our obligations and related expense of these plans recorded in our financial statements are based on certain assumptions. The most significant assumptions relate to the discount rate, expected return on plan assets and rate of increase in healthcare costs. Other assumptions used include employee demographic factors such as compensation rate increases, retirement patterns, employee turnover rates and mortality rates. These assumptions are updated annually by us. The difference between these assumptions and actual experience results in the recognition of an asset or liability. If total net actuarial (gain)/loss exceeds a threshold of 10% of the greater of the projected benefit obligation or the market related value of plan assets, it is subject to amortization and recorded as a component of net periodic pension cost over the average remaining service lives of the employees participating in the benefit plan.

The discount rate reflects the current rate at which the pension and other post-retirement liabilities could be effectively settled considering the timing of expected payments for plan participants. It is used to discount the estimated future obligations of the plans to the present value of the liability reflected in our financial statements. In estimating this rate, we consider rates of return on high-quality fixed income investments included in various published bond indexes, adjusted to eliminate the effect of call provisions and differences in the timing and amounts of cash outflows related to the bonds.

To determine the expected return on plan assets, we considered the historical returns earned by similarly invested assets, the rates of return expected on plan assets in the future and our investment strategy and asset mix with respect to the plans’ funds.

The rate of increase in healthcare costs directly impacts the estimate of our future obligations in connection with our post-employment medical benefits. Our estimate of healthcare cost trends is based on historical increases in healthcare costs under similarly designed plans, the level of increase in healthcare costs expected in the future and the design features of the underlying plans.

Share-Based Payment Plans

ASC Topic 718, Compensation—Stock Compensation (“ASC 718”) requires that a company measure at fair value any new or modified share-based compensation arrangements with employees, such as stock options and restricted stock units, and recognize the fair value as compensation expense over the requisite service period.

Prior to our initial public offering, our outstanding option awards were generally divided into three tranches. The first tranche is subject to time vesting. The second and third tranches are subject to time-based vesting and, additionally, the completion of a liquidity event that results in specified returns on the Sponsors’ investment. During the third quarter of 2009, Tranche 3 options were converted to Tranche 2 options. During the first quarter of 2010, we completed our initial public offering, which converted all Tranche 2 and 3 options to time-based vesting only.

The fair value of the Tranche 1 options are estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Key assumptions used in estimating the grant-date fair value of these options are as follows: the fair value of the ordinary shares, dividend yield, expected volatility, risk-free interest rate and expected term. The expected term of the time vesting options was based on the “simplified” methodology prescribed by the Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”), in which the expected term is determined by computing the mathematical mean of the average vesting period and the contractual life of the options. We utilize the simplified method for options granted due to the lack of historical exercise data necessary to provide a reasonable basis upon which to estimate the term. Also, because of our lack of history as a public company, we consider the historical and implied volatility of publicly-traded companies within our industry when selecting the appropriate volatility to apply to the options. Ultimately, we utilize the implied volatility to calculate the fair value of the options as it provides a forward-looking indication and may offer insight into expected industry volatility. The risk-free interest rate is based on the yield for a U.S. Treasury security having a maturity similar to the expected life of the related grant. The forfeiture rate is based on our estimate of forfeitures by plan participants based on historical forfeiture rates. The dividend yield is based on management’s judgment with input from our board of directors.

Since completion of our initial public offering in March 2010, we have valued ordinary shares in connection with the issuance of share-based payment awards using the closing price of our stock on the New York Stock Exchange on the date of grant. Prior to our stock being traded on the New York Stock Exchange, we relied on valuation analyses that utilized a combination of the discounted cash flow method and the guideline company method to determine the fair value of our ordinary shares in connection with our awards granted in September and December 2009. For our other awards granted prior to our stock being traded on the New York Stock Exchange, we relied solely on the discounted cash flow method. The assumptions required by these valuation methods involved the use of significant judgments and estimates. For the discounted cash flow method, we prepared detailed annual projections of future cash flows over a period of five fiscal years, or the “Discrete Projection Period.” We estimated the total value of the cash flow beyond the final fiscal year (the “Terminal Year”) by applying a multiple to our Terminal Year EBITDA. The cash flows from the Discrete Projection Period and the Terminal Year were discounted at an estimated weighted-average cost of capital. The estimated weighted-average cost of capital was derived, in part, from the median capital structure of comparable companies within similar industries. We believe that our procedures for estimating discounted future cash flows, including the Terminal Year valuation, were reasonable and consistent with accepted valuation practices. For the guideline company method, we performed an analysis to identify a group of publicly-traded companies that were comparable to us. Many of our competitors are smaller, privately-held companies or divisions within large publicly-traded companies. Therefore, in order to develop market-based multiples, we used data from publicly-traded companies that we believe operate in industries similar to our own. We calculated an implied EBITDA multiple (e.g., enterprise value/EBITDA) for each of the guideline companies and selected the high multiple to apply to our projected EBITDA for the next fiscal year. Because the resulting enterprise value under this guideline company method had generally been within 10% of the enterprise value under the discounted cash flow method, we utilized the average of the two methods to determine the fair value of the ordinary shares. In addition, we applied a marketability discount to the implied value of equity. We believe that this approach is consistent with the principles and guidance set forth in the 2004 AICPA Practice Aid on Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

During 2009, we amended our First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan to increase the ordinary shares reserved for issuance and to change the vesting rules by changing the performance measure of Tranche 3 options to equal that of the Tranche 2 options, effectively converting the Tranche 3 options to Tranche 2 options. See “Executive Compensation—Components of Compensation—Equity Compensation” for further discussion of our share-based payment plans.

Results of Operations

The table below presents our historical results of operations in millions of dollars and as a percent of net revenue. We have derived the statements of operations for the years ended December 31, 2008, 2009 and 2010 from the audited consolidated financial statements included elsewhere in this prospectus. Amounts and percentages in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add to the totals due to the effect of rounding.

	For the year ended December 31,
	2008		2009		2010
(Amounts in millions)	Amount	Percent of Revenue	Amount	Percent of Revenue	Amount	Percent of Revenue
Net revenue:
Sensors segment	$867.4	61.0%	$685.1	60.4%	$969.6	63.0%
Controls segment	555.3	39.0	449.9	39.6	570.5	37.0

Net revenue	1,422.7	100.0	1,134.9	100.0	1,540.1	100.0
Operating costs and expenses:
Cost of revenue	951.8	66.9	742.1	65.4	948.1	61.6
Research and development	38.3	2.7	16.8	1.5	24.7	1.6
Selling, general and administrative	166.6	11.7	127.0	11.2	194.6	12.6
Amortization of intangible assets and capitalized software	148.8	10.5	153.1	13.5	144.5	9.4
Impairment of goodwill and intangible assets	13.2	0.9	19.9	1.8	—	—
Restructuring	24.1	1.7	18.1	1.6	(0.1)	(0.0)

Total operating costs and expenses	1,342.7	94.4	1,076.9	94.9	1,311.7	85.2

Profit from operations	80.0	5.6	58.1	5.1	228.3	14.8
Interest expense	(197.8)	(13.9)	(150.6)	(13.3)	(106.4)	(6.9)
Interest income	1.5	0.1	0.6	0.1	1.0	0.1
Currency translation gain and other, net	55.5	3.9	107.7	9.5	45.4	2.9

(Loss)/income from continuing operations before income taxes	(60.9)	(4.3)	15.8	1.4	168.4	10.9
Provision for income taxes	53.5	3.8	43.0	3.8	38.3	2.5

(Loss)/income from continuing operations	(114.4)	(8.0)	(27.3)	(2.4)	130.1	8.4
Loss from discontinued operations	(20.1)	(1.4)	(0.4)	—	—	—

Net (loss)/income	$(134.5)	(9.5)%	$(27.7)	(2.4)%	$130.1	8.4%

Year Ended December 31, 2010 (“fiscal year 2010”) Compared to the Year Ended December 31, 2009 (“fiscal year 2009”)

Net revenue

Net revenue for fiscal year 2010 increased $405.1 million, or 35.7%, to $1,540.1 million from $1,134.9 million for fiscal year 2009. Net revenue increased 36.9% due to higher volumes, partially offset by a decrease of 0.9% due to pricing and 0.3% due to unfavorable foreign exchange rates, primarily the U.S. dollar to Euro exchange rate. The increase in volumes was due primarily to growth in our mature markets of 16.0%, growth in content of 10.1%, growth in our emerging markets (primarily China) of 6.9% and inventory replenishment of 4.4%, partially offset by a 0.5% reduction due to other miscellaneous factors.

Sensors business segment net revenue for fiscal year 2010 increased $284.5 million, or 41.5%, to $969.6 million from $685.1 million for fiscal year 2009. Sensors net revenue increased 43.8% due to higher volumes, partially offset by decreases of 1.6% due to pricing and 0.7% due to the effect of unfavorable foreign exchange rates, primarily the U.S. dollar to Euro exchange rate.

Controls business segment net revenue for fiscal year 2010 increased $120.6 million, or 26.8%, to $570.5 million from $449.9 million for fiscal year 2009. Controls net revenue increased 26.4% due to higher volumes, 0.3% due to pricing and 0.1% due to favorable foreign exchange rates.

Cost of revenue

Cost of revenue for fiscal year 2010 was $948.1 million, or 61.6% of net revenue, compared to $742.1 million, or 65.4% of net revenue, for fiscal year 2009. Cost of revenue increased primarily due to the increase in unit volumes sold. Cost of revenue decreased as a percentage of net revenue primarily due to cost savings initiatives resulting from the various restructuring activities implemented during the second half of fiscal year 2008 and fiscal year 2009, and the leverage effect of higher volumes on certain fixed manufacturing costs. Depreciation expense for fiscal years 2010 and 2009 was $38.6 million and $48.4 million, respectively, of which $34.8 million and $44.7 million, respectively, was included in cost of revenue.

Research and development expense

Research and development expense increased $7.9 million, or 46.8%, to $24.7 million, or 1.6% of net revenue in fiscal year 2010, from $16.8 million, or 1.5% of net revenue in fiscal year 2009. We have continued to increase research and development spending across various areas to continue developing innovative solutions for our customers.

Selling, general and administrative expense

SG&A expense for fiscal year 2010 was $194.6 million, or 12.6% of net revenue compared to $127.0 million, or 11.2% of net revenue for fiscal year 2009. SG&A expense increased primarily due to $22.4 million of expense associated with the termination of the advisory agreement with the Sponsors at their election upon completion of our initial public offering, $18.9 million of stock compensation expense associated with the performance vesting of the Tranche 2 and 3 option awards, both of which occurred in March 2010, an $11.5 million increase in incentive compensation, and $3.2 million in costs associated with the acquisition of the Automotive on Board business.

Amortization of intangible assets and capitalized software

Amortization expense associated with intangible assets and capitalized software for fiscal year 2010 was $144.5 million, or 9.4% of net revenue, compared to $153.1 million, or 13.5% of net revenue for fiscal year 2009. The decrease in amortization expense reflects the pattern in which the economic benefits of the intangible assets are being realized.

Impairment of goodwill and intangible assets

During 2010, no impairment charges were required related to goodwill and other intangible assets. In the fourth quarter of 2010, we estimated that the fair value of the Sensors, Electrical Protection, Power Protection and Interconnection reporting units (as of October 1, 2010) exceeded their carrying values by approximately 215%, 180%, 60% and 190%, respectively. We did not update the goodwill impairment analysis through December 31, 2010 as we believe that our financial performance, future projections, and the global economy provide sufficient evidence that there were no indicators of impairment between the time our annual test was performed and December 31, 2010.

During 2009, we recorded a $19.9 million impairment charge related to goodwill and intangible assets associated with our Interconnection reporting unit. See Note 5, “Goodwill and Other Intangible Assets,” in our audited consolidated financial statements included elsewhere in this prospectus for more detailed discussion of this impairment. See “—Critical Accounting Policies and Estimates” for more discussion of the key assumptions that are used in the determination of fair value of our reporting units.

Restructuring

Restructuring charges decreased by $18.2 million to $(0.1) million in fiscal year 2010 from $18.1 million in fiscal year 2009. Beginning in the second half of fiscal year 2008 and continuing into fiscal year 2009, we implemented several restructuring activities in order to reduce costs given the decline in our net revenue, activities which are referred to as the “2008 Plan”. These activities consisted of reducing the workforce in our business centers and manufacturing facilities throughout the world and moving certain manufacturing operations to low-cost countries. Restructuring charges associated with the 2008 Plan totaled $18.3 million for fiscal year 2009 and consisted of $12.9 million related to severance, $4.8 million related to pension settlement, curtailment and other related charges, and $0.6 million related to other exit costs.

The decrease in charges in 2010 is primarily due to the fact that the 2008 Plan activity was substantially completed in 2009. However, in 2010 we recorded approximately $1.1 million in charges that represented the termination of a limited number of employees located in various business centers and facilities throughout the world, but which we did not consider to be the initiation of a larger restructuring program. These charges were offset by a reversal of prior restructuring accruals related to the assignment of the Farnborough lease at better-than-expected rates and to the expiration of underutilized termination benefits (tuition assistance, job placement services, etc.).

Interest expense

Interest expense was $106.4 million for fiscal year 2010 compared to $150.6 million for fiscal year 2009. Interest expense decreased primarily due to a reduction of principal balances related to the repurchase of the Senior Notes and the Senior Subordinated Notes in April 2009, March 2010 and May 2010, as well as lower average interest rates on the U.S. dollar and Euro term loan facilities.

Interest expense for fiscal year 2010 consisted primarily of $80.5 million on our outstanding debt, $11.6 million associated with our outstanding derivative instruments, $8.6 million in amortization of deferred financing costs, $3.6 million associated with capital lease and other financing obligations and $1.0 million on line of credit and revolving credit facility fees.

Interest expense for fiscal year 2009 consisted primarily of $120.8 million on our outstanding debt, $14.6 million associated with our outstanding derivative instruments, $9.1 million in amortization of deferred financing costs, $3.7 million of interest associated with capital lease and other financing obligations and $1.6 million on line of credit and revolving credit facility fees.

Interest income

Interest income for fiscal years 2010 and 2009 was $1.0 million and $0.6 million, respectively.

Currency translation gain and other, net

Currency translation gain and other, net was $45.4 million for fiscal year 2010 compared to $107.7 million for fiscal year 2009. Currency translation gain and other, net for fiscal year 2010 consisted primarily of currency gains of $72.8 million resulting from the re-measurement of our foreign currency denominated debt and net gains of $9.1 million associated with our commodity forward contracts, partially offset by losses of $23.5 million resulting from the extinguishment of debt, net currency losses of $7.3 million resulting from the re-measurement of net monetary assets denominated in foreign currencies, and losses of $5.2 million related to the write-off of tax indemnification assets and other tax-related items.

Currency translation gain and other, net for fiscal year 2009 consisted primarily of gains of $120.1 million resulting from the extinguishment of debt, net gains of $2.6 million associated with our commodity forward contracts and net currency gains of $0.3 million resulting from the re-measurement of net monetary assets denominated in foreign currencies. Currency translation gain and other, net for fiscal year 2009 also included currency losses of $13.6 million resulting from the re-measurement of our foreign currency denominated debt and an impairment loss of $1.7 million associated with our manufacturing facilities classified as held for sale.

Provision for income taxes

Provision for income taxes for fiscal years 2010 and 2009 totaled $38.3 million and $43.0 million, respectively. Our current tax provision relates primarily to our profitable operations in foreign tax jurisdictions and withholding taxes on interest and royalty income. Our deferred tax expense relates primarily to amortization of tax deductible goodwill, withholding taxes on subsidiary earnings and other temporary book to tax differences. Additionally, during the fourth quarter of 2010, based upon an analysis of our cumulative history of Japan earnings over a twelve-quarter period and an assessment of our expected future results of operations, we determined that it had become more-likely-than-not that we would be able to realize our Japan net operating loss carry-forward tax assets prior to their expiration. As a result, during the fourth quarter of 2010, we released the valuation allowance related to our Japan deferred tax assets resulting in a net benefit in our deferred tax expense of approximately $18.5 million.

Year Ended December 31, 2009 (“fiscal year 2009”) Compared to the Year Ended December 31, 2008 (“fiscal year 2008”)

Net revenue

Net revenue for fiscal year 2009 decreased $287.7 million, or 20.2%, to $1,134.9 million from $1,422.7 million for fiscal year 2008. Net revenue decreased 18.5% due to a reduction in volume, 1.1% due to unfavorable foreign currency exchange rates, primarily the U.S. dollar to Euro exchange rate, and 0.6% due to pricing. Sales during fiscal year 2009 benefited from government incentive programs, such as the “Car Allowance Rebate System” in the U.S. and the “New Countryside Initiative” in China.

Sensors business segment net revenue for fiscal year 2009 decreased $182.3 million, or 21.0%, to $685.1 million from $867.4 million for fiscal year 2008. Sensors net revenue decreased 18.2% due to lower volumes, 1.3% due to unfavorable foreign exchange rates, primarily the U.S. dollar to Euro exchange rate, and 1.5% due to pricing. The decrease in volumes was due to the deterioration in the global economy and the automotive end-market, which began during the second half of fiscal year 2008 and continued during fiscal year 2009.

Controls business segment net revenue for fiscal year 2009 decreased $105.4 million, or 19.0%, to $449.9 million from $555.3 million for fiscal year 2008. Controls net revenue decreased 19.1% due to lower volumes and 0.7% due to unfavorable foreign exchange rates, primarily the U.S. dollar to Euro exchange rate, partially offset by an increase of 0.8% due to higher pricing. The decrease in volumes was also due to the deterioration in the global economy and certain end-markets, such as heating, ventilation and air-conditioning, lighting and appliances, which began during the second half of fiscal year 2008 and continued during fiscal year 2009.

Cost of revenue

Cost of revenue for fiscal years 2009 and 2008 was $742.1 million and $951.8 million, respectively. Cost of revenue decreased primarily due to lower revenue and cost savings initiatives resulting from the various restructuring activities implemented during the second half of fiscal year 2008 and continuing into fiscal year 2009. Depreciation expense for fiscal years 2009 and 2008 was $48.4 million and $51.4 million, respectively, of which $44.7 million and $47.7 million, respectively, was included in cost of revenue. Cost of revenue as a percentage of net revenue for fiscal years 2009 and 2008 was 65.4% and 66.9%, respectively. Cost of revenue as a percentage of net revenue decreased due primarily to the cost saving initiatives described above.

Research and development expense

Research and development expense for fiscal years 2009 and 2008 was $16.8 million and $38.3 million, respectively. Research and development expense as a percentage of net revenue for fiscal years 2009 and 2008 was 1.5% and 2.7%, respectively. The decrease in research and development expense and as a percentage of net revenue was due to a reduction in headcount and other spending resulting from various restructuring and other cost reduction activities.

Selling, general and administrative expense

SG&A expense for fiscal years 2009 and 2008 was $127.0 million and $166.6 million, respectively. SG&A expenses decreased primarily due to the cost savings resulting from the restructuring activities that were implemented during the second half of fiscal year 2008 and in fiscal year 2009, as well as other cost reduction measures in response to global economic conditions. SG&A expense as a percentage of net revenue for fiscal years 2009 and 2008 was 11.2% and 11.7%, respectively. SG&A expense as a percentage of net revenue decreased primarily due to the cost saving measures described above.

Amortization of intangible assets and capitalized software

Amortization expense associated with intangible assets and capitalized software for fiscal years 2009 and 2008 was $153.1 million and $148.8 million, respectively. The increase in amortization expense reflects the pattern in which the economic benefits of the intangible assets are being realized. Amortization expense as a percentage of net revenue was 13.5% and 10.5% for fiscal years 2009 and 2008, respectively. The increase in amortization expense as a percentage of net revenue was due to the increase in amortization expense described above, combined with the decrease in net revenue.

Impairment of goodwill and intangible assets

Impairment of goodwill and intangible assets for fiscal years 2009 and 2008 was $19.9 million and $13.2 million, respectively. These charges relate to the Interconnection reporting unit as discussed in more detail in Note 5, “Goodwill and Other Intangible Assets,” in our audited consolidated financial statements included elsewhere in this prospectus.

We attribute these impairment charges to the global economic crisis, economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market. See “—Critical Accounting Policies and Estimates” for more discussion of the key assumptions that are used in the determination of fair value of our reporting units.

In the fourth quarter of 2009, we estimated that the fair values of the Sensors, Electrical Protection, Power Protection and Interconnection reporting units (as of October 1, 2009) exceeded their carrying values by approximately 145%, 115%, 25% and 80%, respectively.

Restructuring

Restructuring charges for fiscal years 2009 and 2008 were $18.1 million and $24.1 million, respectively. Beginning in the second half of fiscal year 2008 and continuing into fiscal year 2009, we implemented the 2008 Plan, which consisted of reducing the workforce in our business centers and manufacturing facilities throughout the world and moving certain manufacturing operations to low-cost countries. Restructuring charges associated with the 2008 Plan totaled $18.3 million for fiscal year 2009 and consisted of $12.9 million related to severance, $4.8 million related to pension settlement, curtailment and other related charges, and $0.6 million related to other exit costs. In addition, in fiscal year 2009, we recognized a credit of $0.2 million in our consolidated statement of operations associated with certain facility exit costs related to the First Technology Automotive Plan.

Interest expense

Interest expense for fiscal years 2009 and 2008 was $150.6 million and $197.8 million, respectively. Interest expense for fiscal year 2009 consisted primarily of $120.8 million of interest expense on our outstanding debt, $14.6 million of interest associated with our outstanding derivative instruments, $9.1 million of amortization of deferred financing costs, $3.7 million of interest associated with our capital lease and other financing obligations and $1.6 million of interest on line of credit and revolving credit facility fees.

Interest expense for fiscal year 2008 consisted primarily of $177.1 million of interest expense on our outstanding debt, $10.7 million of amortization of deferred financing costs, $4.9 million of interest associated with our outstanding derivative instruments, $3.3 million of interest associated with our capital lease and other financing obligations, and $1.3 million of interest on line of credit and revolving credit facility fees.

Interest income

Interest income for fiscal years 2009 and 2008 was $0.6 million and $1.5 million, respectively.

Currency translation gain and other, net

Currency translation gain and other, net for fiscal years 2009 and 2008 was $107.7 million and $55.5 million, respectively. Currency translation gain and other, net for fiscal year 2009 consisted primarily of gains of $120.1 million resulting from the extinguishment of debt, net gains of $2.6 million associated with our commodity forward contracts and net currency gains of $0.3 million resulting from the re-measurement of net monetary assets denominated in foreign currencies. These gains were partially offset by currency losses of $13.6 million resulting from the re-measurement of our foreign currency denominated debt and an impairment loss of $1.7 million associated with our manufacturing facilities classified as held for sale.

Currency translation gain and other, net for fiscal year 2008 consisted primarily of currency gains of $53.2 million resulting from the re-measurement of our foreign currency denominated debt and gains of $15.0 million resulting from the extinguishment of debt, partially offset by losses of $8.3 million associated with our commodity forward contracts and net currency losses of $5.0 million resulting from the re-measurement of net monetary assets denominated in foreign currencies.

Provision for income taxes

Provision for income taxes for fiscal years 2009 and 2008 totaled $43.0 million and $53.5 million, respectively. Our tax provision consists of current tax expense which relates primarily to our profitable operations in foreign tax jurisdictions and deferred tax expense which relates primarily to amortization of tax deductible goodwill. Several factors contributed to the decrease in our income tax provision for fiscal year 2009 as compared to fiscal year 2008 including the composition of income and loss among jurisdictions and a tax benefit related to the goodwill impairment recorded during the first quarter of 2009.

Loss from discontinued operations

Loss from discontinued operations for fiscal years 2009 and 2008 totaled $0.4 million and $20.1 million, respectively.

Other Important Performance Measures

We present Adjusted Net Income in this prospectus to provide investors with a supplemental measure of our operating performance. We believe that Adjusted Net Income is a useful performance measure and is used by our management, board of directors and investors. Management uses Adjusted Net Income as a measure of operating performance, for planning purposes (including the preparation of our annual operating budget), to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies, and in communications with our board of directors and investors concerning our financial performance. We believe investors and securities analysts also use Adjusted Net Income in their evaluation of our performance and the performance of companies similar to us. Adjusted Net Income is a non-GAAP financial measure.

We define Adjusted Net Income as net income/(loss) excluding acquisition, integration and financing costs and other significant costs (as outlined below); impairment of goodwill and intangible assets; severance and other termination costs associated with downsizing; stock compensation expense; management fees; costs related to our initial public offering; (gain)/loss on extinguishment of debt; currency translation (gain)/loss on debt and (gain)/loss on related hedges; amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets; deferred income tax and other tax expense; amortization expense of deferred financing costs; interest expense related to uncertain tax positions; and other costs or gains.

Many of these adjustments to net income/(loss) relate to a series of strategic initiatives developed by our management and our Sponsors following the 2006 Acquisition aimed at better positioning us for future revenue growth and an improved cost structure. These initiatives have been modified from time to time to reflect changes in overall market conditions and the competitive environment facing our business. These initiatives included, among other items, acquisitions, divestitures, restructurings of certain operations and various financing transactions. We describe these and other costs in more detail below.

The use of Adjusted Net Income has limitations and you should not consider this performance measure in isolation from, or as an alternative to, U.S. GAAP measures such as net income/(loss).

The following table provides a reconciliation to Adjusted Net Income from net (loss)/income, the most directly comparable financial measure presented in accordance with U.S. GAAP, for the periods presented:

	(unaudited)
	For the year ended December 31,
(Amounts in thousands)	2008	2009	2010
Net (loss)/income	$(134,531)	$(27,681)	$130,050

Acquisition, integration and financing costs and other significant items(a)	69,345	22,985	*
Impairment of goodwill and intangible assets(b)	13,173	19,867	—
Severance and other termination costs associated with downsizing(c)	12,282	12,276	*
Stock compensation expense(d)	2,108	2,233	*
Management fees(e)	4,000	4,000	—
Costs related to initial public offering(f)	—	—	43,298
(Gain)/loss on extinguishment of debt(g)	(14,961)	(120,123)	23,474
Currency translation (gain)/loss on debt and (gain)/loss on related hedges(h)	(53,209)	15,301	(67,526)
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets(i)	160,594	157,797	145,184
Deferred income tax and other tax expense(j)	29,980	26,592	28,863
Amortization expense of deferred financing costs	10,698	9,055	8,564
Interest expense related to uncertain tax positions	43	823	984
Other(k)	123	973	(6,484)

Total adjustments	234,176	151,779	176,357

Adjusted Net Income	$99,645	$124,098	$306,407

*	Beginning in 2010, we have not included these items as reconciling items to derive Adjusted Net Income. We eliminated these items from our calculation based on input we received from investors and analysts.

(a)	See table below for details of acquisition, integration and financing costs and other significant items.
(b)	Represents the impairment of goodwill and intangible assets associated with a reporting unit within our controls business segment and relates to products used in the semiconductor business.
(c)	Represents severance, outplacement costs and special termination benefits associated with the downsizing of various manufacturing facilities and our corporate office.
(d)	Represents share-based compensation expense recorded in accordance with ASC Topic 718, Compensation—Stock Compensation, excluding $18.9 million in 2010 related to the cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 option awards and the related modification.
(e)	Represents fees expensed under the terms of the advisory agreement with our Sponsors. This agreement was terminated in connection with the completion of our initial public offering. See “Certain Relationships and Related Party Transactions—Advisory Agreement.”
(f)	Represents costs recorded as expenses related to our initial public offering in March 2010, including $18.9 million recorded as a cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 option awards and the related modification, and $22.4 million in fees related to the termination of the advisory agreement with the Sponsors at their option. See “Certain Relationships and Related Party Transactions—Advisory Agreement.”
(g)	Relates to the repurchases of outstanding notes.

(h)	Reflects the unrealized losses/(gains) associated with the translation of our Euro-denominated debt into U.S. dollars and losses/(gains) on related hedging transactions.
(i)	Represents amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets in purchase accounting that resulted from the 2006 Acquisition and the acquisitions of First Technology Automotive and Airpax.
(j)	Represents deferred income tax and other tax expense, including provisions for uncertain tax positions, and in 2010, $5.2 million of expense associated with the write-off of tax indemnification assets and other tax-related assets.
(k)	Represents unrealized (gains)/losses on commodity forward contracts and estimated potential penalty expenses associated with uncertain tax positions.

The following table provides detail of the components of acquisition, integration and financing costs and other significant items, the total of which is included as an adjustment to derive Adjusted Net Income, as shown in the table above:

	(unaudited)
	For the year ended December 31,
(Amounts in thousands)	2008	2009	2010
Acquisition, integration and financing costs and other significant items:
Transition costs(a)	$4,052	$23		$—
Litigation costs(b)	840	147		*
Integration and finance costs(c)	20,931	2,813		—
Relocation and disposition costs(d)	12,828	8,202		*
Pension charges(e)	3,588	4,828		*
Other(f)	27,106	6,972		—

Total acquisition, integration and financing costs and other significant items	$69,345	$22,985	$	*

*	Beginning in 2010, we have not included these items as reconciling items to derive Adjusted Net Income. We eliminated these items from our calculation based on input we received from investors and analysts.

(a)	Represents transition costs incurred by us in becoming a stand-alone company and complying with Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	Represents litigation costs we recognized related to customers alleging defects in certain of our products, which were manufactured and sold prior to April 27, 2006 (inception).
(c)	Represents integration and financing costs related to the acquisitions of Airpax, First Technology Automotive and SMaL Camera Technologies, Inc., or “SMaL Camera,” and other consulting and advisory fees associated with acquisitions and financings, whether or not consummated.
(d)	Represents costs we incurred to move certain operations to lower-cost Sensata locations, close certain manufacturing operations and dispose of the SMaL Camera business.
(e)	Represents pension curtailment and settlement losses, and amortization of prior service costs associated with various restructuring activities.
(f)	Represents other losses, including impairment losses associated with certain assets held for sale, losses related to the early termination of commodity forward contracts of $7.2 million during fiscal year 2008, a loss of $13.4 million during fiscal year 2008 associated with a settlement with a significant automotive customer that alleged defects in certain of our products installed in its automobiles, and a reserve associated with the Whirlpool recall litigation. See “Business—Legal Proceedings and Claims.”

Quarterly Results of Operations

The following tables set forth unaudited quarterly consolidated statement of operations data and other financial data for fiscal years 2009 and 2010. We have prepared the statement of operations for each of these quarters on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, each statement of operations includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

(Amounts in thousands, except per share data)	Mar 31, 2009	June 30, 2009	Sept 30, 2009	Dec 31, 2009	Mar 31, 2010	June 30, 2010	Sept 30, 2010	Dec 31, 2010
Statement of Operations Data:
Net revenue	$239,016	$255,371	$302,468	$338,089	$377,137	$391,806	$383,294	$387,842
Cost of revenue	161,344	168,902	190,908	220,926	232,783	240,590	238,646	236,051
Research and development	5,163	3,960	3,569	4,104	4,930	6,211	6,112	7,411
Selling, general and administrative	31,629	30,482	33,190	31,651	77,891	38,740	39,382	38,610
Profit/(loss) from operations	(29,279)	11,815	32,212	43,334	24,698	70,677	63,072	69,899
Currency translation gain/(loss) and other, net	69,142	58,086	(33,127)	13,594	47,185	51,796	(78,456)	24,863
Net (loss)/income	(10,199)	22,621	(54,035)	13,932	27,310	82,519	(48,389)	68,610
Diluted net (loss)/income per share	$(0.07)	$0.16	$(0.38)	$0.10	$0.17	$0.46	$(0.28)	$0.38

Other Financial Data:
Adjusted Net Income (unaudited)	$5,653	$24,179	$43,948	$50,318	$69,179	$77,454	$79,218	$80,556

(As a percentage of net revenue)	Mar 31, 2009	June 30, 2009	Sept 30, 2009	Dec 31, 2009	Mar 31, 2010	June 30, 2010	Sept 30, 2010	Dec 31, 2010
Statement of Operations Data:
Cost of revenue	67.5%	66.1%	63.1%	65.4%	61.7%	61.4%	62.3%	60.9%
Research and development	2.2	1.6	1.2	1.2	1.3	1.6	1.6	1.9
Selling, general and administrative	13.2	11.9	11.0	9.4	20.7	9.9	10.3	10.0
Profit/(loss) from operations	(12.2)	4.6	10.6	12.8	6.5	18.0	16.5	18.0
Currency translation gain/(loss) and other, net	28.9	22.7	(11.0)	4.0	12.5	13.2	(20.5)	6.4
Net (loss)/income	(4.3)	8.9	(17.9)	4.1	7.2	21.1	(12.6)	17.7

Other Financial Data:
Adjusted Net Income (unaudited)	2.4%	9.5%	14.5%	14.9%	18.3%	19.8%	20.7%	20.8%

Revenue in the first quarter of 2009 reflected the impact of reduced orders from our customers that began in the third quarter of 2008 due to the global economic crisis. In the second, third and fourth quarters of 2009, we believe that we experienced higher volume due to an increase in orders from our customers as the global economy began to stabilize, from government incentive programs such as the “Car Allowance Rebate System” in the United States and the “New Countryside Initiative” in China, and supply chain replenishment. In the first and second quarters of 2010, we believe our increasing volume was due to continued improvement in global economic conditions, as revenue increased to levels experienced in the first half of 2008. In the third quarter of 2010, sales were down slightly compared to the previous quarter due to seasonality.

Cost of revenue as a percentage of net revenue decreased from 67.5% for the three months ended March 31, 2009 to 60.9% for the three months ended December 31, 2010. Cost of revenue as a percentage of net revenue decreased during this period primarily due to cost savings initiatives resulting from the various restructuring activities implemented during the second half of fiscal year 2008 and fiscal year 2009, and the leverage effect on fixed manufacturing costs associated with an increase in net revenue.

SG&A expense as a percentage of net revenue decreased from 13.2% for the three months ended March 31, 2009 to 10.0% for the three months ended December 31, 2010. SG&A expense as a percentage of net revenue decreased during this period due to several factors, including net revenues growing faster than the SG&A expense and cost savings initiatives resulting from the various restructuring activities implemented during the second half of fiscal year 2008 and fiscal year 2009. During the three months ended March 31, 2010, SG&A expense as a percentage of net revenue increased to 20.7% due to expenses recognized associated with our initial public offering, including $22.4 million of expense associated with the termination of the advisory agreement with the Sponsors at their election and $18.9 million of stock compensation expense associated with the performance vesting of the Tranche 2 and 3 option awards.

Currency translation gain/(loss) and other, net includes gain/(loss) resulting from the re-measurement of our foreign currency denominated debt, (loss)/gains associated with the repurchase of our Senior Notes and Senior Subordinated Notes and other gains and losses. Gain/(loss) resulting from the re-measurement of our foreign currency denominated debt for the eight quarters beginning with the three months ended March 31, 2009 was $69.0 million, $(62.5) million, $(35.0) million, $14.9 million, $60.1 million, $73.7 million, $(80.1) million and $19.1 million, respectively. Gain/(loss) associated with the repurchase of our Senior Notes and Senior Subordinated Notes for the three months ended June 30, 2009, March 31, 2010 and June 30, 2010 was $120.1 million, $(8.1) million and $(15.4) million, respectively.

Reconciliation of Quarterly Non-GAAP Financial Measures

The following unaudited table provides a reconciliation to Adjusted Net Income from net income/(loss), the most directly comparable financial measure presented in accordance with U.S. GAAP, for the quarterly periods presented:

	For the three months ended
(Amounts in thousands)	Mar 31, 2009	June 30, 2009	Sept 30, 2009	Dec 31, 2009	Mar 31, 2010	June 30, 2010	Sept 30, 2010	Dec 31, 2010
Net (loss)/income	$(10,199)	$22,621	$(54,035)	$13,932	$27,310	$82,519	$(48,389)	$68,610

Acquisition, integration and financing costs and other significant items(a)	4,058	9,016	7,580	2,331	*	*	*	*
Impairment of goodwill and intangible assets(b)	19,867	—	—	—	—	—	—	—
Severance and other termination costs associated with downsizing(c)	10,776	668	677	155	*	*	*	*
Stock compensation expense(d)	202	492	480	1,059	*	*	*	*
Management fees(e)	1,000	1,000	1,000	1,000	—	—	—	—
Costs related to initial public offering(f)	—	—	—	—	43,208	90	—	—
(Gain)/loss on extinguishment of debt(g)	—	(120,123)	—	—	8,098	15,376	—	—
Currency translation (gain)/loss on debt and (gain)/loss on related hedges(h)	(68,955)	62,453	34,984	(13,181)	(55,953)	(72,583)	80,076	(19,066)
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets(i)	40,010	38,997	38,670	40,120	37,032	36,267	35,981	35,904
Deferred income tax and other tax expense(j)	6,888	6,823	11,985	896	8,556	11,550	11,388	(2,631)
Amortization expense of deferred financing costs	2,383	2,209	2,183	2,280	2,293	2,084	2,135	2,052
Interest expense related to uncertain tax positions	252	129	283	159	330	846	(824)	632
Other(k)	(629)	(106)	141	1,567	(1,695)	1,305	(1,149)	(4,945)

Total adjustments	15,852	1,558	97,983	36,386	41,869	(5,065)	127,607	11,946

Adjusted Net Income	$5,653	$24,179	$43,948	$50,318	$69,179	$77,454	$79,218	$80,556

*	Beginning in 2010, we have not included these items as reconciling items to derive Adjusted Net Income. We eliminated these items from our calculation based on input we received from investors and analysts.

(a)	See table below for a detail of the components of acquisition, integration and financing costs and other significant items.
(b)	Represents the impairment of goodwill and intangible assets associated with a reporting unit within our controls business segment and relates to products used in the semiconductor business.
(c)	Represents severance, outplacement costs and special termination benefits associated with the downsizing of various manufacturing facilities and our corporate office.
(d)	Represents share-based compensation expense recorded in accordance with ASC Topic 718, Compensation—Stock Compensation, excluding $18.9 million recorded in the three months ended March 31, 2010 related to the cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 option awards and the related modification.
(e)	Represents fees expensed under the terms of the advisory agreement with our Sponsors. This agreement was terminated in connection with the completion of our initial public offering. See "Certain Relationships and Related Party Transactions—Advisory Agreement.”
(f)	Represents costs recorded as expenses related to our initial public offering in the three months ended March 31, 2010, including $18.9 million recorded as a cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 option awards and the related modification, and $22.4 million in fees related to the termination of the advisory agreement with the Sponsors at their option. See "Certain Relationships and Related Party Transactions—Advisory Agreement."
(g)	Relates to the repurchases of outstanding notes.
(h)	Reflects the unrealized (gains)/losses associated with the translation of our Euro-denominated debt into U.S. dollars and (gains)/losses on related hedging transactions.
(i)	Represents amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets related to the 2006 Acquisition and the acquisitions of First Technology Automotive and Airpax.
(j)	Represents deferred income tax and other tax expense, including provisions for uncertain tax positions, and in the three months ended September 30, 2010, $5.2 million of expense associated with the write-off of tax indemnification assets and other tax-related assets.
(k)	Represents unrealized (gains)/losses on commodity forward contracts and estimated potential penalty expenses associated with uncertain tax positions.

The following unaudited table provides detail of the components of acquisition, integration and financing costs and other significant items, the total of which is included as an adjustment to derive Adjusted Net Income, as shown in the table above:

	For the three months ended
(Amounts in thousands)	Mar 31, 2009	June 30, 2009	Sept 30, 2009	Dec 31, 2009	Mar 31, 2010		June 30, 2010		Sept 30, 2010		Dec 31, 2010
Acquisition, integration and financing costs and other significant items:
Transition costs(a)	$(4)	$27	$—	$—		$—		$—		$—		$—
Litigation costs(b)	164	(77)	(11)	71		*		*		*		*
Integration and finance costs(c)	909	1,651	469	(216)		—		—		—		—
Relocation and disposition costs(d)	2,685	2,499	2,135	883		*		*		*		*
Pension charges(e)	310	966	3,426	126		*		*		*		*
Other(f)	(6)	3,950	1,561	1,467		—		—		—		—

Total acquisition, integration and financing costs and other significant items	$4,058	$9,016	$7,580	$2,331	$	*	$	*	$	*	$	*

*	Beginning in 2010, we have not included these items as reconciling items to derive Adjusted Net Income. We eliminated these items from our calculation based on input we received from investors and analysts.

(a)	Represents transition costs incurred by us in becoming a stand-alone company and complying with Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	Represents litigation costs we recognized related to customers alleging defects in certain of our products, which were manufactured and sold prior to April 27, 2006 (inception).
(c)	Represents integration and financing costs related to the acquisitions of Airpax, First Technology Automotive and SMaL Camera and other consulting and advisory fees associated with acquisitions and financings, whether or not consummated.
(d)	Represents costs we incurred to move certain operations to lower-cost Sensata locations, close certain manufacturing operations and dispose of the SMaL Camera business.
(e)	Represents pension curtailment and settlement losses, and amortization of prior service costs associated with various restructuring activities.
(f)	Represents other (gains)/losses, including impairment losses associated with certain assets held for sale and a reserve associated with the Whirlpool recall litigation. See “Business—Legal Proceedings and Claims.”

Liquidity and Capital Resources

Cash Flows

The table below summarizes our primary sources and uses of cash for the years ended December 31, 2008, 2009 and 2010. We have derived the summarized statements of cash flows for the years ended December 31, 2008, 2009 and 2010 from the audited consolidated financial statements included elsewhere in this prospectus. Amounts in the table have been calculated based on unrounded numbers. Accordingly, certain amounts may not add to the totals due to the effect of rounding.

	For the years ended December 31,
(Amounts in millions)	2008	2009	2010
Net cash provided by/(used in):
Operating activities:
Continuing operations:
Net income, adjusted for non-cash items	$73.0	$128.2	$322.2
Changes in operating assets and liabilities	(11.1)	59.7	(22.2)

Continuing operations	61.9	188.0	300.0
Discontinued operations	(14.4)	(0.4)	—

Operating activities	47.5	187.6	300.0
Investing activities:
Continuing operations	(38.5)	(15.4)	(52.5)
Discontinued operations	(0.2)	0.4	—

Investing activities	(38.7)	(15.1)	(52.5)
Financing activities	8.9	(101.7)	97.7

Net change	$17.7	$70.8	$345.2

Operating activities

Net cash provided by operating activities during fiscal year 2010 totaled $300.0 million compared to $187.6 million during fiscal year 2009 and $47.5 million during fiscal year 2008. Net cash (used in)/provided by changes in operating assets and liabilities for fiscal years 2010, 2009 and 2008 totaled $(22.2) million, $59.7 million and $(11.1) million, respectively.

The most significant components to the change in operating assets and liabilities for fiscal year 2010 were increases in accounts receivables of $17.4 million and in inventories of $15.6 million, partially offset by increases in other liabilities of $13.1 million. The increase in accounts receivables was due to higher sales in the fourth quarter of 2010 as compared to the fourth quarter of 2009. The increase in inventories was due to higher materials and finished goods requirements as a result of the increased sales demand. The increase in other liabilities was primarily due to the write-off of tax indemnification assets and other tax-related assets and the change in fair value of derivatives.

The most significant components to the change in operating assets and liabilities of $59.7 million for fiscal year 2009 were an increase in accounts payable and accrued expenses of $61.6 million and a decrease in inventories of $13.9 million, offset by an increase in accounts receivable of $35.1 million. The increase in accounts payable and accrued expenses was due to our initiative to migrate certain strategic vendors to 60-day payment terms. The increase in accounts receivable was due to higher sales in the fourth quarter of 2009 as compared to the fourth quarter of 2008. The decrease in inventory was due to initiatives we implemented to minimize the days of inventory on hand given the rapid decline in net revenue during the fourth quarter of fiscal year 2008.

The most significant component to the change in operating assets and liabilities of $(11.1) million for fiscal year 2008 was the decrease in accounts payable and accrued expenses of $108.1 million, partially offset by the decrease in accounts receivable of $66.5 million and a decrease in inventories of $26.7 million. The decrease in accounts payable and accrued expenses was due to interest pre-payments on our U.S. and Euro term loan facilities and 11.25% Senior Subordinated Notes and payments to certain strategic vendors who agreed to migrate to 60-day payment terms. The decrease in accounts receivable reflects the decline in net revenue that occurred during the fourth quarter of fiscal year 2008, specifically the month of December. During December 2008, many of our facilities and the facilities of our largest customers were closed due to the economic environment. The decrease in inventory reflects actions we took to lower inventories given the decline in net revenue that occurred during the fourth quarter of fiscal year 2008.

As of December 31, 2010, we had commitments to purchase certain raw materials that contain various commodities, such as gold, silver, copper, nickel and aluminum. In general, the price for these products varies with the market price for the related commodity. In addition, when we place orders for materials, we do so in quantities that will satisfy our production demand for various periods of time. In general, we place these orders for quantities that will satisfy our production demand over a one-, two- or three-month period. We do not have a significant number of long-term supply contracts that contain fixed-price commitments. Accordingly, we believe that our exposure to a decline in the spot prices for those commodities under contract is not material.

On January 28, 2011, we used cash on hand to complete the acquisition of the Automotive on Board business for approximately $140 million, subject to a working capital adjustment and certain transfer taxes. We expect to incur approximately $15 million in integration costs related to this business in 2011.

Investing activities

Net cash used in investing activities during fiscal year 2010 totaled $52.5 million compared to $15.1 million during fiscal year 2009 and $38.7 million during fiscal year 2008. Net cash used in investing activities during fiscal years 2010, 2009 and 2008 consisted primarily of capital expenditures of $52.9 million, $15.0 million and $41.0 million, respectively, which were partially offset by the sale of assets of $0.4 million, $0.6 million, and $2.3 million, respectively. Also, in 2009 we made a $1.1 million payment related to our Euro call option.

In 2011, we anticipate spending approximately $70 million to $75 million on capital expenditures (including capital expenditures of acquired businesses), which will be funded with cash flow from operations. In addition, we used approximately $140 million, subject to a working capital adjustment and certain transfer taxes, for the acquisition of the Automotive on Board business, which was funded by cash on hand.

Our investing cash flows will be impacted in the future by any additional acquisitions we make, whether in 2011 or beyond. At this time, we cannot predict what the impact of these additional cash flows will be.

Financing activities

Net cash provided by/(used in) financing activities during fiscal year 2010 totaled $97.7 million compared to $(101.7) million during fiscal year 2009 and $8.9 million during fiscal year 2008. Net cash provided by financing activities during fiscal year 2010 consisted primarily of proceeds of $433.5 million from the issuance of 26.3 million ordinary shares in our March 2010 initial public offering and $21.9 million related to the exercise of 3.1 million options to purchase ordinary shares, partially offset by $338.3 million in payments ($321.7 million in principal amount) to repurchase outstanding Senior Notes and Senior Subordinated Notes, and principal payments totaling $14.7 million on our U.S. dollar and Euro term loan facilities.

Net cash used in financing activities during fiscal year 2009 consisted primarily of payments to purchase outstanding debt of $57.2 million, in addition to principal payments totaling $15.1 million on our U.S. dollar term loan and Euro term loan facilities and payments totaling $25.0 million on our revolving credit facility. The principal amount of the Senior Notes that were repurchased totaled $110.0 million, and the principal amount of the Senior Subordinated Notes that were repurchased totaled €54.3 million (or $72.5 million at the date of repurchase).

Net cash provided by financing activities of $8.9 million during fiscal year 2008 consisted primarily of $25.0 million of borrowings under the revolving credit facility and proceeds received from the financing arrangement associated with our facility in Malaysia of $12.6 million, partially offset by principal payments totaling $15.5 million on our U.S. dollar term loan and Euro term loan facilities, payments of debt issuance costs of $5.2 million associated with the refinancing of the senior subordinated term loan utilized to finance the acquisition of Airpax and payments of $6.7 million to repurchase 9% Senior Subordinated Notes. The principal amount of the 9% Senior Subordinated Notes that were repurchased totaled $22.4 million. During fiscal year 2008, we sold, and are now leasing back, our facility in Malaysia. We received proceeds of $12.6 million from this transaction, which has been accounted for as a financing arrangement, rather than a sale-leaseback, due to the nature of the terms of the lease.

Indebtedness and liquidity

Our liquidity requirements are significant due to the highly leveraged nature of our company. As of December 31, 2010, we had $1,889.7 million in outstanding indebtedness, including our debt and outstanding capital lease and other financing obligations.

The following table outlines our outstanding indebtedness as of December 31, 2010 and the associated interest expense and interest rate for such borrowings for fiscal year 2010.

Description	Balance as of December 31, 2010	Interest expense for fiscal year 2010	Weighted- average annual interest rate
(Amounts in thousands)
Senior secured term loan facility (denominated in U.S. dollars)	$907,250	$19,358	2.09%
Senior secured term loan facility (€380.5 million)	504,741	14,290	2.79%
Revolving credit facility	—	—	—
Senior Notes (denominated in U.S. dollars)	201,181	19,856	8.00%
Senior Subordinated Notes (€177.1 million)	234,978	21,054	9.00%
Senior Subordinated Notes	—	5,911	11.25%
Derivatives	—	11,611	—
Capital lease obligations	29,461	2,723	9.03%
Other financing obligations	12,082	891	7.62%
Amortization of financing costs	—	8,572
Other	—	2,134

Total	$1,889,693	$106,400

We have a Senior Secured Credit Facility under which Sensata Technologies B.V. and Sensata Technologies Finance Company, LLC are the borrowers and certain of our other subsidiaries are guarantors. The Senior Secured Credit Facility includes a $150.0 million multi-currency revolving credit facility, a $950.0 million U.S. dollar-denominated term loan facility, and a €325.0 million Euro-denominated term loan facility ($400.1 million, at issuance). As of December 31, 2010, after adjusting for outstanding letters of credit with an aggregate value of $6.9 million, we had $143.1 million of borrowing capacity available under the revolving credit facility. The outstanding letters of credit were issued primarily for various operating activities. As of December 31, 2010, no amounts had been drawn against these outstanding letters of credit. These outstanding letters of credit are scheduled to expire in the next twelve months. Upon expiration, we intend to renew these letters of credit and do not anticipate difficulty in this regard.

The Senior Secured Credit Facility also provides for an incremental term loan facility and/or incremental revolving credit facility in an aggregate principal amount of $250.0 million under certain conditions at the option of our bank group. During fiscal year 2006, to finance the purchase of First Technology Automotive, we borrowed €73.0 million ($95.4 million, at issuance), reducing the available borrowing capacity of this incremental facility to $154.6 million. The incremental borrowing facilities may be activated at any time up to a maximum of three times during the term of the Senior Secured Credit Facility with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period after giving effect to the incurrence of such incremental facility.

The Senior Secured Credit Facility provides us with the ability to draw funds for ongoing working capital and other general corporate purposes under a revolving credit facility, or the “Revolving Credit Facility,” which includes a subfacility for swingline loans. The Revolving Credit Facility bears interest (i) for amounts drawn in U.S. dollars, at the borrower’s option, (x) at LIBOR plus a 200 basis point spread subject to a pricing grid based on our leverage ratio (the spreads range from 125 basis points to 200 basis points) or (y) at the greater of the Prime rate as published by the Wall Street Journal or 1/2 of 1% per annum above the Federal Funds rate plus a 100 basis point spread subject to a pricing grid based on our leverage ratio (the spreads range from 25 basis points to 100 basis points) (all amounts drawn under the swingline subfacility are subject to interest calculated under this clause (i)(y)), and (ii) for amounts drawn in Euros, at EURIBOR plus a 200 basis point spread. We are subject to a 37.5 basis point commitment fee on the unused portion of the Revolving Credit Facility. This commitment fee is also subject to a pricing grid based on our leverage ratio. The spreads on the commitment fee range from 37.5 basis points to 50 basis points. The maximum that can be drawn under the swingline subfacility is $25.0 million, and is part of, not in addition to, the total Revolving Credit Facility amount of $150.0 million. Amounts drawn under the Revolving Credit Facility can be prepaid at any time without premium or penalty, subject to certain restrictions, including advance notice. Amounts drawn under the Revolving Credit Facility must be paid in full at the final maturity date of April 27, 2012.

We had uncommitted local lines of credit with commercial lenders at certain of our subsidiaries in the amount of $11.0 million as of December 31, 2010.

As of December 31, 2010, we had $1,412.0 million in term loans outstanding against our Senior Secured Credit Facility. Term loans are repayable at 1.0% per year in quarterly installments with the balance due in quarterly installments during the year preceding the final maturity of April 27, 2013. Interest on U.S. dollar term loans is calculated at LIBOR plus 175 basis points, and interest on Euro term loans is calculated at EURIBOR plus 200 basis points. The spreads are fixed for the duration of the term loans. Interest payments on the Senior Secured Credit Facility are due quarterly. All term loan borrowings under the Senior Secured Credit Facility are pre-payable at our option at par.

All obligations under the Senior Secured Credit Facility are unconditionally guaranteed by certain of our indirect wholly-owned subsidiaries in the U.S. (with the exception of those subsidiaries acquired in the First Technology Automotive acquisition) and certain of our indirect wholly-owned subsidiaries in non-U.S. jurisdictions located in the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia (with the exception of those subsidiaries acquired in the Airpax acquisition), collectively the “Guarantors.” The collateral for such borrowings under the Senior Secured Credit Facility consists of all shares of capital stock, intercompany debt and substantially all present and future property and assets of the Guarantors.

The Senior Secured Credit Facility contains various affirmative and negative covenants that are customary for a financing of this type. The Senior Secured Credit Facility also requires us to comply with financial covenants, including covenants with respect to maximum leverage ratio and minimum interest coverage ratio, which became more restrictive in the fourth quarter of fiscal year 2010, but do not become more restrictive for the remaining term of the facility. We satisfied all ratios required by our financial covenants with regard to the Senior Secured Credit Facility as of December 31, 2010.

We have also issued Senior Notes and 9% Senior Subordinated Notes. In fiscal year 2010, we repurchased all of our 11.25% Senior Subordinated Notes.

The Senior Notes mature on May 1, 2014. Each Senior Note bears interest at 8% per annum from April 27, 2006 (inception), or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in cash to holders of Senior Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months. The Senior Notes were issued initially in an aggregate principal amount of $450.0 million. Proceeds from the issuance of the Senior Notes were used to fund a portion of the 2006 Acquisition. The Senior Notes issuance costs are being amortized over the eight year term of the Senior Notes using the effective interest method. The Senior Notes are unsecured.

The 9% Senior Subordinated Notes mature on May 1, 2016. Each 9% Senior Subordinated Note bears interest at a rate of 9% per annum from April 27, 2006 (inception), or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in cash to holders of such 9% Senior Subordinated Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months. The 9% Senior Subordinated Notes were issued initially in an aggregate principal amount of €245.0 million ($301.6 million, at issuance). Proceeds from the issuance of the 9% Senior Subordinated Notes were used to fund a portion of the 2006 Acquisition. The 9% Senior Subordinated Notes issuance costs are being amortized over the ten year term of the 9% Senior Subordinated Notes using the effective interest method. The 9% Senior Subordinated Notes are unsecured and are subordinated in right of payment to all existing and future senior indebtedness and on par with our existing and future Senior Subordinated Notes.

In addition, the indentures governing the Senior Notes and 9% Senior Subordinated Notes limit, under certain circumstances, our ability and that of our Restricted Subsidiaries (as defined under the Senior Secured Credit Facility) to incur additional indebtedness, create liens, pay dividends and make other distributions in respect of our capital stock, redeem our capital stock, make certain investments or certain restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates and effect mergers or consolidations. These covenants are subject to a number of important exceptions and qualifications.

The Senior Secured Credit Facility, the Senior Notes and the 9% Senior Subordinated Notes contain customary events of default, including, but not limited to, cross-defaults among these agreements. An event of default, if not cured, could cause cross-default causing substantially all of our indebtedness to become due.

The subsidiary guarantors under the Senior Secured Credit Facility and the indentures governing the Senior Notes and 9% Senior Subordinated Notes are generally not restricted in their ability to pay dividends or otherwise distribute funds to Sensata Technologies B.V., except for restrictions imposed under applicable corporate law. Sensata Technologies B.V., however, is limited in its ability to pay dividends or otherwise make other distributions to its immediate parent company and, ultimately, to Sensata Technologies Holding, under the Senior Secured Credit Facility and the indentures governing the Senior Notes and 9% Senior Subordinated Notes. Specifically, the Senior Secured Credit Facility prohibits Sensata Technologies B.V. from paying dividends or making any distributions to its parent companies except for limited purposes, including, but not limited to: (i) customary and reasonable out-of-pocket expenses, legal and accounting fees and expenses and overhead of such parent companies incurred in the ordinary course of business to the extent attributable to the business of Sensata Technologies B.V. and its subsidiaries and in the aggregate not to exceed $5 million in any fiscal year, plus reasonable and customary indemnification claims made by our directors or officers attributable to the ownership of Sensata Technologies B.V. and its Restricted Subsidiaries, (ii) franchise taxes, general corporate and operating expenses, certain advisory fees and customary compensation of officers and employees of such parent companies, (iii) tax liabilities to the extent attributable to the business of Sensata Technologies B.V. and its subsidiaries, (iv) repurchase, retirement or other acquisition of our equity interests from certain present, future and former employees, directors, managers, consultants of the parent companies, Sensata Technologies B.V. or its subsidiaries in an aggregate amount not to exceed $7.5 million in any fiscal year, plus the amount of cash proceeds from certain equity issuances to such persons, the amount of equity interests subject to a certain deferred compensation plan and the amount of certain key-man life insurance proceeds, (v) payment of dividends or distributions with proceeds from the disposition of certain assets (net of mandatory prepayments) in an amount not to exceed $200 million and (vi) dividends and other distributions in an aggregate amount not to exceed $25 million (subject to increase to $35 million if the leverage ratio is less than 5.0 to 1.0 and to $50 million if the leverage ratio is less than 4.0 to 1.0, plus, if the leverage ratio is less than 5.0 to 1.0, the amount of excess cash flow not otherwise applied). Leverage ratio is defined in the Senior Secured Credit Facility as total indebtedness including capital lease and other financing obligations, less cash and equivalents, all divided by Adjusted EBITDA for the last 12 months. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA before certain other adjustments as defined in the Senior Secured Credit Facility.

The indentures governing the Senior Notes and 9% Senior Subordinated Notes generally provide that Sensata Technologies B.V. can pay dividends and make other distributions to its parent companies in an amount not to exceed (i) 50% of Sensata Technologies B.V.’s consolidated net income for the period beginning March 31, 2006 and ending as of the end of the last fiscal quarter before the proposed payment, plus (ii) 100% of the aggregate amount of cash and the fair market value of property and marketable securities received by Sensata Technologies B.V. after April 27, 2006 from the issuance and sale of equity interests of Sensata Technologies B.V. (subject to certain exceptions), plus (iii) 100% of the aggregate amount of cash and the fair market value of property and marketable securities contributed to the capital of Sensata Technologies B.V. after April 27, 2006, plus (iv) 100% of the aggregate amount received in cash and the fair market value of property and marketable securities received after April 27, 2007 from the sale of certain investments or the sale of certain subsidiaries, provided that certain conditions are satisfied, including that Sensata Technologies B.V. has a consolidated interest coverage ratio of greater than 2.0 to 1.0. The restrictions on dividends and other distributions contained in the indentures are subject to certain exceptions, including (i) the payment of dividends following the first public offering of the common stock of any of its direct or indirect parent companies in an amount up to 6.0% per annum of the net cash proceeds contributed to Sensata Technologies B.V. in any such offering, (ii) the payment of dividends to permit any of its parent companies to pay taxes, general corporate and operating expenses, certain advisory fees and customary compensation of officers and employees of such parent companies and (iii) dividends and other distributions in an aggregate amount not to exceed $75.0 million.

Repurchases of indebtedness

Fiscal 2010

On February 26, 2010, we announced the commencement of cash tender offers related to the Senior Notes due 2014, the 9% Senior Subordinated Notes due 2016 and the 11.25% Senior Subordinated Notes due 2014. The cash tender offers settled during the first quarter of 2010. The aggregate principal amount of the Senior Notes validly tendered was $0.3 million, representing approximately 0.1% of the outstanding Senior Notes. The aggregate principal amount of the Senior Subordinated Notes tendered was €71.9 million, representing approximately 22.8% of the outstanding Senior Subordinated Notes. We paid $96.7 million in principal ($0.3 million for the Senior Notes and €71.9 million for the Senior Subordinated Notes), $5.4 million in premiums (€4.0 million on the Senior Subordinated Notes) and $2.2 million of accrued interest to settle the tender offers and retire the debt on March 29, 2010.

On April 1, 2010, we announced the redemption of all of the outstanding 11.25% Senior Subordinated Notes due 2014 at a redemption price equal to 105.625% of the principal amounts as well as the redemption of $138.6 million of the outstanding Senior Notes at a redemption price equal to 104.000% of the principal amount. We paid $225.0 million in principal, $10.4 million in premiums and $8.4 million of accrued interest in May 2010 to complete the redemption.

In connection with these transactions, we recorded a loss in Currency translation gain and other, net of $23.5 million, including the write-off of debt issuance costs of $6.8 million.

Fiscal 2009

On March 3, 2009, we announced the commencement of two separate cash tender offers related to the Senior Notes and Senior Subordinated Notes. The cash tender offers settled during the second quarter of 2009. The aggregate principal amount of the Senior Notes validly tendered was $110.0 million, representing 24.4% of the outstanding Senior Notes. The aggregate principal amount of the Senior Subordinated Notes tendered was €72.1 million, representing approximately 19.6% of the outstanding Senior Subordinated Notes. The tender offer for the 9% Senior Subordinated Notes was oversubscribed, and we accepted for purchase a pro rata portion of the 9% Senior Subordinated Notes tendered. The aggregate principal amount accepted for repurchase totaled €44.3 million ($58.4 million at the closing foreign exchange rate of $1.317 to €1.00), representing approximately 12.0% of the outstanding 9% Senior Subordinated Notes. We paid $50.7 million ($40.7 million for the Senior Notes and €7.6 million for the 9% Senior Subordinated Notes) to settle the tender offers and retire the debt on April 1, 2009.

In addition, during the second quarter of 2009, we agreed to purchase certain 9% Senior Subordinated Notes having a principal value of €10.0 million ($14.1 million at the closing exchange rate of $1.41 to 1.00). We paid $5.1 million (€3.6 million) to settle the transaction and retire the debt on May 25, 2009.

In conjunction with these transactions, we wrote off $5.3 million of debt issuance costs during the second quarter of 2009 and recorded a net gain in Currency translation gain and other, net of $120.1 million.

Fiscal 2008

During 2008, we repurchased certain outstanding 9% Senior Subordinated Notes with a principal balance of €17.4 million (or $22.4 million at the date of repurchase). We paid $6.7 million (€5.3 million) to settle the transactions and retire the debt. In conjunction with these transactions, we wrote off $0.7 million of debt issuance costs during 2008 and recorded a net gain in Currency translation gain and other, net of $15.0 million.

Capital resources

Our sources of liquidity include cash on hand, cash flow from operations and amounts available under the Senior Secured Credit Facility. We believe, based on our current level of operations as reflected in our results of operations for the year ended December 31, 2010, that these sources of liquidity will be sufficient to fund our operations, capital expenditures and debt service for at least the next twelve months.

Our ability to raise additional financing and our borrowing costs may be impacted by short- and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on our performance as measured by certain credit metrics such as interest coverage and leverage ratios. As of January 31, 2011, Moody’s Investors Service’s corporate credit rating for Sensata Technologies B.V. was B2 with positive outlook and Standard & Poor’s corporate credit rating for Sensata Technologies B.V. was B+ with positive outlook.

We cannot make assurances that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the Senior Notes and 9% Senior Subordinated Notes, or to fund our other liquidity needs. Further, our highly leveraged nature may limit our ability to procure additional financing in the future.

As of December 31, 2010, we were in compliance with all the covenants and default provisions under our credit arrangements. For more information on our indebtedness and related covenants and default provisions, refer to the notes to our audited consolidated financial statements included elsewhere in this prospectus and “Risk Factors.”

Contractual Obligations and Commercial Commitments

The following table reflects our contractual obligations as of December 31, 2010. Amounts we pay in future periods may vary from those reflected in the table:

	Payments Due by Period
(Amounts in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Senior debt obligations principal(1)	$1,848.2	$14.8	$1,397.2	$201.2	$235.0
Senior debt obligations interest(2)	240.1	71.4	107.7	50.4	10.6
Capital lease obligations principal(3)	29.4	0.9	2.2	2.7	23.6
Capital lease obligations interest(3)	25.7	2.7	5.0	4.6	13.4
Other financing obligations principal(4)	12.1	1.1	1.5	0.0	9.5
Other financing obligations interest(4)	5.6	0.8	1.5	1.5	1.8
Operating lease obligations(5)	13.1	3.8	4.6	1.8	2.9
Non-cancelable purchase obligations(6)	3.8	1.9	1.9	0.0	0.0

Total(7)(8)	$2,178.0	$97.4	$1,521.6	$262.2	$296.8

(1)	Represents the contractually required principal payments under the senior debt obligations in existence as of December 31, 2010 in accordance with the required payment schedule.
(2)	Represents the contractually required interest payments on the senior debt obligations in existence as of December 31, 2010 in accordance with the required payment schedule. Cash flows associated with the next interest payment to be made subsequent to December 31, 2010 on our variable rate debt were calculated using the interest rates in effect as of the latest interest rate reset date prior to December 31, 2010, plus the appropriate credit spread. The three-month LIBOR and EURIBOR rates used in this calculation were 0.29% and 1.04%, respectively. Cash flows associated with all other future interest payments to be made on our variable rate debt were calculated using the interest rates in effect as of December 31, 2010, plus the appropriate credit spread. The three-month LIBOR and EURIBOR rates used in these calculations were 0.30% and 1.01%, respectively.
(3)	Represents the contractually required payments under the capital lease obligations in existence as of December 31, 2010 in accordance with the required payment schedule. No assumptions were made with respect to renewing the lease term at its expiration date.
(4)	Represents the contractually required payments under the financing obligations in existence as of December 31, 2010 in accordance with the required payment schedule. No assumptions were made with respect to renewing the financing arrangements at their expiration dates.
(5)	Represents the contractually required payments under the operating lease obligations in existence as of December 31, 2010 in accordance with the required payment schedule. No assumptions were made with respect to renewing the lease obligations at the expiration date of their initial terms.
(6)	Represents the contractually required payments under the various purchase obligations in existence as of December 31, 2010. No assumptions were made with respect to renewing the purchase obligations at the expiration date of their initial terms, no amounts are assumed to be prepaid and no assumptions were made for early termination of any obligations.
(7)	Contractual obligations denominated in a foreign currency were calculated utilizing the U.S. dollar to local currency exchange rates in effect as of December 31, 2010. The most significant foreign currency denominated obligation relates to our Euro-denominated debt. The U.S. dollar to Euro exchange rate as of December 31, 2010 was $1.33 to €1.00.
(8)	This table does not include the contractual obligations associated with our defined benefit and other post-retirement benefit plans. As of December 31, 2010, we had recognized an accrued benefit liability of $43.9 million representing the unfunded benefit obligations of the defined benefit and retiree healthcare plans. Refer to Note 9 to our audited consolidated financial statements appearing elsewhere in this prospectus for further discussion on pension and other post-retirement benefits. This table also does not include $17.0 million of unrecognized tax benefits as of December 31, 2010, as we are unable to make reasonably reliable estimates of when cash settlement, if any, will occur with a tax authority, as the timing of the examination and the ultimate resolution of the examination is uncertain. Refer to Note 8 to our audited consolidated financial statements appearing elsewhere in this prospectus for further discussion on income taxes.

Legal Proceedings

We account for litigation and claims losses in accordance ASC Topic 450, Contingencies (“ASC 450”). ASC 450 loss contingency provisions are recorded for probable and estimable losses at our best estimate of a loss, or when a best estimate cannot be made, the minimum potential loss contingency is recorded. They are often developed prior to knowing the amount of the ultimate loss. These estimates require the application of considerable judgment, and are refined each accounting period as additional information becomes known. Accordingly, we are often initially unable to develop a best estimate of loss and therefore the minimum amount, which could be zero, is recorded. As information becomes known, the minimum loss amount can be increased, resulting in additional loss provisions, or a best estimate can be made also resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. There can be no assurances that our recorded reserves will be sufficient to cover the extent of our costs and potential liability.

Inflation

We believe inflation has not had a material effect on our financial condition or results of operations in recent years.

Seasonality

Because of the diverse nature of the markets in which we compete, revenue is only moderately impacted by seasonality. However, our controls business has some seasonal elements, specifically in the air-conditioning and refrigeration products which tend to peak in the first two quarters of the year as end-market inventory is built up for spring and summer sales.

Restructuring Activity

In December 2006, we acquired First Technology Automotive. As part of the integration of this business, we closed several manufacturing facilities and business centers, and terminated 143 employees. In accordance with ASC Topic 805, Business Combinations (“ASC 805”), we recognized restructuring liabilities of $9.9 million in purchase accounting and recognized other charges in the consolidated statement of operations totaling $0.7 million related to these actions. During the year ended December 31, 2010, we reversed $1.6 million of restructuring liabilities and reduced goodwill by the same amount due to a reduction in our restructuring liabilities related to the execution of a sublease with more favorable terms than originally anticipated. The activities associated with the acquisition of First Technology Automotive were completed in fiscal year 2008, and we do not expect to incur additional costs in the future.

In July 2007, we acquired Airpax. As part of the integration of this business, we closed several manufacturing facilities and business centers, and terminated 331 employees. In accordance with ASC 805, we recognized restructuring liabilities of $6.5 million in purchase accounting. The activities associated with the Airpax acquisition were completed in fiscal year 2009. We did not incur additional costs related to this plan in fiscal year 2010 and do not expect to incur additional costs in the future.

During fiscal years 2008 and 2009, in response to global economic conditions, we announced various actions to reduce the workforce in several business centers and manufacturing facilities throughout the world and to move certain manufacturing operations to low-cost countries. During fiscal year 2008, we recognized charges totaling $23.0 million, primarily related to severance, pension curtailment and settlement charges and other exit costs. During fiscal year 2009, we recognized charges totaling $18.3 million, of which $12.9 million relates to severance, $4.8 million relates to pension and $0.6 million relates to other exit costs. During fiscal year 2010, we recognized a net reversal of charges of $1.0 million, primarily related to a net reduction in our severance accrual that was largely due to the expiration of outplacement and tuition benefits. The total cost of these actions is expected to be $40.3 million, excluding the impact of changes in foreign currency exchange rates, and affect

1,983 employees. We anticipate the actions described above to be completed during 2011 and the remaining payments to be paid through 2014 due primarily to contractual lease obligations. We do not expect to incur additional charges in the future.

For a reconciliation of the restructuring reserves referenced above, refer to Note 16 to our audited consolidated financial statements included elsewhere in this prospectus.

Quantitative And Qualitative Disclosures About Market Risk

We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through fixed and variable rate debt instruments and denominate our transactions in a variety of foreign currencies. We are also exposed to changes in the prices of certain commodities (primarily metals) that we use in production. Changes in these rates and commodity prices may have an impact on future cash flow and earnings. We manage these risks through normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments.

We do not enter into financial instruments for trading or speculative purposes.

By using derivative instruments, we are subject to credit and market risk. The fair market value of the derivative instruments is determined by using valuation models whose inputs are derived using market observable inputs, including interest rate yield curves, as well as foreign exchange and commodity spot and forward rates, and reflects the asset or liability position as of the end of each reporting period. When the fair value of a derivative contract is positive, the counterparty owes us, thus creating a receivable risk for us. We are exposed to counterparty credit risk in the event of non-performance by counterparties to our derivative agreements. We minimize counterparty credit (or repayment) risk by entering into transactions with major financial institutions of investment grade credit rating.

Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings or cash flow.

Interest Rate Risk

Given the leveraged nature of our company, we have significant exposure to changes in interest rates. From time to time, we may execute a variety of interest rate derivative instruments to manage interest rate risk. Consistent with our risk management objective and strategy to reduce exposure to variability in cash flows relating to interest payments on our outstanding and forecasted debt, we have executed interest rate swaps, interest rate collars and interest rate caps. These derivatives are accounted for in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”).

In June 2006, we executed U.S. dollar interest rate swap contracts covering $485.0 million of variable rate debt. The interest rate swaps amortize from $485.0 million on the effective date to $25.0 million at maturity in January 2011. We entered into the interest rate swaps to hedge a portion of our exposure to potentially adverse movements in the LIBOR variable interest rates of the debt by converting a portion of our variable rate debt to fixed rates.

No ineffective portion was recorded to earnings during fiscal years 2010, 2009 or 2008. The critical terms of the interest rate swap are identical to those of the designated variable rate debt under our Senior Secured Credit Facility. The 3-month LIBOR rate was 0.30% as of December 31, 2010.

The terms of the swap as of December 31 are shown in the following table:

Year end	Current Notional Principal Amount (U.S. dollars in millions)	Maturity Date	Index	Strike Price
2010	$25.0	January 27, 2011	3 Month LIBOR	5.377%
2009	$115.0	January 27, 2011	3 Month LIBOR	5.377%

In June 2006, we executed several Euro interest rate collar contracts covering €750.0 million of variable rate debt. Since June 2006, certain Euro interest rate collars have expired. These contracts hedge the risk of changes in cash flows attributable to changes in interest rates above the cap rate and below the floor rate on a portion of our Euro-denominated debt. In other words, we are protected from paying an interest rate higher than the cap rate, but will not benefit if the benchmark interest rate falls below the floor rate. At interest rates between the cap rate and the floor rate, we will make payments on our Euro-denominated variable rate debt at prevailing market rates. The 3-month EURIBOR rate was 1.01% as of December 31, 2010 and 0.70% as of December 31, 2009.

The terms of the collars as of December 31 are shown in the following table:

Year end	Current Notional Principal Amount (Euros in millions)	Amortization	Effective Date	Maturity Date	Cap	At Prevailing Market Rates Between	Floor
2010	€190.0	Amortizing	July 28, 2008	April 27, 2011	4.40%	3.55%-4.40	3.55%
2009	€245.0	Amortizing	July 28, 2008	April 27, 2011	4.40%	3.55%-4.40	3.55%

In March 2009, we purchased interest rate caps in order to hedge the risk of changes in cash flows attributable to changes in interest rates above the cap rates on a portion of our U.S. dollar and Euro-denominated term loans. The terms of the interest rate caps as of December 31, 2010 and 2009 are as follows:

Current Notional Principal Amount (in millions)	Amortization	Effective Date	Maturity Date	Cap
$600.0	Amortizing	March 5, 2009	April 29, 2013	5.00%
€100.0	Amortizing	March 5, 2009	April 29, 2013	5.00%

As of December 31, 2010, we had Euro-denominated debt of €557.6 million ($739.7 million).

The significant components of our long-term debt as of December 31, 2010 are as follows:

(Dollars in millions)	Weighted- Average Interest Rate	Outstanding balance as of December 31, 2010	Fair value as of December 31, 2010
Senior secured term loan facility (denominated in U.S. dollars)	2.09%	$907.3	$884.0
Senior secured term loan facility (€380.5 million)	2.79%	504.7	482.8
Senior Notes (denominated in U.S. dollars)	8.00%	201.2	206.9
Senior Subordinated Notes (€177.1 million)	9.00%	235.0	248.6

Total(1)		$1,848.2	$1,822.3

(1)	Total outstanding balance excludes capital leases and other financing obligations of $41.5 million.

Sensitivity Analysis for 2010

As of December 31, 2010, we had U.S. dollar and Euro-denominated variable rate debt with an outstanding balance of $1,412.0 million issued under our Senior Secured Credit Facility, as follows:

•

$907.3 million of U.S. dollar-denominated variable rate debt. An increase of 100 basis points in the LIBOR rate would result in additional annual interest expense of $9.2 million. This increase would not be offset by our variable to fixed interest rate swaps as of December 31, 2010.

•

€380.5 million (equivalent to $504.7 million as of December 31, 2010) of Euro-denominated variable rate debt. An increase of 100 basis points in the EURIBOR rate would result in additional annual interest expense of $5.1 million at an exchange rate of $1.33 to €1.00 as of December 31, 2010. Depending upon prevailing EURIBOR rates, this increase may be offset by a reduction in interest expense resulting from our €190.0 million of interest rate collars.

We have $201.2 million of 8.0% fixed rate debt. If market rates relating to this debt increased/(decreased) by 100 basis points, the fair value of the debt would (decrease)/increase by $6.1 million.

We have €177.1 million (equivalent to $235.0 million as of December 31, 2010) of 9.0% fixed rate debt. If market rates relating to this debt increased/(decreased) by 100 basis points, the fair value of the debt would (decrease)/increase by $10.5 million.

As of December 31, 2009, we had Euro-denominated debt of €698.7 million ($1,002.1 million).

The significant components of our long-term debt are as follows:

(Dollars in millions)	Weighted- Average Interest Rate	Outstanding balance as of December 31, 2009	Fair value as of December 31, 2009
Senior secured term loan facility (denominated in U.S. dollars)	2.75%	$916.7	$819.1
Senior secured term loan facility (€384.4 million)	3.56%	551.4	476.2
Senior Notes (denominated in U.S. dollars)	8.00%	340.0	333.0
Senior Subordinated Notes (€177.3 million)	9.00%	254.3	240.6
Senior Subordinated Notes (€137.0 million)	11.25%	196.5	194.5

Total(1)		$2,258.9	$2,063.4

(1)	Total outstanding balance excludes capital leases and other financing obligations of $41.9 million.

Sensitivity Analysis for 2009

As of December 31, 2009, we had U.S. dollar and Euro-denominated variable rate debt with an outstanding balance of $1,468.1 million issued under our Senior Secured Credit Facility, as follows:

•

$916.7 million of U.S. dollar-denominated variable rate debt. An increase of 100 basis points in the LIBOR rate would have resulted in additional annual interest expense of $9.3 million. This increase would have been offset by a reduction of $3.2 million in interest expense resulting from our $115.0 million of variable to fixed interest rate swaps adjusted quarterly for amortization.

•

€384.4 million (equivalent to $551.4 million as of December 31, 2009) of variable rate debt. An increase of 100 basis points in the EURIBOR rate would have resulted in additional annual interest expense of $5.6 million at an exchange rate of $1.43 to €1.00 as of December 31, 2009. Depending upon prevailing EURIBOR rates, this increase may be offset by a reduction in interest expense resulting from our €245.0 million of interest rate collars.

As of December 31, 2009, we had $340.0 million of 8.0% fixed rate debt. If market rates relating to this debt increased/(decreased) by 100 basis points, the fair value of the debt would (decrease)/increase by $11.9 million.

We had €177.3 million (equivalent to $254.3 million as of December 31, 2009) of 9.0% fixed rate debt. If market rates relating to this debt increased/(decreased) by 100 basis points, the fair value of the debt would (decrease)/increase by $11.3 million.

We had €137.3 million (equivalent to $196.5 million as of December 31, 2009) of 11.25% fixed rate debt. If market rates relating to this debt increased/(decreased) by 100 basis points, the fair value of the debt would (decrease)/increase by $6.2 million.

Foreign Currency Risks

We are also exposed to market risk from changes in foreign currency exchange rates which could affect operating results as well as our financial position and cash flows. We monitor our exposures to these market risks and generally employ operating and financing activities to offset these exposures where appropriate. If we do not have operating or financing activities to sufficiently offset these exposures, from time to time, we may employ derivative financial instruments such as swaps, collars, forwards, options or other instruments to limit the volatility to earnings and cash flows generated by these exposures. Derivative financial instruments are executed solely as risk management tools and not for trading or speculative purposes. We may employ derivative contracts in the future which are not designated for hedge accounting treatment under ASC 815 which may result in volatility to earnings depending upon fluctuations in the underlying markets.

Our foreign currency exposures include the Euro, Japanese yen, Mexican peso, Chinese renminbi, Korean won, Malaysian ringgit, Dominican Republic peso, British pound, Brazilian real and Singapore dollar. However, the primary foreign currency exposure relates to the U.S. dollar to Euro exchange rate.

Consistent with our risk management objective and strategy to reduce exposure to variability in cash flows on our outstanding debt, in December 2009, we executed a foreign currency call option. This instrument was not designated as a hedge for accounting purposes. In accordance with ASC 815, we recognized the change in the fair value of the derivative in the statement of operations as a gain or loss with Currency translation gain and other, net.

The terms of the Euro call option as of December 31, 2009 were as follows:

Current Notional Principal Amount (Euros in millions)	Final Maturity Date	Strike Price
€100.0	May 24, 2010	$1.55 to €1.00

The table below presents our Euro-denominated financial instruments and other monetary net assets as of December 31, 2010 and 2009 and the estimated impact to pre-tax earnings as a result of revaluing these assets and liabilities associated with a 10% increase/(decrease) to the U.S. dollar to Euro currency exchange rate:

(Amounts in millions)	Asset (liability) balance at December 31, 2010		Increase/(decrease) to pre-tax earnings due to
Euro-denominated financial instruments	Euro	$ Equivalent	10% increase in the U.S. dollar to Euro currency exchange rate	10% (decrease) in the U.S. dollar to Euro currency exchange rate
Debt	€(557.6)	$(739.7)	$(74.0)	$74.0
Interest rate collars	€(1.4)	$(1.8)	$(0.2)	$0.2
Interest rate cap	€0.0	$0.0	$0.0	$0.0
Other monetary net assets(1)	€18.8	$25.0	$2.5	$(2.5)

(Amounts in millions)	Asset (liability) balance at December 31, 2009		Increase/(decrease) to pre-tax earnings due to
Euro-denominated financial instruments	Euro	$ Equivalent	10% increase in the U.S. dollar to Euro currency exchange rate	10% (decrease) in the U.S. dollar to Euro currency exchange rate
Debt	€(698.7)	$(1,002.1)	$(100.2)		$100.2
Interest rate collars	€(5.8)	$(8.6)	$(0.9)		$0.9
Interest rate cap	€0.1	$0.2	$—	$	(—)
Euro call option	€0.7	$1.0	$0.1		$(0.1)
Other monetary net assets(1)	€47.5	$68.1	$6.8		$(6.8)

(1)	Includes cash, accounts receivable, other current assets, accounts payable, accrued expenses, income taxes payable, deferred tax liabilities, pension obligations and other long-term liabilities.

Commodity Risk

We enter into forward contracts with a third party to offset a portion of our exposure to the potential change in prices associated with certain commodities, including silver, gold, aluminum, nickel and copper, used in the manufacturing of our products. The terms of these forward contracts fix the price at a future date for various notional amounts associated with these commodities. Currently, the hedges have not been designated as accounting hedges. In accordance with ASC 815, we recognized the change in fair value of these derivatives in the statement of operations as a gain or loss as a component of Currency translation gain and other, net. During the fiscal years 2010, 2009 and 2008, we recognized a net gain/(loss) of $9.1 million, $2.6 million and $(8.3) million, respectively, associated with these derivatives.

The table below presents our commodity forward contracts as of December 31, 2010 and 2009 and the estimated impact to pre-tax earnings associated with a 10% increase/(decrease) in the change in the related forward price for each commodity. The table below excludes $0.7 million and $0.5 million of assets related to amounts realized but not yet settled as of December 31, 2010 and 2009, respectively.

(Amounts in millions, except price per unit and notional amounts)						Increase/(decrease) to pre-tax earnings due to
Commodity	Asset balance at December 31, 2010	Notional	Weighted Average Contract Price Per Unit	Average Forward Price as of December 31, 2010	Expiration
						10% increase in the forward price	10% (decrease) in the forward price
Silver	$3.7	650,687 troy oz.	$25.17	$31.02	Various dates during 2011	$2.0	$(2.0)

Gold	$0.6	6,718 troy oz.	$1,370.23	$1,425.89	Various dates during 2011	$0.9	$(0.9)

Copper	$1.8	2,210,800 pounds	$3.49	$4.33	Various dates during 2011	$0.9	$(0.9)

Nickel	$0.2	197,122 pounds	$10.10	$11.19	Various dates during 2011	$0.2	$(0.2)

Aluminum	$0.2	1,505,056 pounds	$1.01	$1.13	Various dates during 2011	$0.2	$(0.2)

(Amounts in millions, except price per unit and notional amounts)						Increase/(decrease) to pre-tax earnings due to
Commodity	Asset balance at December 31, 2009	Notional	Weighted Average Contract Price Per Unit	Average Forward Price as of December 31, 2009	Expiration
						10% increase in the forward price	10% (decrease) in the forward price
Silver	$(0.2)	273,695 troy oz.	$17.50	$16.85	Various dates during 2010	$0.5	$(0.5)

Gold	$—	1,984 troy oz.	$1,106.71	$1,097.15	Various dates during 2010	$0.2	$(0.2)

Nickel	$—	207,912 pounds	$8.36	$8.43	Various dates during 2010	$0.2	$(0.2)

Aluminum	$0.2	1,886,077 pounds	$0.94	$1.02	Various dates during 2010	$0.2	$(0.2)

Off-Balance Sheet Arrangements

From time to time, we execute contracts that require us to indemnify the other parties to the contracts. These indemnification obligations arise in two contexts. First, in connection with any asset sales by us, the asset sale agreement typically contains standard provisions requiring us to indemnify the purchaser for breaches by us of representations and warranties contained in the agreement. These indemnities are generally subject to time and liability limitations. Second, we enter into agreements in the ordinary course of business, such as sales agreements, which contain indemnification provisions relating to product quality, intellectual property infringement and other typical indemnities. In certain cases, indemnification obligations arise by law. We believe that our indemnification obligations are consistent with other companies in the markets in which we compete. Performance under any of these indemnification obligations would generally be triggered by a breach of the terms of the contract or by a third-party claim. Any future liabilities due to these indemnities cannot be reasonably estimated or accrued.

In May 2009, STI, an indirect and wholly-owned subsidiary of the Company, negotiated a transition production agreement with Engineered Materials Solutions, LLC, or “EMS,” to ensure the continuation of supply of certain materials. EMS is a wholly-owned subsidiary of Wickeder Westfalenstahl Gmbh. The Electrical Contact Systems, or “ECS,” business unit of EMS was our primary supplier for electrical contacts used in the manufacturing of certain of our controls products. We entered into the transition production agreement in order to support the ECS business unit, which was at risk of closing. We extended the transition production agreement with EMS on February 4, 2010, and it expired on May 31, 2010. We have transitioned to alternative suppliers for these materials. A letter of credit issued to the consignor under a silver consignment agreement was cancelled in August 2010. We settled the agreements with the consignor and EMS during the third quarter of 2010 for an immaterial amount.

Because we purchase various types of raw materials and component parts from suppliers, such as from EMS as described above, we may be materially and adversely affected by failure of those suppliers to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. This risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers. Our efforts to protect against and to minimize these risks may not always be effective. As we continually review the performance and price competitiveness of our suppliers, we may occasionally seek to engage new suppliers with which we have little or no experience. For example, we do not have a prior relationship with all of the suppliers that we are qualifying for the supply of contacts. The use of new suppliers can pose technical, quality and other risks. See “Risk Factors” included elsewhere in this prospectus.

Recent Accounting Prounouncements

Recently issued accounting standards to be adopted in 2011

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASU 2009-13 establishes the accounting and reporting guidance for arrangements that include multiple revenue-generating activities, and provides amendments to the criteria for separating deliverables, and measuring and allocating arrangement consideration to one or more units of accounting. The amendments in ASU 2009-13 also establish a hierarchy for determining the selling price of a deliverable. Enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms of the arrangement, significant deliverables, and the vendor’s performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in ASU 2009-13 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, or January 1, 2011 for us. Early application is permitted. The adoption of ASU 2009-13 will not have a material impact on our financial position or results of operations.

Other new pronouncements issued but not effective until after January 1, 2011 are not expected to have a significant effect on our financial position or results of operations.

Accounting standards adopted during the year ended December 31, 2010

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”), which eliminated the requirement under Accounting Standards Codification (“ASC”) Topic 855, Subsequent Events (“ASC 855”) for SEC registrants to disclose the date through which they have evaluated subsequent events in the financial statements. ASU 2010-09 was effective upon issuance, and we adopted its provisions as of the issuance of the Quarterly Report for the period ended March 31, 2010. The adoption of ASU 2010-09 was for disclosure purposes only and did not have any effect on our financial position or results of operations.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), which amended ASC Topic 820, Fair Value Measurement and Disclosure (“ASC 820”) to require a number of additional disclosures regarding fair value measurements. In addition to the new disclosure requirements, ASU 2010-06 amended ASC 820 to clarify that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities. Prior to the issuance of ASU 2010-06, the guidance in ASC 820 required separate fair value disclosures for each major category of assets and liabilities. ASU 2010-06 also clarified the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. Except for the requirement to disclose information about purchases, sales, issuance and settlements in the reconciliation of and annual reporting periods beginning after December 15, 2009. We adopted these provisions as of January 1, 2010. The requirement to separately disclose purchases, sales, issuances and settlements of recurring Level 3 measurements is effective for annual reporting periods beginning after December 15, 2010, or January 1, 2011 for us. The adoption of ASU 2010-06 did not and will not have any effect on our financial position or results of operations.

In June 2009, the FASB issued guidance now codified within ASC Topic 810, Consolidation (“ASC 810”), which requires entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and obligation to absorb losses of the entity that could potentially be significant to the variable interest. The guidance was effective as of the beginning of the annual reporting period commencing after November 15, 2009. We adopted these provisions as of January 1, 2010. The adoption of the guidance codified within ASC 810 did not have any effect on our financial position or results of operations.

BUSINESS

Overview

Sensata, a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls. We produce a wide range of customized, innovative sensors and controls for mission-critical applications such as thermal circuit breakers in aircraft, pressure sensors in automotive systems, and bimetal current and temperature control devices in electric motors. We believe that we are one of the largest suppliers of sensors and controls in the majority of the key applications in which we compete and that we have developed our strong market position due to our long-standing customer relationships, technical expertise, product performance and quality and competitive cost structure. We compete in growing global market segments driven by demand for products that are safe, energy-efficient and environmentally-friendly. In addition, our long-standing position in emerging markets, including our 15-year presence in China, further enhances our growth prospects. We deliver a strong value proposition to our customers by leveraging an innovative portfolio of core technologies and manufacturing at high volumes in low-cost locations such as China, Mexico, Malaysia and the Dominican Republic.

Our sensors are customized devices that translate a physical phenomenon such as force or position into electronic signals that microprocessors or computer-based control systems can act upon. Our controls are customized devices embedded within systems to protect them from excessive heat or current. Underlying these sensors and controls are core technology platforms—thermal and magnetic-hydraulic circuit protection, micro electromechanical systems, ceramic capacitance and monosilicon strain gage—that we leverage across multiple products and applications, enabling us to optimize our research, development and engineering investments and achieve economies of scale.

Our primary products include pressure sensors, force sensors, position sensors, motor protectors, and thermal and magnetic-hydraulic circuit breakers and switches. We develop customized and innovative solutions for specific customer requirements, or applications, across the appliance, automotive, HVAC, industrial, aerospace, defense, data/telecom, and other end-markets. We have long-standing relationships with a geographically diverse base of leading global OEMs and other multi-national companies. Our largest end-customers for each of our segments within each of our principal operating regions of the Americas, Asia Pacific and Europe include, in alphabetical order: A.O. Smith, Askol, BMW, Bosch, Continental, Danfoss, Emerson, Ford, Giatek, GM, Honda, Hyundai-Kia, LG Group, Peugeot, Renault-Nissan, Samsung Electronics, Volkswagen and Whirlpool.

The increasing use of sensors in our targeted applications has enabled us to achieve growth rates for our sensors business in excess of underlying end market demand for many of those applications. For example, according to IHS Automotive, global automotive production increased 27% from 2009 to 2010, while over the same period, our sensors product sales increased by 42%.

We develop products that address increasingly complex engineering requirements by investing substantially in research, development and application engineering. By locating our global engineering team in close proximity to key customers in regional business centers, we are exposed to many development opportunities at an early stage and work closely with our customers to deliver the required solutions. As a result of the long development lead times and embedded nature of our products, we collaborate closely with our customers throughout the design and development phase of their products. Systems development by our customers typically requires significant multi-year investment for certification and qualification, which are often government or customer mandated. We believe the capital commitment and time required for this process significantly increases the switching costs once a customer has designed and installed a particular sensor or control into a system.

We are a global business with a diverse revenue mix by geography, customer and end-market and we have significant operations around the world. Our subsidiaries located in the Americas, the Asia Pacific region and Europe generated 42%, 33% and 25%, respectively, of our net revenue for the year ended December 31, 2010. Our largest customer accounted for 8% of our net revenue for the year ended December 31, 2010. Our net revenue for the year ended December 31, 2010 was derived from the following end-markets: 21% from European automotive, 17% from Asia and rest of world automotive, 16% from North American automotive, 14% from appliances and HVAC, 13% from industrial, 7% from heavy vehicle off-road and 12% from all other end-markets. Within many of our end-markets, we are a significant supplier to multiple OEMs, reducing our exposure to fluctuations in market share within individual end-markets.

Competitive Strengths

We believe we have a number of competitive strengths that differentiate us from our competitors. These include:

Leading positions in high-growth segments. We believe that we are one of the largest suppliers of sensors and controls in the majority of the key applications in which we compete. We attribute our strong market positions to our long-standing customer relationships, technical expertise, breadth of product portfolio, product performance and quality, and competitive cost structure. We have selectively chosen to compete in growing applications and geographies. We believe increased regulation of safety and emissions, a growing emphasis on energy efficiency and consumer demand for electronic products with advanced features are driving sensor growth rates exceeding underlying end market demand in many of our key markets, and will continue to offer us significant growth opportunities.

Innovative, highly engineered products for mission-critical applications. Most of our products are highly engineered, critical components in complex systems that are essential to the proper functioning of the product in which they are integrated. Our products are differentiated by their performance, reliability and level of customization, which are critical factors in customer selection. We leverage our core technology platforms across multiple applications, allowing us to cost-effectively develop products that are customized for each application in which they are incorporated. For example, we used our core pressure sensing technology portfolio to develop a pressure sensor specifically designed for a fire suppression system in a military application. Our global engineering team, many of whom are located close to customers, enables us to identify many opportunities at an early stage and to work closely with customers to efficiently deliver solutions they require.

Long-standing local presence in key emerging markets. We believe that our long-standing local presence in key emerging markets such as China, India and Brazil provides us with significant growth opportunities. Our net revenue from sales in emerging markets grew at an 18% compound annual rate from 2006 to 2010. Our sales into these markets represented approximately 19% of our net revenue for fiscal year 2010. We have been present in China since 1995 and currently have two high-volume manufacturing facilities located in Baoying and Changzhou. As an early market entrant in China, we established a leading position serving multinationals with local manufacturing operations in China. We believe we have developed strong relationships with local customers and suppliers based on our local manufacturing and sales presence, track record of performance and brand portfolio. We believe the Klixon® brand, part of our controls business since 1927, distinguishes us in the motor controls sector where recognition of global corporate brands is limited. We believe the brand has been an important driver of success with larger Chinese companies who are seeking to build their international sales presence. We have built a local engineering and sales team in China to develop localized technology solutions and continue to build our presence with both multinational and local companies.

Collaborative, long-term relationships with diversified customer base. We have long-standing relationships with a diverse base of leading global OEMs and other multi-national companies across the appliance, automotive, HVAC, industrial, aerospace, defense and other end-markets. We have worked with our top 25 customers for an average of 22 years. Our established customer relationships span multiple levels of the organization from executives to engineers. As a result of the long development lead times and embedded nature of our products, we collaborate closely with our customers throughout the design and development phase of their products. We believe that our broad product portfolio and global reach reduce our dependence on any particular market or customer.

High switching costs. The technology-driven, highly customized and integrated nature of our products requires customers to invest heavily in certification and qualification over a one- to three-year period to ensure proper functioning of the system in which our products are embedded. We believe the capital commitment and time required for this process significantly increases the switching costs for customers once a particular sensor or control has been designed and installed in a system. In addition, our products are often relatively low-cost components integrated into mission-critical applications for high-value systems. As a result, many of our sensors and controls are rarely substituted during a product lifecycle, which in the case of the automotive end-market typically lasts five to seven years. New suppliers seeking to provide replacement components generally must demonstrate a long track record of reliability, performance and quality control, as well as the scale and resources to support the customer’s product evolution.

Attractive cost structure with scale advantage and low-cost footprint. We believe that our global scale and cost-focused approach have provided us with an attractive cost position within our industry. We currently manufacture approximately 1.1 billion devices per year, with approximately 90% of our production in low-cost countries including China, Mexico, Malaysia and the Dominican Republic. Our strategy of leveraging core technology platforms and focusing on high-volume applications enables us to provide our customers with highly customized products at a relatively low-cost as compared to the costs of the systems in which our products are embedded. We have achieved our current cost position through a continuous process of migration to low-cost manufacturing locations, transformation of our supply chain to low-cost sourcing, product design improvements and ongoing productivity-enhancing initiatives. Over the past eleven years, we have aggressively shifted our manufacturing base from higher-labor cost countries such as the United States, Australia, Brazil, Canada, Italy, Japan, Korea and the Netherlands to lower-cost countries including China, Mexico, Malaysia, and the Dominican Republic. We continue to increase our use of local suppliers based in these lower-cost locations. The employment of manufacturing best practices and process controls has yielded consistent productivity gains and improvements in operating margins for our business since 2003.

Operating model with high cash generation and significant revenue visibility. We believe our strong customer value proposition and cost structure enable us to generate attractive operating margins and return on capital. Over the last five completed fiscal years, our aggregate capital expenditures represented approximately 3% of our aggregate net revenue. We have a low effective cash tax rate due to amortization of intangible assets resulting from our carve-out from Texas Instruments in the 2006 Acquisition and other tax benefits derived from our operating and capital structure, including tax holidays in China and Malaysia, operations in a Dominican Republic tax-free zone, favorable tax status in Mexico and the Dutch participation exemption, which permits the tax-free movement of funds between Dutch entities and foreign entities within the same corporate group. In addition, we believe that our business provides us with significant visibility into new business opportunities based on product development cycles that are typically more than one year, our ability to win design awards (i.e., new “sockets” for our sensors and controls) in advance of system roll-outs and commercialization, and our lengthy product life cycles. Additionally, customer order cycles typically provide us with visibility into a majority of our expected quarterly revenue at the start of each quarter.

Experienced management team. Our senior management team has significant collective experience both within our business and in working together managing our business. Our CEO, President and COO and other members of our senior management team have been employed by our company and its predecessor, the S&C business of Texas Instruments, for the majority of their careers. Our current management team oversaw the carve-out of our business from Texas Instruments and the expansion of our business through both organic growth and acquisitions.

Growth Strategy

We intend to enhance our position as a leading provider of customized, innovative sensors and controls on a global basis. The key elements of our growth strategy include:

Continue product innovation and expansion. We believe our solutions help satisfy the world’s need for safety, energy efficiency and a clean environment, as well as address the demand associated with the proliferation of electronic applications in everyday life. We expect to continue to address our customers’ increased demand for sensor and control solutions with our technology and engineering expertise. We leverage our various core technology platforms across many different products and applications to maximize the impact of our research, development and engineering investments and increase economies of scale. We intend to continue to collaborate closely with customers to improve our current line of products incorporated into our customers’ products and to identify and develop new technologies and products that can be incorporated into our customers’ products at an early stage of the development process. In addition, we intend to focus on new applications that will help us secure new business and drive long-term growth. New applications for sensors typically provide an opportunity to define a leading application technology in collaboration with our customers. Our strategy is to target new applications early in the development cycle by leveraging our strong customer relationships, engineering expertise and attractive cost position.

Expand our presence in significant emerging markets. We believe emerging markets such as China, India and Brazil represent substantial, rapidly growing opportunities. A growing middle class and rapid industrialization are creating significant demand for electric motors, consumer conveniences (such as appliances), automobiles and communication infrastructure. Our broad mix of sensor and control applications utilized in a variety of products and end-markets enables us to participate from the early stages of economic growth, typically characterized by rapid adoption of basic household durables, to later stages of economic growth, typically involving more rapid penetration of automobiles and other consumer conveniences into everyday life. We believe our substantial manufacturing presence and capacity in China provides us with a significant opportunity for future growth. We intend to continue investing in local engineering and sales talent across key emerging markets to build our presence with both multinational and local OEMs.

Broaden customer relationships. We seek to differentiate ourselves from our competitors through superior product reliability, performance and service. We believe that this focus has strengthened our relationships with our existing customers and provided us the experience and market exposure to attract new customers. We also believe our global presence and investments in application engineering and support create competitive advantages in serving multinational and local companies. The continued establishment of business centers near our customers’ facilities and continued close collaboration with our customers’ engineering staffs are key components of this strategy.

Extend low-cost advantage. We intend to continue to focus on managing our costs and increasing our productivity. These ongoing efforts have included migrating our manufacturing to low-cost regions, transforming the supply chain to low-cost sourcing and aggressively pursuing ongoing productivity improvements. We will continue to strive to significantly reduce materials and manufacturing costs for key products by focusing on our design-driven cost initiatives. We will also continue to locate our people and processes in the most strategic, cost-effective regions. As we develop new applications, we intend to continue to leverage our core technology platforms to give us economies of scale advantage in manufacturing and in our research, development and engineering investments.

Recruit, retain, and develop talent globally. We intend to continue to recruit, develop and retain a highly educated, technically sophisticated and globally dispersed workforce. Those in senior management roles have broad experience in managing global businesses. Our strategy leadership team has over 165 years of combined experience with our global businesses. Other senior managers bring global experience, subject matter expertise and an outside perspective which has contributed to our success. We will continue to utilize our extensive network for our global recruiting, including university, community and employee referral programs to introduce our brand and values to prospective employees. We will continue to utilize our formal Integrated Talent Management Program to emphasize learning and development activities focusing on each employee’s particular skill set, including their technical and leadership capabilities. We will continue to engage in extensive market-based research to align our compensation and benefits programs with employee performance and to remain competitive with industry benchmarks.

Pursue strategic acquisitions to extend leadership and leverage global platform. We intend to continue to opportunistically pursue selective acquisitions and joint ventures to extend our leadership across global end-markets and applications, realize operational value from our global low-cost footprint, and deliver the right technology solutions for emerging markets. We believe we have a track record of success in acquiring and integrating businesses. Our acquisition of the First Technology Automotive business in December 2006 added steering position, twilight sensors, fuel cut-off switches and glass bottle thermal protectors to our portfolio of products. Our acquisition of Airpax in July 2007 further strengthened our customer positions in power protection and secured our position as a leading designer and manufacturer of sensing and power protection solutions for the industrial, HVAC, military and mobile power markets. On January 28, 2011, we acquired the Automotive on Board sensors business of Honeywell International Inc., in order to complement the existing operations of our sensors segment, provide new capabilities in light vehicle speed and position sensing, and expand our presence in emerging markets, particularly in China. We intend to continue to seek acquisitions that will present attractive risk-adjusted returns and significant value-creation opportunities.

History

We can trace our origins back to businesses that have been engaged in the sensors and controls business since 1916. We operated as a part of Texas Instruments from 1959 until April 27, 2006, when Sensata Technologies B.V., an indirect wholly-owned subsidiary of us, completed the acquisition of the S&C business from Texas Instruments for an aggregate purchase price of $3.0 billion, plus fees and expenses. The acquisition was effected through a number of our subsidiaries that collectively purchased the assets and assumed the liabilities being transferred in the 2006 Acquisition.

On December 19, 2006, we acquired First Technology Automotive from Honeywell International Inc. for $88.5 million plus fees and expenses. First Technology Automotive designs, develops and manufactures automotive sensors (cabin comfort and safety and stability controls), electromechanical control devices (circuit breakers and thermal protectors), and crash switch devices. First Technology Automotive’s products are sold to automotive OEMs, Tier I automotive suppliers, large vehicle and off-road OEMs, and industrial manufacturers. We believe that the First Technology Automotive acquisition enhanced existing customer relationships and our motor protector and circuit breaker product offerings.

On March 14, 2007, we acquired SMaL Camera, the automotive imaging unit of Cypress Semiconductor Corporation, for approximately $11.4 million plus fees and expenses. SMaL Camera provides cameras and camera subsystems to automotive advanced driver assistance systems. We believe that the acquisition of SMaL Camera accelerated the time to market in the Automotive Vision sensing business and built camera and imager expertise and credibility.

On July 27, 2007, we acquired Airpax for approximately $277.3 million, including fees and expenses. We believe the acquisition of Airpax provided us with leading customer positions in electrical protection for high-growth network power and critical, high-reliability mobile power applications, and further secured our position as a leading designer and manufacturer of sensing and power protection solutions for the industrial, HVAC, military and mobile power markets. The acquisition also added new products such as power inverters and expanded our customer end-markets to include growing network power applications where customers value high reliability and differentiated performance.

On April 30, 2009, we completed the sale of the automotive vision sensing business, which included the assets and operations of SMaL Camera. Our decision to sell this business was driven by the economic climate, slower than expected demand for these products and the expectation that our OEM customers will internally develop the software associated with this business.

Sensors Business

Overview

We are a leading supplier of automotive, commercial and industrial sensors, including pressure sensors, pressure switches and position and force sensors. Our sensors business accounted for approximately 63% of our net revenue for fiscal year 2010. Our sensors are used in a wide variety of applications, including automotive air-conditioning, braking, transmission and air bag applications as well as HVAC and heavy vehicle off-road applications. We derive most of our sensor revenue from the sale of medium and high-pressure sensors, and we believe that we are one of the largest suppliers of sensors in the majority of the key applications in which we compete. Our customers consist primarily of leading global automotive, industrial, and commercial OEMs and their Tier 1 suppliers. Our products are ultimately used by the majority of global automotive OEMs, providing us with a balanced customer portfolio of automotive OEMs which, we believe, helps to protect us against shifts in market share between different OEMs.

Sensors Industry

Sensors are customized devices that translate physical phenomenon into electronic signals for use by microprocessors or computer-based control systems. Based on a report prepared by Global Industry Analysts Inc., we believe that the global sensor industry in 2008 generated sales in excess of $51 billion. The market is characterized by a broad range of products and applications across a diverse set of end-markets. We believe large OEMs and other multi-national companies are increasingly demanding a global presence to supply sensors on their key global platforms.

Automotive Sensors

Revenue from the global automotive end-market, which includes applications in powertrain, air-conditioning and chassis control is driven, we believe, by three principal trends. First, global automotive vehicle unit sales have demonstrated moderate but consistent annual growth prior to 2008 and are expected to increase again as the recent recession continues to subside. Second, the number of sensors used per vehicle has expanded, driven by a combination of factors including government regulation of safety and emissions, market demand for greater fuel efficiency and consumer demand for new applications. For example, governments have mandated sensor intensive advanced braking systems in both Europe and the United States. Finally, revenue growth has been augmented by a continuing shift away from legacy electromechanical products towards higher-value electronic solid-state sensors.

As reported by J.D. Power and Associates, global light vehicle sales saw continuous quarterly expansion from 2002 to 2007. This expansion came to a halt during fiscal year 2008. Global economic conditions translated into lower demand and an overall decline in automotive production by approximately 13% globally in 2009. In the mature markets, the decline was higher; for example, U.S. light vehicle production declined 34% to 5.6 million units in 2009. Western Europe light vehicle production declined 19% to 11.8 million units in 2009. Japan’s light vehicle production declined 31% to 7.6 million units in 2009.

Beginning in the second half of 2009 and into 2010, global light vehicle sales began to expand. According to IHS Automotive, global light vehicle production expanded approximately 23.5% from 2009 to 2010. Over the long-term, many third-party forecasters expect global auto demand to continue expanding based on population growth and increased usage of cars in emerging markets.

Based on a report prepared by Strategy Analytics, Inc., we believe sales of automotive sensors in North America, Europe, Japan, South Korea and China generated approximately $9.0 billion of revenue in 2009 and are expected to grow at a compound annual rate of 10% from 2009 to 2014. The increase in the number of sensors per vehicle and the level of global vehicle sales are the primary drivers in the increase of global automotive sensors. We believe that the increasing installation of safety, emissions, efficiency, and comfort-related features in vehicles, such as airbags and electronic stability control, advanced driver assistance, advanced combustion and exhaust aftertreatment that depend on sensors for proper functioning will continue to drive increased sensor usage.

The automotive sensors market is characterized by high switching costs and barriers to entry, benefiting incumbent market leaders. Sensors are critical components that enable a wide variety of applications, many of which are essential to the proper functioning of the product in which they are incorporated. Sensor application-specific products require close engineering collaboration between the sensor supplier and the OEM or the Tier 1 supplier. As a result, OEMs and Tier 1 suppliers make significant investments in selecting, integrating and testing sensors as part of their product development. Switching to a different sensor results in considerable additional work, both in terms of sensor customization and extensive platform/product retesting. This results in high switching costs for automotive manufacturers once a sensor is designed-in, and we believe is one of the reasons that sensors are rarely changed during a platform lifecycle, which is typically five to seven years. Given the importance of reliability and the fact that the sensors have to be supported through the length of a product life, our experience has been that OEMs and Tier 1 suppliers tend to work with suppliers that have a long track record of quality and on-time delivery, and the scale and resources to meet their needs as the car platform evolves and grows. In addition, the automotive segment is one of the largest markets for sensors, giving participants with a presence in this end-market significant scale advantages over those participating only in smaller, more niche industrial and medical markets.

Commercial and Industrial Sensors

Commercial and industrial sensors employ similar technology to automotive sensors, but often require greater customization in terms of packaging and calibration. Commercial and industrial applications in which sensors are widely used include HVAC, engines (for example, generators), heavy vehicle off-road and general industrial products (for example, fire suppression products). We believe that sensor usage in industrial and commercial applications is driven by many of the same factors as in the automotive market—regulation of safety and emissions, market demand for greater energy efficiency and consumer demand for new features. In the United States, for example, the Environmental Protection Agency or “EPA” has mandated the use of environmentally-friendly refrigerant in all new HVAC equipment by 2010.

Based on a report prepared by VDC Research, we estimate that revenue for the global commercial and industrial pressure sensor markets generated $1.5 billion in revenues in 2008 and is expected to grow at a compound annual rate of 5.9% from 2008 to 2013. In addition, we believe based on that report that growth in commercial and industrial sensors is driven by growth in the underlying end-markets, which generally track the level of GDP, and greater usage of sensors within individual applications.

Sensor Products

We offer the following sensor products:

Product Categories	Key Applications/Solutions	Key End-Markets
Pressure Sensors	Air-conditioning systems Transmission Engine oil Suspension Fuel rail Braking Marine engine Air compressors	Automotive Heavy Vehicle Off-Road Marine Industrials

Pressure Switches	Air-conditioning systems Power steering Transmission HVAC refrigerant	Automotive HVAC Industrial

Position Sensors	Transmission Steering	Automotive

Force Sensors	Airbag (Occupant Weight Sensing)	Automotive

The unaudited table below sets forth the amount of net revenue we generated from each of these product categories in each of the last three fiscal years.

Product Category	For the year ended December 31,
(Amounts in thousands)	2010	2009	2008
Pressure Sensors	$687,047	$456,116	$553,722
Pressure Switches	98,350	71,946	96,928
Position Sensors	32,954	26,062	39,273
Force Sensors	71,977	57,151	87,654
Other	79,300	73,817	89,809

Total	$969,628	$685,092	$867,386

Controls Business

Overview

We are a leading provider of bimetal electromechanical controls, thermal and magnetic-hydraulic circuit breakers, power inverters and interconnection products. Our controls business accounted for approximately 37% of our net revenue for fiscal year 2010. We manufacture and market a broad portfolio of application-specific products, including motor and compressor protectors, circuit breakers, semiconductor burn-in test sockets, electrical HVAC controls, power inverters and precision switches and thermostats. Our controls are sold into industrial, aerospace, military, commercial and residential end-markets. We derive most of our controls revenue from products that prevent damage from excess heat or current in a variety of applications within these end-markets, such as commercial and residential heating, air-conditioning and refrigeration and light industrial systems. We believe that we are one of the largest suppliers of controls in the majority of the key applications in which we compete.

Our controls business also benefits from strong agency relationships. For example, a number of electrical standards for motor control products, including portions of the Underwriters’ Laboratories Standards for Safety, have been written based on the performance and specifications of our controls products. We also have blanket approval from Underwriters’ Laboratories for many of our control products, so that customers can use Klixon® products in the United States interchangeably, but are required to receive certification from Underwriters’ Laboratories for their own products if they decide to incorporate competitive motor protection offerings.

We attribute a substantial portion of our growth in this business to an expanded presence in Asia, particularly China. We are well-positioned to capture additional revenue from our multinational customers as they relocate manufacturing operations to China. We have been working to leverage this market position, with our brand recognition, to develop new relationships with a number of high-growth local Chinese manufacturers. We continue to focus on managing our costs and increasing our productivity in these lower-cost manufacturing regions.

Controls Industry

Controls are customized devices which protect equipment and electrical architecture from excessive heat or current. Our product line encompasses four categories of controls—bimetal electromechanical controls, thermal and magnetic-hydraulic circuit breakers, power inverters and interconnection—each of which serves a highly diversified base of customers, end-markets, applications and geographies.

Bimetal Electromechanical Controls

Bimetal electromechanical controls include motor protectors, motor starters, thermostats and switches, each of which helps prevent damage from excessive heat or current. Our bimetal electromechanical controls business serves a diverse group of end-markets, including commercial and residential HVAC systems, lighting, refrigeration, industrial motors and household appliances, commercial and military aircraft. In the developed markets such as the United States, Europe and Japan, the demand for many of these products, and their respective applications, tends to track to the general economic environment, with historical growth moderately above increases in GDP. In the emerging markets, a growing middle class and rapid overall industrialization is creating significant growth for our control products in electric motors, consumer conveniences such as appliances and HVAC, and communication infrastructure. As an example, the China Countryside Initiative has established higher targets for penetration of household refrigerators and washing machines in rural households that we believe creates significant growth opportunities in China for our controls business.

Thermal and Magnetic-Hydraulic Circuit Breakers

Our circuit breaker portfolio includes customized magnetic-hydraulic circuit breakers and thermal circuit breakers, all of which help prevent damage from electrical or thermal overload. Our magnetic-hydraulic circuit breakers serve a broad spectrum of OEMs and other multi-national companies in the telecommunication, industrial, recreational vehicle, HVAC, refrigeration, marine, medical, information processing, electronic power supply, power generation, over-the-road trucking, construction, agricultural and alternative energy markets. We provide thermal circuit breakers to the commercial and military aircraft market. Although demand for these products tends to pace the general economic environment, demand in certain end-markets such as electrical protection for network power and critical, high-reliability mobile power applications is projected to exceed the growth of the general economic environment.

Power Inverters

Our power inverters products allow an electronic circuit to convert DC to AC. Power inverters are used mainly in applications where DC power, such as that stored in a battery, must be converted for use in an electrical device that runs on AC power (e.g., any electrical products that plug into a standard electrical outlet). Specific applications for power inverters include powering applications in utility/service trucks or recreational vehicles and providing power backup for critical applications such as traffic light signals and key business/computer systems. Demand for these products is driven by economic development, as well as growing interest in clean energy to replace generators, all of which increase demand for both portable and stationary power. As development slows, the demand for our products in these markets declines. The decline is mitigated by growing requirements to meet new energy efficient standards.

Interconnection

Our interconnection products consist of semiconductor burn-in test sockets used by semiconductor manufacturers to verify packaged semiconductor reliability. The semiconductor industry experienced a decline throughout 2009 primarily due to high levels of inventory and rapidly changing technologies. However, beginning in 2010, we experienced an increase in demand for our interconnection products and we believe, based on information from IC Insights, that the semiconductor market will grow at a compound annual rate of approximately 6% from 2010 to 2015.

Controls Products

We offer the following controls products:

Product Categories	Key Applications/Solutions	Key End-Markets
Bimetal Electromechanical Controls	Internal motor and compressor protectors External motor and compressor protectors Motor starters Thermostats Switches	HVAC Small/Large Appliances Lighting Industrial Motors Automotive Accessory Motors Commercial Aircraft Military Heavy Vehicle Off-Road Marine/Industrial

Thermal and Magnetic-Hydraulic Circuit Breakers	Circuit protection	Commercial Aircraft Data Communications Telecommunications Computer Servers Heavy Vehicle Off-Road Marine/Industrial HVAC Military

Power Inverters	DC/AC motors	Heavy Vehicle Off-Road

Interconnection	Semiconductor testing	Semiconductor Manufacturing

The unaudited table below sets forth the amount of revenue we generated from each of these product categories in each of the last three fiscal years.

Product Category	For the year ended December 31,
(Amounts in thousands)	2010	2009	2008
Bimetal Electromechanical Controls	$379,487	$298,476	$363,826
Thermal and Magnetic-Hydraulic Circuit Breakers	131,234	113,855	142,112
Power Inverters	19,985	14,341	20,641
Interconnection	39,485	23,180	28,398
Other	260	—	292

Total	$570,451	$449,852	$555,269

Technology, Product Development and Intellectual Property

We employ various core technology platforms across many different product families and applications in an effort to maximize the impact of our research, development and engineering investments, to increase economies of scale and to leverage our technology-specific expertise across multiple product platforms. The technologies inherent in our sensors and controls products include bimetal discs, ceramic capacitance, monosilicon strain gage and micro electromechanical systems.

Our global engineering team members work closely with our customers to develop customized highly engineered sensors, controls and other products to satisfy our customers’ needs. Our research, development and engineering investments enable us to consistently provide innovative, high-quality products with efficient manufacturing methods. Our research, development and engineering investments include research and development costs and the costs of all our engineering-related activities, including costs related to customer-specific customization of our products.

We believe that continued focused investment in research, development and engineering activities are critical to our future growth and maintaining our leadership position. Our research, development and engineering efforts are directly related to timely development of new and enhanced products that are central to our core business strategy. We develop our technologies to meet an evolving set of customer requirements and new product introductions.

We operate a global network of business centers that allows us to develop new sensing technologies, improve existing technologies and customize our products to the particular needs of our customers. We coordinate our technology research, development and engineering efforts through Centers of Expertise that are designed to maintain a critical mass of intellectual capital in our core technologies and leverage that knowledge in our sensors and controls businesses.

We rely primarily on patents and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. While we consider our patents to be valuable assets, we do not believe that our overall competitive position is dependent on patent protection or that our overall operations are dependent upon any single patent or group of related patents. Many of our patents protect specific functionality in our sensors and controls products and others consist of processes or techniques that result in reduced manufacturing costs. Our patents generally relate to improvements on earlier filed Sensata, acquired or competitor patents. We acquired ownership and license rights to a portfolio of patents and patent applications, as well as certain registered trademarks and service marks for discrete product offerings, from Texas Instruments in the 2006 Acquisition. We have also acquired intellectual property in the acquisitions of First Technology Automotive, Airpax and Automotive on Board. We have continued to have issued to us, and to file for, additional U.S. and non-U.S. patents since the 2006 Acquisition. As of December 31, 2010, we had approximately 174 U.S. and 163 non-U.S. patents and approximately 14 U.S. and 162 non-U.S. pending patent applications. We do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims.

The table below sets forth the number of our current U.S. patents that are scheduled to expire in the referenced periods.

During the years ending December 31,	Number of Patents
2011 – 2015	36
2016 – 2020	61
2021 – 2025	55
2026 – 2029	22

The 36 U.S. patents that will expire between 2011 and 2015 include patents involving pressure sensors, motor controls, semiconductor burn-in-test sockets, thermostats, transmission position switches, temperature sensors, thermal circuit breakers, magnetic-hydraulic circuit breakers and power inverters. Since our core technology platforms, and most of our products, are mature, and our patents generally relate to improvements on earlier filed Sensata, acquired or competitor patents, we do not expect that the expiration of these patents will limit our ability to manufacture and sell such products or otherwise have a material adverse effect on our competitive position.

We utilize licensing arrangements with respect to some technology that we use in our sensor products and to a lesser extent, our control products. We entered into a perpetual, royalty-free cross-license agreement with our former owner, Texas Instruments, in connection with the 2006 Acquisition that permits each party to use specified technology owned by the other party in its business. No license may be terminated under the agreement, even in the event of a material breach. See “Certain Relationships and Related Party Transactions—2006 Acquisition Arrangements—Cross License Agreement.” We also have a material licensing arrangement with Measurement Specialties Inc. that enables us to manufacture the sensing elements used in our monosilicon strain gage pressure sensors. The initial term of this license ran until July 1, 2008 and has been subsequently renewed annually. We anticipate that it will continue to be renewed each year or other acceptable arrangements will be available to us with respect to this technology. This license can be terminated by either party in the event of an uncured material breach. This sensing element is a component used in both our monosilicon strain gage pressure sensors and our occupancy weight-sensing force sensors, which accounted for $287.0 million in net revenue for the year ended December 31, 2010. We purchase these sensing elements from Measurement Specialties Inc. and also manufacture them internally as a second source of supply pursuant to the license.

Sales and Marketing

We believe that the integration of our sensors and controls products into our customers’ systems, as well as their long sales cycle and high initial investment required in customization and qualification, puts a premium on the ability of sales and marketing professionals to develop strong customer relationships and identify new business opportunities. To that end, our sales and marketing staff consists of an experienced, technically knowledgeable group of professionals with extensive knowledge of the end-markets and key applications for our sensors and controls.

Our sales team works closely with our dedicated research, development and engineering teams to identify products and solutions for both existing and potential customers. Our sales and marketing function within our business is organized into regions—America, Asia Pacific and Europe—but also organizes globally across all geographies according to market segments, so as to facilitate knowledge sharing and coordinate activities involving our larger customers through global account managers. Our sales and marketing professionals also focus on “early entry” into new applications rather than the displacement of existing suppliers in mature applications, due to the high switching costs that typically are required in the markets we serve. In addition, in our controls business, we seek to capitalize on what we believe is our existing reputation for quality and reliability, together with recognition of our Sensata®, Klixon®, Airpax® and DimensionsTM brands, in order to deepen our relationships with existing customers and develop new customers across all end-markets.

Customers

Our customer base in the sensors business includes a wide range of OEMs and Tier 1 suppliers in the automotive, industrial and commercial end-markets. Our customers in the controls business include a wide range of industrial and commercial manufacturers and suppliers across multiple end-markets, primarily OEMs in the climate control, appliance, semiconductor, datacomm, telecommunications and aerospace industries, as well as Tier 1 motor and compressor suppliers. In geographic and product markets where we lack an established base of customers we rely on third-party distributors to sell our sensors and controls products. We have had relationships with our top ten customers for an average of 24 years.

The following table presents the top ten customers by net revenue for fiscal year 2010 for each of the sensors and controls businesses, set forth in alphabetical order:

Sensors	Controls
Caterpillar Chrysler Group Continental Ford Motor Company General Motors Honda Motor Company Peugeot Citroen Renault/Nissan TRW Automotive Volkswagen	A.O. Smith Emerson Electric Flame Enterprises Giatek Corporation LG Group Peerless Electronics Regal Beloit Robert Bosch GmbH Samsung Whirlpool

The following table presents a summary of the percentage of net revenue by selected geographic regions for the last three fiscal years.

	Percentage of Net Revenue by Geographic Regions
	For the year ended December 31,
	2008	2009	2010
Geographic Region
Americas	47%	45%	42%
Asia Pacific	28	28	33
Europe	25	27	25

Total	100%	100%	100%

Competition

Within each of the principal product categories in our sensors business, we compete with a variety of independent suppliers and with the in-house operations of Tier 1 systems suppliers. We believe that the key competitive factors in this market are product quality and reliability, technical expertise and development capability, breadth of product offerings, product service and price. Our principal competitors in the market for automotive sensors are Robert Bosch GmbH and Denso Corporation, which are in-house, or captive, providers, and Nagano Keiki Co., Ltd. and Schneider Electric SA, which are independent. Our principal competitors in the market for commercial and industrial sensors include Saginomiya Seisakusho, Inc. and Schneider Electric SA.

Within each of the principal product categories in our controls business, we compete with divisions of large multi-national industrial corporations and fragmented companies, which compete primarily in specific end-markets or applications. We believe that the key competitive factors in this market are product quality and reliability, although manufacturers in certain markets also compete based on price. Physical proximity to the facilities of the OEM/Tier 1 manufacturer customer has, in our experience, also increasingly become a basis for competition. We have additionally found, in our experience, that certain of the product categories have specific competitive factors. For example, in the thermal circuit breakers, thermostats and switches markets, strength of technology, quality and the ability to provide custom solutions are particularly important. In the hydraulic-magnetic circuit breaker markets, as another example, we have encountered heightened competition on price and a greater emphasis on agency approvals, including approvals by Underwriters’ Laboratories, a U.S.-based organization that issues safety standards for many electrical products used in the United States, and similar organizations outside of the United States, such as Verband der Elektrotechnik, Elektronik und Informationstechnik and TÜV Rheinland in Europe, China Compulsory Certification in China and Canadian Standards Association in Canada.

Our primary competitors in the basic alternating current motor protection market include Asian manufacturers Jiangsu Chengsheng Electric Appliance Company Ltd., ChwenDer Thermostat & Company Ltd., Wanbao Refrigeration Group Guangzhou Appliances Company Ltd., Hangzhou Star Shuaier Electric Appliance Co., Ltd., Ubukata Industries Co., Ltd. and Foshan TongBao Corporation Limited. Our competitors in the thermal circuit breaker, thermostat and switches markets include Cutler Hammer and Crouzet, divisions of Eaton Corporation and Schneider Electric, respectively, in aircraft circuit breakers; Honeywell International Inc. in aircraft switches and thermostats; and Cooper Bussman, a division of Cooper Electric, in heavy and off-road thermal circuit breakers. Our competitors in magnetic-hydraulic circuit breaker markets include Carling Technologies, Circuit Breaker Industries, the Heinemann brand of Eaton Corporation and a growing number of smaller competitors primarily in Asia.

Employees

As of December 31, 2010, we had approximately 10,500 employees, approximately 9% of whom are located in the United States. None of our employees are covered by collective bargaining agreements. In various countries, local law requires our participation in works councils. We also utilize contract workers in multiple locations in order to cost-effectively manage variations in manufacturing volume. As of December 31, 2010, we had approximately 1,300 contract workers on a worldwide basis. We believe that our relations with our employees are good.

Environmental Matters and Governmental Regulation

Our operations and facilities are subject to U.S. and non-U.S. laws and regulations governing the protection of the environment and our employees, including those governing air emissions, water discharges, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines or civil or criminal sanctions, or third party property damage or personal injury claims, in the event of violations or liabilities under these laws and regulations, or non-compliance with the environmental permits required at our facilities. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future. We are, however, not aware of any threatened or pending material environmental investigations, lawsuits or claims involving us or our operations other than as set forth below. As of December 31, 2010, compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on our capital expenditures, earnings and competitive position. We have not budgeted any material capital expenditures for environmental control facilities during 2011.

In 2001, Texas Instruments Brazil was notified by the State of São Paolo, Brazil, regarding its potential cleanup liability as a generator of wastes sent to the Aterro Mantovani disposal site, which operated near Campinas from 1972 to 1987. The site is a landfill contaminated with a variety of chemical materials, including petroleum products, allegedly disposed at the site. Texas Instruments Brazil is one of over 50 companies notified of potential cleanup liability. There have been several lawsuits filed by third parties alleging personal injuries caused by exposure to drinking water contaminated by the disposal site. Our subsidiary, Sensata Technologies Brazil, is the successor in interest to Texas Instruments Brazil. However, in accordance with the terms of the acquisition agreement entered into in connection with the 2006 Acquisition, or “Acquisition Agreement,” Texas Instruments retained these liabilities (subject to the limitations set forth in that agreement) and has agreed to indemnify us with regard to these excluded liabilities. Additionally, in 2008, lawsuits were filed against Sensata Technologies Brazil alleging personal injuries suffered by individuals who were exposed to drinking water allegedly contaminated by the Aterro disposal site. These matters are managed and controlled by Texas Instruments. Texas Instruments is defending these lawsuits, which are in early stages. Although Sensata Technologies Brazil cooperates with Texas Instruments in this process, we do not anticipate incurring any non-reimbursable expenses related to the matters described above. Accordingly, no amounts have been accrued for these matters as of December 31, 2010.

Control Devices, Inc., a wholly-owned subsidiary of one of our U.S. operating subsidiaries acquired through our acquisition of the First Technology Automotive business, holds a post-closure license, along with GTE Operations Support, Inc., from the Maine Department of Environmental Protection with respect to a closed hazardous waste surface impoundment located on real property and a facility owned by Control Devices in Standish, Maine. The post-closure license obligates GTE Operations Support to operate a pump and treatment process to reduce the levels of chlorinated solvents in the groundwater under the property. The post-closure license obligates Control Devices to maintain the property and provide access to GTE Operations Support. We do not expect the costs to comply with the post-closure license to be material. As a related but separate matter, pursuant to the terms of an environmental agreement dated July 6, 1994, GTE Operations Support retained liability and agreed to indemnify Control Devices for certain liabilities related to the soil and groundwater contamination from the surface impoundment and an out-of-service leach field at the Standish, Maine facility, and Control Devices and GTE Operations Support have certain obligations related to the property and each other. The site is contaminated primarily with chlorinated solvents. We do not expect the remaining cost associated with addressing the soil and groundwater contamination to be material.

Our products are governed by material content restrictions and reporting requirements, examples of which include the European Union regulations such as REACH, RoHS, ELV, etc., and similar regulations in other countries. Numerous customers, across all business sectors, are requiring us to provide declarations of compliance or, in some cases, full material content disclosure as a requirement of doing business with them.

We are subject to compliance with laws and regulations controlling the export of goods and services. Certain of our products are subject to ITAR. These products represent an immaterial portion of our net revenue and we have not exported an ITAR-controlled product. However, if in the future we decided to export ITAR-controlled products, such transactions would require an individual validated license from the U.S. State Department’s Directorate of Defense Trade Controls. The State Department makes licensing decisions based on type of product, destination of end use, end user and national security and foreign policy. The length of time involved in the licensing process varies, but is currently less than three weeks. The license processing time could result in delays in the shipping of products. These laws and regulations are subject to change, and any such change may require us to change technology or incur expenditures to comply with such laws and regulations.

Legal Proceedings and Claims

We are regularly involved in a number of claims and litigation matters in the ordinary course of business. Most of our litigation matters are third-party claims for property damage allegedly caused by our products, but some involve allegations of personal injury or wrongful death. From time to time, we are also involved in disagreements with vendors and customers. We believe that the ultimate resolution of the current litigation matters that are pending against us, except potentially those matters described below, will not have a material effect on our financial condition or results of operations. Information on other legal proceedings is included in Note 13 of our audited consolidated financial statements, included elsewhere in this prospectus.

Whirlpool Recall Litigation: We are involved in litigation relating to certain control products that Texas Instruments sold between 2000 and 2004 to Whirlpool Corporation, or “Whirlpool.” The control products were incorporated into the compressors of certain refrigerators in a number of Whirlpool brands, including Maytag, Jenn-Air, Amana, Admiral, Magic Chef, Performa by Maytag, and Crosley. Whirlpool contends that the control products were defective because they allegedly fail at excessive rates, and have allegedly caused property damage, including fires. During fiscal years 2007 and 2008, we paid Whirlpool for certain costs associated with third-party claims and other external engineering costs in amounts that did not have a material adverse effect on our financial condition or results of operations. During 2009, Whirlpool, in conjunction with the Consumer Product Safety Commission, announced voluntary recalls of approximately 1.8 million refrigerators.

On January 28, 2009, Whirlpool Corporation, as well as its subsidiaries Whirlpool SA and Maytag Corporation, filed a lawsuit against Texas Instruments and our subsidiary, STI. The lawsuit was filed in the

Circuit Court of Cook County, Illinois, under the name Whirlpool Corp. et al. v. Sensata Technologies, Inc. et al., Docket No. 2009-L-001022. The complaint asserts, among other things, contract claims as well as claims for breach of warranty, fraud, negligence, indemnification and deceptive trade practices. It seeks an unspecified amount of compensatory and exemplary damages. While unspecified, we believe that Whirlpool is claiming amounts in excess of $100 million. We, along with Texas Instruments, have answered the complaint and denied liability.

We, along with Texas Instruments, subsequently filed a cross claim for indemnification against Empresa Braseila de Compressores, S.A., n/k/a Whirlpool SA, and Embraco North America, Inc., together “Embraco.” We assert, among other things, that Embraco was responsible for testing the compatibility of the control product with its compressors, and that we have become exposed to litigation because of Embraco’s actions and inactions. We believe that Embraco is now a wholly-owned subsidiary of Whirlpool SA.

Discovery on all claims and cross-claims is ongoing, and the court has reserved time in October 2011 for a possible trial.

In January 2009, Texas Instruments elected under the Acquisition Agreement to become the controlling party for this lawsuit and will manage and defend the litigation on behalf of both parties. Although we are working with Texas Instruments to defend the litigation, we believe that a loss is probable and, as of December 31, 2010, have recorded a reserve of $5.9 million for this matter. There can be no assurances, however, that this reserve will be sufficient to cover the extent of our costs and potential liability from this or any related matters. Any additional liability in excess of this reserve could have a material adverse effect on our financial condition or results of operations.

Pursuant to the terms of the Acquisition Agreement, and subject to the limitations set forth in that agreement, Texas Instruments has agreed to indemnify us for certain claims and litigation, including this matter, provided that the aggregate amount of costs and/or damages from such claims exceeds $30.0 million, in which case Texas Instruments will reimburse us for amounts incurred in excess of the $30.0 million threshold up to a cap of $300.0 million. In January 2011, we notified Texas Instruments that, as of December 31, 2010, we believed we had incurred approximately $27.4 million of costs that apply towards the indemnification. Texas Instruments has reserved all rights to contest that claim, and may dispute all or some portion of the amount we claimed. We believe that our costs and/or damages from the Whirlpool litigation and other claims and litigation matters subject to the indemnification will ultimately exceed $30.0 million.

We are also involved in a related, but separate proceeding with TI’s insurer, American Alternative Insurance. On June 3, 2009, Texas Instruments filed a lawsuit against American Alternative seeking reimbursement for our defense costs in the Whirlpool litigation and certain other third party claims. The case, Texas Instruments Incorporated v. American Alternative Ins. Corp., was filed in the 193rd Court of Dallas County, Texas, No. DC-09-07045-L. On October 16, 2009, American Alternative filed a third party claims against STI alleging that STI assumed liability for the Whirlpool matters under the Acquisition Agreement. On that basis, American Alternative has asserted that STI owes them any amounts that they may ultimately be required to pay to Texas Instruments. Texas Instruments is defending this claim on STI’s behalf, and has filed an answer denying any liability. During the second quarter of 2010, Texas Instruments informed us that they have reached a settlement with American Alternative in this matter. As of December 31, 2010, we have not recorded a reserve for this matter.

Tax Matters

The Internal Revenue Code requires that companies disclose whether they have been required to pay penalties to the Internal Revenue Service for certain transactions that have been identified by the Internal Revenue Service as abusive or that have a significant tax avoidance purpose. We have not been required to pay any such penalties.

FCPA Voluntary Disclosure

During the second half of fiscal year 2010, we conducted an internal investigation under the direction of the audit committee of our board of directors to determine whether any laws, including the FCPA, may have been violated in connection with a certain business relationship entered into by one of our operating subsidiaries involving business in China. We believe the amount of payments and the business involved was immaterial. We discontinued the specific business relationship and our investigation has not identified any other suspect transactions. We have contacted the United States Department of Justice and the Securities and Exchange Commission to begin the process of making a voluntary disclosure of the possible violations, the investigation, and the initial findings. We are continuing to cooperate fully with their review. The FCPA (and related statutes and regulations) provides for potential monetary penalties, criminal and civil sanctions, and other remedies. We are unable to estimate the potential penalties and/or sanctions, if any, that might be assessed and, accordingly, no provision has been made in the audited consolidated financial statements appearing elsewhere in this prospectus.

Properties

As of December 31, 2010, we occupy 10 principal manufacturing facilities and business centers totaling approximately 2,291,000 square feet, with the majority devoted to research, development and engineering, manufacturing and assembly. Of our principal facilities, approximately 1,436,000 square feet are owned and approximately 855,000 square feet are occupied under leases. We consider our manufacturing facilities sufficient to meet our current and planned operational requirements. We lease approximately 433,000 square feet for our U.S. headquarters in Attleboro, Massachusetts. The table below lists the location of our principal executive and operating facilities. Substantially all of our owned properties and equipment are subject to a lien under our Senior Secured Credit Facility. See Note 7 to our audited consolidated financial statements, included elsewhere in this prospectus, for additional information on our Senior Secured Credit Facility.

Location	Operating Segment	Owned or Leased	Approximate Square Footage
Attleboro, Massachusetts	Sensors and Controls	Leased	433,000
Aguascalientes, Mexico	Sensors and Controls	Owned	444,000
Almelo, Netherlands	Sensors and Controls	Owned	188,000
Oyama, Japan	Sensors and Controls	Owned	74,000
Jincheon, South Korea	Controls	Owned	133,000
Baoying, China	Controls	Owned	440,000
Changzhou, China	Sensors and Controls	Leased	252,000
Subang Jaya, Malaysia	Sensors	Leased	108,000
Haina, Dominican Republic	Sensors and Controls	Leased	62,000
Cambridge, Maryland	Controls	Owned	157,000

Leases covering our currently occupied leased facilities expire at varying dates, generally within the next ten years. We anticipate no difficulty in retaining occupancy through lease renewals, month-to-month occupancy or replacing the leased facilities with equivalent facilities. An increase in demand for our products may require us to expand our production capacity, which could require us to identify and acquire or lease additional manufacturing facilities. We believe that suitable additional or substitute facilities will be available as required; however, if we are unable to acquire, integrate and move into production the facilities, equipment and personnel necessary to meet such increase in demand, our customer relationships, results of operations and financial performance may suffer materially. We are currently expanding our manufacturing capacity in our Baoying and Changzhou facilities to mitigate this risk.

MANAGEMENT

Directors, Executive Officers and Key Employees

From the time of the 2006 Acquisition until our initial public offering, our business was managed under the direction of the board of directors and executive officers of our principal operating subsidiary, STI. Prior to our initial public offering, we served as a holding company and had not engaged in any meaningful activities other than in that capacity. As a result, we did not have any appointed officers prior to March 8, 2010, and our board of directors was comprised of three members, each of whom resigned as of February 26, 2010. On February 26, 2010, all of the directors of STI were appointed to serve as our directors, other than Ms. Sullivan and Mr. Cote, who were not appointed as directors. On March 8, 2010, all of the executive officers and key employees of STI described below were appointed to serve in the same capacity with us in contemplation of the completion of our initial public offering.

The following table sets forth information as of December 31, 2010 regarding individuals who serve as our directors, executive officers and key employees.

Name	Age	Position(s)
Thomas Wroe	60	Chief Executive Officer and Chairman of the Board
Martha Sullivan	53	President and Chief Operating Officer
Jeffrey Cote	44	Executive Vice President and Chief Administrative and Financial Officer
Donna Kimmel	48	Senior Vice President, Human Resources
Steve Major	53	Senior Vice President, Sensors
Richard Dane, Jr.	55	Senior Vice President, Global Operations
Martin Carter	47	Senior Vice President, Controls
Robert Hureau	43	Chief Accounting Officer, Vice President and Corporate Controller
Ed Conard	54	Non-executive Director
Paul Edgerley	55	Non-executive Director
Michael J. Jacobson	59	Non-executive Director
John Lewis	46	Non-executive Director
Seth Meisel	38	Non-executive Director
Charles W. Peffer	63	Non-executive Director
Michael Ward	47	Non-executive Director
Stephen Zide	50	Non-executive Director

Thomas Wroe, has served as Chief Executive Officer, a director and Chairman of the board of directors of the Company since its initial public offering in March 2010. Prior to the initial public offering, Mr. Wroe was the Chief Executive Officer and a director of STI since the completion of the 2006 Acquisition and Chairman of the Board of STI since June 2006. Mr. Wroe served as the President of the sensors and controls business of Texas Instruments since June 1995 and as a Senior Vice President of Texas Instruments since March 1998. Mr. Wroe was with Texas Instruments since 1972, and prior to becoming President of the sensors and controls business, Mr. Wroe worked in various engineering and business management positions. Mr. Wroe also serves on the board of directors of Chase Corporation.

Mr. Wroe brings significant senior leadership, operational, industry and technical experience to the board. He has extensive knowledge of the sensors and controls business, including its historical development, and important relationships with our major customers. Mr. Wroe has been an important contributor to the expansion of our business through both organic growth and acquisitions, and as CEO, Mr. Wroe has direct responsibility for our strategy and operations.

Martha Sullivan was appointed President and Chief Operating Officer by the board of directors of the Company in September 2010 and previously served as Executive Vice President and Chief Operating Officer since the Company’s initial public offering. Ms. Sullivan previously served as Executive Vice President and Chief Operating Officer of STI since January 2007 and as Chief Operating Officer of STI since the completion of the 2006 Acquisition. Ms. Sullivan served as Sensor Products Manager for the sensors and controls business of Texas Instruments since June 1997 and as a Vice President of Texas Instruments since 1998. Ms. Sullivan was with Texas Instruments since 1984 in various engineering and management positions, including Automotive Marketing Manager, North American Automotive General Manager and Automotive Sensors and Controls Global Business Unit Manager.

Jeffrey Cote was appointed Executive Vice President and Chief Administrative and Financial Officer by the board of directors of the Company in January 2011 and previously served as Executive Vice President and Chief Financial Officer since the Company’s initial public offering. Mr. Cote has served as Executive Vice President and Chief Financial Officer of STI since July 2007 and as Senior Vice President and Chief Financial Officer of STI since January 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating and Financial Officer of Digitas. Previously he worked for Ernst & Young LLP.

Donna Kimmel was appointed Senior Vice President, Human Resources by the board of directors of the Company in connection with the Company’s initial public offering. Ms. Kimmel has served in the same capacity with STI since January 2007 and previously served as Vice President, Human Resources of STI since the completion of the 2006 Acquisition. Ms. Kimmel served as Human Resources Manager for the sensors and controls business of Texas Instruments since January 2005 and as Vice President of Texas Instruments since 2005. Prior to that, Ms. Kimmel served as Worldwide Business HR Manager for the Broadband Communications Group of Texas Instruments from January 2000 to January 2005 and as Worldwide Manager of Leadership and Organization Development for Texas Instruments from 1997 to January 2000. Prior to joining Texas Instruments, Ms. Kimmel held various human resources management positions in the financial services industry.

Steve Major was appointed Senior Vice President, Sensors by the board of directors of the Company in connection with the Company’s initial public offering. Mr. Major has served in the same capacity with STI since January 2007 and previously served as Vice President, Sensors of STI since the completion of the 2006 Acquisition. Mr. Major served as the General Manager for North American Automotive Sensors for the sensors and controls business of Texas Instruments since 2000. Mr. Major joined Texas Instruments in 1983 after serving four years in the United States Army.

Richard Dane, Jr. was appointed Senior Vice President, Global Operations by the board of directors of the Company in connection with the Company’s initial public offering. Mr. Dane has served in a similar capacity with STI since January 2007 and previously served as Vice President, Operations of STI since the completion of the 2006 Acquisition. Mr. Dane served as Best Cost Producer Strategy Manager for the sensors and controls business of Texas Instruments since April 2001 and as a Vice President of Texas Instruments since 2002. Mr. Dane joined Texas Instruments in 1977, and has been employed in various management positions including S&C General Manager in Canada, Radio Frequency Identification Systems General manager in Germany and S&C Best Cost Producer Strategy Manager.

Martin Carter was appointed Senior Vice President, Controls by the board of directors of the Company in connection with the Company’s initial public offering. Mr. Carter has served in a similar capacity with STI since December 2009. From 2007 to 2009, Mr. Carter served as the Vice President and General Manager of Kaiser Aluminum. From 2001 to 2006, Mr. Carter was President of Hydro Aluminum North America and Norsk Hydro North America.

Robert Hureau has served as Chief Accounting Officer and Vice President and Corporate Controller of the Company since its initial public offering. Mr. Hureau has served as Chief Accounting Officer of STI since May 2009, and as Vice President and Corporate Controller of STI since February 2007. From 2004 to 2007, Mr. Hureau worked as vice president corporate controller and vice president finance at Brooks Eckerd Pharmacy and from 1998 to 2004 as corporate controller at Ocean Spray Cranberries, Inc. Previously, Mr. Hureau worked for PricewaterhouseCoopers LLP and is a Certified Public Accountant in the Commonwealth of Massachusetts.

Ed Conard has served as a director of the Company since its initial public offering. Prior to the initial public offering, Mr. Conard served as a director of STI since the completion of the 2006 Acquisition. Mr. Conard was a Managing Director of Bain Capital from 1993 to 2007. Prior to joining Bain Capital, Mr. Conard was a director of Wasserstein Perella from 1990 to 1992 where he headed the firm’s Transaction Development Group. Previously, Mr. Conard was a Vice President at Bain & Company, where he headed the firm’s operations practice and managed major client relationships in the industrial manufacturing and consumer goods industries. Mr. Conard also has experience as both a product and manufacturing engineer in the automobile industry. Mr. Conard serves on the board of directors of Unisource Worldwide, Inc. and Waters Corp. Mr. Conard served as a director of Innophos Holdings, Inc. from November 2006 to October 2007 and Broder Bros., Co. from 2006 to May 2009.

Mr. Conard brings to the board significant expertise in finance, operations and industrial technology. Mr. Conard has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, banking and consulting.

Paul Edgerley has served as a director of the Company since its initial public offering. Prior to the initial public offering, Mr. Edgerley served as a director of STI since the completion of the 2006 Acquisition. Since 1990, Mr. Edgerley has been a Managing Director of Bain Capital, and prior to that was a principal at Bain Capital since 1988. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a consultant and a manager in the healthcare, information services, retail and automobile industries. Previously he was a certified public accountant with Peat Marwick Mitchell & Company. Mr. Edgerley also serves on the board of directors of Keystone Automotive Operations, Inc., Steel Dynamics, Inc., HD Supply Inc., GOME Electrical Appliances Holding Limited, MEI Conlux Holdings, Inc., Sunac Group and The Boston Celtics.

Mr. Edgerley brings to the board extensive experience in corporate strategy development. Mr. Edgerley has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, consulting and accounting.

Michael J. Jacobson has served as a director of the Company since its initial public offering. Mr. Jacobson is a director and the president of PGE Management, Inc. and Jacobson Group, Inc., both of which are real estate investment and development companies, where he has worked since 1992 and 1994, respectively. Prior to founding PGE Management, Mr. Jacobson was the President and Chief Executive Officer of Vetco Gray, Inc. from 1988 until 1991. Previously, Mr. Jacobson was a Vice President at Bain & Company, where he worked in the health care, oil field services, steel and textile industries. From 2004 until 2007, Mr. Jacobson also served on the Springfield, Massachusetts Finance Control Board, a position to which he was appointed by former Governor Mitt Romney.

Mr. Jacobson brings to the board strong practical financial, consulting and executive experience.

John Lewis has served as a director of the Company since its initial public offering. Prior to the initial public offering, Mr. Lewis served as a director of STI since the completion of the 2006 Acquisition. John Lewis is a Partner and Chief Investment Officer of Unitas Capital. Prior to joining Chase Capital Partners in 1996, Mr. Lewis was a member of Chase Manhattan Bank’s Merchant Banking Group in Hong Kong for two years, where he was responsible for developing Chase’s direct investment business in Asia. Previously, he worked in Chase’s Merchant Banking Group in New York for four years. Mr. Lewis also serves on the board of directors of Edwards Group Ltd., KD Blue Sky Technologies Ltd., AITS Cayman Limited and certain of its subsidiaries and Exego Group Pty Ltd.

Through his extensive experience in investment banking and private equity, Mr. Lewis brings to the board deep knowledge about Asia, a key growth market for the Company, a strong financial background and experience serving on the boards of numerous companies.

Seth Meisel has served as a director of the Company since its initial public offering. Mr. Meisel is a Principal at Bain Capital, where he has been employed since 1999. Prior to joining Bain Capital, Mr. Meisel worked as a consultant and manager at Mercer Management Consulting in the industrial, financial services and retail industries. Mr. Meisel serves on the board of directors of Keystone Automotive Operations, Inc., Unisource Worldwide, Inc. and Styron, LLC.

Mr. Meisel brings to the board broad knowledge of, and expertise in, mergers, acquisitions and financing. In addition, Mr. Meisel has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of several private companies during his career in private equity and consulting.

Charles W. Peffer has served as a director of the Company since its initial public offering. Mr. Peffer was a partner of KPMG LLP and its predecessor firms from 1979 until his retirement in 2002. Mr. Peffer served in KPMG’s Kansas City office as Partner in Charge of Audit from 1986 to 1993 and as Managing Partner from 1993 to 2000. Mr. Peffer is a director of Garmin, Ltd., NPC International, Inc. and the Commerce Funds, a family of eight mutual funds.

Mr. Peffer brings to the board extensive practical and management experience in public accounting and corporate finance, including significant experience with KPMG and its predecessor firms. Mr. Peffer also brings leadership expertise through his directorship roles in other public companies, including service on audit committees.

Michael Ward has served as a director of the Company since its initial public offering. Prior to the initial public offering, Mr. Ward served as director of STI since the completion of the 2006 Acquisition. Mr. Ward is a Managing Director of Bain Capital and joined the firm in 2003. Prior to joining Bain Capital, Mr. Ward was President and Chief Operating Officer of Digitas Inc. from March 1998 to 2003 and previously was Vice President of Digitas from August 1997. Prior to Digitas, Mr. Ward spent four years with Bain & Company and nine years with PricewaterhouseCoopers LLP. Mr. Ward serves on the board of directors of Toys R Us and The Weather Channel.

Through his experience in private equity and accounting and as a senior executive at Digitas, Mr. Ward brings to the board senior leadership experience and significant expertise in the operations and finances of multinational companies. In addition, Mr. Ward has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity, industry and accounting.

Stephen Zide has served as a director of the Company since its initial public offering. Prior to the initial public offering, Mr. Zide served as a director of STI since the completion of the 2006 Acquisition. Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide also serves on the board of directors of Innophos Holdings, Inc., Keystone Automotive Operations, Inc., HD Supply Inc., The Weather Channel, Styron, LLC and MEI Conlux Holdings, Inc.

Mr. Zide brings to the board extensive negotiating and financing expertise gained from his training and experience as a legal advisor and then a private equity professional and financial advisor. In addition, Mr. Zide has had significant involvement with the Company since the 2006 Acquisition, and has served as a director of numerous public and private companies during his career in private equity and law.

New Director Nominees

Set forth below is certain information relating to the individuals who have been nominated by our board of directors for election by our shareholders at our Annual General Meeting of Shareholders to be held on March 9, 2011.

Kirk P. Pond, 66, was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc. from June 1996 until May 2005. He also served as the Chairman of Fairchild’s board of directors from 1997 until June 2006. Prior to his service with Fairchild and its predecessor, National Semiconductor, Mr. Pond served in executive positions with Timex Corporation and Texas Instruments. Mr. Pond served as a member of the board of directors of the Federal Reserve Bank of Boston from January 2004 until January 2007, and he currently serves on the board of directors of Wright Express Corporation and Brooks Automation, Inc. Mr. Pond has also served on the advisory board of the University of Arkansas Engineering School since 1987.

Mr. Pond brings to the board significant executive leadership experience as the former chief executive officer of a successful public company. In addition, his broad background in technology, manufacturing, global marketing and finance will give the board and the Company’s management additional insights and perspective on the Company’s business and strategy.

Marc Roskam, 46, has served as the Company’s Director of European Finance since February 2010. Prior to that, Mr. Roskam served as Manager of Finance and Information Technology for RPC Group, a European producer of rigid plastic packaging, from January 2009 to January 2010, and as Director of European Finance and International Treasurer for Polaroid from January 2000 to October 2008.

Mr. Roskam brings to the board more than twenty years experience with managing the financial aspects of multinational companies.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Board Composition

Following the completion of this offering, we will continue to be deemed a “controlled company” under the rules of the New York Stock Exchange because more than 50% of our outstanding voting power will continue to be held by Sensata Investment Co. See “Principal and Selling Shareholders.” We rely upon the “controlled company” exception to the board of directors and committee independence requirements under such stock exchange. Pursuant to this exception, we are exempt from the rules that would otherwise require that our board of directors consist of a majority of independent directors and that our compensation committee and nominating and governance committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we comply with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange rules, which require that our audit committee consist exclusively of independent directors within one year of our initial public offering.

Prior to February 26, 2010, our board of directors was comprised of three members, each of whom resigned on that date in connection with our conversion into a public limited liability company. These members consisted of: Messrs. Geert Braaksma and Joep Hamers and, as permitted under Dutch law, a company known as ANT Management (Netherlands) B.V. On February 26, 2010, those directors who were serving as directors of STI (other than Ms. Sullivan and Mr. Cote) and Messrs. Jacobson, Meisel and Peffer were appointed to our board of directors. Messrs. Jacobson and Peffer qualify as independent directors according to the rules and regulations of the SEC and the New York Stock Exchange with respect to audit committee membership, and we believe Mr. Pond will also qualify as an independent director according to these rules and regulations. We believe that Mr. Peffer qualifies as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K.

Shareholders will elect directors each year at our general meeting of shareholders. The term of office for each director will be until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Our directors may be elected by the vote of a majority of votes cast at a general meeting of shareholders provided that our board of directors has proposed the election. An appointment by the general meeting of shareholders shall be made from a list of candidates containing the names of at least two persons for each vacancy to be filled. Notwithstanding the foregoing, the general meeting of shareholders may, at all times, by a resolution passed with a two-thirds majority of the votes cast representing more than one-half of the issued capital, resolve that such list shall not be binding.

Under our articles of association and Dutch corporate law, the members of the board of directors are collectively responsible for the management, general and financial affairs and policy and strategy of our company.

Dutch law provides for a two-tier board system: a management board, comprised of executive directors, and a supervisory board, comprised of non-executive directors. In this two-tier system, the supervisory board supervises and advises the management board. All of our directors are residents of the U.S. and more accustomed to the U.S. one-tier board system. As a result, we have elected, as permitted by our articles of association and Dutch law, to maintain a single-tier board of directors comprised of both executive and non-executive directors. The executive directors are primarily responsible for managing our day-to-day affairs as well as other responsibilities that have been delegated to the executive directors in accordance with our articles of association. The non-executive directors supervise the executive directors and our general affairs and provide general advice to the executive directors. Each director owes a duty to the company to properly perform the duties assigned to him and to act in the corporate interest of the company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. Any board resolution regarding a significant change in the identity or character of the company requires shareholders’ approval.

The Chairman of the board of directors is obligated to ensure, among other things, that (i) each director receives all information about matters that he or she may deem useful or necessary in connection with the proper performance of his or her duties, (ii) each director has sufficient time for consultation and decision-making, and (iii) the board of directors and the board committees are properly constituted and functioning.

Mr. Wroe was appointed as both Chief Executive Officer and Chairman of the Board on March 8, 2010. In the Netherlands, legislation is pending that prohibits an executive member of the board of a Dutch limited liability company to be chairman of the board. If and when the legislation becomes effective in the Netherlands, we expect that our board of directors will appoint one of the non-executive members of the board as Chairman.

Committees of the Board of Directors

In connection with the initial public offering, we established an audit committee, a compensation committee and a nominating and governance committee and adopted written charters for each of these committees, which are available on our website. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year. In the future, our board may establish other committees, as it deems appropriate, to assist with its responsibilities.

Audit Committee

Our Audit Committee is currently composed of three directors: Messrs. Peffer (who serves as Chairman), Jacobson and Ward. Messrs. Peffer and Jacobson are independent directors according to the rules and regulations of the SEC and the New York Stock Exchange. One additional independent director will be added to our Audit Committee by March 10, 2011, the first anniversary of our initial public offering. Our board has determined that Mr. Peffer is an “audit committee financial expert,” as defined by the SEC.

The primary function of the Audit Committee is to serve as an independent and objective party to oversee our accounting and financial reporting processes and internal control system; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management and our board. The Audit Committee is responsible for (1) recommending the appointment, retention, termination and compensation of our independent auditors to our shareholders, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of our independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing our independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of our auditing firm, (5) discussing our annual audited financial and quarterly statements with management and our independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and our independent auditor, (9) reviewing with our independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of our independent auditors, (11) handling such other matters that are specifically delegated to the Audit Committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

Compensation Committee

The Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our equity incentive plans. During the fiscal year ended December 31, 2010, the Company was a “controlled company” within the meaning of the rules of the New York Stock Exchange and was not required to have a Compensation Committee comprised solely of independent directors.

The Compensation Committee is responsible for (1) reviewing compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the board of directors from time to time.

Compensation Committee Interlocks and Insider Participation. In connection with our initial public offering, Messrs. Ward and Zide were appointed to the Compensation Committee of our board of directors. No member of the Compensation Committee is or has been an officer or employee of the Company, and none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other third-party entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee or any board committee of any of our subsidiaries. There are, and during fiscal 2010 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

Messrs. Ward and Zide are managing directors of Bain Capital. Bain Capital and the Company have entered into certain transactions, as disclosed under “Certain Relationships and Related Party Transactions—Advisory Agreement,” “—The Investor Rights Agreement,” “—Security Holders Agreement,” “—Purchase of Outstanding Debt Securities” and “—Administrative Securities Agreement between Us and Sensata Investment Co.”

Nominating and Governance Committee

The Nominating and Governance Committee assists the board by identifying individuals qualified to become members of the board of directors consistent with criteria set by the board and to develop our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering shareholder nominees for election to the board, (3) evaluating and recommending candidates for election to the board, (4) overseeing the performance and self-evaluation process of the board and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. During the fiscal year ended December 31, 2010, the Company was a “controlled company” within the meaning of the rules of the New York Stock Exchange and was not required to have a Nominating and Governance Committee comprised solely of independent directors.

One of the goals of the Nominating and Governance Committee is to assemble a board of directors that offers a variety of perspectives, backgrounds, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the board, our operating requirements and the long-term interests of our shareholders.

Code of Business Conduct and Ethics

On March 8, 2010, in connection with our initial public offering and by resolution of our board of directors, we adopted a code of business conduct and ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In addition, we adopted a code of ethics for senior financial employees. Copies of the current code of business conduct and ethics and code of ethics for senior financial employees are available on our website.

In the event that any amendment is made to either code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of either code of ethics, to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, consideration, expectation and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation Discussion and Analysis

From the 2006 Acquisition until our initial public offering in March 2010, our business had been managed under the direction of the board of directors and executive officers of our principal operating subsidiary, STI. The Company served as a holding company and did not engage in any meaningful activities other than in that capacity. In contemplation of the completion of our initial public offering, all of the executive officers of STI were appointed to serve in the same capacity with the Company.

In contemplation of our initial public offering, our board of directors formed a Compensation Committee and adopted a written charter for the Compensation Committee. This section provides an overview of our executive compensation philosophy and how and why the Compensation Committee arrives at specific compensation decisions and policies. Our executive compensation policy is substantially similar to how the compensation committee of STI made such determinations prior to our initial public offering.

This Compensation Discussion and Analysis section describes the material elements of our compensation programs for the executive officers listed in the Summary Compensation Table (collectively, the “Named Executive Officers”).

Summary

Business Results

The core of the Company’s executive compensation philosophy is pay for performance. Despite the economic challenges facing the economy and the industry in which the Company operates, the Compensation Committee believes fiscal year 2010 was a successful year for the Company. Among the Company’s successes and accomplishments during 2010 were the following:

•	successful completion of its initial public offering in March 2010;

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achievement of total consolidated revenue of $1.5 billion in 2010 as compared to $1.1 billion in 2009, including fourth-quarter revenue of $387.8 million as compared to $338.1 million in the fourth-quarter of 2009;

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achievement of adjusted EBITDA of $454.9 million in 2010, which was equal to 131.5% of the adjusted EBITDA target for our annual incentive plan, as compared to adjusted EBITDA of $324.4 million in 2009; and

•	increased market penetration in China.

2010 Compensation Decisions

The Compensation Committee reviews the Company’s executive compensation policies and procedures on an ongoing basis. In determining whether to make changes to these policies and procedures, the Compensation Committee considers competitive market trends, strategic goals and growth objectives and the views of shareholders.

The following summarizes the Compensation Committee’s compensation decisions in 2010 in light of these factors and the accomplishments highlighted above:

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Base Salary. The Compensation Committee reviewed competitive market pay practices to determine whether base salary increases were advisable, particularly in light of the additional responsibilities of our executive officers associated with becoming a public company. After considering this information, along with the Company’s pay for performance philosophy and the contributions and expected contributions of each Named Executive Officer, the Compensation Committee decided to increase the base salary for each Named Executive Officer. The resulting base salaries for the Named Executive Officers continued to be below the market median for each position, which is in line with the Company’s philosophy.

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Short-Term Incentive Awards. Based on the Company’s performance against the adjusted EBITDA performance measure that the Compensation Committee established at the beginning of 2010 and other factors considered by the Compensation Committee, short-term incentive awards were granted to the Named Executive Officers at 173% of their targeted level.

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Equity Compensation. In support of our pay for performance philosophy, we granted a mix of stock options and performance-contingent restricted stock in 2010 to select executives, including certain Named Executive Officers. While we had historically granted time vesting restricted securities for retention purposes, during 2010 we introduced restricted securities that vest based on the Company’s achievement of adjusted net income targets. Because the Compensation Committee believes that equity compensation is a significant tool for the Company to retain its executive officers and other key employees, the Committee evaluated the amount of equity securities of the Company, including vested and unvested stock options and restricted securities, held by each of the Named Executive Officers. As a result of this analysis, and as recognition for performance during 2010 and as an incentive to sustain that performance, the Compensation Committee awarded stock options and performance vesting restricted securities to Messrs. Major and Carter.

Other Compensation Highlights

Additional highlights of our executive compensation policies are as follows:

•	Tax gross-ups are not provided to our executive officers, including the Named Executive Officers, for personal expenses or in the event of a change in control.

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The Compensation Committee has retained an independent compensation consultant. The consultant is not permitted to provide any other services to the Company unless pre-approved by the Compensation Committee.

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The Compensation Committee oversees and evaluates the design and implementation of the incentives and risks associated with our compensation policies and practices. This oversight and evaluation is completed with the assistance of human resources management.

•	The Company offers limited perquisites to Named Executive Officers.

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The Company’s equity award grant date guidelines require that equity awards be granted at pre-determined times in order to ensure that grants are not timed or coordinated with the release of material information about the Company.

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The Compensation Committee has adopted a policy that each Named Executive Officers hold stock options, restricted securities or other equity of the Company in an amount equal in value to at least a defined multiple of his or her base salary as follows: Mr. Wroe, 4x salary; each of Mr. Cote and Ms. Sullivan, 3x salary; and Messrs. Major and Carter, 2x salary.

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For 2010, the short-term incentive opportunities for all of the Named Executive Officers were based on the Company’s adjusted EBITDA and their long-term incentive awards were based on the performance of the Company’s ordinary shares.

Compensation Philosophy and Objectives

Our philosophy in establishing compensation policies for the Named Executive Officers is to align compensation with our strategic goals and our growth objectives, while concurrently providing competitive compensation that enables us to attract and retain highly qualified executives.

The primary objectives of our compensation policies for the Named Executive Officers are to:

•	attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and by rewarding outstanding personal performance;

•	promote and award the achievement of our long-term value creation objectives;

•	promote and reward the achievement of short-term objectives; and

•	align the interests of the Named Executive Officers with those of the Company by making long-term incentive compensation dependent upon the Company’s financial performance.

Executive compensation is based on our pay-for-performance philosophy, which emphasizes company and individual performance measures that correlate closely with the achievement of both short- and long-term performance objectives. To motivate the Named Executive Officers, we focus primarily on equity compensation that is tied directly to long-term value creation goals. Additionally, we provide competitive cash compensation rewards to the Named Executive Officers that focus on the achievement of short-term objectives.

By design, our base salaries are below market, offset by the longer term potential value of the equity compensation and the short-term opportunity for annual incentive bonuses.

For years in which we perform well, the Named Executive Officers can earn additional compensation under our performance-based annual bonus plan such that the officers’ total annual cash compensation meets or exceeds the median annual cash compensation paid by comparable companies. See “Components of Compensation—Cash Compensation” below for additional information. We believe putting a balanced portion of our executives’ total cash compensation at risk encourages our executives to strive to meet the overall performance goals of the Company as well as their individual performance goals.

Role and Function of the Compensation Committee

The Compensation Committee is comprised of two members of our board of directors: Michael Ward and Stephen Zide. The Compensation Committee is responsible for reviewing and approving each element of the compensation for the Named Executive Officers. The Compensation Committee also reviews the Company’s overall compensation philosophy and objectives on an annual basis.

The Compensation Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has retained Pearl Meyer & Partners as its independent consultant, or the “Consultant.” The Consultant advises the Compensation Committee on all matters related to the compensation of the Named Executive Officers and assists the Compensation Committee in interpreting data provided by the Company, as well as additional data provided by the Consultant. During 2010, the Consultant prepared materials for all Compensation Committee meetings and participated in all but one of the meetings. The Compensation Committee holds an executive session with the Consultant during each meeting at which the Consultant is present. No members of management are present at the executive sessions.

The Compensation Committee makes an independent determination on all matters related to the compensation of the Named Executive Officers. In making its determinations, the Compensation Committee may seek the views of the Chief Executive Officer on whether the existing compensation policies and practices continue to support the Company’s business objectives, appropriate performance goals, the Company’s performance and the contributions of the other Named Executive Officers to that performance.

The Compensation Committee may also consult with the Senior Vice President, Human Resources on matters related to the design, administration and operation of the Company’s compensation programs. The Compensation Committee has delegated administrative responsibilities for implementing its decisions on compensation and benefits matters to the Senior Vice President, Human Resources, who reports directly to the Committee regarding the actions she has taken under this delegation.

Role of Officers in Determining Compensation

The Chief Executive Officer, Senior Vice President, Human Resources, and Vice President, Total Rewards provide analysis and recommendations on compensation issues and attend meetings of the Compensation Committee, as requested by the Compensation Committee. The Compensation Committee also meets in executive session without any executive officers present. All decisions related to the compensation of the Named Executive Officers are ultimately made by the Compensation Committee.

Compensation Benchmarking and Survey Data

As part of establishing the total compensation packages for the Named Executive Officers for 2010, the Compensation Committee reviewed compensation packages for executive officers holding comparable positions, based on similarity of job content, at comparable companies. In January 2010, the Consultant recommended a list of comparable companies for compensation comparisons primarily based on the following pre-defined selection criteria:

•	industry similarity;

•	companies with revenues approximately one-half to two times our annual revenues (generally between $750 million and $3 billion); and

•	companies with market capitalization approximately one-half to two times our market capitalization (generally between $1.85 billion and $7.4 billion).

For the analysis of the 2010 compensation packages for the Named Executive Officers, the peer group was approved by the Compensation Committee in February 2010 and consisted of the following companies:

AMETEK, Inc.	Fairchild Semiconductor
Amphenol Corporation	FLIR Systems, Inc.
Analog Devices	Molex, Inc.
AVX Corporation	Moog, Inc.
Baldor Electric Company	Regal-Beloit Corporation
BorgWarner, Inc.

The Compensation Committee utilizes the peer group to provide context for its compensation decision making. The compensation paid by peer group companies to their respective executive officers does not factor into the Compensation Committee’s determination of the peer group. After the peer group companies are selected, the

Consultant prepares and presents a report to the Compensation Committee summarizing the competitive data and comparisons of the Named Executive Officers to the comparable company market data utilizing publicly available data from the peer group and broad survey data (reflecting companies of similar size in the high technology industry). The Compensation Committee uses the survey data in conjunction with peer group data in evaluating compensation practices. Each of the elements of compensation is reviewed as part of this analysis and evaluation.

The survey data includes the following sources:

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the Benchmark and Executive Surveys Overall Practices Report published by Radford, an AON Company, which reviews executive compensation of approximately 700 participating companies, primarily within the technology industry, covering base salary, incentives, stock and total cash/total direct compensation; and

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the Towers Perrin Compensation Data Bank (CDB) Executive Compensation Database, which reviews executive compensation of approximately 800 participating companies and focuses on total direct compensation comprised of salary, bonus and long-term incentives.

Components of Compensation

Compensation for the Named Executive Officers consists of cash compensation and equity compensation, each as discussed below.

Cash Compensation

The Named Executive Officers receive annual cash compensation in the form of base salary, annual incentive bonuses and discretionary bonuses, which collectively constitute the executive’s total annual cash compensation. The levels of total annual cash compensation are established by the Compensation Committee annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Total annual cash compensation for each position is targeted at the “market value” for that position as measured by the annual benchmark review described above.

We maintain base salaries, which are the fixed component of annual cash compensation, below market value, thereby putting a larger portion of the executive’s total annual cash compensation at risk. The annual incentive bonus is targeted at a level that, when combined with base salaries, yields total annual cash compensation that approximates market value when the Company, operating units and individuals meet performance goals. Accordingly, when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives, total annual cash compensation for a position generally will exceed the position’s market value. Conversely, when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives, total annual cash compensation generally will be below market levels. In addition, the Compensation Committee may grant a discretionary bonus to reward extraordinary individual or Company performance during the fiscal year.

Base Salary. Base salary for each Named Executive Officer is established based on that executive’s scope of responsibilities, taking into account competitive market compensation paid by other companies to executives in similar positions. We believe that executive base salaries should generally be targeted around the 90th percentile of the market median of salaries paid to executives with similar responsibilities and in similar positions with comparable companies, as measured by the annual benchmarking survey described above. In 2010, as set forth in the table below and in keeping with our strategy, we paid base salaries to the Named Executive Officers below the median level of salaries for executives in similar positions in comparable companies.

Name	Percentage of Market Median(1)
Thomas Wroe	90%
Jeffrey Cote	97%
Martha Sullivan	90%
Martin Carter	90%
Steve Major	90%

(1)	Based on each Named Executive Officer’s 2010 base salary.

Base salaries are reviewed by the Compensation Committee annually. Annual adjustments to an executive’s base salary take into account:

•	individual performance (based on achievement of pre-determined goals and objectives);

•	market position of the individual’s current base salary versus the 90th percentile of the market median;

•	our ability to pay increases; and

•	internal equity.

The table below sets forth the base salary increases given in 2010, expressed as a percentage compared to each executive’s 2009 base salary.

Name	Base Salary Increase
Thomas Wroe	28.2%
Jeffrey Cote	7.5%
Martha Sullivan	8.4%
Martin Carter(1)	—
Steve Major	25.3%

(1)	Mr. Carter was hired in December 2009.

The 2010 base salary increases for Messrs. Wroe, Cote and Major and Ms. Sullivan were based on individual contributions and achievements and an evaluation of their base salaries relative to market base salary compensation. The increases for Mr. Wroe, Ms. Sullivan and Mr. Major were the culmination of a four year process to move their base salaries to the target base compensation equal to the 90th percentile of the market median. Mr. Cote’s base salary was brought above the 90th percentile of the market median due to his particular contributions and achievements, including: leadership of the financial functions of the company, on-going management of long-term debt, high-performance in financial operations, coordination of pre- and post-initial public offering matters and continued excellence in compliance management.

Annual Incentive Bonus. Annual incentive bonuses are used to provide compensation to the Named Executive Officers that is tied directly to our annual adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other costs) growth goal. If we meet our adjusted EBITDA growth goal, then we pay out 100% of the pre-determined bonus pool. If we exceed our adjusted EBITDA growth goal, then we pay out more than 100% of the pre-determined bonus pool, and if we fall short of our adjusted EBITDA growth goal, we pay out less than 100% of the pre-determined bonus pool.

The payout percentages relative to our performance scale is determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee at the beginning of each year. The performance target for the Chief Executive Officer is set by the Compensation Committee based on the previously described annual benchmarking survey. The amount of the annual incentive bonus to be paid to the Chief Executive Officer is determined by the Compensation Committee based on achievement of our adjusted EBITDA growth goal, as such targets may be adjusted by the Compensation Committee.

For 2010, the Compensation Committee set the adjusted EBITDA target at $427 million, and the total executive bonus pool was $4.4 million. The table below sets forth the percentage of the total bonus pool payable to our executive officers, including the Named Executive Officers, based upon the relative achievement of the adjusted EBITDA target.

Percentage of Adjusted EBITDA Target Achieved	Percentage of Target Cash Bonus
<90%	—
90%	50%
95%	75%
100%	100%
105%	125%
110%	150%

As reflected in the table above, the actual cash bonus for our executive officers, including the Named Executive Officers, could have been less than or greater than their target cash bonuses, depending on our performance relative to the pre-determined adjusted EBITDA target of $427 million. Each 1% increase or decrease in the actual adjusted EBITDA relative to the adjusted EBITDA target would result in a 5% increase or 5% decrease, as the case may be, in the incentive bonus paid to our executive officers. For 2010, based on the Company’s achievement of an adjusted EBITDA of $454.9 million, the annual incentive bonus paid to our executive officers, including the Named Executive Officers, was equal to $5.7 million, or 131.5% of the target bonus pool. The Named Executive Officers were paid, in aggregate, $3.6 million of the total bonus pool.

The amount of the total bonus pool payable to each of our executive officers, including the Named Executive Officers, is determined based on the achievement of the adjusted EBITDA target and predetermined individual performance goals. For 2010, the adjusted EBITDA component was assigned a weight of 75% and the individual performance component was assigned a weight of 25%.

In addition, the Compensation Committee has discretion to increase or decrease the amount of the bonus pool based on our financial and stock price performance versus our competitors. For 2010, the Compensation Committee did not exercise this discretion.

Summarized below are the individual contributions during 2010 that were considered in determining the amount of the bonus pool payable to each Named Executive Officer.

Thomas Wroe:

•	Delivered greater than $454.9 million of adjusted EBITDA, $1.5 billion of revenue and 36% revenue growth in 2010;

•	continued the maturation and development of our executive team with new additions; and

•	managed our successful initial public offering.

Jeffrey Cote:

•	Led the initiatives behind our successful initial public offering;

•	continued oversight and leadership of operational and financial performance;

•	excelled at compliance management relative to external auditors; and

•	provided leadership to functions beyond finance.

Martha Sullivan:

•	Led significant growth initiatives in emerging markets, in particular in China, and improved revenue growth in overall business by 36%;

•	drove improvement in overall customer satisfaction;

•	excelled in planning to respond to rapid increases or decreases in volume levels; and

•	continued development of executive and operational teams.

Martin Carter:

•	Delivered $570.5 million in net revenue for our controls business segment, which represents a 27% increase over 2009;

•	delivered $203 million in adjusted EBITDA for our controls business segment, which represents a 36% increase over 2009;

•	executed on the goal of increased level of organic new business opportunities globally; and

•	led our efforts to expand our market position in emerging markets.

Steve Major:

•	Delivered $969.6 million in net revenue for our sensors business segment, which represents a 42% increase over 2009;

•	delivered $348 million in adjusted EBITDA for our sensors business segment, which represents a 53% increase over 2009;

•	closed $300 million in new business opportunities for our sensors business segment; and

•	played an integral role in the acquisition of the “Automotive On-Board” sensor business of Honeywell International.

Discretionary Bonus. The Compensation Committee has the right to award additional bonuses at its discretion based upon extraordinary individual or Company performance. In April 2010, the Compensation Committee awarded a discretionary bonus to each of the Named Executive Officers based on the Named Executive Officers’ contributions to the Company’s performance during 2009 and the first quarter of 2010. In particular, the Named Executive Officers:

•	successfully navigated the Company through a severe economic downturn;

•	ensured that the Company remained in compliance with its debt covenants under its senior secured credit facility;

•	managed the Company’s successful initial public offering;

•	continued to satisfy customers in a volatile market;

•	successfully executed new business opportunities; and

•	created the foundation for a successful fiscal 2010.

As a new officer of the Company, Martin Carter was recognized for his immediate leadership impact, and a pro-rated bonus was awarded to him.

Equity Compensation

Equity compensation is granted to our executive officers and other key employees as a long-term, non-cash incentive. Our equity compensation structure is intended to accomplish the following main objectives:

•	balance and align the interest of participants and shareholders;

•	reward participants for demonstrated leadership and performance in relation to the creation of shareholder value;

•	increase equity holding levels of key employees;

•	ensure competitive levels of compensation in line with our peer group; and

•	assist in attracting, retaining and motivating key employees, including the Named Executive Officers.

We use stock options and restricted securities granted under the 2010 Equity Plan as the principal method of providing long-term incentive compensation. Prior to our initial public offering, we granted stock options to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (the “2006 Option Plan”), and we granted restricted securities to our executive officers under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan (the “2006 Purchase Plan”). All future equity grants to our executive officers will be made under the 2010 Equity Plan.

2006 Option Plan. All awards under the 2006 Option Plan are in the form of options exercisable for ordinary shares, and a fixed amount of ordinary shares has been reserved for issuance under this plan. All awards of options under the plan are subject to straight-line time vesting over a five-year period at 20% per year. Certain options are also subject to performance vesting upon the completion of a liquidity event, which is defined to be a sale or an initial public offering that results in specified returns of two times the Sponsor’s investment. All options subject to performance vesting expire upon consummation of a “change in control” or “initial public offering” (each as defined in the 2006 Option Plan) to the extent they do not otherwise performance vest in connection with the change in control or initial public offering, as applicable. The table below sets forth for each of the Named Executive Officers the number of options that vested in connection with our initial public offering as a result of the achievement of the performance target:

Name	Vested Options
Thomas Wroe	776,998
Jeffrey Cote	317,333
Martha Sullivan	651,677
Martin Carter	—
Steve Major	275,709

Options granted under the 2006 Option Plan are generally not transferable by the optionee. Except as otherwise provided in specific option award agreements, options that are fully vested expire 60 days after termination of the optionee’s employment for any reason other than termination for cause (in which case the options expire on the optionee’s termination date) or due to death or disability (in which case the options expire on the date that is as much as six months after the optionee’s termination date). Any optionee who exercises an option awarded under the 2006 Option Plan automatically becomes subject to the Company Option Plan Addendum that provides additional terms and conditions upon which the optionee may hold the securities. See “Certain Relationships and Related Transactions—First Amended and Restated Management Securityholders Addendum for the Company Option Plan.” The term of all options granted under the 2006 Option Plan may not exceed ten years.

We did not grant any awards under the 2006 Option Plan during fiscal year 2010.

2006 Purchase Plan. All awards of restricted securities under the 2006 Purchase Plan are in the form of ordinary shares. Restricted securities granted under this plan are generally not transferable by the recipient of the securities. Restricted securities that have not vested are subject to forfeiture upon termination of the recipient’s employment for any reason other than involuntary retirement, death or disability. Any recipient of restricted securities under the 2006 Purchase Plan, either by award or purchase, automatically becomes subject to the Company Securities Plan Addendum that provides additional terms and conditions upon which the recipient may hold the restricted securities. See “Certain Relationships and Related Transactions—First Amended and Restated Management Securityholders Addendum for the Company Securities Plan.”

We did not grant any awards under the 2006 Purchase Plan during fiscal year 2010.

2010 Equity Plan. The 2010 Equity Plan is administered by the Compensation Committee, provided that our board of directors may resolve that certain specified actions or determinations of the Compensation Committee shall require the approval of the board. Under this plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted securities, performance awards, other stock-based awards, other cash-based awards and any combination thereof. Individuals eligible to participate include our officers, directors, employees, consultants and advisors. An aggregate of 5,000,000 ordinary shares have been authorized for grants of awards under the plan, subject to adjustment in certain cases. Each type of equity award that may be granted under the 2010 Equity Plan is discussed below.

Options. Options granted under the 2010 Equity Plan may include incentive stock options and non-qualified stock options. An incentive stock option may only be granted to an employee. The exercise price per share for each option will be determined by the Compensation Committee, except that the exercise price may not be less than 100% of the fair market value of an ordinary share on the grant date. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of an ordinary share on the grant date. Each option will terminate not later than the expiration date specified in the award agreement pertaining to such option, provided that the expiration date shall not be later than the tenth anniversary of the grant date. The expiration date of an incentive stock option granted to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding shall not be later than the fifth anniversary of the grant date. The Compensation Committee determines the terms and conditions upon which each option becomes exercisable, which may include time vesting and/or performance vesting.

Restricted Securities. A restricted security is an ordinary share that may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the end of a restricted period set by the Compensation Committee. The Compensation Committee shall determine the terms and conditions upon which each restricted security becomes exercisable, which may include time vesting and/or performance vesting, provided no restricted security granted to an employee shall vest in fewer than three years (in the case of a time-vesting award) or one year (in the case of a performance vesting award). A participant granted restricted securities generally has all of the rights of a shareholder, unless the Compensation Committee determines otherwise. Unvested restricted shares are subject to restrictions on transferability and forfeiture in the event of termination of employment with us.

Stock Appreciation Rights. Stock appreciation rights, or SARs, entitle a participant to receive the amount by which the fair market value of an ordinary share on the date of exercise exceeds the base price of the SAR. The Compensation Committee determines the terms and conditions of SARs, provided that the base price of an SAR may not be less than 100% of fair market value of an ordinary share on the grant date. SARs may be subject to time vesting and/or performance vesting.

Performance Awards. The Compensation Committee may grant performance awards under the 2010 Equity Plan upon the achievement of goals or objectives, including performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. If a participant ceases to be employed by the Company and its subsidiaries for any reason, any unvested performance award is forfeited.

Other Stock-Based and Cash-Based Awards. The Compensation Committee has the right to grant to any participant other stock-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to ordinary shares of the Company, including ordinary shares awarded purely as a bonus and not subject to restrictions or conditions, stock equivalent units, and awards valued by reference to book value of ordinary shares of the Company. The Compensation Committee also has the right to grant to participants other cash-based awards in such amounts, on such terms and conditions and for such consideration, including no consideration, as it may determine in its sole discretion. The Compensation Committee determines the terms and conditions, including vesting terms, if any, of any other stock-based and cash-based awards in its sole discretion.

Awards granted under the 2010 Equity Plan are generally not transferable by the recipient of the award. Unless otherwise specified in an award agreement, in the event of a “change in control” (as defined in the 2010 Equity Plan), if a participant is terminated without “cause” (as defined in the 2010 Equity Plan) within 24 months thereafter, all of such participant’s option, restricted security and SAR awards under the 2010 Equity Plan will be considered 100% vested. Unless the Compensation Committee determines otherwise, if a participant ceases to be employed by the Company and its subsidiaries for any reason, then the portion of such participant’s awards that have not fully vested as of the termination date expire at such time. The portion of a participant’s awards that are not subject to vesting or that have fully vested as of the termination date expire (A) 60 days after the termination date if the participant ceases to be employed by the Company and its subsidiaries for any reason other than termination with “cause” or due to death or disability, (B) on the termination date if the participant’s employment is terminated with “cause,” and (C) in the event the participant dies or suffers a disability, on the date that is six months after the date on which the participant’s employment ceases due to the participant’s death or disability.

On September 21, 2010, the Compensation Committee granted stock options and restricted securities to Messrs. Major and Carter as set forth in the table below. The exercise price of the stock options is $18.88, the fair market value of the underlying ordinary shares as of the date of grant. The stock options are subject to straight-line vesting and vest 25% each year over a four-year period. The restricted securities are subject to performance vesting.

Name	Number of Stock Options	Number of Restricted Securities
Steve Major	51,800	9,000
Martin Carter	103,600	18,000

As set forth in the table below, the restricted securities vest on September 1, 2013 based upon the relative achievement of the adjusted net income target for the fiscal year ending December 31, 2012. We define Adjusted Net Income, or “ANI,” as net income/(loss) before impairment of goodwill and intangible assets, costs related to our initial public offering, (gain)/loss on extinguishment of debt, currency translation (gain)/loss on debt and (gain)/loss on related hedges, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, deferred income tax and other tax expense, amortization expense of deferred financing costs, interest expense related to uncertain tax positions, and certain other costs and gains.

Cumulative Percentage of Restricted Securities Vested	Percentage of ANI Target Achieved
0%	Less than 90%
50%	90%
75%	95%
100%	100%
125%	105%
150%	110% or greater

The number of stock options and restricted securities issued to Messrs. Major and Carter was intended to serve as compensation for each executive’s performance during 2010, an incentive for each executive to sustain his level of performance in the future and as a retention mechanism. The Compensation Committee, in consultation with the Chief Executive Officer, determined the number of stock options and restricted securities to be issued to Messrs. Major and Carter.

Retirement and Other Benefits

The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Compensation Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the Named Executive Officers.

All retirement plans provided for employees duplicate benefits provided previously to participants under plans sponsored by Texas Instruments and recognize prior service with Texas Instruments.

Pension Plan. As part of their post-employment compensation, Ms. Sullivan and Mr. Major participate in the Sensata Technologies Employees Pension Plan. The benefits under this qualified benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation. Texas Instruments closed the pension plan to participants hired after November 1997. In addition, participants eligible to retire under the Texas Instruments plan as of April 26, 2006 were given the option of continuing to participate in the pension plan. See “Pension Benefits” below for more information on the benefits and terms and conditions of our pension plan.

Supplemental Benefit Pension Plan. The Sensata Technologies Supplemental Benefit Pension Plan is a nonqualified benefit payable to participants that represents the difference between the vested benefit actually payable under the Sensata Technologies Employees Pension Plan at the time the participant’s benefit payment(s) commences under this supplemental pension plan and the vested benefit that would be payable under the Sensata Technologies Employees Pension Plan had there been no qualified compensation limit.

401(k) Savings Plans. The Named Executive Officers are eligible to participate in our 401(k) savings plans on the same basis as all other eligible employees. The type of plan in which a person participates depends on his or her previous employment with Texas Instruments and whether the individual participated in the Texas Instruments Pension Plan and now participates in the Sensata Technologies Employees Pension Plan. Since 2009, the matching of employees’ contributions under both 401(k) savings plans is discretionary and based on the financial performance of the Company.

Plan A: Dollar for Dollar Matching:

•	For new employees, we match dollar for dollar up to 4% of the employee’s annual eligible earnings. Messrs. Wroe, Cote and Carter are participants in this plan.

•

For employees who chose in 1998 to stop participation in the Texas Instruments Pension Plan, we match dollar for dollar up to 4% of the employee’s annual eligible earnings. For these employees, in addition to matching the employee’s contributions up to 4%, we also contribute 2% of the employee’s eligible earnings to the plan, regardless of participation in the plan.

Plan B: Fifty Cents per Dollar Matching:

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For employees who transferred to the Sensata Technologies Employees Pension Plan from the Texas Instruments Pension Plan (but did not retire under), we match $0.50 per $1.00 contributed by the employee, up to 4% of the employee’s annual eligible earnings. Ms. Sullivan and Mr. Major are participants in this plan.

In 2010, based on the judgment of the Chief Executive Officer, the board of directors and the Compensation Committee with respect to our financial performance, we matched the contributions by employees on a dollar-for-dollar basis to our U.S. 401(k) Savings Plans as described above. The decision to match was based on the achievement of adjusted EBITDA of $454.9 million in 2010 compared to $324.4 million in 2009.

Health and Welfare Plans. We provide medical, dental, vision, life insurance and disability benefits to all eligible non-contractual employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees.

Post-Employment Medical Plan. In general, employees, including the Named Executive Officers, with 20 or more years of service, including time worked at Texas Instruments, are eligible for Retiree Health & Dental benefits from us. Individuals hired on or after January 1, 2007 and individuals who retired from Texas Instruments, including Messrs. Wroe, Cote and Martin, are not eligible for Retiree Health & Dental benefits from us. Ms. Sullivan and Mr. Major are eligible for this plan.

Perquisites. In addition to the components of compensation discussed above, we offer perquisites to the Named Executive Officers, in the form of financial counseling, and to the Chief Executive Officer, in the form of a housing allowance. See “Summary Compensation Table” below for a summary of the reportable perquisites for the Named Executive Officers.

Employment Agreements, Change-In-Control Provisions and One-Time Payments

We have employment agreements in place with all of the Named Executive Officers. Because each of the Named Executive Officers is a U.S. resident, the employment agreements are with our primary operating subsidiary in the U.S., STI. The agreements are for a one-year term, automatically renewing for successive additional one-year terms. Each Named Executive Officer is entitled to an annual base salary and is eligible to earn an annual incentive bonus in an amount equal to a certain percentage of his or her annual base salary, as previously described. If any Named Executive Officer, other than Mr. Wroe, is terminated without “cause” or if the Named Executive Officer terminates his or her employment for “good reason” during the employment term, then the Named Executive Officer will be entitled to a severance payment equal to one year of his or her annual base salary rate plus an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination. If Mr. Wroe is terminated without “cause” or Mr. Wroe terminates his employment for “good reason” during his employment term, Mr. Wroe will be entitled to a severance payment equal to two years of his annual base salary rate plus an amount equal to the annual bonus payments Mr. Wroe received for the two years preceding his termination.

Under the employment agreements, “cause” means one or more of the following: (i) the indictment for a felony or other crime involving moral turpitude or the commission of any other act or any omission to act involving fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (ii) any act or any omission to act involving dishonesty or disloyalty which causes, or in the good faith judgment of STI’s board of directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries or any of their customers or suppliers; (iii) any (A) repeated abuse of alcohol or (B) abuse of controlled substances, in either case, that adversely affects the Named Executive Officer’s work performance (and, in the case of clause (A), continues to occur at any time more than 30 days after the Named Executive Officer has been given written notice thereof) or brings the Company or its subsidiaries into public disgrace or disrepute; (iv) the failure by the Named Executive Officer to substantially perform duties as reasonably directed by STI’s board of directors or the Named Executive Officer’s supervisor(s), which non-performance remains uncured for 10 days after written notice thereof is given to the Named Executive Officer; (v) willful misconduct with respect to the Company or any of its subsidiaries, which misconducts causes, or in the good faith judgment of STI’s board of directors would be reasonably likely to cause, material harm (including reputational harm) to the Company or any of its subsidiaries; or (vi) any breach by the Named Executive Officer of certain provisions of the employment agreements or any other material breach of the employment agreements, the 2006 Purchase Plan or 2006 Option Plan.

Under the employment agreements, “good reason” means the Named Executive Officer resigns from employment with STI and its subsidiaries prior to the end of the term of his or her employment agreement as a result of one or more of the following reasons: (i) any reduction in base salary or bonus opportunity, without prior consent, in either case other than any reduction which (A) is generally applicable to senior leadership team executives of STI and (B) does not exceed 15% of the Named Executive Officer’s base salary and bonus opportunity in the aggregate; (ii) any material breach by the Company or any of its subsidiaries of any agreement with the Named Executive Officer; (iii) a change in principal office without prior consent to a location that is more than 50 miles from the Named Executive Officer’s principal office on the date hereof; (iv) delivery by STI of a notice of non-renewal of the term of the employment agreement; or (v) in the case of Mr. Wroe’s and Ms. Sullivan’s agreements, a material diminution in job responsibilities without prior consent; provided that any such reason was not cured by STI within 30 days after delivery of written notice thereof to STI; and further provided that, in each case, written notice of a Named Executive Officer’s resignation with good reason must be delivered to STI within 30 days after the Named Executive Officer has actual knowledge of the occurrence of any such event in order for the Named Executive Officer’s resignation with good reason to be effective thereunder.

We believe that these agreements serve to maintain the focus of our Named Executive Officers and ensure that their attention, efforts and commitment are aligned with maximizing our success. These agreements avoid distractions involving executive management that arise when our board of directors is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the board when it is considering any strategic transaction.

For more information regarding change-in-control arrangements, please see “Potential Payments upon Termination or a Change in Control” below.

Risk Management and Assessment

In setting the Company’s compensation policies and practices, including the compensation of the Named Executive Officers, the Compensation Committee considers the risks to the Company’s shareholders and the achievement of the Company’s goals that may be inherent in such policies and practices. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes the compensation policies and practices that the Company has adopted are appropriately structured and are not reasonably likely to materially adversely affect the Company. In particular:

•

The Company believes that incentive programs tied to the achievement of the Company’s strategic objectives, financial performance goals and specific individual goals appropriately focus executives, including the Named Executive Officers, and other employees on shareholder value.

•

A significant portion of variable compensation is delivered in equity (stock options and restricted securities) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial and strategic goals against other factors management may consider to ensure long-term shareholder value is being sought.

•

The Company believes that stock ownership guidelines and vesting restrictions on equity awards serve as effective retention mechanisms and align the interests of employees, including the Named Executive Officers, with long-term shareholder value.

Summary Compensation Table

The following table sets forth information required under applicable SEC rules about the compensation for the fiscal years ended December 31, 2010, 2009 and 2008 of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three most highly compensated other executive officers who were serving as officers on December 31, 2010 (collectively, the “Named Executive Officers”).

Name & Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas Wroe	2010	$726,290	$2,115,000	$—	$120,400	$—	$—	$120,471	$3,082,161
Chief Executive Officer	2009	575,040	—	1,461,328	2,163,150	—	—	33,742	4,233,260
	2008	568,802	—	—	—	—	—	23,591	592,393

Jeffrey Cote	2010	$397,667	$1,140,000	$—	$—	$—	$—	$15,490	$1,553,157
Chief Administrative and Financial Officer	2009	372,000	—	1,623,892	2,403,500	—	—	10,459	4,409,851
	2008	370,174	—	—	—	—	—	9,857	380,031

Martha Sullivan	2010	$452,083	$1,215,000	$—	$—	$—	$358,467	$20,350	$2,045,900
Chief Operating Officer	2009	420,000	—	1,298,764	1,922,800	—	348,046	19,751	4,009,361
	2008	417,098	—	—	—	—	111,910	18,828	547,836

Martin Carter(6)	2010	$325,020	$350,000	$339,840	$659,932	$—	$—	$10,159	$1,684,951
Senior Vice President, Controls	2009	27,085	—	—	2,360,167	—	—	—	2,387,252

Steve Major	2010	$340,207	$500,000	$169,920	$329,966	$—	$214,412	$20,157	$1,574,662
Senior Vice President, Sensors	2009	276,480	—	—	—	—	215,367	556	492,403
	2008	274,643	—	—	—	—	90,359	18,674	383,676

(1)	Represents the annual incentive bonus and discretionary bonus awarded to each Named Executive Officer in fiscal year 2010. See “Compensation Discussion and Analysis—Components of Compensation—Cash Compensation—Annual Incentive Bonus” and “—Discretionary Bonus” for more information.
(2)	Represents the aggregate grant date fair value of restricted stock unit awards granted in the fiscal years ended December 31, 2010, 2009 and 2008. See Note 10 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the relevant assumptions used in calculating the grant date fair value.
(3)	Represents the aggregate grant date fair value of option awards granted in the years ended December 31, 2010, 2009 and 2008, computed in accordance with ASC 718, using the following assumptions:

			12/9/2009
	9/21/2010	4/29/2010	Tranche 1	Tranche 2	9/4/2009
Expected dividend yield	0%	0%	0%	0%	0%
Expected volatility	30%	30%	35%	35%	35%
Risk-free interest rate	1.99%	3.14%	2.74%	0.17%	2.92%
Expected term (years)	6.25	5.5	6.6	6.6	6.5
Exercise price	$18.88	$20.60	$17.48	$17.48	$7.00
Fair value per share of underlying shares	$6.37	$7.00	$17.48	$17.48	$14.80
Market condition	NA	NA	NA	2 times Initial Sponsor Investment	NA
Assumed time to liquidity event (years)	NA	NA	NA	0.56	NA
Probability IPO vs. disposition	NA	NA	NA	70% / 30%	NA

(4)	Reflects the actuarial increase in the pension value provided under the Sensata Technologies Employees Pension Plan and the Supplemental Pension Plan.

(5)	The table below presents an itemized account of “All Other Compensation” provided to the Named Executive Officers, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations.

Name	Fiscal Year	Financial Counseling ($)(1)	Insurance Premium Contributions ($)(2)	Matching Contributions to 401(k) Plan ($)	Housing Allowance(3)	Director Payments(4)	Total
Thomas Wroe	2010	$14,625	$1,557	$9,800	$50,989	$43,500	$120,471
	2009	14,065	1,379	9,800	8,498	—	33,742
	2008	13,520	871	9,200	—	—	23,591

Jeffrey Cote	2010	$5,000	$690	$9,800	$—	$—	$15,490
	2009	—	659	9,800	—	—	10,459
	2008	—	657	9,200	—	—	9,857

Martha Sullivan	2010	$14,625	$825	$4,900	$—	$—	$20,350
	2009	14,065	786	4,900	—	—	19,751
	2008	13,520	708	4,600	—	—	18,828

Martin Carter(5)	2010	$—	$359	$9,800	$—	$—	$10,159

Steve Major	2010	$14,625	$632	$4,900	$—	$—	$20,157
	2009	—	556	—	—	—	556
	2008	13,520	554	4,600	—	—	18,674

(1)	Represents payments made by us in connection with financial and legal counseling provided to the Named Executive Officers.
(2)

Represents payments made by us in respect of travel and accident insurance policies and premiums on behalf of each of the Named Executive Officers. The amounts also include payments made by us when an individual chooses to “opt-out” of our benefit plans. For fiscal year 2010, opt-out payments were made in the amount of $500 to Mr. Wroe and $75 to Ms. Sullivan.

(3)	Represents payments made by us to Mr. Wroe in connection with temporary local housing.
(4)	Represents director fees paid to Mr. Wroe for his service as a member of our board of directors.
(5)	Mr. Carter was hired in December 2009.

Grant of Plan Based Awards Table

During fiscal year 2010, we granted restricted securities and stock options to certain of our Named Executive Officers pursuant to the 2010 Equity Plan. Information with respect to each of these awards on a grant by grant basis is set forth in the table below. Also set forth below is information on the estimated annual incentive bonus payments awarded to the Named Executive Officers under our short-term incentive program.

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Share)	Grant-Date Fair Value of Stock and Option Awards ($/Share)(7)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Thomas Wroe	n/a	$370,000	$740,000	—	—	—	$—	$—
Jeffrey Cote	n/a	200,000	400,000	—	—	—	—	—
Martha Sullivan	n/a	227,500	455,000	—	—	—	—	—
Steve Major	9/21/2010	—	—	—	—	51,800	18.88	6.37
	9/21/2010	—	—	—	9,000	—	—	18.88
	n/a	104,000	208,000	—	—	—	—	—
Martin Carter	9/21/2010	—	—	—	—	103,600	18.88	6.37
	9/21/2010	—	—	—	18,000	—	—	18.88
	n/a	97,500	195,000	—	—	—	—	—

(1)	The threshold, target and maximum awards were established under our short-term incentive program. See “Compensation Discussion and Analysis—Components of Compensation–Annual Incentive Bonus” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Bonus” column in the Summary Compensation Table.
(2)	Threshold amounts were determined based on 50% of the 2010 bonus target for each Named Executive Officer.

(3)	Target amounts were determined based on 2010 annual base salary for each Named Executive Officer.
(4)	There is no maximum payment amount under our short-term incentive program.
(5)	Represents restricted securities awarded to the Named Executive Officers pursuant to the 2010 Equity Plan.
(6)	Represents stock options awarded to the Named Executive Officers pursuant to the 2010 Equity Plan.
(7)	Represents the grant-date fair value per share calculated in accordance with ASC 718.

Outstanding Equity Awards at Year End Table

The table below sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2010.

		Option Awards(1)					Stock Awards(1)
Name	Grant Date (2)	Number of Securities Underlying Unexercised Options Exercisable (#)(4)		Number of Securities Underlying Unexercised Options Unexercisable (#)(4)	Option Exercise Price ($)(6)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)		Market Value of Shares or Units of Stock That Have Not Vested($)
Thomas Wroe(3)	5/15/2006	1,312,093	(5)	388,500	$6.99	5/15/2016	52,118	(8)	$1,569,273
	9/4/2009	45,000		180,000	$14.80	9/4/2019	—		—
	12/9/2009	—		—	—	—	66,880		$2,013,757
	4/29/2010	—		17,200	$20.60	4/30/2020	—		—

Jeffrey Cote	3/28/2007	524,816		476,001	$7.30	3/28/2017	—		—
	9/4/2009	50,000		200,000	$14.80	9/4/2019	—		—
	12/9/2009	—		—	—	—	74,320		$2,237,775

Martha Sullivan	5/15/2006	1,063,271		325,839	$6.99	5/15/2016	—		—
	9/4/2009	40,000		160,000	$14.80	9/4/2019	—		—
	12/9/2009	—		—	—	—	59,440		$1,789,738

Steve Major	5/15/2006	447,723		137,856	$6.99	5/15/2016	—		—
	9/21/2010	—		51,800	$18.88	9/21/2020	9,000		$270,990

Martin Carter	12/9/2009	—		350,000	$17.48	12/9/2019	—		—
	9/21/2010	—		103,600	$18.88	9/21/2020	18,000		$541,980

(1)	The options and restricted shares granted to the Named Executive Officers are subject to time-based or performance-based vesting as follows:

Date of Grant	Type of Award	Vesting Schedule
May 15, 2006	Options	40% on May 15, 2008 and 20% on May 15, 2009, 2010 and 2011
May 15, 2006	Restricted Shares	100% on June 2, 2011
March 28, 2007	Options	40% on March 28, 2009 and 20% on March 28, 2010, 2011 and 2012
September 4, 2009	Options	20% on September 4, 2010, 2011, 2012, 2013 and 2014
December 9, 2009	Options	40% December 9, 2011 and 20% on December 9, 2012, 2013 and 2014
December 9, 2009	Restricted Shares	20% on December 9, 2010, 2011, 2012, 2013 and 2014
April 29, 2010	Options	100% on April 29, 2011
September 21, 2010	Options	25% on September 21, 2011, 2012, 2013 and 2014
September 21, 2010	Restricted Shares	September 1, 2013, based on satisfaction of Adjusted Net Income targets

(2)	The option awards granted in 2006, 2007 and 2009 are divided into three tranches. The first tranche is subject to time vesting and vests over a period of five years. The second and third tranches are subject to the same time vesting as the first tranche and the completion of a liquidity event that results in specified returns on the Sponsors’ investment. During the three months ended September 30, 2009, we amended the 2006 Option Plan to change the performance measure of Tranche 3 options to that of the Tranche 2 options. In effect, Tranche 3 options were converted to Tranche 2 options. The liquidity event was achieved in connection with our initial public offering in March 2010.
(3)	In the case of Mr. Wroe, with respect to the options granted to him in 2006 and 2009, upon the occurrence of his “involuntary retirement, death or disability” and so long as Mr. Wroe does not violate certain covenants set forth in his award agreement, (i) time vesting in respect to the options (other than, in the case of death or disability, pursuant to the one-year acceleration) will cease as of the termination date; (ii) all options that have not time vested as of the termination date (including, in the case of death and disability, pursuant to the one-year acceleration) will expire; (iii) the time vested performance options (the second and third tranche) that have time vested as of the termination date (including, in the case of death and disability, pursuant to the one-year acceleration) will thereafter continue to be eligible to performance vest upon the completion of a liquidity event that results in specified returns, retrospective of each tranche, on the sponsors investment; (iv) Mr. Wroe may exercise his vested options at any time prior to the expiration of such options; and (v) none of the “award securities” issued to Mr. Wroe will be subject to repurchase. Under Mr. Wroe’s award agreement, “involuntary retirement” generally means termination of Mr. Wroe’s employment by the Company or any of its subsidiaries without cause or by the participant with good reason and “award securities” generally means any ordinary shares issued under any the Company’s 2006 Option Plan.
(4)	Represents stock options issued to the Named Executive Officers pursuant to the 2006 Option Plan or the 2010 Equity Plan.
(5)	Includes 256,409 exercisable options held in a trust established for the benefit of Mr. Wroe’s children.
(6)	Represents the per share exercise price for such options.
(7)	Represents restricted securities issued to the Named Executive Officers pursuant to the 2006 Purchase Plan or the 2010 Equity Plan.
(8)	Mr. Wroe’s awards of restricted securities are subject to time vesting and vest on the earliest to occur of (i) Mr. Wroe’s “involuntary retirement” (as defined above), (ii) a “change in control” and (iii) June 2, 2011. Under Mr. Wroe’s award agreement, “change in control” generally means a time when the Sponsors dispose of or sell more than 50% of the total voting power or economic interest in us to one or more independent parties.

Equity Compensation Plan Information

The following table describes certain information regarding our equity compensation plans as of December 31, 2010.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,088,394	$8.81	5,388,845
Equity compensation plans not approved by security holders	—	—	—

Option Exercises and Stock Vested Table

The following table shows the number of ordinary shares acquired by the Named Executive Officers upon the exercise of options and the vesting of restricted stock during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Thomas Wroe	241,903	$3,023,697	16,720	$307,982
Jeffrey Cote	189,184	2,409,904	18,580	342,244
Martha Sullivan	240,082	3,131,967	14,860	273,721
Martin Carter	—	—	—	—
Steven Major	103,695	1,684,271	—	—

(1)	The value realized on exercise is based on (A) with respect to options exercised on March 16, 2010 and April 14, 2010, the initial public offering price of $18.00 less underwriting discounts and commissions of $1.08, and (B) with respect to options exercised on November 17, 2010, the secondary offering price of $24.10 less underwriting discounts and commissions of $0.964.
(2)	The value realized on vesting is based on the closing price of our ordinary shares on the New York Stock Exchange on the vesting date.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Pension Benefits

The following table describes the estimated actuarial present value of accrued retirement benefits through the end of fiscal year 2010 for the Named Executive Officers. As described in the following table, Ms. Sullivan and Mr. Major are eligible to participate in the Sensata Technologies Employees Pension Plan and Supplemental Pension Plan.

See Note 9 to our audited consolidated financial statements included elsewhere in this prospectus for fiscal year 2010 for a discussion of the relevant assumptions and valuation methods used for the present value calculations presented in the table below.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Thomas Wroe	—	—	—	—
Jeffrey Cote	—	—	—	—
Martha Sullivan	Employees Pension Plan	25	$554,341	—
	Supplemental Pension Plan	25	1,237,172	—
Martin Carter	—	—	—	—
Steve Major	Employees Pension Plan	26	$559,054	—
	Supplemental Pension Plan	26	447,308	—

(1)

Credited service began on the date the officer became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment or January 1 following the completion of one year of employment. Accordingly, each of Ms. Sullivan and Mr. Major has been employed by Texas

Instruments, prior to the 2006 Acquisition, or by us, since the 2006 Acquisition, for longer than the years of credited service shown above. In effect, the actual number of years of service of each officer who participates in the plan is one year more than his or her credited years of service.

(2)	The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by us for financial reporting purposes except that a Named Executive Officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used and the benefit is assumed to be paid as an annuity in the amount shown. The amount of the present value of the accumulated pension benefit as of December 31, 2010 is determined using a discount rate assumption of 4.5%.

Sensata Technologies Employees Pension Plan

The Sensata Technologies Employees Pension Plan is a qualified defined benefit pension plan. See “Compensation Discussion and Analysis—Components of Compensation–Retirement and Other Benefits-Pension Plan” for a discussion of the origin and purpose of the plan. A plan participant is eligible for normal retirement under the terms of the plan if he or she is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he or she is at least 55 years of age with 20 years of credited service or 60 years of age with five years of credited service. None of the Named Executive Officers participating in the plan are currently eligible for early or normal retirement.

A participant may request payment of his or her accrued benefit at termination or any time thereafter. Participants may choose a lump sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50% survivor annuity, (v) qualified joint and 75% survivor annuity and (vi) qualified joint and 100% survivor annuity. If the participant does not request payment, he or she will begin to receive benefits in April of the year after he or she reaches the age of 70 1/2 in the form of annuity as required under the Internal Revenue Code.

A participant’s benefit calculation includes compensation from, but is not limited to, salary, bonus and any overtime premiums, performance premiums and elective deferrals, if applicable.

The pension formula for the plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his or her base salary, plus bonus up to a limit imposed by the Internal Revenue Service, less a percentage (based on his or her year of birth, when he or she elects to retire and his or her years of service with Texas Instruments and the Company) of the amount of compensation on which the participant’s social security benefit is based.

If an individual takes early retirement and chooses to begin receiving his or her annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he or she would have received at age 65.

If the participant’s employment terminates due to disability, the participant may choose to receive his or her accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, the years of credited service the participant would have accrued to age 65 had the participant not become disabled and the participant’s disabled status.

The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.

Leaves of absence are credited to years of service under both the qualified and non-qualified pension plans.

Sensata Technologies Supplemental Benefit Pension Plan

The Sensata Technologies Supplemental Benefit Pension Plan is a non-qualified benefit plan. A participant’s benefit under this plan is calculated using the same formula as described above for the Sensata Technologies Employees Pension Plan. However, the Internal Revenue Service limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the Internal Revenue Service limit on the amount of qualified benefit the participant may receive does not apply to this plan. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump sum benefit payable to an individual under this non-qualified plan.

Benefits will be distributed subject to the requirements of Section 409A of the Internal Revenue Code. Unless otherwise elected prior to January 1, 2008, benefits will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following termination of employment.

If a participant’s employment is terminated due to disability, distribution is governed by Section 409A of the Internal Revenue Code as discussed above, and the disability benefit will be paid in the form of a lump sum no later than the fifteenth day of the third calendar month following disability.

In the event of death, payment is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The date of payment is no later than the fifteenth day of the third calendar month following the month of death.

Balances in this plan are unsecured obligations of the Company.

Potential Payments upon Termination or a Change in Control

The table below summarizes the compensation payable to each of the Named Executive Officers in the event we terminate their employment with us without cause or the officer resigns for good reason. The table reflects amounts payable to the Named Executive Officers assuming his or her employment terminated on December 31, 2010.

Name	Type of Payment	Termination Without Cause or Resignation for Good Reason		Termination Without Cause or Resignation for Good Reason After Change in Control(1)		Death and Disability(2)
Thomas Wroe	Base Salary	$1,480,080	(3)	$1,480,080	(3)	N/A
	Bonus	2,115,000	(4)	2,115,000	(4)	—
	Accelerated Vesting	N/A		N/A		$9,834,642	(5)
	Health and Welfare Benefits	1,323		1,323		N/A

	Total	$3,596,403		$3,596,403		$9,834,642

Jeffrey Cote	Base Salary	$400,000		$400,000		N/A
	Bonus	570,000		570,000		—
	Accelerated Vesting	N/A		N/A		N/A
	Health and Welfare Benefits	19,884		19,884		N/A

	Total	$989,884		$989,884		—

Martha Sullivan	Base Salary	$455,000		455,000		N/A
	Bonus	607,500		607,500		—
	Accelerated Vesting	N/A		N/A		N/A
	Health and Welfare Benefits	15,088		15,088		N/A

	Total	$1,077,588		$1,077,588		—

Martin Carter	Base Salary	$325,020		$325,020		N/A
	Bonus	175,000		175,000		—
	Accelerated Vesting	N/A		N/A		N/A
	Health and Welfare Benefits	17,050		17,050		N/A

	Total	$517,070		$517,070		—

Steve Major	Base Salary	$346,000		$346,000		N/A
	Bonus	250,000		250,000		—
	Accelerated Vesting	N/A		N/A		N/A
	Health and Welfare Benefits	18,159		18,159		N/A

	Total	$614,159		$614,159		—

(1)	A change in control, without a termination of employment, will not trigger any severance payments but will result in immediate vesting of all stock options granted under the 2006 Option Plan if the Sponsors dispose of or sell more than 50% of their total voting power or economic interest in the Company to one or more independent parties; provided, such transaction only constitutes a change in control if it results in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise), collectively, to elect a majority of our board of directors. Any payments or equity due upon a change in control and subsequent termination of employment, either without cause or for good reason (as defined in the relevant employment agreement), is included in the “Termination Without Cause or for Good Reason After Change in Control” column of this table.
(2)	In the event of death and disability, each Named Executive Officer is entitled to receive (i) his or her base salary through the date of termination and (ii) any bonus amounts to which such Named Executive Officer is entitled.

(3)	Represents an amount equal to two times Mr. Wroe’s current annual base salary of $740,040. In the event of termination of Mr. Wroe’s employment by us without cause or his resignation for good reason, he is entitled to receive severance in an amount equal to two times his annual base salary at the time of his termination to be paid in accordance with our general payroll practices over the two-year period immediately following the date his employment is terminated.
(4)	Represents an amount equal to the sum of the annual bonus paid to Mr. Wroe in each of the two years immediately preceding the date he is terminated, to be paid in accordance with our general payroll practices over the two-year period immediately following the date his employment is terminated.
(5)	If Mr. Wroe’s employment ceases due to his death or disability, then any unvested time-vesting options held by Mr. Wroe that were otherwise scheduled to vest through the first anniversary of cessation would be deemed to be vested.

Termination without cause or resignation for good reason. Pursuant to the terms of the employment agreements with our Named Executive Officers, if any of our Named Executive Officers other than Mr. Wroe is terminated by us without “cause,” or if such Named Executive Officer terminates his or her employment with us for “good reason” (as those terms are defined in the agreement) during the employment term, the Named Executive Officer will be entitled to (i) a severance payment equal to one year of his or her annual base salary rate, (ii) an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination, and (iii) continuation of his or her health and welfare benefits for a period of one year after his or her termination. If Mr. Wroe is terminated by us without “cause,” or Mr. Wroe terminates his employment with us for “good reason” (as those terms are defined in Mr. Wroe’s employment agreement) during his employment term, Mr. Wroe will be entitled to (i) a severance payment equal to two years at his base salary, (ii) an amount equal to the bonus payments Mr. Wroe received in the two years preceding his termination, and (iii) continuation of his health and welfare benefits for a period of two years after his termination.

Termination with cause, resignation without good reason, death or disability. Pursuant to the terms of the employment agreements with our Named Executive Officers, if any of our Named Executive Officers is terminated by us with “cause,” if such Named Executive Officer terminates his or her employment with us without “good reason” or such Named Executive Officer’s employment with us is terminated due to such Named Executive Officer’s death or “disability” (as defined in the agreement) during the employment term, the Named Executive Officer will be entitled to (i) his or her base salary through the date of termination and (ii) any bonus amounts to which he or she is entitled determined by reference to years that ended on or prior to the date of termination.

Change in Control. Pursuant to the terms of the 2006 Option Plan, options held by the Named Executive Officers will be considered 100% vested upon consummation of a “change in control.” “Change in control” is defined in the 2006 Option Plan as (i) any transaction or series of transactions in which the Sponsors (whether by merger, sale of securities, recapitalization, or reorganization) dispose of or sell more than 50% of the total voting power or economic interest in the Company or in Sensata Investment Co. to one or more independent third parties, or (ii) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; provided that, in the case of clause (i) above, such transaction only constitutes a change in control if it results in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise), collectively, to elect a majority of our board of directors. A change in control does not result in any cash payments.

Pursuant to the terms of the 2010 Equity Plan, in the event of a “change in control” of the Company, if a participant in the plan is terminated without “cause” within 24 months thereafter, all of such participant’s awards under the 2010 Equity Plan will be considered 100% vested. “Change in control” is defined in the 2010 Equity Plan as (i) any transaction or series of transactions in which any person (whether by merger, sale of securities, recapitalization, or reorganization) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power in the Company, (ii) during any twelve-month period, individuals who at the beginning of such period constitute our board of directors and any new directors whose election by the board or nomination for election by the Company’s shareholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and (iv) a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis. Under the 2010 Equity Plan, “cause” generally refers to the meaning of that term in a person’s employment agreement.

Compensation of Directors

Prior to our initial public offering in March 2010, our directors received no compensation for serving as directors. In connection with the completion of our initial public offering, we adopted a compensation policy with respect to our directors. Pursuant to that policy, each of our executive and non-executive directors receives an annual fee in the amount of $50,000. Audit Committee members receive an additional annual fee of $10,000, Compensation Committee members receive an additional annual fee of $5,000 and Nominating and Governance Committee members receive an additional annual fee of $4,000. Chairs of committees receive the following annual fees (in addition to the committee membership fees noted in the previous sentence): $10,000 for the chair of the Audit Committee, $5,000 for the chair of the Compensation Committee and $4,000 for the chair of the Nominating and Governance Committee. We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their service on our board of directors and committees thereof.

In addition, our director compensation policy provides that each new director elected or appointed to our board of directors is granted an initial stock option award equal to a grant-date fair value of approximately $120,000, calculated in accordance with ASC 718. Each director re-elected to our board of directors also receives a stock option award equal to a grant-date fair value of approximately $120,000, calculated in accordance with ASC 718. Our directors are eligible to receive other equity-based awards when and as determined by our Compensation Committee.

Upon the recommendation of the Compensation Committee and in accordance with the policy described above, on April 29, 2010, the board of directors granted 17,200 stock options under the 2010 Equity Plan to each of our directors. The exercise price of the options is $20.60, the fair market value of the underlying ordinary shares as of the date of grant. 100% of the options vest after one-year. We granted the stock options to our directors in order to better align directors’ incentives with the goal of increasing value for our shareholders.

The table below sets forth the total compensation paid to our non-employee directors in fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Ed Conard	$37,500	$120,400	$157,900
Paul Edgerley	40,500	120,400	160,900
Michael Jacobson	45,000	120,400	165,400
John Lewis	40,500	120,400	160,900
Seth Meisel	37,500	120,400	157,900
Charles Peffer	52,500	120,400	172,900
Michael Ward	55,500	120,400	175,900
Stephen Zide	41,250	120,400	161,650

(1)	Represents amounts earned for services provided since our initial public offering in 2010.
(2)	Represents the grant-date fair value calculated in accordance with ASC 718.

2010 Employee Stock Purchase Plan

In March 2010, our board of directors adopted and our shareholders approved the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan, or the “2010 Stock Purchase Plan.” The purpose of the 2010 Stock Purchase Plan is to provide an incentive for present and future eligible employees to purchase our ordinary shares and acquire a proprietary interest in us.

Administration

The 2010 Stock Purchase Plan is administered by a committee appointed by our board of directors, or if no committee is appointed, by our board of directors. The committee may be comprised of directors of the Company, as may be designated by our board of directors. The administrator has the authority to interpret the 2010 Stock Purchase Plan, to prescribe, amend and rescind rules and regulations relating to the 2010 Stock Purchase Plan, and to make all other determinations necessary or advisable for its administration. In all cases, the 2010 Stock Purchase Plan is required to be administered in such manner as to comply with applicable requirements of Rule 16b-3 of the Exchange Act and Section 423 of the Internal Revenue Code. The administrator has the authority to retain and engage such third parties as it shall deem necessary to assist with the administration of the 2010 Stock Purchase Plan.

Eligibility and Participation

Our board of directors has the right, but not the obligation, to designate the employees of the Company or the employees of its subsidiaries as eligible to participate in the 2010 Stock Purchase Plan. Upon such designation, any individual who has completed at least 30 days of employment with the Company or a designated subsidiary, as applicable, and is expected to work at least 20 hours per week and more than five months per calendar year will be eligible to enroll in the 2010 Stock Purchase Plan.

Options to Purchase/Purchase of Shares

The 2010 Stock Purchase Plan is implemented by a series of exercise periods, each of which lasts approximately six months, the first of which began on October 15, 2010. The administrator of the 2010 Stock Purchase Plan has the power to make changes to the duration and the frequency of exercise periods with respect to future offerings if such change is announced at least five days prior to the scheduled beginning of the first exercise period to be affected. At the beginning of each exercise period, each participant in the 2010 Stock Purchase Plan will be granted an option to purchase on the subsequent “exercise date” (defined as the last New York Stock Exchange trading day of the exercise period) up to a number of ordinary shares determined by dividing such participant’s contributions accumulated prior to the exercise date by the exercise price. Participants contribute to the 2010 Stock Purchase Plan through after-tax payroll deductions in an amount not less than 1% and not more than 10% of the participant’s base salary, wages, overtime, shift premium, performance bonus and sales bonus paid for each payroll period. A participant’s option for the purchase of ordinary shares is exercised automatically on each exercise date, and the maximum number of full ordinary shares subject to the option is purchased for the participant at the applicable exercise price with the accumulated contributions then credited to the participant’s account under the 2010 Stock Purchase Plan, subject to certain limitations. No participant may purchase more than 5,000 ordinary shares during any exercise period. The exercise price for each ordinary share offered to each participant in a given exercise period is the “applicable percentage” (as defined below) of the fair market value of an ordinary share on the exercise date. The “applicable percentage” with respect to each exercise period is 95% unless and until it is increased by the administrator of the 2010 Stock Purchase Plan. Any increase in the applicable percentage must be established at least 15 days prior to the first trading day of the applicable exercise period.

Share Reserve

The maximum number of our ordinary shares that are available for sale under the 2010 Stock Purchase Plan is 500,000 ordinary shares. As of December 31, 2010, 500,000 ordinary shares remained available for sale under the 2010 Stock Purchase Plan. Ordinary shares subject to the 2010 Stock Purchase Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If any right to purchase ordinary shares under the 2010 Stock Purchase Plan is not exercised by a participant for any reason or if such right terminates as provided under the 2010 Stock Purchase Plan, the ordinary shares that were not purchased will again become available under the 2010 Stock Purchase Plan, unless the 2010 Stock Purchase Plan has been terminated. The number of ordinary shares available under the 2010 Stock Purchase Plan is subject to periodic adjustment for changes in the outstanding ordinary shares as a result of reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or other similar changes affecting our outstanding ordinary shares. In the event of the proposed dissolution or liquidation of us, the exercise period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the committee that administers the 2010 Stock Purchase Plan.

Amendment and Termination

The administrator of the 2010 Stock Purchase Plan generally has the power and authority to amend the 2010 Stock Purchase Plan in any respect. However, we are required to obtain shareholder approval of any amendment to the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Internal Revenue Code or any other applicable law or regulation. Additionally, no amendment may make any change to any option already granted which adversely affects the rights of any participant, and the 2010 Stock Purchase Plan may not be amended in any way that will cause rights issued under the 2010 Stock Purchase Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. The 2010 Stock Purchase Plan will terminate on the earliest of the 10th anniversary of its effective date, the time when there are no remaining reserved shares available for purchase under the 2010 Stock Purchase Plan or an earlier time determined by our board of directors.

Change of Control

In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another entity, each share under the 2010 Stock Purchase Plan will be assumed or an equivalent share shall be substituted by such successor entity, unless the administrator of the 2010 Stock Purchase Plan determines to shorten the exercise period then in progress by setting a new exercise date.

Sub-Plans

The administrator of the 2010 Stock Purchase Plan may adopt and amend stock purchase sub-plans with respect to employees employed outside the United States with such provisions as the administrator may deem appropriate to conform to local laws, practices and procedures. All such sub-plans are subject to the limitations on the amount of stock that may be issued under the 2010 Stock Purchase Plan and, except to the extent otherwise provided in such sub-plan, are subject to all of the provisions set forth in the 2010 Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors has adopted a statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our general counsel will then promptly communicate that information to our board of directors. No related person transaction will be consummated or will continue without the approval or ratification of our board of directors. In determining whether to approve or ratify a related party transaction, our board of directors will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

Prior to the completion of this offering, the Sponsors indirectly own 64.6% of our issued and outstanding ordinary shares.

2006 Acquisition Arrangements

In connection with the 2006 Acquisition, we entered into a number of agreements with related parties, including our former owner, Texas Instruments, our current direct and indirect controlling shareholders, and members of our senior management. These agreements were entered into on April 27, 2006, and the material terms of these agreement are summarized below.

Transition Services Agreement

We entered into a Transition Services Agreement with our former owner, Texas Instruments, pursuant to which Texas Instruments agreed to provide us with certain administrative services following the 2006 Acquisition, including:

•	real estate services,

•	facilities-related services,

•	finance and accounting services,

•	human resources services,

•	information technology system services,

•	warehousing and logistics services,

•	record retention services, and

•	security consulting, investigative and access control services.

All services under the Transition Services Agreement expired and were completed as of September 30, 2008. Amounts paid under the Transition Services Agreement were based on the costs incurred by Texas Instruments to provide those services, including employee costs and out-of-pocket expenses. For fiscal year 2008, we incurred $0.2 million of costs under this agreement. No amounts were incurred during fiscal years 2009 or 2010.

Cross License Agreement

We entered into a Cross License Agreement with our former owner, Texas Instruments, pursuant to which we and Texas Instruments each granted the other party a perpetual, worldwide, nonexclusive, royalty-free license to use certain technology used in the other party’s business. The license applies to each party’s patents, know-how and trade secrets that existed on or prior to the 2006 Acquisition. Although this Cross License Agreement would enable Texas Instruments to compete with us with respect to such technology, Texas Instruments has agreed pursuant to the terms of the Asset and Stock Purchase Agreement entered into in connection with the 2006 Acquisition to a non-compete agreement for a six year period with respect to our sensor and control products.

Advisory Agreement

The Company, our principal shareholder, Sensata Investment Co., Sensata Technologies B.V. and the Sponsors, each of which beneficially owns more than 5% of our voting securities, entered into an Advisory Agreement pursuant to which the Sponsors were retained to provide ongoing transaction, consulting and management advisory services. Pursuant to the Advisory Agreement, we paid an aggregate of $30.0 million to the Sponsors in connection with the 2006 Acquisition for investment banking and transaction services. We were required to pay the Sponsors an aggregate fee of $4.0 million per year for management advisory services. For fiscal years 2008, 2009 and 2010, we recorded $4.0 million, $4.0 million and $0.8 million, respectively, of expenses pursuant to this agreement.

In addition, if the Sponsors provided services in connection with any future acquisition, disposition or financing (whether debt or equity) involving any of Sensata Technologies B.V., the Company, Sensata Investment Co. or any of their respective subsidiaries, we were required to pay the Sponsors an aggregate fee of 1% of the gross transaction value. The fee payable to the Sponsors with respect to our initial public offering was approximately $4.7 million. In connection with the First Technology Automotive and Airpax acquisitions, we paid advisory fees of approximately $0.9 million and $2.8 million, respectively, to the Sponsors. The Advisory Agreement also required us to pay the reasonable expenses of the Sponsors in connection with, and indemnify them for liabilities arising from, the Advisory Agreement.

The Advisory Agreement continued until April 26, 2016 and was renewable in one-year extensions, unless terminated. Bain Capital had the right to terminate the Advisory Agreement upon a change of control or initial public offering of the Company. Bain Capital terminated the Advisory Agreement upon completion of our initial public offering in March 2010. We were obligated to pay the Sponsors quarterly fees, transaction fees and any expenses due with respect to periods prior to the date of termination, plus the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the quarterly fees that would have been payable with respect to the period from the date of termination until April 26, 2016 or any extension period. We paid a termination fee of approximately $22.4 million upon completion of our initial public offering in March 2010.

The Investor Rights Agreement

Pursuant to an amended and restated Investor Rights Agreement (the “Investor Rights Agreement”) among the Company, Sensata Investment Co. and Sensata Management Company S.A., which is the manager of Sensata Investment Co., Bain Capital has demand registration rights with respect to ordinary shares of the Company and Sensata Investment Co., board rights with respect to the Company, Sensata Management Company S.A. and STI and information rights with respect to the Company. In addition, each of the parties to the Investor Rights Agreement has “piggyback” registration rights with respect to any registration by the Company or Sensata Investment Co.

Demand Registration Rights

Bain Capital may initiate an unlimited number of registrations of its securities subject to this agreement pursuant to long-form or, if available, short-form registration. The Company is obligated to pay all expenses with respect to any such registration. Bain Capital exercised its demand registration right with respect to this offering.

The Company may not include in any demand registration any securities which are not subject to this agreement without the consent of the holders of a majority of the registrable securities subject to this agreement. If the managing underwriter of a demand registration advises the Company that the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering, then the Company may limit the number of securities that will be included in the registration, pro rata among the respective holders thereof.

The Company is not obligated to effect any registration demanded by Bain Capital within 90 days after the closing of any public offering (other than an offering on Form S-4 or Form S-8 or any successor or similar form, but including the closing of an underwritten distribution pursuant to a shelf registration).

The Company may not grant registration rights to any other persons with respect to any of the Company’s equity securities, or any securities convertible or exchangeable into or exercisable for such equity securities, without the prior written consent of Sensata Investment Co., except:

•	the Company may grant piggyback registration rights to other persons if such rights are subordinate to the piggyback rights provided to the parties to the Investor Rights Agreement, and

•	the Company may grant registration rights to other persons if such parties are entitled to participate in any such registrations with respect to their registrable securities.

Bain Capital may also initiate an unlimited number of registrations of the ordinary shares or other equity securities of Sensata Investment Co. held by the parties to the Investor Rights Agreement. The terms and conditions of these registration rights are equivalent to those described above.

“Piggyback” Registration Rights

Whenever the Company or Sensata Investment Co. proposes to register any of its securities under the Securities Act (other than in an initial public offering, pursuant to a registration of Sensata Investment Co. securities demanded by Bain Capital or in connection with a registration on Form S-4 or Form S-8) then the Company or Sensata Investment Co., as the case may be, is obligated to include in such registration all registrable securities with respect to which it has received written requests for inclusion therein. The Company or Sensata Investment Co., as the case may be, is obligated to pay all registration expenses.

If any “piggyback” registration is an underwritten registration and the managing underwriter advises that in its opinion, the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering, then the Company or Sensata Investment Co., as the case may be, may limit the number of securities that will be included in the registration.

Lock-up Agreements

The Company, Sensata Investment Co. and each holder of registrable securities, subject to the terms of the Investor Rights Agreement, have agreed under the terms of the Investor Rights Agreement not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company or Sensata Investment Co., as the case may be, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during (a) the seven days prior to and the 90-day period beginning on the effective date of any underwritten demand registration or any underwritten piggyback registration in which registrable securities are included, and (b) upon notice from the Company of the commencement of an underwritten distribution in connection with any shelf registration, the seven days prior to and the 90-day period beginning on the date of commencement of such distribution, in each case except as part of such underwritten registration, and in each case unless the underwriters managing the registered public offering otherwise agree.

Board Rights

So long as (i) Bain Capital owns any securities of Sensata Investment Co. and (ii) Bain Capital, Sensata Investment Co., the other non-employee shareholders of Sensata Investment Co. as of the date of the Investor Rights Agreement, and their respective affiliates, when taken together, continue to own at least 50% of the outstanding ordinary shares of the Company, Bain Capital has the right to determine the size of the board of directors of Sensata Management Company S.A., the Company and STI and to designate each director of those entities (and each designated director must be elected), subject to any rights granted to other persons pursuant to the Investor Rights Agreement (including the rights of Bain Capital Fund IX, L.P. and Bain Capital IX Coinvestment Fund, L.P. discussed below), the Securityholders Agreement (discussed below), or applicable law. With respect to those entities formed under jurisdictions that provide for a two-tiered board structure (i.e., a supervisory and a management board), Bain Capital also has the right to determine the size and composition of the management board. Bain Capital Fund IX, L.P. has the right to designate one director to the boards of Sensata Management Company S.A., the Company and STI and such designee must be elected. Bain Capital IX Coinvestment Fund, L.P. has the right to designate one director to the boards of Sensata Management Company S.A., the Company and STI and such designee must be elected. Any director appointed pursuant to one of these designations can only be removed pursuant the written request of the person with power to designate such director. See “Management—Board Composition” included elsewhere in this prospectus. All such designated directors of the Company will be subject to election by the Company’s shareholders.

Indemnification

The Company and Sensata Investment Co. have agreed to indemnify each holder of the securities covered by the Investor Rights Agreement for violations of federal or state securities laws by the Company or Sensata Investment Co. in connection with any registration statement, prospectus or any preliminary prospectus. Each holder of such securities has in turn agreed to indemnify the Company or Sensata Investment Co. for federal or state securities law violations that occur in reliance upon written information the holder provides to the Company or Sensata Investment Co. in connection with any registration statement in which a holder of such securities is participating.

Information Rights

To the extent permitted by applicable laws, the Company is obligated to provide financial and other information to Bain Capital upon Bain Capital’s request so long as Bain Capital owns any securities of Sensata Investment Co.

Securityholders Agreement

Pursuant to an Amended and Restated Securityholders Agreement (the “Securityholders Agreement”) among the Company, Sensata Investment Co., Sensata Management Company S.A., investment funds associated with Bain Capital (collectively, the “Bain Capital Funds”) and investment funds managed by Unitas Capital Ltd. (collectively, the “Unitas Funds”), the Unitas Funds have “tag along” rights, “piggyback” registration rights and information rights and Bain Capital has “drag along” rights. In addition, this agreement imposes transfer restrictions on the securities held by the Unitas Funds.

“Tag Along” Rights

If the Bain Capital Funds propose to transfer any of their securities, each of the Unitas Funds will have the right, but not the obligation, to participate in such transfer subject to the terms and conditions set forth in the Securityholders Agreement. Notwithstanding the previous sentence, the Unitas Funds will not have tag along rights with respect to the following transfers, which we refer to as “exempt transfers:”

•	a transfer by the Bain Capital Funds or the Unitas Funds to any of such holder’s affiliates,

•	a transfer by the Bain Capital Funds in a publicly registered sale,

•

after a public offering, including this offering, a transfer by the Bain Capital Funds or the Unitas Funds to their respective partners or members in the form of dividends or distributions and any subsequent sales by such partners or members, and

•	a transfer by the Unitas Funds or any other person with the prior written approval of Bain Capital (provided the transferee agrees to be bound to the Securityholders Agreement).

Any Unitas Fund electing to participate in a transfer has the right to participate at the same price and on the same terms as the Bain Capital Fund proposing to transfer its securities. The Unitas Funds will be entitled to sell a number of each class of securities being transferred equal to such holder’s pro rata share of such class of securities.

If Sensata Investment Co. distributes securities of the Company to the holders of Sensata Investment Co.’s securities, Sensata Investment Co. is obligated to cause the Company to remove transfer restrictions, if any, applicable to the securities held by the Unitas Funds, including amending the Company’s organizational documents or causing the Company’s board or directors to approve a transfer of such securities. The Company’s articles of association do not contain any restrictions on the transfer of its ordinary shares.

“Piggyback” Rights

Whenever Sensata Investment Co. proposes to register any of its securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration. The Unitas Funds electing to participate in a registration will be entitled to include in such registration, at the same price and on equal terms as the Bain Capital Funds, a number of each class of securities being offered equal to such holder’s pro rata share of the securities of such class as are proposed to be included by the Bain Capital Funds in the registration. The number of securities that the Bain Capital Funds and the Unitas Funds may include in the registration may be restricted if the managing underwriter advises Sensata Investment Co. that, in its opinion, the number of securities being registered exceeds the number which can be sold without adversely affecting the marketability of the offering.

In addition, if at any time Sensata Investment Co. distributes the securities of the Company to the shareholders of Sensata Investment Co. (whether in liquidation, dividend or otherwise), and the Company proposes to register any securities held by the Bain Capital Funds under the Securities Act (or any similar listed offering outside the United States), each of the Unitas Funds has the right, but not the obligation, to participate in such registration on terms similar to those described in the preceding paragraph.

Public Offerings of Sensata Investment Co.’s Subsidiaries

If any subsidiaries of Sensata Investment Co., other than the Company, effects any firm commitment underwritten sale of shares pursuant to a public offering, then Sensata Investment Co. is obligated to cause each such subsidiary to enter into a registration rights agreement with the parties to the Securityholders Agreement. The registration rights agreement must contain substantially the same tag along and piggyback rights as described above.

“Drag Along” Rights

If the Bain Capital Funds request an “Approved Sale,” each of the Unitas Funds is obligated to vote for and consent to such sale. If the Approved Sale is a merger or consolidation, each of the Unitas Funds will waive any dissenter’s rights, appraisal rights or similar rights. If the Approved Sale is a stock transfer, each of the Unitas Funds will agree to sells its pro rata shares of each class of securities to be sold in such transfer at the same price and on the same terms and conditions as the Bain Capital Funds. Upon the receipt by the Unitas Funds of their proportional share of the purchase price, the Unitas Funds’ voting rights, rights to distributions and all other rights granted as securityholders will terminate.

For this purpose, an “Approved Sale” is defined in the Securityholders Agreement to mean a transfer by the Bain Capital Funds of any of the following:

•	the majority of the assets of the Company and its subsidiaries,

•	the majority of Sensata Investment Co.’s outstanding fully diluted ordinary shares (whether by merger, reorganization or otherwise), or

•

the majority of the Company’s outstanding ordinary shares (whether by merger, reorganization or otherwise), in each case to a person who owns 5% or less of Sensata Investment Co.’s fully diluted ordinary shares or 5% or less of the fully diluted capital stock of any subsidiary of Sensata Investment Co.

Transfer Restrictions

The Unitas Funds may not transfer any of their securities covered by the Securityholders Agreement other than in connection with their participation in a sale by the Bain Capital Funds, an Approved Sale, a public sale or an exempt transfer. In addition, the Unitas Funds have agreed under the terms of the Securityholders Agreement not to effect any transfer of any of their securities or any other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during (i) the seven days prior to and the 180-day period beginning on the effective date of an initial public offering and (ii) the seven days prior to and the 90-day period beginning on the effective date of any other public offering, except as part of any such offering or unless the underwriters managing the registration of any such offering otherwise agree. This agreement, however, is conditioned on the Unitas Funds not being subject to a longer lock-up agreement than the Bain Capital Funds.

Information Rights

So long as the Unitas Funds own in the aggregate at least 50% of the fully diluted ordinary shares of Sensata Investment Co. held by the Unitas Funds on April 27, 2006 (as appropriately adjusted for securities splits, securities dividends, securities combinations, recapitalization and similar transactions), the Unitas Funds have the right to visit and inspect such of Sensata Investment Co.’s and its subsidiaries’ assets, records, files and other information as they may reasonably request (and make copies of such records) and to meet with Sensata Investment Co.’s and its subsidiaries’ officers and other management personnel to obtain in the ordinary course such customary information regarding Sensata Investment Co. and its subsidiaries, and their respective businesses and prospects, as they may reasonably request.

First Amended and Restated Management Securityholders Addendum for the Company Securities Plan

All of the Company’s ordinary shares granted to members of our management, including our executive officers, under the 2006 Purchase Plan, are subject to the First Amended and Restated Management Securityholders Addendum—Dutchco Securities Plan, or the “Company Securities Plan Addendum.”

Transfer Restrictions

Management securityholders may not transfer their securities except as follows:

•	transfers to certain permitted transferees, including family members;

•	transfers made in connection with drag along rights or tag along rights;

•	transfers made in connection with the termination of such holder’s employment and the Company’s exercise of its repurchase option under the 2006 Purchase Plan or any award agreement; and

•

transfers in any public offering in connection with such holder’s registration rights or, after an initial public offering, a transfer pursuant to Rule 144 or a block sale to a financial institution in the ordinary course of its trading business.

The transfer restrictions terminate upon a change in control of the Company’s voting shares or a sale of all or substantially all of the Company’s assets.

“Tag Along” Rights

If Sensata Investment Co. sells the ordinary shares it holds of the Company, except a sale in a public offering or certain sales with affiliates, the management securityholders have the right to participate in the sale on the same terms and conditions as Sensata Investment Co. and subject to the conditions in the Company Securities Plan Addendum. Each management securityholder participating in the sale will be entitled to receive the same consideration as Sensata Investment Co., except in limited circumstances where the consideration includes securities, in which case the management securityholders may be entitled to have the Company purchase his/her securities for cash.

If the Sponsors sell more than 50% of the total voting power or economic interest of Sensata Investment Co., except a sale in a public offering or any sale between the Sponsors and their affiliates, the management securityholders have the right participate in the sale on substantially the same terms as they would if the sale instead involved the ordinary shares of the Company.

Following this offering, upon a management securityholder becoming eligible to sell all of his/her securities pursuant to Rule 144 of the Securities Act, such holder’s tag along rights will terminate.

“Drag Along” Rights

If the Company’s board of directors approves a change in control of the Company or a sale of substantially all of the Company’s assets, the management securityholders agree, if and to the extent requested by the board, to sell their securities on the terms and conditions of the sale. Each management securityholder must receive the same form and amount of consideration per share as received by the Bain Capital Funds and the Unitas Funds. However, in certain limited circumstances where the consideration includes securities, management securityholders may be entitled to have the Company, the Bain Capital Funds or the Unitas Funds, as the case may be, purchase their securities for cash.

These drag along rights will terminate upon a change in control of the Company or a sale of all or substantially all of the Company’s assets.

Each management securityholder participating in a tag along or drag along sale will bear its pro rata share of costs to the extent such costs are incurred for the benefit of all holders of securities and are not otherwise paid by the Company or the acquiring party. However, any costs incurred by a management securityholder solely for his/her own benefit will be borne by such management securityholder.

Registration Rights

If the Company proposes to conduct an underwritten registration of any of its securities under the Securities Act (other than in an initial public offering or in connection with registration on Form S-4 or Form S-8) and the Company is including in such registration any of its securities held by Sensata Investment Co. or the Sponsors and the registration form to be used may be used for the registration of the management securities, the Company will include upon the request of the management securityholders any securities of such holders.

In any underwritten registration, if the managing underwriter advises the Company that in its opinion, the number of securities being registered exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, then the Company may restrict the number of management securities that will be included in the registration.

The Company will pay all registration expenses, whether or not any registration becomes effective. Additionally, the Company will pay for one counsel for the management securityholders in connection with the registration rights whether or not any registration becomes effective.

First Amended and Restated Management Securityholders Addendum for the Company Option Plan

All of the Company’s options granted to members of our management, including our executive officers, under the 2006 Option Plan are subject to the First Amended and Restated Management Securityholders Addendum—Dutchco Option Plan, or the “Company Option Plan Addendum.” The terms and conditions of the Company Option Plan Addendum are substantially the same as those of the Issuer Securities Plan Addendum as described above. The exceptions are as follows:

•	the management securityholders’ rights and obligations under the Company Option Plan Addendum become effective only to the extent such holder’s options are exercised; and

•	in connection with any drag along sale, each management securityholder will have the opportunity to exercise vested options prior to or in connection with the sale.

First Amended and Restated Management Securityholders Addendum for the Sensata Investment Co. Securities Plan

All of the securities granted to members of our management, including our executive officers, under the Sensata Investment Company S.C.A. First Amended and Restated 2006 Management Securities Plan are subject to the First Amended and Restated Management Securityholders Addendum, or the “Sensata Investment Co. Plan Addendum.” The terms and conditions of the Sensata Investment Co. Plan Addendum are substantially the same as those of the Company Securities Plan Addendum as described above. The exceptions are as follows:

•

the management securityholders’ rights and obligations under the Sensata Investment Co. Plan Addendum are made with respect to the ordinary shares of Sensata Investment Co. and not the Company, and also include Sensata Investment Co.’s preferred equity certificates and convertible preferred equity certificates; and

•

the provisions found in the Company Management Plan Addendum relating to the tag along rights granted in connection with a sale of Sensata Investment Co. do not apply to the Sensata Investment Co. Plan Agreement.

Transactions with a Shareholder

Some of the partners of Kirkland & Ellis LLP are partners in a partnership that invests in funds managed by advisors associated with Bain Capital and co-invested with Bain Capital in Sensata Investment Co. Through this partnership, these partners of Kirkland & Ellis LLP beneficially own less than 1% of our issued and outstanding ordinary shares. During the fiscal years 2010, 2009 and 2008, we made payments of $2.9 million, $1.8 million and $1.9 million, respectively, to Kirkland & Ellis LLP for legal services.

Share Repurchase

During fiscal year 2008, we repurchased 11,973 restricted ordinary shares from Mr. Han-Koo Kaang, a vice president, at $11.38 per share, or an aggregate of $136,253.

Purchase of Outstanding Debt Securities

On June 17, 2009, a Luxembourg company indirectly owned by Bain Capital and certain of our executive officers, specifically Mr. Wroe, Ms. Sullivan and Mr. Cote, made an open market purchase of €42.3 million in aggregate principal amount of our 11.25% Senior Subordinated Notes for an aggregate purchase price of €18.4 million. The Luxembourg company is a wholly-owned subsidiary of a Cayman Islands limited partnership, of which affiliates of Bain Capital and certain of our executive officers, specifically Mr. Wroe, Ms. Sullivan and Mr. Cote, are limited partners and Bain Capital is the general partner. As of December 31, 2009, the limited partnership owned €42.3 million aggregate principal amount of 11.25% Senior Subordinated Notes. In connection with the cash tender offer launched on February 26, 2010, the limited partnership validly tendered, and Sensata Technologies B.V. accepted for purchase, all of the 11.25% Senior Subordinated Notes held by the limited partnership. The limited partnership received aggregate consideration of approximately €45.7 million, including accrued and unpaid interest, in exchange for the tendered notes. As of December 31, 2010, the partnership did not hold any of our Senior Notes or Senior Subordinated Notes.

Administrative Services Agreement between Us and Sensata Investment Co.

In March 2009, we and our principal shareholder, Sensata Investment Co., entered into an Administrative Services Agreement for services relating to the review of our financial statements and other administrative matters. The Administrative Services Agreement was entered into with retroactive effectiveness from January 1, 2008. We pay Sensata Investment Co. quarterly for its services, at rates equal to the actual cost incurred by Sensata Investment Co., with such rates reviewed from time to time by us and Sensata Investment Co. During 2009, we advanced $0.3 million to Sensata Investment Co. prior to executing the Administrative Services Agreement. We incurred $0.6 million related to the Administrative Services Agreement during the year ended December 31, 2009, of which $0.3 million was paid in cash and $0.3 million was settled by offsetting existing amounts due from Sensata Investment Co. During fiscal year 2010, we paid $0.3 million pursuant to this agreement. The Administrative Services Agreement has an indefinite term but may be terminated by either party with 30 days prior written notice. Additionally, Sensata Investment Co. and we have the right to inspect each others’ books and records. We must indemnify Sensata Investment Co. from and against any loss, cost, or expense, including reasonable attorneys’ fees, related to any act or omission in connection with the performance or nonperformance of Sensata Investment Co.’s duties under the agreement.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth the beneficial ownership of our ordinary shares as of January 31, 2011 by:

•	each person known to us to beneficially hold 5% or more of our ordinary shares;

•	each of our directors as of the completion of this offering;

•	each of our Named Executive Officers;

•	all of our executive officers and directors as of the completion of this offering as a group; and

•	each selling shareholder.

The percentage of shares beneficially owned before the offering shown in the table below is based upon 173,903,494 ordinary shares outstanding as of January 31, 2011, which includes 367,298 legally issued shares that are subject to forfeiture until such shares have vested and are not considered outstanding for accounting purposes. The information relating to numbers and percentages of shares beneficially owned after the offering gives effect to the sale of ordinary shares by the selling shareholders.

Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include ordinary shares issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable on or before April 1, 2011, which is 60 days after January 31, 2011. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other persons. Certain of our Named Executive Officers own shares of our principal shareholder, Sensata Investment Co. We have not included in the following table the number of our ordinary shares that such Named Executive Officers may be deemed to indirectly own as a result of owning such shares of Sensata Investment Co. because none of these Named Executive Officers exercise voting or investment power with respect to these shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Each of the individuals listed below under “Other Selling Shareholders” is an employee of Sensata. For a description of the material relationships between us and our principal shareholder, Sensata Investment Co., and each of our Named Executive Officers, see “Certain Relationships and Related Party Transactions.” None of the selling shareholders is a broker-dealer or affiliated with a broker-dealer.

Sensata Investment Co. acquired the ordinary shares being offered hereby in the 2006 Acquisition at a price per share of approximately $6.85. Certain of the ordinary shares being offered by the other selling shareholders will be acquired upon the concurrent exercise of an equal number of outstanding employee stock options. These options were granted to such employees under our existing equity incentive plans in the ordinary course of business, have exercise prices ranging from $6.99 per share to $7.30 per share and, on an aggregate basis, have a weighted-average exercise price for the shares to be sold in this offering of $7.05 per share.

The following table summarizes the respective grant dates for the options that will be exercised by the selling shareholders and sold in this offering:

	Number of Shares
Option Grant Date	Offering	Over-Allotment Option
May 18, 2006	242,983	26,670
March 28, 2007	60,124	10,272

Total	303,107	36,942

The address for Sensata Investment Co. is Socíeté en Commandite par Actions 9A Parc d’, Activitæ, Syrdall, L-5365 Munsbach, Luxembourg. The address for Marsico Capital Management, L.L.C. is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

	Ordinary Shares Beneficially Owned Before the Offering		Ordinary Shares Being Sold in the Offering	Ordinary Shares Beneficially Owned After the Offering
Name	Number	Percent		Number	Percent

Sensata Investment Company S.C.A.(1)(2)(3)	112,286,883	64.6%	19,696,893	92,589,990	53.1%
Marsico Capital Management, L.L.C.(4)	11,816,210	6.8%	—	11,816,210	6.8%
Directors and Named Executive Officers:
Thomas Wroe(5)	1,492,911	0.9%	125,000	1,367,911	0.8%
Jeffrey Cote(6)	887,136	0.5%	50,124	837,012	0.5%
Martha Sullivan(7)	1,162,711	0.7%	64,219	1,098,492	0.6%
Martin Carter	—	—%	—	—	—%
Steve Major(8)	447,723	0.3%	19,144	428,579	0.2%
Ed Conard	—	—%	—	—	—%
Paul Edgerley(9)	112,286,883	64.6%	19,696,893	92,589,990	53.1%
John Lewis(3)	—	—%	—	—	—%
Michael Jacobson	18,000	*	—	18,000	*
Seth Meisel(9)	—	—%	—	—	—%
Charles Peffer	2,000	*	—	2,000	*
Michael Ward(9)	112,286,883	64.6%	19,696,893	92,589,990	53.1%
Stephen Zide(9)	112,286,883	64.6%	19,696,893	92,589,990	53.1%
All directors and executive officers as a group (13 persons)	116,872,742	65.6%	19,955,380	96,917,362	54.5%
Other Selling Shareholders:
Geert Braaksma	257,289	0.1%	16,975	240,314	0.1%
Robert Hureau	124,791	*	10,000	114,791	*
Donna Kimmel	332,380	0.2%	17,645	314,735	0.2%

*	Less than 0.1%
(1)

Sensata Investment Co., an entity organized in Luxembourg, is controlled by its manager, Sensata Management Company S.A. In such capacity, Sensata Management Company S.A. through its board of directors acting by a majority exercises voting and dispositive power with respect to the ordinary shares of the Company owned by Sensata Investment Co. The board of directors of Sensata Management Company S.A. is currently comprised of Ms. Ailbhe Jennings and Messrs. Walid Sarkis and Michael Goss. Messrs. Sarkis and Goss are each a Managing Director of Bain Capital. All of the outstanding capital stock of Sensata Management Company S.A. is owned by Bain Capital Fund VIII, L.P. and Bain Capital Fund VIII-E, L.P. and, in that capacity, these funds have the power to appoint the directors of Sensata Management Company S.A. Because of the relationships described in (2) below, Bain Capital Investors,

LLC (“BCI”) may be deemed to control these Bain Capital funds and thus may be deemed to share voting and dispositive power with respect to the shares held by Sensata Investment Co. BCI expressly disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. BCI is controlled by an Investment Committee comprised of the following managing directors of Bain Capital: Andrew Balson, Steven Barnes, Joshua Bekenstein, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, Matthew Levin, Ian Loring, Philip Loughlin, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi, Michael Ward and Stephen Zide.

(2)	Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Fund VIII-E, L.P. (“Fund VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”) and BCIP Associates-G (“BCIP-G”) together hold approximately 80.6% of the equity interests of Sensata Investment Co. BCI is the Managing General Partner of BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G. BCI is also the General Partner of Bain Capital Partners IX, L.P., which is the General Partner of Fund IX and Coinvestment IX, Bain Capital Partners VIII, L.P., which is the General Partner of Fund VIII and Coinvestment VIII, and Bain Capital Partners VIII-E, which is General Partner of Fund VIII-E. As a result, the Investment Committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by Sensata Investment Co. Certain partners and other employees of the funds which own Sensata Investment Co. expect to make a contribution of ordinary shares to one or more charities prior to this offering. In such case, a recipient charity or other securityholder of Sensata Investment Co. may, if it chooses to participate in the offering, be the selling stockholder with respect to such ordinary shares. Any such contributions will not change the aggregate number of ordinary shares being offered by the selling shareholders in this offering. In the event that one or more of the recipient charities or other securityholders of Sensata Investment Co. elect not to participate in the offering, the number of ordinary shares being offered by Sensata Investment Co. will be correspondingly adjusted such that the aggregate number of ordinary shares being offered by the selling shareholders in this offering remains unchanged.
(3)	Asia Opportunity Fund II, L.P. (“Asia Fund II”) and AOF II Employee Co-invest Fund, L.P. (“AOF II”) hold 10.0% and 0.1%, respectively, of the equity interests of Sensata Investment Co. Unitas Capital Equity Partners II, L.P. is the general partner of Asia Fund II and AOF II. Unitas Capital Ltd. is the fund manager to Asia Fund II and AOF II. Mr. Lewis is a Partner of Unitas Capital, and he disclaims the beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares.
(4)	Beneficial ownership is based upon information communicated to the Company by representatives of Marsico Capital Management, L.L.C. We have not been able to independently verify this information and have not been informed as to the person or persons who exercise voting and dispositive power over these shares.
(5)	Includes: (i) before this offering, 1,357,093 options exercisable for ordinary shares, of which 256,409 are held in a family trust established for the benefit of Mr. Wroe’s children, and (ii) after this offering, 1,232,093 options exercisable for ordinary shares, of which 256,409 are held in a family trust established for the benefit of Mr. Wroe’s children. Does not include: (i) 73,142 ordinary shares indirectly owned before this offering and (ii) 60,311 ordinary shares indirectly owned after this offering, in each case based on such trust’s direct ownership of 90,816 ordinary shares, or 0.07%, of Sensata Investment Co.
(6)	Includes: (i) before this offering, 812,816 options exercisable for ordinary shares and (ii) after this offering, 762,692 options exercisable for ordinary shares.
(7)	Includes: (i) before this offering, 1,103,271 options exercisable for ordinary shares and (ii) after this offering, 1,039,052 options exercisable for ordinary shares. Does not include: (i) 26,223 ordinary shares indirectly owned before this offering and (ii) 21,623 ordinary shares indirectly owned after this offering, in each case based on such person’s direct ownership of 32,560 ordinary shares, or 0.02%, of Sensata Investment Co.
(8)	Includes: (i) before this offering, 447,723 options exercisable for ordinary shares and (ii) after this offering, 428,579 options exercisable for ordinary shares. Does not include: (i) 2,268 ordinary shares indirectly owned before this offering and (ii) 1,870 ordinary shares indirectly owned after this offering, in each case based on such person’s direct ownership of 2,816 ordinary shares, or 0.002%, of Sensata Investment Co.

(9)	Messrs. Edgerley, Ward and Zide are each a Managing Director and member of the Investment Committee of BCI and therefore may be deemed to share voting and dispositive power with respect to all shares of the Company that may be deemed to be beneficially owned by the Bain Capital funds as described in Note 2 above. Each of these persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Meisel is a General Partner of BCIP III and BCIP Trust III and, as a result, has a pecuniary interest in the shares held by the entities. Mr. Meisel does not have any voting and dispositive power with respect to shares beneficially owned by these entities.

Over-Allotment Option

The shareholders listed below have granted the underwriters an option to purchase up to an aggregate of 3,000,000 additional ordinary shares to cover over-allotments. The following table sets forth certain information regarding the number of shares offered by such shareholders and the beneficial ownership of our ordinary shares by such shareholders assuming the underwriters exercise the over-allotment option in full.

Name	Ordinary Shares Beneficially Owned Before the Offering		Number of Ordinary Shares Being Sold in the Offering	Number of Ordinary Shares Offered In the Over-Allotment Option	Shares Beneficially Owned After the Offering
	Number	Percentage			Number	Percentage

Principal Shareholder:
Sensata Investment Company S.C.A.	112,286,883	64.6%	19,696,893	2,963,058	89,626,932	51.4%
Directors and Named Executive Officers:
Thomas Wroe	1,492,911	0.9%	125,000	—	1,367,911	0.8%
Jeffrey Cote	887,136	0.5%	50,124	10,272	826,740	0.5%
Martha Sullivan	1,162,711	0.7%	64,219	13,833	1,084,659	0.6%
Steve Major	447,723	0.3%	19,144	5,614	422,965	0.2%
Other Selling Shareholders:
Geert Braaksma	257,289	0.1%	16,975	3,100	237,214	0.1%
Robert Hureau	124,791	*	10,000	—	114,791	*
Donna Kimmel	332,380	0.2%	17,645	4,123	310,612	0.2%

*	Less than 0.1%

We have agreed to pay all of the expenses of the shareholders selling shares in this offering and in the event the over-allotment option is exercised, other than underwriting discounts and commissions. In the event the underwriters’ over-allotment option is not exercised in full, the number of shares to be sold by the shareholders listed above will be reduced proportionately.

DESCRIPTION OF ORDINARY SHARES

Set out below is a summary description of our ordinary shares and related material provisions of our articles of association and of Book 2 of the Dutch Civil Code which governs the rights of holders of our ordinary shares.

Authorized Share Capital

As of January 31, 2011, we had 400,000,000 authorized ordinary shares, €0.01 nominal value per share, of which 173,903,494 ordinary shares were outstanding, including 367,298 legally issued ordinary shares that are subject to forfeiture until such shares have vested and are not considered outstanding for accounting purposes. As of January 31, 2011, we had 15 holders of record of our ordinary shares. In connection with our initial public offering, we adopted two anti-takeover measures: provisions in our articles of association preventing business combinations with interested shareholders and preference shares. See “Shareholder Rights—Anti-Takeover Provisions.”

Shareholder Rights

General Meetings of Shareholders

At least one general meeting of shareholders must be held every year within six months of the end of our fiscal year. We anticipate that all shareholder meetings will take place in the Netherlands. The rights of shareholders may only be changed by amending our articles of association. A resolution to amend our articles of association is only valid if the board of directors makes a proposal or shareholders representing at least 1% of our issued and outstanding stock or whose shares represent a value of €50 million or more make a request within 30 days of a general meeting to amend the articles of association and such proposal is adopted by a simple majority of votes cast. The closing price of our shares listed on the New York Stock Exchange on the date of a shareholder request will be decisive in determining whether the shares of a shareholder represent a value of €50 million or more at the time of the request.

Voting Rights

Each ordinary share represents the right to cast one vote at a general meeting of shareholders. In general, resolutions must be passed with a majority of the votes validly cast. We are not allowed to exercise voting rights for ordinary shares we hold directly or indirectly, unless the shares are subject to a right of usufruct or pledge for the benefit of a third party not being a subsidiary. The following resolutions require a two-thirds majority vote if less than half of the issued share capital is present or represented at the general meeting of shareholders:

•	capital reduction;

•	exclusion or restriction of pre-emptive rights, or designation of the board of directors as the authorized corporate body for this purpose; and

•	merger or demerger.

Pursuant to Dutch law, the articles of association of a Dutch company may provide that resolutions of shareholders may be adopted without convening a meeting. However, such resolutions may only be adopted in writing by unanimous vote of the shareholders entitled to vote. Under our amended articles of association, shareholders will be permitted to take action by unanimous written consent and not only at a general meeting of shareholders.

Appraisal Rights

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights.

Shareholder Suits

In the event a third party is liable to a Dutch company, generally only the company itself can bring a civil action against that party. Therefore, our individual shareholders do not have the right to bring an action on behalf of the Company. Only in the event that the cause for the liability of a third party to the Company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement which provides for monetary compensation for damages. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Issuance of Ordinary Shares

Our board of directors has the power to issue ordinary shares if and to the extent that the general meeting of shareholders has designated the board, or if the board has been designated by the articles of association, to act as the authorized body for this purpose. A designation of authority to the board of directors to issue shares remains effective for the period specified by the general meeting or specified in the articles of association and may be up to five years from the date of designation. A general meeting of shareholders may renew annually the designation by the general meeting of shareholders and the designation in the articles of association may also be renewed by amending the articles of association for additional periods of up to five years. Without this designation by the general meeting of shareholders or the articles of association, only the general meeting of shareholders has the power to authorize the issuance of ordinary shares but only at the proposal of the board of directors. At a general meeting of our shareholders held on February 26, 2010, our shareholders adopted a proposal to designate our board of directors as the corporate body with the power to issue and/or grant rights to subscribe for ordinary shares for a period of five years from the date thereof and to issue such number of ordinary shares as shall be permitted by our authorized capital from time to time.

Repurchase of Our Ordinary Shares

Subject to certain provisions of Dutch law and our articles of association, we may acquire our ordinary shares if no valuable consideration is given or the following conditions are met:

•

a general meeting of shareholders has authorized our board of directors to acquire the ordinary shares, which authorization may be valid for no more than 18 months and shall stipulate the number of shares that may be acquired and the upper and lower limit of the price of acquisition;

•

our shareholders’ equity, after deduction of the price of acquisition, is not less than the sum of the paid-in and called-up portion of the share capital and the reserves that the laws of the Netherlands or our articles of association require us to maintain; and

•	we would not hold after such purchase, or hold as pledgee, ordinary shares with an aggregate par value exceeding 50% of our issued share capital.

At a general meeting of our shareholders held on February 26, 2010, our shareholders adopted a proposal to grant authorization to our board of directors for a period of 18 months from the date of that meeting to acquire as many shares in our capital as is permitted by the law and our articles of association, whether through the stock exchange or by other means, at prices between an amount equal to the nominal value of the ordinary shares and an amount equal to 110% of the market prices of the ordinary shares on the New York Stock Exchange (the market price being the average of the closing price on each of the 30 consecutive days of trading preceding the three trading days prior to the date of repurchase).

Dividends

Dividends may only be paid out of profit as shown in the adopted annual accounts. We will only have power to make distributions to shareholders and other persons entitled to distributable profits to the extent our equity exceeds the sum of the paid and called up portion of the ordinary share capital and the reserves that must be maintained in accordance with provisions of the laws of the Netherlands or our articles of association. The profits must first be used to set up and maintain reserves required by law and must then be set off against certain financial losses. Subsequently, out of the profits a distribution will be made on the preference shares if issued and such reservations will be made as our board of directors will determine. We may not make any distribution of profits on ordinary shares that we hold, unless the shares are subject to a right of usufruct or pledge for the benefit of a third party. Any allocation of our remaining profits shall be determined by a resolution of the shareholders. If the shareholders do not adopt a resolution with respect to the allocation of profits then we will reserve our profits. Interim distributions may be effected by resolution of either the shareholders or the board of directors.

All calculations to determine the amounts available for dividends will be based on our unconsolidated annual accounts, which may be different from our consolidated financial statements, such as those included in this prospectus. Our statutory accounts will be prepared, under IFRS and are deposited with the Commercial Register in Amsterdam, the Netherlands. We are dependent on dividends or other advances from our operating subsidiaries to fund any dividends we may pay on our ordinary shares.

Preemptive Rights

Under Dutch law, in the event of an issuance of ordinary shares, each holder of ordinary shares will have a pro rata preemptive right to the number of ordinary shares held by such shareholder (with the exception of ordinary shares to be issued to employees or shares issued against a contribution other than in cash). Preemptive rights may be limited or excluded by the general meeting of shareholders at the proposal of our board of directors or by our board of directors if designated by the general meeting of shareholders or by the articles of association for a period not exceeding 5 years. At a general meeting of our shareholders held on February 26, 2010, our shareholders adopted a proposal to designate our board of directors as the corporate body with the power to limit or exclude pre-emptive rights for a period of five years from the date thereof.

Capital Reduction

At the proposal of our board of directors, our shareholders may reduce our issued share capital either by canceling ordinary shares held in treasury or by amending our articles of association to reduce the par value of the ordinary shares. A resolution to reduce our capital requires the approval of at least a majority of the votes cast at a general meeting of shareholders. A two-thirds majority vote is required if less than half of the issued share capital is present or represented at the general meeting of shareholders. Any reductions in the par value of the ordinary shares, with or without repayment, must be effected in proportion to all shares unless consent is given by each of the shareholders involved.

A partial repayment of ordinary shares under the laws of the Netherlands is only allowed upon the adoption of a resolution to reduce the par value of the ordinary shares. The repayment must be made pro rata on all ordinary shares, but this requirement may be waived with the consent of all affected shareholders. In some circumstances, our creditors may be able to prevent a resolution to reduce our share capital from taking effect.

Anti-Takeover Provisions

Dutch law permits us to adopt protective measures against takeovers. Our articles of association include provisions to prevent “business combinations” with “interested shareholders” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” will include a legal merger, asset sale or other similar transactions or a transaction resulting in a financial benefit to the interested shareholder other than a benefit derived from his shareholding. An “interested shareholder” will be defined as a person who, together with its group companies (within the meaning of Section 2:24b of the Dutch Civil Code), owns (or owned within the previous three years) shares representing 15% or more of our issued and outstanding share capital.

The approval of our general meeting of shareholders will be required for our board of directors to enter into discussions with an interested shareholder regarding a business combination between us and such interested shareholder. The resolution of our general meeting of shareholders must be adopted by a majority of the votes cast in favor, representing at least two-thirds of the issued and outstanding ordinary shares other than the shares owned by the interested shareholder. However, this process will not apply if:

•

a majority of the members of the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, and those members of the board of directors were appointed as members of the board prior to the transaction that resulted in the shareholder becoming an interested shareholder; or

•

upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned a number of ordinary shares representing at least 85% of the issued and outstanding shares when the transaction commenced, provided the shares owned by our directors and officers are not taken into account in calculating that percentage.

These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors, because the qualified majority requirement for the shareholder approval would be avoided if our board of directors approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. Such provisions also may have the effect of preventing changes in our board of directors. It is further possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

We have also adopted one additional anti-takeover measure: the ability of our board of directors to issue without shareholder approval preference shares or to grant a foundation yet to be established the right to obtain preference shares, up to a maximum equal to 100% of issued capital, other than such preference shares, at the time of issue of the preference shares. The price that will be due by the foundation for these preference shares should equal the nominal value. Only twenty-five percent of the nominal value may be payable. Preference shares are a separate class of equity securities of the Company that can be issued for defensive purposes because such shares can be issued with significant voting power. Such shares would typically have both a liquidation and dividend preference over the ordinary shares and otherwise accrue cash dividends at a fixed rate. The board of directors is authorized by our shareholders to issue these shares in the future in order to protect us from influences that do not serve our best interests and threaten to undermine our continuity, independence and identity. These influences may result from a third party acquiring a significant amount of our ordinary shares, the announcement of a public offer or other concentration of control or any other form of unreasonable pressure exercised on us to amend our strategic polices. If the board determines to issue the preference shares to such a foundation, the foundation’s articles of association will provide that it shall endeavor to serve our best interests, our associated business and all parties connected to us, warding off as much as possible any influences that conflict with these interests and threaten to undermine our continuity, independence and identity. This foundation shall operate independently of us.

From the profit as shown in the profit and loss account prepared in accordance with IFRS for the most recently completed financial year, first a distribution will be made, where possible, on the preference shares of a percentage equal to the average one month EURO Interbank Offered Rate weighted to reflect the number of days for which the payment is made, plus a premium to be determined by our board of directors, of at least one percentage point and at most four percentage points, depending on the prevailing market conditions. The dividend will be calculated based on the IFRS accounts over the proportionate period of time if the preference shares were issued during the financial year. If our profit is not sufficient to make the full distribution, the deficit will be distributed out of the freely distributable reserves.

Subject to the limits of the New York Stock Exchange listing rules, the preference shares would vote together with the ordinary shares on matters submitted to shareholders for approval and have the same number of votes per share as the number of ordinary shares with a nominal value which in the aggregate equals the nominal value of such a preference share. By issuing the preference shares in the appropriate number, this anti-takeover measure may result in the holders of such preference shares having voting power equal to all issued ordinary shares. This anti-takeover measure can be used to provide time for our board of directors to negotiate the terms of a possible transaction that is in the best interest of all our stakeholders.

In addition to the foregoing, certain provisions of Dutch law and/or our articles of association could have the effect of making it more difficult for shareholders to remove existing members of our board of directors. For example:

•	shareholders can take action by written consent, but only if all shareholders give their consent to the action;

•

a resolution passed by a two-thirds majority of the votes cast representing more than one-half of the issued and outstanding share capital is necessary to suspend or remove members of the board of directors; and

•

director vacancies may only be filled from a list that was prepared by the board of directors unless a resolution is passed with two-thirds majority of the votes cast representing more than one-half of the issued capital at a general meeting of shareholders providing that such list is not binding and, in that event, a new list of nominees will be prepared by the board of directors.

Compensation of Our Board of Directors

Under Dutch law, the shareholders must adopt the compensation policy for the board of directors. Our shareholders have adopted such compensation policies. See “Executive Compensation—Director Compensation.”

Removal of Directors

The general meeting of shareholders has the authority to suspend or remove members of our board of directors at any time, including without cause by a resolution passed with two-thirds majority of the votes cast representing more than one half of the issued and outstanding share capital.

Shareholder Vote on Certain Reorganizations

Under Dutch law, the approval of the general meeting of shareholders of a public limited liability company is required in case of significant decisions regarding our structure, including: (i) a transfer of all or substantially all of our business to a third party; (ii) the entry into or termination of a significant long-term cooperation of the company or a subsidiary with another entity; and (iii) the acquisition or divestment by it or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to its balance sheet or, if the company prepares a consolidated balance sheet, according to its consolidated balance sheet in the last adopted annual accounts of the company.

Netherlands Squeeze-out Proceedings

If a person, company or two or more group of companies, within the meaning of Article 2:24b of the Dutch Civil Code, acting in concert holds 95% or more of our issued share capital by par value, that person, company or group of companies acting in concert may acquire the remaining ordinary shares by initiating squeeze-out proceedings against the holders of the remaining shares. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal and may be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Enterprise Chamber may grant the claim for squeeze-out and determine the price to be paid for the shares. As of January 31, 2011, our principal shareholder, Sensata Investment Co., owned 64.6% of our outstanding ordinary shares.

Adoption of Annual Accounts and Discharge of Management Liability

Our board of directors must prepare annual accounts within five months after the end of our financial year, unless the shareholders have approved an extension of this period for up to six additional months due to certain special circumstances. The annual accounts must be accompanied by an auditor’s certificate, an annual report and certain other mandatory information and must be made available for inspection by our shareholders at our offices within the same period. Under Dutch law, our shareholders must approve the appointment and removal of our independent auditors, as referred to in Article 2:393 Dutch Civil Code, to audit the annual accounts. The annual accounts are adopted by our shareholders at the general meeting of shareholders and are prepared in accordance with IFRS.

The adoption of the annual accounts by our shareholders does not release the members of our board of directors from liability for acts reflected in those documents. Any such release from liability requires a separate shareholders’ resolution.

Our financial reporting is subject to the supervision of the Netherlands Authority for the Financial Markets, or “AFM.” The AFM keeps a register in which we are obliged to file our financial reports. The AFM reviews the content of the financial reports and has the authority to approach us with requests for information in case on the basis of publicly available information it has reasonable doubts as to the integrity of our financial reporting.

Liquidation Rights

If we are dissolved or wound up, the assets remaining after payment of our liabilities will be first applied to pay back the amounts paid up on the preference shares together with any unpaid distributions and then to pay back the amounts paid up on the ordinary shares. Any remaining assets will be distributed among our shareholders in proportion to the par value of their shareholdings. All distributions referred to in this paragraph shall be made in accordance with the relevant provisions of the laws of the Netherlands.

Limitations on Non-Residents and Exchange Controls

There are no limits under the laws of the Netherlands or in our articles of association on non-residents of the Netherlands holding or voting our ordinary shares. Currently, there are no exchange controls under the laws of the Netherlands on the conduct of our operations or affecting the remittance of dividends.

Disclosure of Insider Transactions

Members of our board of directors and other insiders within the meaning of Section 5:60 of The Dutch Act on the Financial Supervision must report to The Netherlands Authority for the Financial Markets if they carry out or cause to be carried out, for their own account, a transaction in our ordinary shares or in securities whose value is at least in part determined by the value of our ordinary shares.

Books and Records

Pursuant to Dutch law, our board of directors provides all information to the shareholders’ meeting, but is not obligated to provide such information to individual shareholders unless a significant interest dictates otherwise.

Registrar and Transfer Agent

A register of holders of the ordinary shares is maintained by American Stock Transfer & Trust Company, LLC. American Stock Transfer & Trust Company, LLC also serves as the transfer agent. The telephone number of American Stock Transfer & Trust Company, LLC is (800) 937-5449.

Corporate Governance

The Dutch Corporate Governance Code

The revised Dutch Corporate Governance Code, or the Dutch Corporate Code, became effective on January 1, 2009. The Dutch Corporate Code contains principles and best practice provisions for management boards, supervisory boards, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. The Dutch Corporate Code applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere. Such companies are required under Dutch law to disclose in their Dutch annual reports filed in the Netherlands whether or not they apply those provisions of the Dutch Corporate Code that are addressed to the board of directors of the company and, if they do not apply those provisions, to explain why they deviated from such provisions.

The Dutch Corporate Code provides that if a company’s general meeting of shareholders explicitly approves the company’s corporate governance structure and policy and endorses the explanation for any deviation from the principles and best practice provisions, such company will be deemed to have applied the Dutch Corporate Code. Our shareholders have approved our corporate governance structure and policy and endorsed the explanation for deviations from the principles and best practice provisions. We have not applied a number of principles and best practice provisions, in many cases because they conflict with the corporate governance rules of the New York Stock Exchange with which we comply.

The following discussion summarizes the primary differences between our corporate governance structure and the principles and best practices provisions of the Dutch Corporate Code:

•

Dutch legal requirements concerning director independence differ in certain respects from the rules applicable to U.S. companies listed on the New York Stock Exchange. While under most circumstances both regimes require that a majority of board members be independent, the definition of this term under the Dutch Corporate Code differs from the definition under the New York Stock Exchange corporate governance standards. In some cases the Dutch requirement is more stringent, such as by requiring a longer “look back” period (five years as compared to three years) for former executive directors. In other cases, the New York Stock Exchange rule is stricter. For example, directors of a Dutch company who are affiliated with a direct or indirect parent company are considered independent under the Dutch Corporate Code (unless the parent company is a Dutch company and is listed in a member state of the European Union), whereas the same directors are not considered independent pursuant to the New York Stock Exchange rules. We follow the independence rules of the New York Stock Exchange.

•

The Dutch Corporate Code provides that the chairman of the board may not also be or have been an executive director. Prior to the completion of our initial public offering, Mr. Wroe was appointed as both Chief Executive Officer and Chairman of the board of directors. In the Netherlands, legislation is pending that prohibits an executive member of the board of a Dutch limited liability company from being chairman of the board. This proposed legislation was sent to the Dutch Lower House in November 2008 for comments and amendments. After the process of consultation with the Dutch Lower House has been completed, the proposal will be sent to the Dutch Senate. We cannot predict when or if the legislation will be finalized and implemented. If the legislation becomes effective in the Netherlands, we expect that our board of directors will appoint one of the non-executive members of the board as Chairman.

•

In contrast to rules applicable to U.S. companies, which require that external auditors be appointed by a company’s audit committee, the Dutch Corporate Code requires that external auditors be appointed by the shareholders. In accordance with the requirements of Dutch law, the appointment and removal of our independent registered public accounting firm must be approved by the shareholders. However, our audit committee is directly responsible for the recommendation to the shareholders of the appointment and compensation of the independent registered public accounting firm and oversees and evaluates the work of our independent registered public accounting firm.

•

The Dutch Corporate Code recommends that companies have an internal audit function. We do not currently have an internal audit function, but pursuant to the Dutch Corporate Code, our audit committee will review annually the need for an internal auditor.

•

While the New York Stock Exchange rules do not require listed companies to have shareholders approve or declare dividends, the Dutch Corporate Code recommends shareholder approval for payments of dividends. We do not intend to seek shareholder approval for the payment of dividends.

•

The Dutch Corporate Code provides that board members may not serve on the board of more than two listed companies. However, several of our directors are board members of more than two listed companies.

•

We do not comply with the Dutch Corporate Code provision that prohibits board members who receive options from exercising such options until after the third anniversary of the grant date. Options granted to members of our board of directors may generally be exercised at any time until their expiration.

•

The Dutch Corporate Code provides that shares granted to board members without financial consideration must be retained for at least five years or until the termination of employment, whichever is shorter. However, shares granted to our board members do not have similar restrictions.

•

The Dutch Corporate Code provides that remuneration in the event of termination of employment may not exceed one year’s salary. However, our chief executive officer is entitled to remuneration equal to two years of salary in connection with a termination without cause, for good reason or due to death or disability.

•

We follow the corporate governance standards of the New York Stock Exchange relating to announcing and broadcasting meetings with analysts, presentations to analysts and investors and press conferences. These standards may conflict with, or may require less disclosure than, the Dutch Corporate Code.

•

The Dutch Corporate Code recommends that the voting rights of financing preference shares be based on the fair value of the capital contribution. Subject to the limits of the New York Stock Exchange listing rules, our preference shares would vote together with the ordinary shares on matters submitted to shareholders for approval and the voting rights attaching to the preference shares shall be based on the nominal value per share.

•

The Dutch Corporate Code recommends that the general meeting of shareholders of a company not having statutory two tier status may pass a resolution to cancel the binding nature of a nomination for the appointment of a member of the management board or of the supervisory board and/or a resolution to dismiss a member of the management board or of the supervisory board by an absolute majority of the votes cast. It may be provided that this majority should represent a given proportion of the issued capital, which proportion may not exceed one third. Our articles of association provide that the majority should represent two-thirds of the votes cast, representing more than half of the issued capital.

•

The Dutch Corporate Code recommends that each substantial change in the corporate governance structure of a company and in the compliance of a company with the Dutch Corporate Code be submitted to the general meeting of shareholders for discussion under a separate agenda item. We have not applied a number of principles and best practice provisions, in many cases because they conflict with the corporate governance rules of the New York Stock Exchange with which we will comply. These deviations from the Dutch Corporate Code will not first be submitted to the general meeting of shareholders.

•

The Dutch Corporate Code recommends that a non-executive member of the board may not be granted any shares and/or rights to shares by way of remuneration. Our non-executive directors have been and will be granted the possibility to participate in equity incentive plans.

Board of Directors

We maintain a single-tiered board of directors comprising both executive directors and non-executive directors. Under Dutch law, the board of directors is responsible for the policy and day-to-day management of the company. The non-executive directors supervise and provide guidance to the executive directors. Each director owes a duty to the company to properly perform the duties assigned to him and to act in the corporate interest of the company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. Any board resolution regarding a significant change in the identity or character of the company requires shareholders’ approval.

Director Terms

Under Dutch law, a director of a listed company is generally appointed for a maximum term of four years. However, there is no limit on the number of terms a director may serve. Our directors have been appointed to serve for terms of one year, and there is no limit on the number of terms our directors may serve. See “Management—Board Composition.”

Director Vacancies

The directors are appointed at the general meeting of the shareholders. Our directors may be elected by the vote of a majority of votes cast at a general meeting of shareholders provided that our board of directors has proposed the election. An appointment by the general meeting of shareholders shall be made from a list that was prepared by the board of directors of candidates containing the names of at least two persons for each vacancy to be filled. Notwithstanding the foregoing, the general meeting of shareholders may, at all times, by a resolution passed with a two-thirds majority of the votes cast representing more than one half of the issued capital, resolve that such list shall not be binding and, in that event, a new list of nominees will be prepared by the board of directors.

Conflict of Interest Transactions

The Articles of Association provide that in the event we have a conflict of interest with one or more members of the board of directors, we may still be represented by the members of the board of directors. In the event of a conflict, however, Dutch law grants the general meeting of shareholders the power to designate one or more other persons to represent the company.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Netherlands, and a substantial portion of our assets are located outside of the United States. As a result, although we have appointed an agent for service of process in the U.S., it may be difficult or impossible for United States investors to effect service of process within the United States upon us or to realize in the United States on any judgment against us including for civil liabilities under the United States securities laws. Therefore, any judgment obtained in any United States federal or state court against us may have to be enforced in the courts of the Netherlands, or such other foreign jurisdiction, as applicable. Investors should not assume that the courts of the Netherlands, or such foreign jurisdiction would enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the United States securities laws or that such courts would enforce, in original actions, liabilities against us predicated solely upon such laws. Dutch law, furthermore, does not recognize a shareholder’s right to bring a derivative action on behalf of a company.

We have appointed Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware, as our agent for service of process in any suit, action or proceedings with respect to actions under United States federal or state securities laws brought in any United States federal or state court located in The State of Delaware, and we will submit to such jurisdiction.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States federal securities laws, would not be automatically enforceable in the Netherlands and new proceedings on the merits must be initiated before a Dutch court. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court in accordance with section 431 of the Dutch Code on Civil Procedure. If the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands such party may submit to a Dutch court the final judgment that has been rendered in the United States and such court will have discretion to attach such weight to that judgment as it deems appropriate. A Dutch court will, under current practice, generally grant the same judgment without a de novo analysis on the merits (i) if that judgment results from legal proceedings compatible with Dutch notions of due process, (ii) if that judgment does not contravene public policy (openbare orde) of the Netherlands and (iii) if the jurisdiction of the United States has been based on internationally accepted principles of private international law. To date, we are aware of only one case in which a Dutch court has considered whether such a foreign judgment would be enforced in the Netherlands. In that case, a U.S. court entered a default judgment against the defendant, a Netherlands resident, in a lawsuit involving a breach of contact claim. The defendant sought to relitigate the claim in the Netherlands. The Dutch lower court ruled that the criteria discussed above were satisfied with respect to the U.S. judgment, as a result of which the Dutch court granted the same judgment without a review of the merits of the underlying claim. Investors should not assume, however, that the courts of the Netherlands, or such other foreign jurisdictions, would enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the United States securities laws or that such courts would enforce, in original actions, liabilities against us predicated solely upon such laws.

Additionally, there may be doubt as to the enforceability, in original actions in Dutch courts, of liabilities based solely upon the federal securities laws of the United States. Finally, under the rules of Dutch private international law (and those of the EC Regulation on the Law Applicable to Contractual Obligations (Rome I) of 17 June 2008, or the “Rome I Regulation”), in applying the laws of another jurisdiction the Dutch courts may (i) give effect to the overriding mandatory rules irrespective of the law otherwise applicable thereto, (ii) give effect to the overriding mandatory rules of the law of the country where any of the obligations arising out of an agreement have to be or have been performed, insofar as those rules render the performance of the agreement unlawful and (iii) refuse the application of a term or condition of an Agreement or a rule of foreign law applicable thereto under the Rome I Regulation, if that application is manifestly incompatible with Dutch public policy.

ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our ordinary shares in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our ordinary shares in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of ordinary shares outstanding, including ordinary shares held by management that are subject to forfeiture until such shares are vested, upon completion of this offering, 174,206,601 ordinary shares will be outstanding, assuming no exercise of currently outstanding options other than the options to be exercised by the selling shareholders in connection with this offering. All of the ordinary shares sold in this offering will be freely tradable unless purchased by our affiliates. The remaining 93,008,703 ordinary shares outstanding after this offering, based on shares outstanding as of the date of this prospectus, will be restricted as a result of U.S. federal securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 90 days after the date of this prospectus, subject to certain extensions. These remaining shares will generally become available for sale in the public market subject to compliance with applicable securities laws or upon expiration of these lock-up agreements or other contractual restrictions.

All of our outstanding ordinary shares issued prior to our initial public offering are considered “Restricted Securities,” as defined under Rule 144, in that they were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered under the Securities Act or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act as so summarized below.

Rule 144

In general, a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities in the public market provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are and have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. In addition, a person who has beneficially owned restricted ordinary shares for at least 12 months would be entitled to sell their securities in the public market provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. Persons who have beneficially owned restricted ordinary shares for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of ordinary shares then outstanding (approximately 1.7 million shares immediately after this offering); or

•	the average weekly trading volume of our ordinary shares on the New York Stock Exchange during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, prior to our initial public offering. However, all Rule 701 shares held by our officers and directors are subject to lock-up agreements as described elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

We, our directors, officers and selling shareholders (other than certain charities as described below) have agreed with the underwriters, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible or exercisable or exchangeable for ordinary shares, (ii) in our case, file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, during the period ending 90 days after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. Incorporated and Barclays Capital Inc., on behalf of the underwriters.

The underwriters may waive these restrictions in their discretion. Currently, the underwriters have no intention to release the aforementioned holders of our ordinary shares from the lock-up restrictions described above. Certain partners and other employees of the funds which own Sensata Investment Co. are expected to make a contribution of ordinary shares to one or more charities prior to this offering, and such recipient charities may, in turn, sell the contributed ordinary shares in this offering. See “Principal and Selling Shareholders”. Because the recipient charities will not continue to hold the contributed ordinary shares following this offering, they will not be subject to the lock-up restrictions described above.

Our lock-up agreement provides exceptions. See the section of this prospectus entitled “Underwriting.”

In addition, the Company, Sensata Investment Co. and each holder of registrable securities, subject to the terms of the Investor Rights Agreement, have agreed under the terms of the Investor Rights Agreement not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the date of this offering.

Registration Rights

We are party to a number of agreements that provide for registration rights for certain of our shareholders (including both demand and “piggyback” registration rights). See “Certain Relationships and Related Party Transactions—The Investor Rights Agreement” and “—Securityholders Agreement” included elsewhere in this prospectus.

After this offering, the holders of 93,008,703 ordinary shares, or approximately 53.4% based on shares outstanding, will be entitled to rights with respect to registration of such shares under the Securities Act. Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the applicable registration statement, subject to the expiration of the lock-up period.

Stock Plans

As of December 31, 2010, we had outstanding stock options to purchase 10,088,394 ordinary shares, of which options to purchase 6,010,901 ordinary shares were vested. On April 20, 2010, we filed a Form S-8 registration statement under the Securities Act. The shares covered by this registration statement are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates, and subject to any vesting requirements and lock-up agreements. For a more complete discussion of our stock plans, see “Executive Compensation—Compensation Discussion and Analysis—Components of Compensation—Equity Compensation.”

DESCRIPTION OF CERTAIN OUTSTANDING INDEBTEDNESS

Senior Secured Credit Facility

General

On April 27, 2006, Sensata Technologies B.V. entered into a multi-currency $1,500.0 million senior secured credit facility with Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., as joint lead arrangers (the “Senior Secured Credit Facility”). The Senior Secured Credit Facility consists of a $150.0 million multi-currency revolving credit facility, a $950.0 million U.S. dollar-denominated term loan facility, and a €325.0 million Euro-denominated term loan facility ($400.1 million, at issuance). As of December 31, 2010, after adjusting for outstanding letters of credit with an aggregate value of $6.9 million, there was $143.1 million of borrowing capacity available under the revolving credit facility. The outstanding letters of credit are issued primarily for various operating activities. As of December 31, 2010, no amounts had been drawn against these outstanding letters of credit. These outstanding letters of credit are scheduled to expire in the next twelve months. Upon expiration, we intend to renew these letters of credit and do not anticipate difficulty in this regard.

Amounts under the revolving credit facility may be borrowed, repaid and re-borrowed to fund our working capital needs. No amounts under the term loans, once repaid, may be reborrowed.

As of December 31, 2010, there was $907.3 million in aggregate principal amount outstanding under the U.S. dollar-denominated term loan and $504.7 million in aggregate principal amount outstanding under the Euro-denominated term loan.

Guarantors

Borrowers under the Senior Secured Credit Facility include Sensata Technologies B.V. and Sensata Technologies Finance Company, LLC. All obligations under the Senior Secured Credit Facility are unconditionally guaranteed by certain of our U.S. subsidiaries (with the exception of those subsidiaries acquired in the acquisition of First Technology Automotive) and certain subsidiaries located in the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia (with the exception of those subsidiaries acquired in the Airpax acquisition) (collectively, the “Guarantors”). The collateral for such borrowings under the Senior Secured Credit Facility consists of all shares of capital stock, intercompany debt and substantially all present and future property and assets of the Guarantors.

Maturity and Amortization

The maturity of the revolving credit facility is April 27, 2012. Loans made pursuant to the revolving credit facility must be repaid in full on or prior to such date, and all letters of credit issued thereunder will terminate unless cash collateralized prior to such time. The maturity of the term loan facility is April 27, 2013. The term loan must be repaid during the final year of the term loan facility in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

Interest Rates

At Sensata Technologies B.V.’s option, loans under the revolving credit facility and the term loan facility denominated in dollars may be maintained from time to time as (x) Base Rate Loans, which bear interest at the Applicable Rate in excess of the Base Rate in effect from time to time, or (y) Eurodollar Rate Loans, which bear interest at the Applicable Rate in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the administrative agent for the respective interest period. Term loan facility and revolving credit facility borrowings denominated in Euros shall be maintained from time to time as EURIBOR Loans, which bear interest at the Applicable Rate in excess of EURIBOR (plus mandatory costs) as determined by the administrative agent for the respective interest period. “Base Rate” is defined in the Senior Secured Credit Facility to mean the higher of (x) 1/2 of 1% per annum in excess of the federal funds rate and (y) the rate of interest published by the Wall Street Journal from time to time as the “prime rate.” “EURIBOR” means, in relation to any interest period, (x) the percentage rate per annum determined by the Banking Federation for the European Union for such period displayed on the appropriate page of the Telerate screen, or the “Screen Rate,” or (y) if the Screen Rate is not available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the administrative agent at its request quoted by the reference banks to leading banks in the European Interbank Market. “Applicable Rate” is defined to mean at any time, (x) in respect of the revolving credit facility, the applicable percentage determined in accordance with a pricing grid based on our pro forma consolidated total leverage ratio (the “Total Leverage Ratio”) and (y) in respect of the term loan facilities, 0.75% per annum in respect of Base Rate Loans, 1.75% per annum in respect of Eurodollar Rate Loans and 2.00% per annum in respect of EURIBOR Loans.

Availability

Initial Availability.

Revolving loans may be borrowed, repaid and reborrowed at any time; term loans may only be borrowed on April 27, 2006 and no amount of term loans once repaid may be reborrowed.

Incremental Availability.

The Senior Secured Credit Facility provides for an incremental term loan facility and/or incremental revolving credit facility in an aggregate principal amount of $250.0 million, and $100.0 million of such aggregate amount is only permitted to be incurred to finance permitted acquisitions. On December 19, 2006, we borrowed €73.0 million ($95.4 million, at issuance) to finance the purchase of First Technology Automotive, reducing incremental borrowing capacity to $154.6 million. The incremental facilities rank pari passu in right of payment and security with the other Senior Secured Credit Facilities and mature at the final maturity of the term loan facility and the revolving credit facility, respectively. The incremental borrowing facilities may be activated at any time up to a maximum of three times during the term of the Senior Secured Credit Facility with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period after giving effect to the incurrence of such incremental facility.

Security

The borrower and each of the guarantors under the Senior Secured Credit Facility granted the administrative agent and the lenders a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in all of the following:

(1)	All shares of capital stock of (or other ownership interests in) and intercompany debt of the borrower and each present and future subsidiary of the borrower or such guarantor, and

(2)	Substantially all present and future property and assets, real and personal, of the borrower or such guarantor, except to the extent (a) the cost of obtaining security interests in any such item of collateral is excessive in relation to the benefit to the lenders or (b) a security interest is prohibited by the terms of the collateral from being granted or would give a third party the right to take action that would substantially impair the value of the collateral.

Covenants

The Senior Secured Credit Facility requires us to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions and qualifications:

Affirmative Covenants.

The affirmative covenants require: (i) compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other material obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) preparation of environmental reports; (vi) visitation and inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting principles; (viii) maintenance of properties; (ix) use of proceeds; (x) designation of restricted and unrestricted subsidiaries; (xi) maintenance of ratings; (xii) actions undertaken in connection with junior financing documents; (xiii) certain tax matters; (xiv) further assurances as to perfection and priority of security interests; and (xv) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, in each case prepared on a consolidated basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as the administrative agent shall reasonably request).

Negative Covenants

The negative covenants include restrictions with respect to (i) liens; (ii) debt (including guaranties or other contingent obligations); (iii) mergers and consolidations, liquidations and dissolutions; (iv) sales, transfers and other dispositions of assets; (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to stockholders (with exceptions for proceeds from sales of certain specific assets); (vii) designation of senior debt; (viii) becoming a general partner in any partnership; (ix) repurchasing shares of capital stock; (x) prepaying, redeeming or repurchasing subordinated debt; (xi) capital expenditures; (xii) granting negative pledges other than to the administrative agent and the lenders; (xiii) changing the principal nature of our business; (xiv) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s length basis; (xv) amending organizational documents or amending or otherwise modifying the terms of any subordinated debt; (xvi) passive holding company covenant; and (xvii) changing accounting policies or reporting practices.

Financial Covenants

We are required to maintain financial covenants that, among other things, limit our maximum total leverage ratio (total indebtedness to Consolidated EBITDA as defined) and minimum interest coverage ratio (Consolidated EBITDA to total interest expense, as defined). All of the financial covenants are calculated on a pro forma basis and for each consecutive four fiscal quarter periods, ending with most recent fiscal quarter. As described in our credit agreement, these financial covenants become more restrictive over time.

Events of Default

The Senior Secured Credit Facility provides for customary events of default, including: (a) failure to pay principal when due, or to pay interest or fees within five business days after the same becomes due or other amounts within ten business days after the same becomes due, subject to applicable grace periods; (b) any representation or warranty proving to have been materially incorrect or misleading when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice of such failure; (d) cross-defaults to other indebtedness in an amount not less than $50 million; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount in excess of $50 million not covered by insurance; (g) impairment of loan documentation or security; (h) change of control; (i) inability to pay debts as they become due and (j) standard ERISA defaults. The Senior Secured Credit Facility provides the equity investors the ability to cure financial covenant defaults through equity infusions.

8% Senior Notes due 2014

General

Sensata Technologies B.V. issued 8% Senior Notes (the “8% Senior Notes”) under an indenture (the “8% Senior Notes Indenture”), dated April 27, 2006, among itself, as issuer, the subsidiary guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”). The 8% Senior Notes Indenture is unlimited in aggregate principal amount. As of December 31, 2010, there were $201.2 million in aggregate principal amount of 8% Senior Notes outstanding. Sensata Technologies B.V. may issue an unlimited principal amount of additional notes having identical terms and conditions as the 8% Senior Notes (the “Additional Senior Notes”). Sensata Technologies B.V. will only be permitted to issue such Additional Senior Notes if at the time of such issuance, it was in compliance with the covenants contained in the 8% Senior Notes Indenture. Any Additional Senior Notes will be part of the same issue as the currently outstanding 8% Senior Notes and will vote on all matters with the holders of such 8% Senior Notes. The 8% Senior Notes mature on May 1, 2014, and interest on the 8% Senior Notes is payable semi-annually (at 8% per annum) on May 1 and November 1 of each year. The net proceeds of the sale of the 8% Senior Notes were used to finance a portion of the 2006 Acquisition.

Capitalized terms used in the section that are not otherwise defined have the meaning ascribed to them in the 8% Senior Notes Indenture.

Ranking

The 8% Senior Notes are unsecured senior obligations of Sensata Technologies B.V. and rank:

•	senior in right of payment to all of its existing and future senior subordinated and subordinated indebtedness, including the outstanding notes and exchange notes;

•	equally in right of payment with any of its existing and future senior unsecured indebtedness;

•

effectively junior in right of payment to all its secured indebtedness, including any indebtedness under its Senior Secured Credit Facility, to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the 8% Senior Notes.

In the event of bankruptcy, liquidation, reorganization or other winding up of Sensata Technologies B.V. or its subsidiary guarantors or upon a default in payment with respect to, or the acceleration of, any indebtedness under the Senior Secured Credit Facility or other secured indebtedness, the assets of Sensata Technologies B.V. and its subsidiary guarantors that secure secured indebtedness will be available to pay obligations on the 8% Senior Notes and the subsidiary guarantees only after all indebtedness under the Senior Secured Credit Facility and other secured indebtedness has been repaid in full from such assets.

Note Guarantees

The Guarantors have jointly and severally, unconditionally guaranteed on a senior subordinated basis Sensata Technologies B.V.’s obligations under the 8% Senior Notes and all of its obligations under the 8% Senior Notes Indenture. Such subsidiary guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of 8% Senior Notes in enforcing any rights under the note guarantees. The obligations of each subsidiary guarantor under the subsidiary guarantees rank:

•

senior in right of payment to all of such guarantor’s existing and future senior subordinated and subordinated indebtedness, including its guarantee of the existing Senior Subordinated Notes and the exchange notes offered hereby;

•	equally in right of payment with any existing and future senior unsecured indebtedness of such guarantor;

•

effectively junior in right of payment to all of such guarantor’s secured indebtedness, including its guarantee under our Senior Secured Credit Facility, to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the 8% Senior Notes.

The obligations of each subsidiary guarantor under its subsidiary guarantee is limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under or similar laws affecting the rights of creditors generally.

Redemption

Sensata Technologies B.V. may redeem some or all of the 8% Senior Notes at the redemption prices listed below, plus accrued interest.

Year	Percentage
2011	102.0%
2012 and thereafter	100.0%

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the 8% Senior Notes or the guarantees, Sensata Technologies B.V. may redeem the 8% Senior Notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Upon a change of control, Sensata Technologies B.V. will be required to make an offer to purchase the 8% Senior Notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. In the event of a change of control, the 8% Senior Notes will be subject to repurchase prior to the 9% Senior Subordinated Notes.

Change of Control

If a change of control occurs, Sensata Technologies B.V. will be required to offer to purchase the 8% Senior Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. A “change of control” is generally defined under the 8% Senior Notes Indenture to mean:

(1)	the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Sensata Technologies B.V. and its subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2)	Sensata Technologies B.V. becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Sensata Technologies B.V. or any of its direct or indirect parent entities; or

(3)	the first day on which the majority of the Board of Directors of Sensata Technologies B.V. then in office shall cease to consist of individuals who (i) were members of such Board of Directors on April 27, 2006 or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on April 27, 2006 or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder.

“Permitted Holders” is defined in the 8% Senior Notes Indenture to mean (i) each of the Bain Capital Funds and their respective Affiliates, but not including, however, any portfolio companies of the Bain Capital Funds, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of Sensata Technologies B.V. or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of April 27, 2006 or acquired by Officers within 90 days of such date, such excess shall be deemed not to be beneficially owned by Permitted Holders, and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” the Bain Capital Funds, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Sensata Technologies B.V. or any of its direct or indirect parent entities held by such “group.”

Events of Default

The 8% Senior Notes Indenture contains customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency with respect to Sensata Technologies B.V. or any Significant Subsidiary, judgment defaults in excess of $40.0 million, and failure of any guaranty of a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, of the 8% Senior Notes to be in full force and effect.

Covenants

The 8% Senior Notes Indenture contains covenants for the benefit of the holders of the 8% Senior Notes that, among other things, limit the ability of Sensata Technologies B.V. and any of its restricted subsidiaries to:

•	incur additional debt or issue preferred stock;

•	create liens;

•	create restrictions on our subsidiaries’ ability to make payments to Sensata Technologies B.V.;

•	pay dividends and make other distributions in respect of our capital stock;

•	redeem or repurchase our capital stock or prepay subordinated indebtedness;

•	make certain investments or certain other restricted payments;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	sell certain kinds of assets;

•	enter into certain types of transactions with affiliates; and

•	effect mergers or consolidations.

These covenants are subject to a number of important qualifications and exceptions.

Additional Information

The foregoing summary of certain of the provisions of the 8% Senior Notes Indenture is qualified in its entirety by reference to all of the provisions of the 8% Senior Notes Indenture, which has been filed with the SEC. See “Where You Can Find More Information.”

9% Senior Subordinated Notes

General

Sensata Technologies B.V. issued 9% Senior Subordinated Notes (the “9% Senior Subordinated Notes”) under an indenture (the “9% Senior Subordinated Notes Indenture”), dated April 27, 2006, among itself, as issuer, The Bank of New York Mellon, as trustee (the “Trustee”), and the Guarantors. The 9% Senior Subordinated Notes Indenture is unlimited in aggregate principal amount. As of December 31, 2010, there were $235.0 million in aggregate principal amount of 9% Senior Subordinated Notes outstanding. Sensata Technologies B.V. may issue an unlimited principal amount of additional notes having identical terms and conditions as the 9% Senior Subordinated Notes (the “Additional Senior Subordinated Notes”). Sensata Technologies B.V. will only be permitted to issue such Additional Senior Subordinated Notes if at the time of such issuance, it was in compliance with the covenants contained in the 9% Senior Subordinated Notes Indenture. Any Additional Senior Subordinated Notes will be part of the same issue as the currently outstanding 9% Senior Subordinated Notes and will vote on all matters with the holders of such 9% Senior Subordinated Notes. The 9% Senior Subordinated Notes mature on May 1, 2016, and interest on the 9% Senior Subordinated Notes is payable semi-annually on May 1 and November 1 of each year. The 9% Senior Subordinated Notes were issued in an aggregate principal amount of €245.0 million. Proceeds from the issuance of the Senior Subordinated Notes were used to fund a portion of the 2006 Acquisition.

Capitalized terms used in the section that are not otherwise defined have the meaning ascribed to them in the 9% Senior Subordinated Notes Indenture.

Ranking

The 9% Senior Subordinated Notes are general unsecured obligations of Sensata Technologies B.V. and rank:

•

subordinated in right of payment to all existing and future Senior Debt of Sensata Technologies B.V., including Sensata Technologies B.V.’s obligations under the Senior Notes and the Senior Secured Credit Facility, and to all Indebtedness and other liabilities (including trade payables) of its Subsidiaries that are not Guarantors;

•	are pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of Sensata Technologies B.V., including the existing 9% Senior Subordinated Notes; and

•	are senior in right of payment to all future Subordinated Indebtedness of Sensata Technologies B.V., if any.

In the event of bankruptcy, liquidation, reorganization or other winding up of Sensata Technologies B.V. or its subsidiary guarantors or upon a default in payment with respect to, or the acceleration of, any indebtedness under the Senior Secured Credit Facility, the 8% Senior Notes or other secured indebtedness, the assets of Sensata Technologies B.V. and its subsidiary guarantors that secure secured indebtedness will be available to pay obligations on the 9% Senior Subordinated Notes and the subsidiary guarantees only after all indebtedness under the Senior Secured Credit Facility, other secured indebtedness and the 8% Senior Notes has been repaid in full from such assets.

Note Guarantees

The Guarantors have jointly and severally, unconditionally guaranteed on a senior subordinated basis Sensata Technologies B.V.’s obligations under the 9% Senior Subordinated Notes and all of its obligations under the 9% Senior Subordinated Notes Indenture. Such subsidiary guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of 9% Senior Subordinated Notes in enforcing any rights under the note guarantees. The obligations of each Guarantor are general unsecured obligations of such Guarantor and rank:

•	subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

•	pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor; and

•	senior in right of payment to all future Subordinated Indebtedness of such Guarantor, if any.

The Indenture permits Sensata Technologies B.V. and the Guarantors to incur additional Senior Debt or Guarantor Senior Debt (as applicable). The obligations of each subsidiary Guarantor under its subsidiary guarantee is limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under or similar laws affecting the rights of creditors generally.

Redemptions

Sensata Technologies B.V. may redeem some or all of the 9% Senior Subordinated Notes on or after May 1, at the redemption prices listed below, plus accrued interest.

Year	Percentage
2011	104.5%
2012	103.0%
2013	101.5%
2014 and thereafter	100.0%

Sensata Technologies B.V. may also redeem any of the 9% Senior Subordinated Notes at any time prior to May 1, 2011, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable premium, which is the greater of (a) 1% of the then outstanding principal amount of 9% Senior Subordinated Notes and (b) the excess of the sum of the present value of the 9% Senior Subordinated Notes on such redemption date and all required interest payments due on such notes through May 1, 2011, over the then outstanding principal amount of the 9% Senior Subordinated Notes.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the 9% Senior Subordinated Notes or the guarantees, Sensata Technologies B.V. may redeem the 9% Senior Subordinated Notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Upon a change of control, Sensata Technologies B.V. will be required to make an offer to purchase the 9% Senior Subordinated Notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase.

Change of Control

If a change of control occurs, Sensata Technologies B.V. will be required to offer to purchase the 9% Senior Subordinated Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. A “change of control” is generally defined under the 9% Senior Subordinated Notes Indenture to mean:

(1)	the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Sensata Technologies B.V. and its subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2)	Sensata Technologies B.V. becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Sensata Technologies B.V. or any of its direct or indirect parent entities; or

(3)	the first day on which the majority of the Board of Directors of Sensata Technologies B.V. then in office shall cease to consist of individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder.

“Permitted Holders” is defined in the 9% Senior Subordinated Notes Indenture to mean (i) each of the Bain Capital Funds and their respective Affiliates, but not including, however, any portfolio companies of the Bain Capital Funds, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of Sensata Technologies B.V. or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the issue date or acquired by Officers within 90 days of such date, such excess shall be deemed not to be beneficially owned by Permitted Holders, and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” the Bain Capital Funds, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Sensata Technologies B.V. or any of its direct or indirect parent entities held by such “group.”

Events of Default

The 9% Senior Subordinated Notes Indenture contains customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency with respect to Sensata Technologies B.V. or any Significant Subsidiary, judgment defaults in excess of $40.0 million, and failure of any guaranty of a Significant Subsidiary or any group of subsidiaries that, taken together, would constitute a Significant Subsidiary, of the 9% Senior Subordinated Notes to be in full force and effect.

Covenants

The 9% Senior Subordinated Notes Indenture contains covenants for the benefit of the holders of the 9% Senior Subordinated Notes that, among other things, limit the ability of Sensata Technologies B.V. and any of its restricted subsidiaries to:

•	incur additional debt or issue preferred stock;

•	create liens;

•	create restrictions on our subsidiaries’ ability to make payments to Sensata Technologies B.V.;

•	pay dividends and make other distributions in respect of our capital stock;

•	redeem or repurchase our capital stock or prepay subordinated indebtedness;

•	make certain investments or certain other restricted payments;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	sell certain kinds of assets;

•	enter into certain types of transactions with affiliates; and

•	effect mergers or consolidations.

These covenants are subject to a number of important qualifications and exceptions.

Additional Information

The foregoing summary of certain of the provisions of the 9% Senior Subordinated Notes Indenture is qualified in its entirety by reference to all of the provisions of the 9% Senior Subordinated Notes Indenture, which has been filed with the SEC. See “Where You Can Find More Information.”

TAX CONSIDERATIONS

Netherlands Tax Considerations

The following is a summary of Netherlands tax consequences of the holding and disposal of ordinary shares. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of ordinary shares. Holders should consult with their own tax advisors with regards to the tax consequences of investing in the ordinary shares in their particular circumstances.

Please note that this summary does not describe the tax considerations for holders of ordinary shares if such holders, and in the case of an individual or his/her partner or certain of their relatives by blood or marriage in the direct line (including foster children), have a substantial interest or deemed substantial interest in us as defined in the Netherlands Income Tax Act 2001. Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his/her partner (statutorily defined term), or pursuant to article 2.14a of the Netherlands Income Tax Act 2001, directly or indirectly, (i) holds an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) holds rights to acquire, directly or indirectly, such interest; or (iii) holds certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest arises if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. Furthermore, this summary does not describe the tax considerations for holders of ordinary shares if the holder has an interest in us that qualifies for the participation exemption as set forth in the Netherlands Corporate Income Tax Act 1969. Generally speaking, a corporate holder of ordinary shares is considered to hold a qualifying interest in us, if such interest reflects a shareholding of at least 5% of our total issued and outstanding nominal share capital.

Please note that under Dutch tax law an individual is considered as a holder of ordinary shares if he/she is deemed to hold an interest in the ordinary shares pursuant to the attribution rules of article 2.14a, of the Netherlands Income Tax Act 2001, with respect to property that has been segregated, for instance in a trust or a foundation.

Except as otherwise indicated, this summary only addresses Netherlands national tax legislation and regulations, as in effect on the date hereof and as interpreted in published case law on the date hereof and is subject to change after such date, including changes that could have retroactive effect.

Withholding Tax

Dividends distributed by us generally are subject to Netherlands dividend withholding tax at a rate of 15%. The expression “dividends distributed” includes, among others:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;

•

liquidation proceeds, proceeds of redemption of ordinary shares, or proceeds of the repurchase of ordinary shares by us or one of our subsidiaries or other affiliated entities to the extent such proceeds exceed the average paid-in capital of those ordinary shares as recognized for the purposes of Netherlands dividend withholding tax;

•

an amount equal to the par value of ordinary shares issued or an increase of the par value of ordinary shares, to the extent that it does not appear that a contribution, recognized for the purposes of Netherlands dividend withholding tax, has been made or will be made; and

•	partial repayment of the paid-in capital, recognized for the purposes of Netherlands dividend withholding tax, if and to the extent that we have net profits (“zuivere winst“), unless the holders of ordinary shares have resolved in advance at a general meeting to make such repayment and the par value of the ordinary shares concerned has been reduced by an equal amount by way of an amendment of our articles of association.

If a holder of ordinary shares is resident in a country other than the Netherlands and if a double taxation convention is in effect between the Netherlands and such other country, such holder of ordinary shares may, depending on the terms of that double taxation convention, be eligible for a full or partial exemption from, or refund of, Netherlands dividend withholding tax, provided such relief is timely and duly claimed.

Dividend distributions to a U.S. holder of ordinary shares (with an interest of less than 10% of the voting rights in us) are subject to 15% dividend withholding tax, which is equal to the rate such U.S. holder may be entitled to under the convention between the Kingdom of the Netherlands and the U.S. for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income, done in Washington, December 18, 1992, as amended from time to time (“Netherlands-U.S. Treaty”). As such, there is no need to claim a refund of the excess of the amount withheld over the tax treaty rate.

On the basis of article 35 of the Netherlands-US Treaty, qualifying U.S. pension trusts are under certain conditions entitled to a full exemption from Netherlands dividend withholding tax. Such qualifying exempt U.S. pension trusts must file form IB 96 USA, along with a valid certificate (form 6.66), for the application of relief at source from dividend withholding tax. If we receive the required documentation prior to the relevant dividend payment date, then we may apply such relief at source. If a qualifying exempt U.S. pension trust fails to satisfy these requirements prior to the payment of a dividend, then such qualifying exempt pension trust may claim a refund of Netherlands withholding tax by filing form IB 96 USA with the Netherlands tax authorities. On the basis of article 36 of the Netherlands-U.S. Treaty, qualifying exempt U.S. organizations are under certain conditions entitled to a full exemption from Netherlands dividend withholding tax. Such qualifying exempt U.S. organizations are not entitled to claim relief at source, and instead must claim a refund of Netherlands withholding tax by filing form IB 95 USA, along with a valid certificate (form 6.66), with the Netherlands tax authorities.

Individuals and corporate legal entities who are resident or deemed to be resident in the Netherlands for Netherlands tax purposes (“Netherlands resident individuals” and “Netherlands resident entities” as the case may be), including individuals who have made an election for the application of the rules of the Netherlands Income Tax Act 2001 as they apply to residents of the Netherlands, can generally credit Dutch dividend withholding tax against his Dutch income tax or its Dutch corporation tax liability, as the case may be, and generally are entitled to a refund in the form of a negative assessment of Dutch income tax or Dutch corporation tax, as the case may be, insofar as such dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds his aggregate Dutch income tax or its aggregate Dutch corporation tax liability, as the case may be, provided that, in the case of a Dutch corporate entity, (i) the dividends distributed by us in respect of which such dividend withholding tax is withheld are included in its taxable profits and (ii) it has timely and duly filed a corporation tax return. In the case of a Dutch corporate entity for which dividends distributed by us are not included in its taxable profits, the dividend withholding tax withheld thereon is refunded upon a timely and duly filed request. The same generally applies to holders of ordinary shares that are attributable to a Netherlands permanent establishment of such non-resident shareholder.

Pursuant to legislation to counteract “dividend stripping,” a reduction, exemption, credit or refund of Netherlands dividend withholding tax is denied if the recipient of the dividend distributed by us is not the beneficial owner of the proceeds of such distribution. A holder of shares who receives proceeds therefrom shall not be recognized as the beneficial owner of such proceeds if, in connection with the receipt of the proceeds, it has given a consideration, in the framework of a composite transaction including, without limitation, the mere acquisition of one or more dividend coupons or the creation of short-term rights of enjoyment of shares (“kortlopende genotsrechten op aandelen“), whereas it may be presumed that (i) such proceeds in whole or in part, directly or indirectly, inure to a person who would not have been entitled to an exemption from, reduction or refund of, or credit for, dividend withholding tax, or who would have been entitled to a smaller reduction or refund of, or credit for, dividend withholding tax than the actual recipient of the proceeds; and (ii) such person acquires or retains, directly or indirectly, an interest in shares or similar instruments, comparable to its interest in shares prior to the time the composite transaction was first initiated.

Taxes on Income and Capital Gains

Non-residents of the Netherlands.

A holder of ordinary shares will not be subject to Netherlands taxes on income or on capital gains in respect of any payment under the ordinary shares or any gain realized on the disposal or deemed disposal of the ordinary shares, provided that:

(i)	such holder is neither a resident nor deemed to be resident in the Netherlands for Netherlands tax purposes and, if such holder is an individual, such holder has not made an election for the application of the rules of the Netherlands Income Tax Act 2001 as they apply to residents of the Netherlands;

(ii)	such holder does not have an interest in an enterprise or a deemed enterprise which, in whole or in part, is either effectively managed in the Netherlands or is carried out through a permanent establishment, a deemed permanent establishment (statutorily defined term) or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the ordinary shares are attributable;

(iii)	in the event such holder is an individual, the ordinary shares and any benefits derived or deemed to be derived from the ordinary shares, have no connection with a past, present or future employment or membership of a management board or a supervisory board; and

(iv)	in the event such holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the ordinary shares that exceed ordinary active asset management (in Dutch: “normaal vermogensbeheer“) and that the ordinary shares are not held, whether directly or indirectly, and any benefits to be derived from such ordinary shares are not intended, in whole or in part, as remuneration for activities performed by a holder of ordinary shares or by a person who is a connected person to such holder as meant by article 3.92b, paragraph 5, of the Dutch Income Tax Act 2001 and such holder of ordinary shares does not derive, or is deemed to derive, benefits from the ordinary shares that are (otherwise) taxable as benefits from other activities in the Netherlands (“resultaat uit overige werkzaamheden“).

Netherlands resident individuals.

If a holder of ordinary shares is a Netherlands resident individual (including the non-resident individual holder who has made an election for the application of the rules of the Netherlands Income Tax Act 2001 as they apply to residents of The Netherlands), any benefit derived or deemed to be derived from the ordinary shares is taxable at the progressive income tax rates (with a maximum of 52%), if:

(a)	the ordinary shares are attributable to an enterprise from which the Netherlands resident individual derives a share of the profit, whether as an entrepreneur or as a person who has an equity interest in such enterprise, without being an entrepreneur or a shareholder, as defined in the Netherlands Income Tax Act 2001;

(b)	the ordinary shares and any benefits derived or deemed to be derived from the ordinary shares, are connected with a past, present or future employment.; or

(c)	the holder of the ordinary shares is considered to perform activities with respect to the ordinary shares that exceed ordinary active asset management (“normaal vermogensbeheer“), or if the ordinary shares are held, whether directly or indirectly, and any benefits to be derived from such ordinary shares are intended, in whole or in part, as remuneration for activities performed by a holder of ordinary shares or by a person who is a connected person to such holder of ordinary shares as meant by article 3.92b, paragraph 5, of the Dutch Income Tax Act 2001 or if a holder of ordinary shares derives benefits from the ordinary shares that are (otherwise) taxable as benefits from other activities (“belastbaar resultaat uit overige werkzaamheden“).

If the above-mentioned conditions (a), (b) and (c) do not apply to an individual holder of ordinary shares, the ordinary shares are recognized as investment assets and included as such in such holder’s net investment asset base (“rendementsgrondslag“). Such holder will be taxed annually on a deemed income of 4% of the aggregate amount of his or her net investment assets for the year at an income tax rate of 30%. The aggregate amount of the net investment assets for the year is the fair market value of the investment assets less the allowable liabilities at the beginning of that year. A tax free allowance may be available. Actual benefits derived from the ordinary shares are as such not subject to Netherlands income tax.

Netherlands resident entities.

Any benefit derived or deemed to be derived from the ordinary shares held by Netherlands resident entities, including any capital gains realized on the disposal thereof, will generally be subject to Netherlands corporate income tax at a rate of 25% (a corporate income tax rate of 20.0% applies with respect to taxable profits up to €200,000).

A Netherlands resident qualifying pension fund and a Netherlands resident investment institution that qualifies as an exempt investment institution in the meaning of article 6a of the Netherlands Corporation Tax Act 1969 and that has elected to be treated as such (“vrijgestelde beleggingsinstelling”) are, in principle, not subject to Netherlands corporate income tax. A qualifying Netherlands resident investment fund in the meaning of article 28 (“fiscale beleggingsinstelling“) is subject to Netherlands corporate income tax at a special rate of 0%.

Gift, Estate and Inheritance Taxes

Non-residents of the Netherlands.

No Netherlands gift, estate or inheritance taxes will arise on the transfer of the ordinary shares by way of a gift by, or on the death of, a holder of ordinary shares who is neither resident nor deemed to be resident in the Netherlands, unless, in the case of a gift of the ordinary shares by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands.

Residents of the Netherlands.

Gift, estate and inheritance taxes will arise in the Netherlands with respect to a transfer of the ordinary shares by way of a gift by, or, on the death of, a holder of ordinary shares who is resident or deemed to be resident in the Netherlands at the time of the gift or his/her death.

For purposes of Netherlands gift, estate and inheritance taxes, amongst others, a person that holds the Netherlands nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the ten years preceding the date of the gift or the death of this person. Additionally, for purposes of Netherlands gift tax, a person not holding the Netherlands nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override deemed residency.

For purposes of the above, a gift of ordinary shares made under a condition precedent (“opschortende voorwaarde”) is deemed to be made at the time the condition precedent is satisfied.

Other Taxes and Duties

No Netherlands registration tax, customs duty, stamp duty or any other similar documentary tax or duty will be payable by a holder of ordinary shares in connection with holding the ordinary shares or the disposal of the ordinary shares.

U.S. Tax Considerations

Subject to the limitations and qualifications stated herein, this discussion sets forth the material U.S. federal income tax consequences of the purchase, ownership and disposition of the ordinary shares. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

The discussion of the holders’ tax consequences addresses only those persons that acquire their ordinary shares in this offering and that hold those ordinary shares as capital assets and does not address the tax consequences to any special class of holder, including without limitation, holders of (directly, indirectly or constructively) 5% or more of the ordinary shares, dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, certain U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or foreign tax laws on a holder of ordinary shares.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ordinary shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that was in existence on August 20, 1996, and validly elected under applicable Treasury Regulations to continue to be treated as a domestic trust. The term “non-U.S. Holder” means any beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership.

If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold our ordinary shares should consult their tax advisors.

You are urged to consult your own independent tax advisor regarding the specified U.S. federal, state, local and foreign income and other tax considerations relating to the acquisition, ownership and disposition of our ordinary shares.

Cash Dividends and Other Distributions

A U.S. Holder of ordinary shares generally will be required to treat distributions received with respect to such ordinary shares (including any amounts withheld pursuant to Netherlands tax law) as dividend income to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the ordinary shares and, thereafter, as capital gain, subject to the passive foreign investment company, or “PFIC,” rules discussed below. Dividends paid on the ordinary shares will not be eligible for the dividends received deduction allowed to U.S. corporations.

Current tax law provides for a maximum 15% U.S. tax rate on the dividend income of an individual U.S. Holder with respect to dividends paid by a domestic corporation or “qualified foreign corporation” if certain holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its ordinary shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty. Our ordinary shares are readily tradable on the New York Stock Exchange. As a result, subject to the PFIC risk discussed in the next sentence, we are treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares and, therefore, dividends paid to an individual U.S. Holder with respect to ordinary shares for which the requisite holding period is satisfied should be taxed at a maximum federal tax rate of 15%. However, we will not be treated as a qualified foreign corporation if we are a PFIC for the tax year during which we pay a dividend or for the preceding year. See “—Potential Application of the Passive Foreign Investment Company Provisions” for more detail.

Distributions to U.S. Holders of additional ordinary shares or preemptive rights with respect to ordinary shares that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax, but in other circumstances may constitute a taxable dividend.

Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

A U.S. Holder who pays (whether directly or through withholding) Dutch income tax with respect to dividends paid on our ordinary shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Dutch income tax paid. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive category income.” Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends paid with respect to ordinary shares unless such income is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

Sale or Disposition of Ordinary Shares

A U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of the ordinary shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the ordinary shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in the ordinary shares determined in U.S. dollars. The initial tax basis of the ordinary shares to a U.S. Holder will be the U.S. Holder’s U.S. dollar purchase price for the shares (determined by reference to the spot exchange rate in effect on the date of the purchase, or if the shares purchased are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date).

Assuming we are not a PFIC and have not been treated as a PFIC during your holding period for our ordinary shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the ordinary shares have been held for more than one year. With respect to sales occurring in taxable years commencing before January 1, 2013, the maximum long-term capital gain tax rate for an individual U.S. Holder is 15%. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

A non-U.S. Holder of ordinary shares will not be subject to United States income or withholding tax on gain from the sale or other disposition of ordinary shares unless (i) such gain is effectively connected with the conduct of a trade or business within the United States or (ii) the non-U.S. Holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

Potential Application of Passive Foreign Investment Company Provisions

We do not currently expect to be treated as a PFIC for U.S. federal income tax purposes with respect to our taxable year ending December 31, 2011. This expectation is based in part on our estimates of the fair market value of our assets as determined based on the trading price of our ordinary shares on the New York Stock Exchange. Our actual PFIC status for the current taxable year will not be determinable until the close of such year, and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income (the “income test”), or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. Subject to various exceptions, passive income generally includes dividends, interest, rents, royalties and gains from the disposition of assets that produce or are held for the production of passive income.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any taxable year during which you hold ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold the ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares, as applicable.

If we are or become a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply. In addition, if we are a PFIC for any taxable year during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which the Company became a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

We do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for the ordinary shares you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make such an election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the reduced 15% rate discussed above under “—Cash Dividends and Other Distributions” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The New York Stock Exchange is a qualified exchange. Our ordinary shares are regularly traded on the New York Stock Exchange and, consequently, the mark-to-market election would be available to a holder of our ordinary shares if we ever become a PFIC.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares, or, commencing in 2012, your ownership of our ordinary shares.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in our ordinary shares.

Impact of New Legislation on Ownership and Disposition of Common Stock

Recently enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on, and capital gains from the sale or other disposition of, stock for taxable years beginning after December 31, 2012. In addition, for taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the ordinary shares) to report information relating to such assets, subject to certain exceptions. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the ordinary shares.

Information Reporting and Backup Withholding

Information reporting to the U.S. Internal Revenue Service generally will be required with respect to payments on the ordinary shares and proceeds of the sale of the ordinary shares paid to holders that are U.S. taxpayers, other than corporations and other exempt recipients. A 28% “backup” withholding tax may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred. Holders that are not subject to U.S. taxation may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the U.S. Internal Revenue Service.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE ORDINARY SHARES.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Barclays Capital Inc. are acting as representatives, have severally agreed to purchase, and the selling shareholders have agreed to sell to them, severally, the number of ordinary shares indicated below:

Name	Number of Ordinary Shares
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
BMO Capital Markets Corp.
Oppenheimer & Co. Inc.
RBC Capital Markets, LLC

Total	20,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such ordinary shares are taken. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ option described below. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer part of the ordinary shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers (which may include the underwriters, at such offering price less a selling concession not in excess of $             per share). After the initial offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the representatives.

The underwriters have an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 3,000,000 additional ordinary shares from the selling shareholders, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option if they sell more ordinary shares than the total number of ordinary shares set forth in the table above. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total underwriting discounts and commissions to be paid by the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,000,000 ordinary shares.

Paid by Selling Shareholders
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

The estimated offering expenses payable by us are approximately $1.3 million, which includes legal, accounting, printing costs and various other fees associated with registering and listing our ordinary shares. The selling shareholders will be responsible for their respective underwriting discounts and commissions on their ordinary shares sold in this offering. We will pay all other expenses incurred by such selling shareholders, including any legal costs and registration fees associated with their ordinary shares being sold in this offering. We expect these expenses will be no more than $50,000 in the aggregate, and they have been included in the estimate set forth above.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “ST.”

We, our directors, officers (as defined in Section 16a-1(f) under the Exchange Act) and selling shareholders (other than certain charities as described below) have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Barclays Capital Inc. on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•

in our case, file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares;

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated and Barclays Capital Inc. on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares. Certain partners and other employees of the funds which own Sensata Investment Co. are expected to make a contribution of ordinary shares to one or more charities prior to this offering, and such recipient charities may, in turn, sell the contributed ordinary shares in this offering. See “Principal and Selling Shareholders”. Because the recipient charities will not continue to hold the contributed ordinary shares following this offering, they will not be subject to the lock-up restrictions described above.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of ordinary shares to the underwriters pursuant to the underwriting agreement;

•

the issuance by us of ordinary shares upon exercise of an option outstanding on the date of this offering or the issuance of options or other stock-based compensation pursuant to equity compensation plans in existence on the date of this offering and, in each case, otherwise reflected in the prospectus;

•	the issuance by us of up to 17 million ordinary shares as consideration in connection with acquisitions;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of ordinary shares, provided that such plan does not provide for the transfer of ordinary shares during the restricted period;

•	transactions by our directors, officers and shareholders relating to ordinary shares or other securities acquired in open market transactions after the completion of this offering;

•	the exercise of any stock options held as of the date of this offering in accordance with their terms;

•

any repurchase by us or any of our subsidiaries of any ordinary shares or any security convertible into ordinary shares pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement;

•

any transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our ordinary shares involving a change of control of the company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the ordinary shares will remain subject to the restrictions described in the preceding paragraph;

•	distributions by our directors, officers and shareholders of ordinary shares or any security convertible into ordinary shares to their general or limited partners, members or stockholders;

•	transfers by directors, officers and shareholders of ordinary shares as a bona fide gift or by will or intestacy; or

•

transfers by directors, officers and shareholders of ordinary shares or any security convertible into ordinary shares to any trust for the direct or indirect benefit of such transferee or the immediate family member of such transferee;

provided that in the case of (1) the second and third type of transactions, each recipient agrees to be subject to the restrictions described in the preceding paragraph or the ordinary shares granted do not vest during this 90-day restricted period; (2) in the fifth type of transaction, no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with this transaction during the 90-day restricted period; and (3) each of the last three types of transactions, each donee, distributee, transferee and recipient agrees to be subject to the restrictions described in the preceding paragraph, and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership is required or voluntarily made in connection with these transactions during this 90-day restricted period.

In order to facilitate the offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more ordinary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ordinary shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of ordinary shares compared to the price available under the underwriters’ option. The underwriters may also sell ordinary shares in excess of their option, creating a naked short position. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling shareholders and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriters may be required to make in respect thereof.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

From time to time, certain of the underwriters and their affiliates have performed, and may in the future perform, various financial advisory, commercial banking, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they received or will receive customary fees and expenses.

With respect to the offerings by Sensata Technologies B.V. of 8% Senior Notes and 9% Senior Subordinated Notes, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Goldman, Sachs & Co. served as initial purchasers and placement agents.

With respect to Sensata Technologies B.V.’s Senior Secured Credit Facility, (1) Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. Incorporated, served as a joint lead arranger, a joint bookrunner and as initial lender, administrative agent, initial letter of credit issuer and initial swing line lender, (2) Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, served as a joint lead arranger and a joint bookrunner, and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, served as syndication agent and (3) Goldman Sachs Credit Partners, L.P., an affiliate of Goldman, Sachs & Co., served as a joint lead arranger and a joint bookrunner and as documentation agent.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company.

Notice To Prospective Investors In The European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus

Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the Company from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or “DFSA”. This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein, and has no responsibility for it. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain U.S. legal matters will be passed upon for us by Kirkland & Ellis LLP (a limited liability partnership which includes professional corporations), Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are partners in partnerships that invest in funds managed by advisers associated with Bain Capital and co-invest with Bain Capital in Sensata Investment Co. Through this partnership, these partners of Kirkland & Ellis LLP beneficially own less than 1% of our issued and outstanding ordinary shares. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital and some of its affiliates in connection with various legal matters. Loyens & Loeff N.V. will pass upon certain Dutch legal matters, including the validity of the ordinary shares offered hereby. Wilmer Cutler Pickering Hale and Dorr LLP has acted as counsel for the underwriters in connection with certain U.S. legal matters related to this offering. Van Doorne N.V. has acted as counsel for the underwriters in connection with certain Dutch legal matters related to this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, as set forth in their reports. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of ordinary shares by the selling shareholders. The registration statement, including the attached exhibits, contains additional relevant information about us and our ordinary shares. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only and is not a hyperlink.

We are subject to the reporting, proxy and information requirements of the Exchange Act and, as a result, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, www.sensata.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our ordinary shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Sensata Technologies Holding N.V.

We have audited the accompanying consolidated balance sheets of Sensata Technologies Holding N.V. as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sensata Technologies Holding N.V. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/    ERNST & YOUNG LLP

Boston, Massachusetts

January 31, 2011

SENSATA TECHNOLOGIES HOLDING N.V.

Consolidated Balance Sheets

(Thousands of U.S. dollars, except share and per share amounts)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$493,662	$148,468
Accounts receivable, net of allowances of $10,655 and $12,739 as of December 31, 2010 and 2009, respectively	198,245	180,839
Inventories	140,949	125,375
Deferred income tax assets	6,566	12,419
Prepaid expenses and other current assets	25,006	19,627
Assets held for sale	559	559

Total current assets	864,987	487,287
Property, plant and equipment at cost	450,922	400,140
Accumulated depreciation	(216,109)	(180,523)

Property, plant and equipment, net	234,813	219,617

Goodwill	1,528,954	1,530,570
Other intangible assets, net	723,144	865,531
Deferred income tax assets	4,526	5,543
Deferred financing costs	25,742	41,147
Other assets	5,831	17,175

Total assets	$3,387,997	$3,166,870

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$16,779	$17,139
Accounts payable	132,828	122,834
Income taxes payable	6,855	8,384
Accrued expenses and other current liabilities	94,030	92,341
Deferred income tax liabilities	4,608	823

Total current liabilities	255,100	241,521
Deferred income tax liabilities	179,089	165,477
Pension and post-retirement benefit obligations	43,021	49,525
Capital lease and other financing obligations, less current portion	39,544	40,001
Long-term debt, less current portion	1,833,370	2,243,686
Other long-term liabilities	30,092	39,502
Commitments and contingencies

Total liabilities	2,380,216	2,779,712
Shareholders’ equity:
Ordinary shares, €0.01 nominal value per share, 400,000,000 shares authorized; 173,522,647 and 144,068,541 shares issued as of December 31, 2010 and 2009, respectively	2,224	1,825
Treasury shares, at cost, 11,973 shares as of December 31, 2010 and 2009	(136)	(136)
Due from SCA	—	(17)
Additional paid-in capital	1,530,789	1,050,373
Accumulated deficit	(497,638)	(627,688)
Accumulated other comprehensive loss	(27,458)	(37,199)

Total shareholders’ equity	1,007,781	387,158

Total liabilities and shareholders’ equity	$3,387,997	$3,166,870

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES HOLDING N.V.

Consolidated Statements of Operations

(Thousands of U.S. dollars)

	For the year ended December 31,
	2010	2009	2008
Net revenue	$1,540,079	$1,134,944	$1,422,655
Operating costs and expenses:
Cost of revenue	948,070	742,080	951,763
Research and development	24,664	16,796	38,256
Selling, general and administrative	194,623	126,952	166,625
Amortization of intangible assets and capitalized software	144,514	153,081	148,762
Impairment of goodwill and intangible assets	—	19,867	13,173
Restructuring	(138)	18,086	24,124

Total operating costs and expenses	1,311,733	1,076,862	1,342,703

Profit from operations	228,346	58,082	79,952
Interest expense	(106,400)	(150,589)	(197,840)
Interest income	1,020	573	1,503
Currency translation gain and other, net	45,388	107,695	55,467

Income / (loss) from continuing operations before income taxes	168,354	15,761	(60,918)
Provision for income taxes	38,304	43,047	53,531

Income / (loss) from continuing operations	130,050	(27,286)	(114,449)
Loss from discontinued operations, net of tax of $0	—	(395)	(20,082)

Net income / (loss)	$130,050	$(27,681)	$(134,531)

Basic net income / (loss) per share:
Continuing operations	$0.78	$(0.19)	$(0.79)
Discontinued operations	—	(0.00)	(0.14)

Total basic net income / (loss) per share	$0.78	$(0.19)	$(0.93)

Diluted net income / (loss) per share:
Continuing operations	$0.75	$(0.19)	$(0.79)
Discontinued operations	—	(0.00)	(0.14)

Total diluted net income / (loss) per share	$0.75	$(0.19)	$(0.93)

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES HOLDING N.V.

Consolidated Statements of Cash Flows

(Thousands of U.S. dollars)

	For the year ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income/(loss)	$130,050	$(27,681)	$(134,531)
Net loss from discontinued operations	—	(395)	(20,082)

Income/(loss)from continuing operations	130,050	(27,286)	(114,449)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	38,628	48,427	51,361
Amortization of deferred financing costs	8,564	9,055	10,698
Currency translation (gain)/loss on debt	(72,816)	13,559	(53,209)
Loss/(gain) on repurchases of outstanding Senior and Senior Subordinated Notes	23,474	(120,123)	(14,961)
Share-based compensation	25,421	2,233	2,108
Amortization of intangible assets and capitalized software	144,514	153,081	148,762
Loss on sale and disposal of assets	119	3,665	364
Deferred income taxes	24,267	25,763	29,153
Impairment of goodwill and intangible assets	—	19,867	13,173
Increase/(decrease) from changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(17,406)	(35,080)	66,475
Inventories	(15,574)	13,853	26,662
Prepaid expenses and other current assets	(2,646)	13,142	(4,770)
Accounts payable and accrued expenses	3,174	61,576	(108,096)
Income taxes payable	(1,529)	(912)	6,019
Accrued retirement	(1,319)	577	(4,627)
Other	13,125	6,583	7,255

Net cash provided by operating activities from continuing operations	300,046	187,980	61,918
Net cash used in operating activities from discontinued operations	—	(403)	(14,437)

Net cash provided by operating activities	300,046	187,577	47,481

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(52,912)	(14,959)	(40,963)
Proceeds from sale of assets	364	585	2,300
Payments on Euro call option	—	(1,075)	—
Acquisition of Airpax business, net of cash received	—	—	175

Net cash used in investing activities from continuing operations	(52,548)	(15,449)	(38,488)
Net cash provided by/(used in) investing activities from discontinued operations	—	372	(225)

Net cash used in investing activities	(52,548)	(15,077)	(38,713)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	433,539	—	—
Proceeds from exercise of stock options	21,855	—	—
Payments on U.S. term loan facility	(9,500)	(9,500)	(9,500)
Payments on Euro term loan facility	(5,217)	(5,587)	(5,968)
Payments on capitalized lease and other financing obligations	(4,638)	(4,159)	(1,217)
Payments on repurchases of outstanding Senior and Senior Subordinated Notes	(338,343)	(57,242)	(6,674)
Proceeds from issuance of restricted securities	—	6	—
Advance to shareholder	—	(266)	—
Payments to repurchase Ordinary Shares	—	—	(136)
(Payments on)/proceeds from revolving credit facility, net	—	(25,000)	25,000
Proceeds from capital lease and other financing arrangements	—	—	12,597
Payments of debt issuance cost	—	—	(5,211)

Net cash provided by/(used in) financing activities	97,696	(101,748)	8,891

Net change in cash and cash equivalents	345,194	70,752	17,659
Cash and cash equivalents, beginning of year	148,468	77,716	60,057

Cash and cash equivalents, end of year	$493,662	$148,468	$77,716

Supplemental cash flow items:
Cash paid for interest	$107,109	$112,389	$205,997
Cash paid for income taxes	$22,184	$18,524	$17,599

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES HOLDING N.V.

Consolidated Statements of Changes in Shareholders’ Equity

(Thousands of U.S. dollars)

	Ordinary Shares		Treasury Shares		Due from SCA	Additional Paid-In Capital	Accumu- lated Deficit	Accumu- lated Other Compre- hensive Loss	Total Share- holders’ Equity	Compre- hensive (Loss)/ Income
	Number	Nominal Value	Number	Nominal Value
Balance as of December 31, 2007	144,068,541	$1,819	—	$—	$(17)	$1,046,032	$(465,476)	$(16,048)	$566,310
Repurchase of ordinary shares	—	—	(11,973)	(136)	—	—	—	—	(136)
Share-based compensation	—	—	—	—	—	2,108	—	—	2,108
Comprehensive loss:
Net loss	—	—	—	—	—	—	(134,531)	—	(134,531)	$(134,531)
Other comprehensive loss:
Unrealized loss on derivative instruments, net, designated and qualifying as cash flow hedges, net of tax of $0	—	—	—	—	—	—	—	(5,371)	(5,371)	(5,371)
Defined benefit and retiree healthcare plans:
Actuarial net loss arising during the year, net of tax of $1,034	—	—	—	—	—	—	—	(24,603)	(24,603)	(24,603)
Amortization of actuarial net loss included in net periodic pension cost, net of tax of $(1)	—	—	—	—	—	—	—	221	221	221
Settlement loss, net of tax of $(29)	—	—	—	—	—	—	—	1,334	1,334	1,334

Other comprehensive loss										(28,419)

Comprehensive loss										$(162,950)

Balance as of December 31, 2008	144,068,541	$1,819	(11,973)	$(136)	$(17)	$1,048,140	$(600,007)	$(44,467)	$405,332
Issuance of restricted securities	—	6	—	—	—	—	—	—	6
Share-based compensation	—	—	—	—	—	2,233	—	—	2,233
Advance to shareholder	—	—	—	—	(266)	—	—	—	(266)
Settlement of administrative service fee by offsetting amounts due from SCA	—	—	—	—	266	—	—	—	266
Comprehensive loss:
Net loss	—	—	—	—	—	—	(27,681)	—	(27,681)	$(27,681)
Other comprehensive loss:
Unrealized loss on derivative instruments, net, designated and qualifying as cash flow hedges, net of tax of $0	—	—	—	—	—	—	—	(999)	(999)	(999)
Defined benefit and retiree healthcare plans:
Actuarial net gain arising during the year, net of tax of $(3,638)	—	—	—	—	—	—	—	4,888	4,888	4,888
Amortization of actuarial net loss included in net periodic pension cost, net of tax of $(318)	—	—	—	—	—	—	—	502	502	502
Amortization of prior service cost included in net periodic pension cost, net of tax of $0	—	—	—	—	—	—	—	768	768	768
Settlement loss, net of tax of $(1,401)	—	—	—	—	—	—	—	2,109	2,109	2,109

Other comprehensive income										7,268

Comprehensive loss										$(20,413)

Balance as of December 31, 2009	144,068,541	$1,825	(11,973)	$(136)	$(17)	$1,050,373	$(627,688)	$(37,199)	$387,158
Issuance of Ordinary Shares	26,315,789	357	—	—	—	433,182	—	—	433,539
Stock options exercised	3,063,997	41	—	—	—	21,813	—	—	21,854
Vesting of restricted ordinary shares	74,320	1	—	—	—	—	—	—	1
Share-based compensation	—	—	—	—	—	25,421	—	—	25,421
Settlement of amount due from SCA	—	—	—	—	17	—	—	—	17
Comprehensive income:
Net income	—	—	—	—	—	—	130,050	—	130,050	$130,050
Other comprehensive income:
Unrealized gain on derivative instruments, net, designated and qualifying as cash flow hedges, net of tax of $0	—	—	—	—	—	—	—	8,615	8,615	8,615
Defined benefit and retiree healthcare plans:
Actuarial net gain arising during the year, net of tax of $(772)	—	—	—	—	—	—	—	997	997	997
Amortization of actuarial net loss included in net periodic pension cost, net of tax of $(167)	—	—	—	—	—	—	—	281	281	281
Amortization of prior service cost included in net periodic pension cost, net of tax of $(4)	—	—	—	—	—	—	—	4	4	4
Plan amendment	—	—	—	—	—	—	—	(165)	(165)	(165)
Settlement loss, net of tax of $(3)	—	—	—	—	—	—	—	9	9	9

Other comprehensive income										9,741

Comprehensive income										$139,791

Balance as of December 31, 2010	173,522,647	$2,224	(11,973)	$(136)	$—	$1,530,789	$(497,638)	$(27,458)	$1,007,781

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES HOLDING N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands except share amounts, per share amounts, or unless otherwise noted)

1. Basis of Presentation

Description of Business

The consolidated financial statements presented herein reflect the financial position, results of operations and cash flows of Sensata Technologies Holding N.V. (“Sensata Technologies Holding”) and its wholly-owned subsidiaries, including Sensata Technologies Intermediate Holding B.V. and Sensata Technologies B.V. (“STBV”), collectively referred to as the “Company,” “Sensata,” “we,” “our,” or “us”. We are a majority-owned subsidiary of Sensata Investment Company S.C.A. (“SCA”). The share capital of SCA is 100% owned by entities associated with Bain Capital Partners, LLC (“Bain Capital”), a leading global private investment firm, co-investors (Bain Capital and co-investors are collectively referred to as the “Sponsors”) and certain members of our senior management.

On April 27, 2006 (inception), investment funds associated with the Sponsors completed the acquisition of the Sensors and Controls business (“S&C” or “Predecessor”) of Texas Instruments Incorporated (“TI” or “Texas Instruments”) for aggregate consideration of $3.0 billion in cash and transaction fees and expenses of $31.4 million (the “2006 Acquisition”). The 2006 Acquisition was financed by a cash investment from the Sponsors of approximately $985.0 million and the issuance of approximately $2.1 billion of indebtedness.

We are incorporated under the laws of the Netherlands, and were purchased as a shelf company by the Sponsors in February 2006 in order to facilitate the 2006 Acquisition. We conduct our business through subsidiary companies which operate business and product development centers in the United States (“U.S.”), the Netherlands and Japan; and manufacturing operations in China, South Korea, Malaysia, Mexico, the Dominican Republic and the U.S. Many of these companies are the successors to businesses that have been engaged in the sensing and control business since 1931. We organize our operations into the sensors and controls businesses.

Our sensors business is a manufacturer of pressure, force, and electromechanical sensor products used in subsystems of automobiles (e.g., engine, air-conditioning and ride stabilization), heavy off-road vehicles, and in industrial products such as heating, ventilation and air conditioning (“HVAC”) systems. These products improve operating performance, for example, by making an automobile’s heating and air-conditioning systems work more efficiently. These products also improve safety and performance, for example, by reducing vehicle emissions and improving gas mileage.

Our controls business is a manufacturer of a variety of control products used in industrial, aerospace, military, commercial and residential markets. These products include motor and compressor protectors, circuit breakers, semiconductor burn-in test sockets, electronic HVAC controls, power inverters, precision switches and thermostats. These products help prevent damage from overheating and fires in a wide variety of applications, including commercial heating and air-conditioning systems, refrigerators, aircraft, automobiles, lighting and other industrial applications. The controls business also manufactures DC to AC power inverters, which enable the operation of electronic equipment when grid power is not available.

On March 16, 2010, we completed the initial public offering (“IPO”) of our ordinary shares in which we sold 26,315,789 ordinary shares and our existing shareholders and certain employees sold 5,284,211 ordinary shares at a public offering price of $18.00 per share. The net proceeds of the IPO to us, excluding $2.5 million of proceeds from the exercise of stock options, totaled approximately $433.5 million after deducting the underwriters’ discounts and commissions and offering expenses. On April 12, 2010, we announced that the underwriters of our IPO exercised their option to purchase an additional 4,740,000 ordinary shares from selling shareholders at a price of $18.00 per share, which included 353,465 ordinary shares obtained by certain selling shareholders through the exercise of options to purchase ordinary shares. The sale of the additional ordinary shares closed on April 14, 2010. We did not receive any proceeds from the sale of the additional ordinary shares, other than the proceeds from the exercise of the aforementioned stock options which totaled $2.5 million.

On November 17, 2010, we completed a secondary public offering of our ordinary shares in which our existing shareholders and certain employees sold 23,000,000 ordinary shares at an offering price of $24.10 per share. The net proceeds to us of this secondary public offering were limited to the proceeds received from the exercise of stock options, which totaled $3.7 million. After this offering, SCA owned approximately 64.7% of our ordinary shares.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The accompanying consolidated financial statements present separately our financial position, results of operations, cash flows and changes in shareholders’ equity.

All intercompany balances and transactions have been eliminated.

All amounts presented, except share and per share amounts, are stated in thousands of U.S. dollars, unless otherwise indicated.

Reclassification

Certain reclassifications have been made to prior periods to conform to current period presentation.

2. Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires us to exercise our judgment in the process of applying our accounting policies. It also requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods.

Estimates are used when accounting for certain items such as allowances for doubtful accounts and sales returns, depreciation and amortization, inventory obsolescence, asset impairments (including goodwill and other intangible assets), contingencies, the value of share-based compensation, the determination of accrued expenses, certain asset valuations including deferred tax asset valuations, the useful lives of property and equipment, post-retirement obligations and the accounting for business combinations. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the operating environment changes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash comprises cash on hand. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of change in value, and have original maturities of three months or less.

Revenue Recognition

We recognize revenue in accordance with ASC Topic 605, Revenue Recognition (“ASC 605”). Revenue and related cost of sales from product sales is recognized when the significant risks and rewards of ownership have been transferred, title to the product and risk of loss transfers to our customers and collection of sales proceeds is reasonably assured. Based on the above criteria, revenue is generally recognized when the product is shipped from our warehouse or, in limited instances, when it is received by the customer depending on the specific terms of the arrangement. Product sales are recorded net of trade discounts (including volume and early payment incentives), sales returns, value-added tax and similar taxes. Shipping and handling costs are included in cost of revenue. Sales to customers generally include a right of return for defective or non-conforming product. Sales returns have not historically been significant to our revenue and have been within our estimates.

Many of our products are designed and engineered to meet customer specifications. These activities and the testing of our products to determine compliance with those specifications occur prior to any revenue being recognized. Products are then manufactured and sold to customers. Customer arrangements do not involve post-installation or post-sale testing and acceptance.

Share-Based Compensation

ASC Topic 718, Compensation—Stock Compensation, or “ASC 718,” requires that a company measure at fair value any new or modified share-based compensation arrangements with employees and recognize as compensation expense that fair value over the requisite service period.

We estimated the fair value of Tranche 1 options on the date of grant using the Black-Scholes-Merton option-pricing model. Key assumptions used in estimating the grant-date fair value of these options are as follows: the fair value of the ordinary shares, dividend yield, expected volatility, risk-free interest rate and expected term. The expected term of these options is based on the “simplified” methodology prescribed by SAB No. 107 (“SAB 107”), in which the expected term is determined by computing the mathematical mean of the average vesting period and the contractual life of the options. We utilize the simplified method for options granted due to the lack of historical exercise data necessary to provide a reasonable basis upon which to estimate the term. We consider the historical and implied volatility of publicly-traded companies within our peer group when selecting the appropriate volatility to apply to the options. Ultimately, we utilize the implied volatility to calculate the fair value of the options as it provides a forward-looking indication and may offer insight into expected industry volatility. The risk-free interest rate is based on the yield for a U.S. Treasury security having a maturity similar to the expected life of the related grant. The forfeiture rate is based on our estimate of forfeitures by plan participants based on historical forfeiture rates. The dividend yield is based on our judgment with input from our Board of Directors.

Since completion of our IPO in March 2010, we have valued ordinary shares in connection with the issuance of share based payment awards using the closing price of our stock on the New York Stock Exchange (“NYSE”) on the date of the grant. Prior to our stock being traded on the NYSE, we relied on valuation analyses to determine fair value of our ordinary shares in connection with the issuance of share-based payment awards. The assumptions required by these valuation analyses involved the use of significant judgments and estimates. Each valuation analysis of our ordinary shares utilized a combination of the discounted cash flow method and the guideline company method. For the discounted cash flow method, we prepared detailed annual projections of future cash flows over a period of five fiscal years (the “Discrete Projection Period”). We estimated the total value of the cash flow beyond the final fiscal year (the “Terminal Year”) by applying a multiple to our Terminal Year net earnings before interest, taxes, depreciation and amortization (“EBITDA”). The cash flows from the Discrete Projection Period and the Terminal Year were discounted at an estimated weighted-average cost of capital. The estimated weighted-average cost of capital was derived, in part, from the median capital structure of comparable companies within similar industries. We believe that our procedures for estimating discounted future cash flows, including the Terminal Year valuation, were reasonable and consistent with accepted valuation practices. For the guideline company method, we performed an analysis to identify a group of publicly-traded companies that were comparable to us. Many of our competitors are smaller, privately-held companies or divisions within large publicly-traded companies. Therefore, in order to develop market-based multiples, we used data from publicly-traded companies that we believe operate in industries similar to our own. We calculated an implied EBITDA multiple (enterprise value/EBITDA) for each of the guideline companies and selected the high multiple to apply to our projected EBITDA for the next fiscal year. Because the resulting enterprise value under this guideline company method has generally been within 10% of the enterprise value under the discounted cash flow method, we utilized the average of the two methods to determine the fair value of the ordinary shares.

In addition, we applied a marketability discount to the implied value of equity. We believe that this approach is consistent with the principles and guidance set forth in the 2004 AICPA Practice Aid on Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The fair value of the Tranche 2 and 3 options was estimated on the date of grant using the Monte Carlo Simulation Approach. Key assumptions used include those described above for determining the fair value of Tranche 1 options in addition to assumed time to liquidity and probability of an IPO versus a disposition. The assumed time to liquidity and probability of an IPO versus a disposition were based on management’s judgment with input from our Board of Directors. There were no Tranche 2 or 3 grants in 2010.

Under the fair value recognition provisions of ASC 718, we recognize share-based compensation expense net of estimated forfeitures and, therefore, only recognize compensation cost for those awards expected to vest over the service period of the awards. Our estimated forfeiture rate at December 31, 2010 was 11% for employees and 0% for directors.

Share-based compensation expense is recognized as a component of selling, general and administrative (“SG&A”) expense which is consistent with where the related employee costs are recorded. Refer to further discussion of share-based payments in Note 10.

We issue new ordinary shares from our pool of authorized ordinary shares in the event of an option exercise.

Financial Instruments

We account for our derivative financial instruments in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) and with ASC Topic 815, Derivatives and Hedging (“ASC 815”). In accordance with ASC 815, we record all derivatives on the balance sheet at fair value. The accounting for the change in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. In addition, ASC 815 provides that, for derivative instruments that qualify for hedge accounting, changes in the fair value are either (a) offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or (b) recognized in equity until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. We do not use derivative financial instruments for trading or speculation purposes.

We report cash flows arising from our derivative financial instruments consistent with the classification of cash flows from the underlying hedged items that the derivatives are hedging. Accordingly, cash flows associated with our interest rate swaps, interest rate collars, interest rate caps and commodity forward contracts are classified in cash flows from operating activities in the consolidated statements of cash flows. The initial cash flows associated with the purchase of our foreign currency call option was classified in cash flows from investing activities in the consolidated statements of cash flows.

The fair value of interest rate derivatives is based upon valuation models that use as inputs swaps and zero coupon rates that are obtained from independent data sources that are readily available to market participants. Interest rate swaps are valued using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves. Interest rate collars are valued using the market standard methodology of discounting the future expected cash flows that would occur if variable interest rates fell below or exceeded the strike rates of the collars. The variable interest rates used in the calculation of projected cash flows on the collars are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Interest rate caps are valued using the market standard methodology of discounting the future expected cash flows that would occur if variable interest rates exceed the strike rate of the caps. The variable interest rates used in the calculation of projected cash flows on the caps are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

We may enter into foreign currency contracts to reduce our exposure to variability in cash flows on our outstanding debt. Foreign currency call options are valued using the market standard methodology of discounting future expected cash flows based on a forward curve, option market volatility and probability of the option strike resetting in-the-money.

We enter into forward contracts with a third party to offset a portion of our exposure to the potential change in prices associated with certain commodities, including silver, gold, nickel, aluminum and copper, used in the manufacturing of our products. The terms of these forward contracts fix the price at a future date for various notional amounts associated with these commodities. Currently, these hedges have not been designated as accounting hedges. In accordance with ASC 815, we recognize changes in the fair value of these derivatives as a gain or loss as a component of Currency translation gain and other, net in the consolidated statement of operations. The fair value of these forward contracts is determined by reference to forward prices associated with these commodities.

We do not offset fair value amounts recognized for derivative instruments against fair value amounts recognized for the right to reclaim cash collateral.

Refer to further discussion on derivative instruments in Note 15.

Derivative financial instruments: We maintain derivative financial instruments, including interest rate swaps, collars and caps, and commodity forward contracts, with major financial institutions of investment grade credit rating and monitor the amount of credit exposure to any one issuer.

Trade accounts receivable: Concentrations of risk with respect to trade accounts receivable are generally limited due to the large number of customers in various industries and their dispersion across several geographic areas. Although we do not foresee credit risk associated with these receivables to deviate from historical experience, repayment is dependent upon the financial stability of those individual customers. Our largest customer accounted for approximately 8% and 7% of our net revenue for the year ended December 31, 2010 and 2009, respectively.

Advertising Costs

Advertising and other promotional costs are expensed as incurred, and were $690, $304 and $1,035 for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010 and 2009, no advertising costs were reported as assets in our consolidated balance sheets.

Goodwill and Other Intangible Assets

Businesses acquired in purchase transactions are recorded at their fair value on the date of acquisition with the excess of the purchase price over the fair value of assets acquired and liabilities assumed recognized as goodwill. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, or “ASC 350,” goodwill and intangible assets determined to have an indefinite useful life are not amortized, instead these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. We evaluate goodwill and indefinite-lived intangible assets for impairment in the fourth quarter of each fiscal year. We establish our reporting units based on an analysis of the components that comprise each of our operating segments. Components of an operating segment are aggregated to form one reporting unit if the components have similar economic characteristics. Goodwill is assigned to reporting units as of the date of the related acquisition. If goodwill is assigned to more than one reporting unit, we utilize an allocation methodology that is consistent with the manner in which the amount of goodwill in a business combination is determined.

Goodwill: We perform an annual impairment review of goodwill in the fourth quarter of each fiscal year, unless events occur which trigger the need for earlier impairment review. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions, the operational performance and the financial forecasts of the business. We estimate the fair value of reporting units using discounted cash flow models based on our most recent long-range plans giving consideration to valuation multiples (e.g., Invested Capital/EBITDA) for peer companies. We then compare the estimated fair value to the net book value of each reporting unit, including goodwill. The preparation of forecasts of revenue growth and profitability for use in the long-range plan, the selection of the discount rate and the terminal year multiple involve significant judgments. Changes to the forecasts, the discount rate selected or the terminal year multiple could affect the estimated fair value of one or more of the reporting units and could result in a goodwill impairment charge in a future period.

If the carrying amount of a reporting unit exceeds its estimated fair value, we conduct a second step, which comprises additional factors in assessing the fair value of goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Intangible assets: Identified intangible assets, other than indefinite-lived intangible assets, are amortized over the useful life of the asset using a method of amortization that reflects the pattern in which the economic benefits of the intangible asset are consumed over its estimated useful life. If that pattern cannot be reliably determined, then we amortize the intangible asset using the straight-line method. Capitalized software licenses are amortized on a straight-line basis over the term of the license. Costs incurred to renew or extend the term of an intangible asset are capitalized and amortized over the remaining useful life of the intangible asset. No such costs were incurred during the years ended December 31, 2010, 2009 and 2008.

Impairment of definite-lived intangible assets: Reviews are regularly performed to determine whether facts or circumstances exist that indicate the carrying values of our definite-lived intangible assets to be held and used are impaired. The recoverability of these assets is assessed by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is determined by using the appropriate income approach valuation methodology.

Impairment of indefinite-lived intangible assets: We perform an annual impairment review of our indefinite-lived intangible assets unless events occur which trigger the need for an earlier impairment review. The impairment review requires us to make assumptions about future conditions impacting the value of the indefinite- lived intangible assets, including projected growth rates, cost of capital, effective tax rates, royalty rates, market share and other items. The recoverability of these assets is assessed by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. We determine fair value by using the appropriate income approach methodology.

As a result of the annual goodwill impairment review in the fourth quarter of 2008, we determined that the goodwill associated with our Interconnection reporting unit was impaired and, therefore, recorded a charge of $13,173 in the consolidated statement of operations for the year ended December 31, 2008. During the first quarter of 2009, we again performed a review of goodwill and intangible assets for potential impairment since indicators were present and concluded that goodwill and intangible assets associated with the Interconnection reporting unit were impaired and recorded a charge of $19,867, of which $5,293 related to goodwill and $14,574 related to intangible assets. We believe that the global economic crisis, economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that led to the impairment of goodwill (refer to Note 5).

Deferred Financing Costs

Expenses associated with the issuance of debt instruments are capitalized and are amortized over the terms of the respective financing arrangement using the effective interest method (periods ranging from 6 to 10 years). In connection with the original issuance of the term loans under the Senior Secured Credit Facility and the 8% Senior Notes due 2014 (“Senior Notes”) and the 9% Senior Subordinated Notes due 2016, we recorded deferred financing costs of $78,590. Additional financing costs of $527 and $3,758 were incurred in connection with the acquisitions of First Technology Automotive and Special Products (“First Technology Automotive”) and Airpax Holdings, Inc. (“Airpax”), respectively. In 2008, we issued €141.0 million of 11.25% Senior Subordinated Notes to refinance amounts outstanding under our existing Senior Subordinated Term Loan, originally issued as bridge financing in July 2007 for the acquisition of Airpax. In connection with this issuance, we recorded additional deferred financing costs of $4,723. In 2008, we entered into a financing arrangement associated with our manufacturing facility in Subang Jaya, Malaysia. In connection with this arrangement, we recorded deferred financing costs of $488. Amortization of these costs is included as a component of interest expense in the consolidated statements of operations and amounted to $8,564, $9,055 and $10,698 for the years ended December 31, 2010, 2009 and 2008, respectively.

During the year ended December 31, 2010, we commenced cash tender offers for our Senior Notes and Senior Subordinated Notes. Additionally, during the year, we redeemed all of our outstanding 11.25% Senior Subordinated Notes. As a result of these transactions, we incurred charges for the write-off of debt issuance costs of $6.8 million. The charges were included in Currency translation gain and other, net.

During the year ended December 31, 2009, we repurchased $110.0 million of our outstanding Senior Notes and €54.3 million (or $72.5 million) of our outstanding Senior Subordinated Notes. Additionally, during the year ended December 31, 2008, we repurchased €17.4 million (or $22.4 million) of our outstanding 9% Senior Subordinated Notes. As a result of these repurchases, we incurred charges for the write-off of deferred financing costs of $5.3 million and $0.7 million for the years ended December 31, 2009 and 2008, respectively. The charges were included in Currency translation gain and other, net.

Deferred financing costs recognized in the consolidated balance sheets were $25,742 and $41,147 as of December 31, 2010 and 2009, respectively.

Income Taxes

We provide for income taxes utilizing the asset and liability method. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to reverse or settle. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in statutory tax rates is recognized in the consolidated statements of operations as an adjustment to income tax expense in the period that includes the enactment date.

Pension and Other Post-Retirement Benefit Plans

We sponsor various pension and other post-retirement benefit plans covering our employees in several countries. The estimates of the obligations and related expense of these plans recorded in the financial statements are based on certain assumptions. The most significant assumptions relate to discount rate, expected return on plan assets and rate of increase in healthcare costs. Other assumptions used include employee demographic factors such as compensation rate increases, retirement patterns, employee turnover rates and mortality rates. We update these assumptions annually. The difference between these assumptions and actual experience results in the recognition of an asset or liability. If the total net actuarial (gain)/loss included in Accumulated other comprehensive loss exceeds a threshold of 10% of the greater of the projected benefit obligation or the market related value of plan assets, it is subject to amortization and recorded as a component of net periodic pension cost over the average remaining service lives of the employees participating in the pension plan.

The discount rate reflects the current rate at which the pension and other post-retirement liabilities could be effectively settled considering the timing of expected payments for plan participants. It is used to discount the estimated future obligations of the plans to the present value of the liability reflected in the financial statements. In estimating this rate, we consider rates of return on high-quality fixed-income investments included in various bond indexes, adjusted to eliminate the effect of call provisions and differences in the timing and amounts of cash outflows related to the bonds.

To determine the expected return on plan assets, we considered the historical returns earned by similarly invested assets, the rates of return expected on plan assets in the future and our investment strategy and asset mix with respect to the plans’ funds.

The rate of increase in healthcare costs directly impacts the estimate of our future obligations in connection with our post-employment medical benefits. Our estimate of healthcare cost trends is based on historical increases in healthcare costs under similarly designed plans, the level of increase in healthcare costs expected in the future and the design features of the underlying plans.

Allowance for Losses on Receivables

The allowance for losses on receivables is used to provide for potential impairment of receivables. The allowance represents an estimate of probable but unconfirmed losses in the receivable portfolio. We estimate the allowance on the basis of specifically identified receivables that are evaluated individually for impairment, and a statistical analysis of the remaining receivables determined by reference to past default experience. Customers are generally not required to provide collateral for purchases.

Management judgments are used to determine when to charge off uncollectible trade accounts receivable. We base these judgments on the age of the receivable, credit quality of the customer, current economic conditions and other factors that may affect a customer’s ability to pay.

During the years ended December 31, 2010, 2009 and 2008, (reductions)/provisions to the allowance for losses on receivables recognized within selling, general and administrative expense, totaled $(2,296), $3,764 and $1,411, respectively.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Cost for raw materials, work-in-process and finished goods is determined based on a first-in, first-out basis and includes material, labor and applicable manufacturing overhead as well as transportation and handling costs. We conduct quarterly inventory reviews for salability and obsolescence, and inventory considered unlikely to be sold is adjusted to net realizable value.

Property, Plant and Equipment and Other Capitalized Costs

Property, plant and equipment (“PP&E”) are stated at cost and depreciated on a straight-line basis over their estimated economic useful lives. Depreciable lives of plant and equipment are as follows:

Building and improvement	2 – 40 years
Machinery and equipment	2 – 10 years

Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated economic useful lives of the improvements. Assets held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense associated with capital leases is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Expenditures for maintenance and repairs are charged to expense as incurred, whereas major improvements are capitalized.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss as of December 31, 2010 and 2009 consisted of the following:

	December 31, 2010	December 31, 2009
Net unrealized loss on derivatives	$(3,190)	$(11,805)
Defined benefit pension and retiree healthcare plans	(24,268)	(25,394)

	$(27,458)	$(37,199)

Amounts recorded in accumulated other comprehensive loss are net of tax expense of $5,298 and $4,353 as of December 31, 2010 and 2009, respectively.

Foreign Currency

For financial reporting purposes, the functional currency of all our subsidiaries is the U.S. dollar because of the significant influence of the U.S. dollar on our operations. In certain instances, we enter into transactions that are denominated in a currency other than the U.S. dollar. At the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in U.S. dollars using the exchange rate in effect at that date. At each balance sheet date, recorded monetary balances denominated in a currency other than the U.S. dollar are adjusted to the U.S. dollar using the current exchange rate with gains or losses recorded in Currency translation gain and other, net in the consolidated statements of operations. We have recorded currency gains/(losses) of $65,554, $(13,212) and $48,222 for the years ended December 31, 2010, 2009 and 2008, respectively.

Currency translation gain and other, net

Currency translation gain and other, net for the years ended December 31, 2010, 2009 and 2008 consisted of the following:

	For the year ended December 31,
	2010	2009	2008
Currency translation gain/(loss) on debt	$72,816	$(13,559)	$53,209
Currency translation (loss)/gain on net monetary assets	(7,262)	347	(4,987)
(Loss)/gain on repurchases of outstanding Senior and Senior Subordinated Notes, net of write-off of deferred financing costs	(23,474)	120,123	14,961
Gain/(loss) on commodity forward contracts	9,140	2,590	(8,250)
Loss on Euro call option	(993)	(82)	—
Loss on assets held for sale	—	(1,636)	—
Loss on the release of tax related indemnification assets and other tax items	(5,221)	—	—
Other gain/(loss)	382	(88)	534

	$45,388	$107,695	$55,467

Recently issued accounting standards to be adopted in 2011:

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements, or “ASU 2009-13.” ASU 2009-13 establishes the accounting and reporting guidance for arrangements that include multiple revenue-generating activities, and provides amendments to the criteria for separating deliverables, and measuring and allocating arrangement consideration to one or more units of accounting. The amendments in ASU 2009-13 also establish a hierarchy for determining the selling price of a deliverable. Enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms of the arrangement, significant deliverables, and the vendor’s performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in ASU 2009-13 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, or January 1, 2011 for us. Early application is permitted. The adoption of ASU 2009-13 will not have a material impact on our financial position or results of operations.

Other new pronouncements issued but not effective until after January 1, 2011 are not expected to have a significant effect on our financial position or results of operations.

Accounting standards adopted during the year ended December 31, 2010:

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, or “ASU 2010-09,” which eliminated the requirement under ASC Topic 855, Subsequent Events, or “ASC 855” for Securities and Exchange Commission (“SEC”) registrants to disclose the date through which they have evaluated subsequent events in the financial statements. ASU 2010-09 was effective upon issuance, and we adopted its provisions as of the issuance of the Quarterly Report for the period ended March 31, 2010. The adoption of ASU 2010-09 was for disclosure purposes only and did not have any effect on our financial position or results of operations.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements, or “ASU 2010-06,” which amended ASC Topic 820, Fair Value Measurement and Disclosure, or “ASC 820” to require a number of additional disclosures regarding fair value measurements. In addition to the new disclosure requirements, ASU 2010-06 amended ASC 820 to clarify that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities. Prior to the issuance of ASU 2010-06, the guidance in ASC 820 required separate fair value disclosures for each major category of assets and liabilities. ASU 2010-06 also clarified the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. Except for the requirement to disclose information about purchases, sales, issuance and settlements in the reconciliation of recurring Level 3 measurements on a gross basis, all of the provisions of ASU 2010-06 were effective for interim and annual reporting periods beginning after December 15, 2009. We adopted these provisions as of January 1, 2010. The requirement to separately disclose purchases, sales, issuances and settlements of recurring Level 3 measurements is effective for annual reporting periods beginning after December 15, 2010, or January 1, 2011 for us. The adoption of ASU 2010-06 did not and will not have any effect on our financial position or results of operations.

In June 2009, the FASB issued guidance now codified within ASC Topic 810, Consolidation, or “ASC 810,” which requires entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as one with the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and obligation to absorb losses of the entity that could potentially be significant to the variable interest. The guidance was effective as of the beginning of the annual reporting period commencing after November 15, 2009. We adopted these provisions as of January 1, 2010. The adoption of the guidance codified within ASC 810 did not have any effect on our financial position or results of operations.

3. Property, Plant and Equipment

PP&E as of December 31, 2010 and 2009 consisted of the following:

	Depreciable Lives	December 31, 2010	December 31, 2009
Land	—	$19,458	$19,458
Buildings and improvements	2 – 40 years	134,888	130,330
Machinery and equipment	2 – 10 years	296,576	250,352

		450,922	400,140
Less accumulated depreciation		(216,109)	(180,523)

Total		$234,813	$219,617

Depreciation expense for PP&E, including amortization of capitalized leases, totaled $38,628, $48,427 and $51,361 for the years ended December 31, 2010, 2009 and 2008, respectively.

PP&E is identified as held for sale when it meets the held for sale criteria of ASC Topic 360, Property, Plant, and Equipment. We cease recording depreciation on assets that are classified as held for sale. The net carrying values of the assets which have been classified as Assets held for sale as of December 31, 2010 and 2009 were as follows:

	December 31, 2010	December 31, 2009
Standish, Maine facility	$238	$238
Matamoros, Mexico facility	321	321

	$559	$559

During the years ended December 31, 2009 and 2008, we recognized impairment charges related to our former Grand Blanc facility of $459 and $684, respectively, in response to the decline in real estate values in Grand Blanc, Michigan. During 2009, we completed the sale of the Grand Blanc facility. The Grand Blanc facility was part of the sensors business reporting segment.

Additionally, during the year ended December 31, 2009, we recognized an impairment charge of $1,202 related to our Standish facility. As of December 31, 2010, we continued to hold for sale our Standish, Maine facility. The Standish facility is part of our sensors business reporting segment.

We classified assets associated with our former manufacturing facility in Matamoros, Mexico as held for sale. We anticipate the sale of these assets to occur prior to December 31, 2011. These assets are attributed to our Controls reporting segment.

PP&E as of December 31, 2010 and 2009 included the following assets under capital leases:

	December 31, 2010	December 31, 2009
Property under capital leases	$31,753	$31,882
Accumulated depreciation	(7,399)	(5,907)

Net property under capital leases	$24,354	$25,975

4. Inventories

Inventories as of December 31, 2010 and 2009 consisted of the following:

	December 31, 2010	December 31, 2009
Finished goods	$45,397	$41,931
Work-in-process	25,353	20,627
Raw materials	70,199	62,817

Total	$140,949	$125,375

As of December 31, 2010 and 2009, inventories totaling $3,185 and $2,360, respectively, had been consigned to others.

5. Goodwill and Other Intangible Assets

The following table outlines the changes in goodwill, by segment:

	Sensors			Controls			Total
	Gross Goodwill	Accumulated Impairment	Net Goodwill	Gross Goodwill	Accumulated Impairment	Net Goodwill	Gross Goodwill	Accumulated Impairment	Net Goodwill
Balance as of December 31, 2007	$1,166,567	$—	$1,166,567	$389,435	$—	$389,435	$1,556,002	$—	$1,556,002
Airpax acquisition—purchase accounting adjustments	—	—	—	(6,056)		(6,056)	(6,056)		(6,056)
Impairment	—	—	—	—	(13,173)	(13,173)		(13,173)	(13,173)

Balance as of December 31, 2008	1,166,567	—	1,166,567	383,379	(13,173)	370,206	1,549,946	(13,173)	1,536,773
First Technology Automotive acquisition—purchase accounting adjustments	(209)	—	(209)	—	—	—	(209)	—	(209)
Airpax acquisition—purchase accounting adjustments	—	—	—	(701)	—	(701)	(701)	—	(701)
Impairment	—	—	—	—	(5,293)	(5,293)	—	(5,293)	(5,293)

Balance as of December 31, 2009	1,166,358	—	1,166,358	382,678	(18,466)	364,212	1,549,036	(18,466)	1,530,570
First Technology Automotive acquisition—purchase accounting adjustments	(1,553)	—	(1,553)	(63)	—	(63)	(1,616)	—	(1,616)

	$1,164,805	$—	$1,164,805	$382,615	$(18,466)	$364,149	$1,547,420	$(18,466)	$1,528,954

Goodwill attributed to the acquisitions above reflect our allocation of purchase price to the estimated fair value of certain assets acquired and liabilities assumed. The purchase accounting adjustments above reflect changes in estimates associated with exit and severance restructuring reserves as well as revisions in fair value estimates of acquired intangible assets and PP&E.

As discussed in Note 2, during the fourth quarter of 2008 and the first quarter of 2009, we determined that goodwill and intangible assets associated with the Interconnection reporting unit were impaired and recorded charges totaling $13,173 (goodwill) and $19,867 (goodwill of $5,293 and intangible assets of $14,574), respectively, in the consolidated statements of operations. We believe that the global economic crisis, economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that led to the impairment of goodwill. We utilized a discounted cash flow analysis to estimate the fair value of the Interconnection reporting unit. Key assumptions that were used in the development of the fair value of the Interconnection reporting unit include our forecast of revenue and earnings, the long-term expected growth rate for the reporting unit, the discount rate, and our forecast of capital expenditures and required working capital investment. Our revenue and earnings forecasts for this business depend on many factors, including the ability to project customer spending, particularly within the semiconductor industry. Changes in the level of spending in the industry and/or by our customers could result in a change to our forecasts, which, in turn, could result in a future impairment of goodwill and/or intangible assets.

As of October 1, 2010, we evaluated our goodwill and indefinite-lived intangible assets for impairment and determined that the fair value of our reporting units and indefinite-lived intangible assets exceeded their carrying value on that date. Should certain assumptions used in the development of the fair value of our reporting units or indefinite-lived intangible assets change, we may be required to recognize additional goodwill or intangible asset impairments.

As discussed in Note 16, in 2009 we revised our accrual related to facility exit and other costs established through purchase accounting for First Technology Automotive and Airpax. As a result, we reduced goodwill by a corresponding amount of $209 related to First Technology Automotive and $701 related to Airpax.

The change in goodwill during 2010 related primarily to a reduction in our restructuring liabilities associated with our obligations on the Farnborough, United Kingdom lease acquired in the First Technology Automotive Acquisition. The reduction was due to the execution of a sublease with more favorable terms than originally anticipated. See Note 16, “Restructuring Costs” for further detail.

Definite-lived intangible assets have been amortized on an accelerated or economic benefit basis over their estimated lives. The following table outlines the components of other acquisition-related intangible assets, excluding goodwill, that are subject to amortization as of December 31, 2010 and 2009:

	Weighted- Average Life (Years)	December 31, 2010				December 31, 2009
		Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment	Net Carrying Value
Completed technologies	16	$268,170	$109,115	$2,430	$156,625	$268,170	$85,233	$2,430	$180,507
Customer relationships	10	1,026,840	535,795	12,144	478,901	1,026,840	420,811	12,144	593,885
Non-compete agreements	6	23,400	8,825	—	14,575	23,400	4,711	—	18,689
Tradenames	10	720	440	—	280	720	338	—	382

Total	11	$1,319,130	$654,175	$14,574	$650,381	$1,319,130	$511,093	$14,574	$793,463

During the years ended December 31, 2010, 2009 and 2008, we recorded amortization expense on our definite-lived intangible assets of $143,082, $151,427 and $147,644, respectively. Amortization of these acquisition-related intangible assets is estimated to be $131,609 in 2011, $119,983 in 2012, $105,098 in 2013, $93,323 in 2014 and $84,615 in 2015.

In connection with the 2006 Acquisition, we concluded that our Klixon® brand name is an indefinite-lived intangible asset, as the brand has been in continuous use since 1927, and we have no plans to discontinue using the Klixon® name. An amount of $59,100 was assigned to the brand name in the purchase price allocation.

In connection with the Airpax Acquisition, we concluded that our Airpax® brandname is an indefinite-lived intangible asset, as the brand has been in continuous use since 1948 and we have no plans to discontinue using the Airpax® name. An amount of $9,370 was assigned to the brand name in the purchase price allocation.

In addition, other intangible assets recognized on the consolidated balance sheets include capitalized software licenses with gross carrying amounts of $8,973 and $6,849 and net carrying amounts of $4,293 and $3,598 as of December 31, 2010 and 2009, respectively. The weighted-average life for the capitalized software is 4.0 years. During the years ended December 31, 2010, 2009 and 2008, we recorded amortization expense on our capitalized software of $1,432, $1,654 and $1,118, respectively.

6. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities as of December 31, 2010 and 2009 consisted of the following:

	December 31, 2010	December 31, 2009
Accrued interest	$13,533	$27,595
Accrued bonuses	17,006	5,503
Accrued salaries, wages and vacation pay	16,736	14,795
Accrued taxes	6,956	7,911
Accrued restructuring expenses	1,267	4,219
Accrued professional fees	8,130	4,908
Accrued freight, utility and insurance	7,644	7,055
Other payroll related accruals	3,178	2,745
VAT tax payable	2,465	1,480
Deferred income	2,253	2,262
Current portion of pension and post-retirement benefit obligations	902	832
Accrued profit sharing	468	600
Other accrued expenses and current liabilities	13,492	12,436

Total	$94,030	$92,341

7. Debt

Our debt as of December 31, 2010 and 2009 consisted of the following:

	Weighted- Average Interest Rate for the year ended December 31, 2010	December 31, 2010	December 31, 2009
Senior secured term loan facility (denominated in U.S. dollars)	2.09%	$907,250	$916,750
Senior secured term loan facility (€380.5 million)	2.79%	504,741	551,350
Senior Notes (denominated in U.S. dollars)	8.00%	201,181	340,006
Senior Subordinated Notes (€177.1 million)	9.00%	234,978	254,303
Senior Subordinated Notes	11.25%	—	196,483
Less: current portion		(14,780)	(15,206)

Long-term debt, less current portion		$1,833,370	$2,243,686

Capital lease and other financing obligations	8.63%	$41,543	$41,934
Less: current portion		(1,999)	(1,933)

Long-term portion of capital lease and other financing obligations		$39,544	$40,001

Senior Secured Credit Facility

On April 27, 2006 (inception), two of our subsidiaries, STBV and Sensata Technologies Finance Company, LLC, entered into a multi-currency $1,500.0 million senior secured credit facility with Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., as joint lead arrangers (the “Senior Secured Credit Facility”). The Senior Secured Credit Facility consists of a $150.0 million revolving credit facility; a $950.0 million U.S. dollar-denominated term loan facility; and a €325.0 million Euro-denominated term loan facility ($400.1 million, at issuance).

Under the $150.0 million revolving credit facility, there is $143.1 million of availability (net of $6.9 million in letters of credit) as of December 31, 2010, and $131.1 million of availability (net of $18.9 million in letters of credit) as of December 31, 2009. Outstanding letters of credit are issued primarily for the benefit of certain operating activities. As of December 31, 2010, no amounts had been drawn against these outstanding letters of credit. These outstanding letters of credit are scheduled to expire at various dates before June 2011.

Revolving loans may be borrowed, repaid and re-borrowed to fund our working capital needs. Term loans may only be borrowed on the closing date and no amount of term loans once repaid may be reborrowed.

The Senior Secured Credit Facility also provides for an incremental term loan facility and/or incremental revolving credit facility in an aggregate principal amount of $250.0 million. We issued €73.0 million ($95.4 million, at issuance) on December 19, 2006 to finance the purchase of First Technology Automotive, reducing the amount which may be borrowed under the incremental facility to $154.6 million. The incremental facilities rank pari passu in right of payment and security with the other Senior Secured Credit Facilities and mature at the final maturity of the term loan facility and the revolving credit facility, respectively. The incremental borrowing facilities may be activated at any time up to a maximum of three times during the term of the Senior Secured Credit Facility with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period after giving effect to the incurrence of such incremental facility.

All obligations under the Senior Secured Credit Facility are unconditionally guaranteed by certain of our indirectly wholly-owned subsidiaries in the U.S. (with the exception of those subsidiaries acquired in the First Technology Automotive acquisition) and certain subsidiaries located in certain non-U.S. jurisdictions including the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia (with the exception of those subsidiaries acquired in the Airpax acquisition) (collectively, the “Guarantors”). The collateral for such borrowings under the Senior Secured Credit Facility consists of all shares of capital stock, intercompany debt and substantially all present and future property and assets of the Guarantors.

The Senior Secured Credit Facility contains financial covenants that, among other things, limit our maximum total leverage ratio (total indebtedness to Earnings Before Interest, Taxes, Depreciation and Amortization and certain other adjustments (“Adjusted EBITDA”), as defined by the terms of the Senior Secured Credit Facility) and requires us to maintain a minimum interest coverage ratio (Adjusted EBITDA to total interest expense, as defined by the terms of the Senior Secured Credit Facility). All of the financial covenants are calculated on a pro forma basis and for each consecutive four fiscal quarter periods ending with the most recent fiscal quarter. The financial covenants became more restrictive in the fourth quarter of fiscal year 2010. In addition, non-financial covenants confer limitations on our ability to incur subsequent indebtedness, incur liens, prepay subordinated debt, make loans and investments, merge or consolidate, sell assets, change its business or amend the terms of its subordinated debt and limit the payment of dividends.

The Senior Secured Credit Facility also stipulates certain events and conditions which may require us to use excess cash flow, as defined by the terms of the agreement, generated by operating, investing or financing activities, to prepay some or all of the outstanding borrowings under the Senior Secured Credit Facility beginning in 2008.

As per the terms of the Senior Secured Credit Facility, Restricted Subsidiaries are also subject to restrictive covenants. As of December 31, 2010 and 2009, for purposes of the Senior Secured Credit Facility, all of the subsidiaries of STBV were “Restricted Subsidiaries.” Under certain circumstances, STBV will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the credit agreement.

The final maturity of the revolving credit facility is on April 27, 2012. Loans made pursuant to the revolving credit facility must be repaid in full on or prior to such date and are pre-payable at our option at par. All letters of credit issued thereunder will terminate at final maturity unless cash collateralized prior to such time. The final maturity of the term loan facility is on April 27, 2013. The term loan must be repaid during the final year of the term loan facility in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

The Senior Secured Credit Facility provides us with the ability to draw funds for ongoing working capital and other general corporate purposes under a revolving facility (the “Revolving Credit Facility”), which includes a subfacility for swingline loans. The Revolving Credit Facility bears interest (i) for amounts drawn in U.S. dollars, at the borrower’s option, (x) at LIBOR plus a 200 basis point spread subject to a pricing grid based on our leverage ratio (the spreads range from 125 basis points to 200 basis points) or (y) at the greater of the Prime rate as published by the Wall Street Journal or  1/2 of 1% per annum above the Federal Funds rate plus a 100 basis point spread subject to a pricing grid based on our leverage ratio (the spreads range from 25 basis points to 100 basis points) (all amounts drawn under the swingline subfacility are subject to interest calculated under this clause (i)(y)), and (ii) for amounts drawn in Euros, at EURIBOR plus a 200 basis point spread. We are subject to a 37.5 basis point commitment fee on the unused portion of the Revolving Credit Facility. This commitment fee is also subject to a pricing grid based on our leverage ratio. The spreads on the commitment fee range from 37.5 basis points to 50 basis points. The maximum that can be drawn under the swingline subfacility is $25.0 million, and is part of, not in addition to, the total Revolving Credit Facility amount of $150.0 million. Amounts drawn under the Revolving Credit Facility can be prepaid at any time without premium or penalty, subject to certain restrictions, including advance notice. Amounts drawn under the Revolving Credit Facility must be paid in full at the final maturity date of April 27, 2012.

The term loan facility bears interest at LIBOR plus 175 basis points in the case of borrowings denominated in U.S. dollars and EURIBOR plus 200 basis points in the case of borrowings denominated in Euros. The interest payments on the Senior Secured Credit Facility are due quarterly.

Pursuant to the Senior Secured Credit Facility, we are required to pay to our lender on a quarterly basis a commitment fee on the undrawn line of credit. For the years ended December 31, 2010, 2009 and 2008, we paid $634, $614 and $668, respectively, to our lender.

During 2009, we borrowed and repaid amounts under our revolving credit facility. As of December 31, 2010 and 2009, we had no amount outstanding under its revolving credit facility.

Senior Notes

The Senior Notes were issued under an indenture dated as of April 27, 2006 (inception) among STBV, as issuer, The Bank of New York, as trustee, and the Guarantors (the “Senior Notes Indenture”). The Senior Notes mature on May 1, 2014. Interest is payable semi-annually (at 8% per annum) in cash to holders of Senior Notes of record at the close of business on April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Senior Notes were issued in an aggregate principal amount of $450.0 million. Proceeds from the issuance of the Senior Notes were used to fund a portion of the 2006 Acquisition.

The Senior Notes Indenture limits, under certain circumstances, the borrowers’ ability and the ability of its Restricted Subsidiaries to: incur additional indebtedness, create liens, pay dividends and make other distributions in respect of its capital stock, redeem its capital stock, make certain investments or certain restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates and effect mergers or consolidations. These covenants are subject to a number of important exceptions and qualifications.

As per the terms of the Senior Notes, Restricted Subsidiaries are also subject to restrictive covenants. As of December 31, 2010 and December 31, 2009, all of the subsidiaries of STBV were “Restricted Subsidiaries.” Under certain circumstances, STBV will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Senior Notes Indenture. Unrestricted Subsidiaries will not guarantee any of the Senior Notes.

Additional securities may be issued under the Senior Notes Indenture in one or more series from time to time, subject to certain limitations.

The Senior Notes are general unsecured obligations of the borrowers and are effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such secured indebtedness and to all indebtedness and other liabilities (including trade payables) of STBV’s subsidiaries that are not Guarantors.

The guarantees of each Guarantor with respect to the Senior Notes are general unsecured obligations of such Guarantor.

We may redeem some or all of the Senior Notes after May 1, 2010 at the redemption prices listed below, plus accrued interest.

Beginning May 1	Percentage
2010	104.0
2011	102.0
2012 and thereafter	100.0

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the Senior Notes or the guarantees, we may redeem the Senior Notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Upon a change of control, we will be required to make an offer to purchase the Senior Notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. In the event of a change of control, the Senior Notes will be subject to repurchase prior to the Senior Subordinated Notes.

Senior Subordinated Notes

We have 9% Senior Subordinated Notes outstanding as of December 31, 2010. The 11.25% Senior Subordinated Notes were repaid in full in fiscal year 2010.

9% Senior Subordinated Notes

The outstanding 9% Senior Subordinated Notes (the “9% Senior Subordinated Notes”) were issued under an indenture dated as of April 27, 2006 (inception) among STBV, as issuer, The Bank of New York, as trustee, The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent, and the Guarantors (the “9% Senior Subordinated Notes Indenture”). The 9% Senior Subordinated Notes mature on May 1, 2016, and interest of 9% annually is payable semi-annually in cash to holders of the 9% Senior Subordinated Notes of record at the close of business on April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The 9% Senior Subordinated Notes were issued initially in an aggregate principal amount of €245.0 million ($301.6 million, at issuance). Proceeds from the issuance of the 9% Senior Subordinated Notes were used to fund a portion of the 2006 Acquisition.

We may redeem some or all of the 9% Senior Subordinated Notes beginning on May 1, 2011, at the redemption prices listed below, plus accrued and unpaid interest.

Beginning May 1,	Percentage
2011	104.5
2012	103.0
2013	101.5
2014 and thereafter	100.0

We may also redeem any of the 9% Senior Subordinated Notes at any time prior to May 1, 2011, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable premium, which is the greater of (a) 1% of the then outstanding principal amount of the 9% Senior Subordinated Notes and (b) the excess of the sum of the present value of the 9% Senior Subordinated Notes on such redemption date and all required interest payments due on such notes through May 1, 2011, over the then outstanding principal amount of the 9% Senior Subordinated Notes.

The 9% Senior Subordinated Notes Indenture limits, under certain circumstances, the borrowers’ ability and the ability of its Restricted Subsidiaries to: incur additional indebtedness, create liens, pay dividends and make other distributions in respect of its capital stock, redeem its capital stock, make certain investments or certain restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates and effect mergers or consolidations. These covenants are subject to a number of important exceptions and qualifications.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the 9% Senior Subordinated Notes or the guarantees, STBV may redeem the notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Upon a change in control, we will be required to make an offer to purchase the 9% Senior Subordinated Notes at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase.

As per the terms of the 9% Senior Subordinated Notes, Restricted Subsidiaries are also subject to restrictive covenants. As of December 31, 2010 and 2009, all of the subsidiaries of STBV were “Restricted Subsidiaries.” Under certain circumstances, STBV will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the 9% Senior Subordinated Notes Indenture. Unrestricted Subsidiaries will not guarantee any of the 9% Senior Subordinated Notes.

Additional securities may be issued under the 9% Senior Subordinated Notes Indenture in one or more series from time to time, subject to certain limitations.

The 9% Senior Subordinated Notes are general unsecured obligations of STBV and are subordinated in right of payment to all existing and future senior debt of STBV, including its obligations under the Senior Notes and the Senior Secured Credit Facility, and to all indebtedness and other liabilities (including trade payables) of STBV’s subsidiaries that are not Guarantors.

The guarantees of each Guarantor with respect to the 9% Senior Subordinated Notes are general unsecured obligations of such Guarantor.

Restrictions on Dividends

The subsidiary guarantors under the Senior Secured Credit Facility and the indentures governing the notes are generally not restricted in their ability to pay dividends or otherwise distribute funds to STBV, except for restrictions imposed under applicable corporate law. STBV, however, is limited in its ability to pay dividends or otherwise make other distributions to its immediate parent company and, ultimately, to us, under the Senior Secured Credit Facility and the indentures governing the notes. Specifically, the Senior Secured Credit Facility prohibits STBV from paying dividends or making any distributions to its parent companies except for limited purposes, including, but not limited to: (i) customary and reasonable out-of-pocket expenses, legal and accounting fees and expenses and overhead of such parent companies incurred in the ordinary course of business to the extent attributable to the business of STBV and its subsidiaries and in the aggregate not to exceed $5 million in any fiscal year, plus reasonable and customary indemnification claims made by our directors or officers attributable to the ownership of STBV and its Restricted Subsidiaries, (ii) franchise taxes, general corporate and operating expenses, certain advisory fees and customary compensation of officers and employees of such parent companies, (iii) tax liabilities to the extent attributable to the business of STBV and its subsidiaries, (iv) repurchase, retirement or other acquisition of equity interests of the parent from certain present, future and former employees, directors, managers, consultants of the parent companies, STBV or its subsidiaries in an aggregate amount not to exceed $7.5 million in any fiscal year, plus the amount of cash proceeds from certain equity issuances to such persons, the amount of equity interests subject to a certain deferred compensation plan and the amount of certain key-man life insurance proceeds, (v) payment of dividends or distributions with proceeds from the disposition of certain assets (net of mandatory prepayments) in an amount not to exceed $200 million and (vi) dividends and other distributions in an aggregate amount not to exceed $25 million (subject to increase to $35 million if the leverage ratio is less than 5.0 to 1.0 and to $50 million if the leverage ratio is less than 4.0 to 1.0, plus, if the leverage ratio is less than 5.0 to 1.0, the amount of excess cash flow not otherwise applied).

The Senior Notes Indenture and 9% Senior Subordinated Notes Indenture (collectively, the “Indentures”) generally provide that STBV can pay dividends and make other distributions to its parent companies in an amount not to exceed (i) 50% of STBV’s consolidated net income for the period beginning March 31, 2006 and ending as of the end of the last fiscal quarter before the proposed payment, plus (ii) 100% of the aggregate amount of cash and the fair market value of property and marketable securities received by STBV after April 27, 2006 from the issuance and sale of equity interests of STBV (subject to certain exceptions), plus (iii) 100% of the aggregate amount of cash and the fair market value of property and marketable securities contributed to the capital of STBV after April 27, 2006, plus (iv) 100% of the aggregate amount received in cash and the fair market value of property and marketable securities received after April 27, 2007 from the sale of certain investments or the sale of certain subsidiaries, provided that certain conditions are satisfied, including that STBV has a consolidated interest coverage ratio of greater than 2.0 to 1.0. The restrictions on dividends and other distributions contained in the Indentures are subject to certain exceptions, including (i) the payment of dividends following the first public offering of the common stock of any of its direct or indirect parent companies in an amount up to 6.0% per annum of the net cash proceeds contributed to STBV in any such offering, (ii) the payment of dividends to permit any of its parent companies to pay taxes, general corporate and operating expenses, certain advisory fees and customary compensation of officers and employees of such parent companies and (iii) dividends and other distributions in an aggregate amount not to exceed $75 million.

The net assets of STBV subject to these restrictions totaled $900.2 million at December 31, 2010.

Lines of Credit

We also have uncommitted local lines of credit with commercial lenders at certain of our subsidiaries in the amount of $11.0 million. No amounts were drawn on these lines as of December 31, 2010.

Extinguishment of Debt

On February 26, 2010, we announced the commencement of cash tender offers related to our Senior Notes, our 9% Senior Subordinated Notes due 2016 and our 11.25% Senior Subordinated Notes due 2014 (the 9% and 11.25% Senior Subordinated Notes are together referred to as the “Senior Subordinated Notes”). The cash tender offers settled during the first quarter of 2010. The aggregate principal amount of the Senior Notes validly tendered was $0.3 million, representing approximately 0.1% of the outstanding Senior Notes. The aggregate principal amount of the Senior Subordinated Notes tendered was €71.9 million, representing approximately 22.8% of the outstanding Senior Subordinated Notes. We paid $96.7 million in principal ($0.3 million for the Senior Notes and €71.9 million for the Senior Subordinated Notes), $5.4 million in premiums (€4.0 million on the Senior Subordinated Notes) and $2.2 million of accrued interest to settle the tender offers and retire the debt on March 29, 2010.

On April 1, 2010, we announced the redemption of all of the outstanding 11.25% Senior Subordinated Notes due 2014 at a redemption price equal to 105.625% of the principal amount, and $138.6 million of the outstanding Senior Notes at a redemption price equal to 104.000% of the principal amount. We paid $225.0 million in principal, $10.4 million in premium and $8.4 million of accrued interest in May 2010 to complete the redemption.

In connection with these transactions, during the year ended December 31, 2010, we recorded losses in Currency translation gain and other, net of $23.5 million including the write-off of debt issuance costs of $6.8 million.

On March 3, 2009, we announced the commencement of two separate cash tender offers related to the Senior Notes and the Senior Subordinated Notes. These cash tender offers settled during the second quarter of 2009. The aggregate principal amount of the Senior Notes validly tendered was $110.0 million, representing approximately 24.4% of the outstanding Senior Notes. The aggregate principal amount of the Senior Subordinated Notes tendered was €72.1 million, representing approximately 19.6% of the outstanding Senior Subordinated Notes. The tender offer related to the Senior Subordinated Notes was oversubscribed and we accepted for purchase a pro rata portion of the Senior Subordinated Notes tendered. The aggregate principal amount accepted for repurchase totaled €44.3 million ($58.4 million at the closing foreign exchange rate of $1.317 to €1.00) representing approximately 12.0% of the outstanding Senior Subordinated Notes. We paid $50.7 million ($40.7 million for the Senior Notes and €7.6 million for the Senior Subordinated Notes) to settle the tender offers and retire the debt on April 1, 2009.

In addition, during the second quarter of 2009, we agreed to purchase certain 9% Senior Subordinated Notes having a principal value of €10.0 million ($14.1 million at the closing exchange rate of $1.41 to €1.00). We paid $5.1 million (€3.6 million) to settle the transaction and retire the debt on May 25, 2009.

In conjunction with these transactions, during the second quarter of 2009, we wrote off debt issuance costs of $5.3 million and recorded a gain in Currency translation gain and other, net of $120.1 million.

During 2008, we repurchased certain outstanding 9% Senior Subordinated Notes with a principal balance of €17.4 million (or $22.4 million at the date of repurchase). We paid $6.7 million (€5.3 million) to settle the transactions and retire the debt. In conjunction with these transactions, we wrote off $0.7 million of debt issuance costs during 2008 and recorded a net gain in Currency translation gain and other, net of $15.0 million.

Capital Lease and Other Financing Obligations

We operate in leased facilities with terms generally ranging up to ten years. The lease agreements frequently include options to renew for additional periods or to purchase the leased assets and generally require that we pay taxes, insurance and maintenance costs. Depending on the specific terms of the leases, our obligations are in two forms: capital leases and operating leases. Rent and operating lease expense was $4,258, $4,719 and $7,462 for the years ended December 31, 2010, 2009 and 2008, respectively.

In December 2005, the Predecessor completed a sale-leaseback of its facility in Attleboro, Massachusetts. The term included a 20-year lease agreement for a new facility at the site to be used to consolidate operations remaining in Attleboro and was recorded as a capital lease. The capital lease will mature in 2026. The capital lease obligation outstanding was $28,562 and $29,258 as of December 31, 2010 and 2009, respectively.

In February 2008, our Malaysian operating subsidiary signed a series of agreements to sell and leaseback the land, building and certain equipment associated with its manufacturing facility in Subang Jaya, Malaysia. The transaction, which was valued at 41.0 million Malaysian Ringgit (or $12.6 million based on the closing date exchange rate), closed during the second quarter of 2008 and was accounted for as a financing transaction. Accordingly, the land, building and equipment remains on the consolidated balance sheet and the cash received was recorded as a liability as a component of Capital lease and other financing obligations. As of December 31, 2010 and 2009, the outstanding liability was $11,521 and $11,006, respectively.

In February 2009, we entered into a lease amendment for the factory building and facilities located in Changzhou, China. The amendment resulted in a new lease which was classified as a capital lease as of the modification date. The capital lease will mature in October 2016, at which time the title will transfer to us. As of December 31, 2010 and 2009, the capital lease obligation outstanding was $892 and $1,001, respectively.

Debt Maturities

Remaining mandatory principal repayments of long-term debt, excluding capital lease, other financing obligations and discretionary repurchases of debt, in each of the years ending December 31, 2011 through 2015 and thereafter are as follows:

For the year ending December 31,	Aggregate Maturities
2011	$14,780
2012	1,045,695
2013	351,516
2014	201,181
2015	—
Thereafter	234,978

Total long-term debt principal payments	$1,848,150

Compliance with Financial and Non-Financial Covenants

During fiscal year 2010 and as of December 31, 2010, we were in compliance with all of the covenants and default provisions associated with our indebtedness.

8. Income Taxes

Effective April 27, 2006 (inception) and concurrent with the 2006 Acquisition, we commenced filing tax returns in the Netherlands as a stand-alone entity. Several of our Dutch resident subsidiaries are taxable entities in the Netherlands and file tax returns under Dutch fiscal unity (i.e., consolidation). On April 30, 2008, our United States subsidiaries executed a separation and distribution agreement that divided our U.S. sensors and controls businesses, resulting in two separate U.S. consolidated federal income tax returns. Prior to April 30, 2008, we filed one consolidated tax return in the United States. Our remaining subsidiaries will file income tax returns, generally on a separate company basis, in the countries in which they are incorporated and/or operate, including the Netherlands, Japan, China, Brazil, South Korea, Malaysia and Mexico. The 2006 Acquisition purchase accounting and the related debt and equity capitalization of the various subsidiaries of the consolidated Company, and the realignment of the functions performed and risks assumed by the various subsidiaries are of significant consequence to the determination of future book and taxable income of the respective subsidiaries and Sensata as a whole.

Since our inception, we have incurred tax losses in several jurisdictions including the United States and the Netherlands, resulting in allowable tax net operating loss carry-forwards. In measuring the related deferred tax assets, we considered all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of the deferred tax assets. Judgment is required in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed. Additionally, we utilize the “more likely than not” criteria established in ASC Topic 740, Income Taxes (“ASC 740”) to determine whether the future benefit from the deferred tax assets should be recognized. As a result, we established a full valuation allowance on the net operating losses in jurisdictions in which it is more likely than not that such losses will not be utilized in the foreseeable future. During the fourth quarter of 2010, we determined, based on available facts, that it is more likely than not that our Japan net operating losses would be utilized in the foreseeable future. Therefore, we released the valuation allowance related to our Japan deferred tax assets. A net benefit of approximately $18.5 million is reflected in our deferred tax provision. Changes in our valuation allowance are reflected in the rate reconciliation as “losses not tax benefited.”

Income / (loss) from continuing operations before income taxes for the years ended December 31, 2010, 2009 and 2008 is as follows:

	U.S.	Non-U.S.	Total
For the year ended December 31,
2010	$(116,667)	$285,021	$168,354
2009	$(141,437)	$157,198	$15,761
2008	$(122,497)	$61,579	$(60,918)

Provision for income taxes for the years ended December 31, 2010, 2009 and 2008 is as follows:

	U.S. Federal	Non-U.S.	U.S. State	Total
For the year ended December 31,
2010:
Current	$—	$16,790	$150	$16,940
Deferred	13,553	4,944	2,867	21,364

Total	$13,553	$21,734	$3,017	$38,304

2009:
Current	$—	$17,159	$300	$17,459
Deferred	13,679	12,447	(538)	25,588

Total	$13,679	$29,606	$(238)	$43,047

2008:
Current	$—	$23,106	$445	$23,551
Deferred	14,252	14,738	990	29,980

Total	$14,252	$37,844	$1,435	$53,531

Principal reconciling items from income tax computed at the U.S. statutory tax rate for the years ended December 31, 2010, 2009 and 2008 are as follows:

	For the year ended December 31,
	2010	2009	2008
Tax computed at statutory rate of 35%	$58,924	$5,517	$(21,321)
Foreign rate tax differential	(42,259)	(24,187)	(7,607)
Unrealized foreign exchange gains and losses	7,103	(16,337)	25,900
Change in tax law or rates	(936)	6,096	(8,603)
Withholding taxes not creditable	4,588	4,162	2,238
Non taxable gain on repurchases of debt	—	(16,857)	—
Losses not tax benefited	8,299	80,601	58,640
State taxes, net of federal benefit	1,905	(154)	1,206
Other	680	4,206	3,078

	$38,304	$43,047	$53,531

The primary components of deferred income tax assets and liabilities as of December 31, 2010 and 2009 are as follows:

	December 31, 2010	December 31, 2009
Deferred tax assets:
Inventories and related reserves	$1,984	$4,763
Accrued expenses	28,576	32,881
Property, plant and equipment	5,723	5,673
Intangible assets	66,454	56,295
NOL and interest expense carryforwards	282,291	264,235
Pension liability	7,913	10,468
Other	15,992	3,351

Total deferred tax assets	408,933	377,666
Valuation allowance	(314,003)	(314,180)

Net deferred tax asset	94,930	63,486
Deferred tax liabilities:
Property, plant and equipment	(13,145)	(14,042)
Intangible assets and goodwill	(235,314)	(185,847)
Unrealized foreign exchange gain	(4,038)	(1,485)
Tax on undistributed earnings of subsidiaries	(15,038)	(10,450)

Total deferred tax liabilities	(267,535)	(211,824)

Net deferred tax liability	$(172,605)	$(148,338)

Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2010 will be allocated to income tax benefit recognized in the consolidated statement of operations.

After the effective date of ASC Topic 805, Business Combinations (“ASC 805”) all changes in the carrying amount of a valuation allowance for an acquired deferred income tax asset or in a liability for an assumed income tax uncertainty will be recognized in income tax expense, even if the deferred tax asset or income tax uncertainty was initially recognized as a result of a business combination with an acquisition date prior to the effective date of ASC 805.

A full valuation allowance has been established on the net deferred tax assets in jurisdictions that have incurred net operating losses in which it is more likely than not that such losses will not be utilized in the foreseeable future. For tax purposes, goodwill and indefinite-lived intangible assets are generally amortizable over 6 to 20 years. For book purposes, goodwill and indefinite-lived intangible assets are not amortized, but tested for impairment annually. The tax amortization of goodwill and indefinite-lived intangible assets will result in a taxable temporary difference which will not reverse unless the related book goodwill and/or intangible asset is impaired or written off. This liability may not be used to support deductible temporary differences, such as net operating loss carryforwards, which may expire within a definite period. The net change in the total valuation allowance for the year ended December 31, 2010 was a decrease of $177, and for the period ending December 31, 2009 was an increase of $89,966.

Our subsidiary in Malaysia has negotiated a five-year tax exemption, retroactive to April 2006. The tax exemption is conditional upon the subsidiary meeting certain local investment requirements over the exemption period, as established by the Ministry of Finance. The current exemption will end in April 2011. However, the subsidiary has petitioned the Ministry of Finance for additional incentives. Our subsidiary in Changzhou, China, is eligible for a five-year tax holiday beginning in 2008. The impact of the holidays on our effective rate is included in the foreign tax rate differential in the reconciliation of the statutory rate to effective rate.

Withholding taxes generally apply to intercompany interest, royalty and management fees and certain payments to third parties. Such taxes are expensed if they cannot be credited against the recipient’s tax liability in its country of residence. Additional consideration also has been given to the withholding taxes associated with the remittance of presently unremitted earnings and the recipient corporation’s ability to obtain a tax credit for such taxes. Earnings are not considered to be indefinitely reinvested in the jurisdictions in which they were earned.

As of December 31, 2010, we have U.S. federal and state net operating loss carryforwards of $246,451, of which $31,821 relates to excess tax deductions from share-based payments, the tax benefit of which will be recorded as an increase in additional paid-in capital when the deductions reduce current taxes payable. U.S. federal net operating loss carryforwards will expire from 2026 to 2030 and state net operating loss carryforwards will expire from 2012 to 2030. We also have non-US net operating loss carryforwards of $263,727, which will expire from 2012 to 2019.

A reconciliation of the amount of unrecognized tax benefits is as follows:

Balance as of January 1, 2008	$10,021
Increases related to current year tax positions	1,044
Decreases related to lapse of applicable statute of limitations	(3,030)

Balance as of December 31, 2008	8,035
Increases related to prior year tax positions	2,308
Increases related to current year tax positions	1,413
Decreases related to lapse of applicable statute of limitations	(230)

Balance as of December 31, 2009	11,526
Increases related to prior year tax positions	4,269
Increases related to current year tax positions	5,519
Decreases related to lapse of applicable statute of limitations	(4,359)

Balance as of December 31, 2010	$16,955

We have accrued potential interest and penalties relating to unrecognized tax benefits. We classify interest on tax deficiencies as interest expense and income tax penalties as selling, general and administrative expense. For the year ended December 31, 2010, we recognized interest and penalties of approximately $984 and $517, respectively, in the consolidated statement of operations and as of December 31, 2010, we recognized interest and penalties of approximately $3,382 and $2,724, respectively, in the consolidated balance sheet. For the year ended December 31, 2009, we recognized interest and penalties of approximately $823 and $407, respectively, in the consolidated statement of operations and as of December 31, 2009, we recognized interest and penalties of approximately $2,398 and $2,208, respectively, in the consolidated balance sheet. For the year ended December 31, 2008, we recognized interest and penalties of approximately $43 and $655, respectively, in the consolidated statement of operations and as of December 31, 2008, we recognized interest and penalties of approximately $1,961 and $1,801, respectively, in the consolidated balance sheet.

At December 31, 2010, we anticipate that the liability for uncertain tax positions could change by up to $4,000 within the next twelve months due to the expiration of certain statutes of limitation, the settlement of examinations or issues with tax authorities or other adjustments related to future or existing uncertain tax positions. The liability for unrecognized tax benefit generally relates to the allocations of taxable income to the various jurisdictions where we are subject to tax. The amount of unrecognized tax benefit at December 31, 2010 and 2009 that will impact our effective tax rate is $13,615 and $11,526, respectively.

Our major tax jurisdictions include the Netherlands, United States, Japan, Mexico, Brazil, China, South Korea, and Malaysia. Tax returns previously filed in these jurisdictions generally remain open to examination by the relevant tax authority for the tax years 2003 through 2009.

We have various indemnification provisions in place with TI, Honeywell and William Blair. These provisions provide for the reimbursement by TI, Honeywell and William Blair of future tax liabilities paid by us which relate to the pre-acquisition periods of the acquired businesses including the S&C business, First Technology Automotive and Airpax, respectively.

9. Pension and Other Post-Retirement Benefits

We provide various retirement plans for employees including defined benefit, defined contribution and retiree healthcare benefit plans.

U.S. Benefit Plans

The principal retirement plans in the U.S. include a) a qualified defined benefit pension plan, b) a defined contribution plan and c) an enhanced defined contribution plan. In addition, we provide post-retirement medical coverage and nonqualified benefits to certain employees.

Defined Benefit Pension Plans

The benefits under the qualified defined benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation.

TI closed the qualified defined benefit pension plan to participants hired after November 1997. In addition, participants eligible to retire under the TI plan as of April 26, 2006 were given the option of continuing to participate in the qualified defined benefit pension plan or retiring under the qualified defined benefit pension plan and thereafter participating in the enhanced defined contribution plan.

We intend to contribute amounts to the qualified defined benefit plan in order to meet the minimum funding requirements of federal laws and regulations, plus such additional amounts as we deem appropriate. During the year ended December 31, 2010, we contributed $3,410 to the qualified defined benefit plan. Additionally, we expect to contribute approximately $5,000 to the qualified defined benefit plan during 2011.

We also sponsor a non-qualified defined benefit plan, which is closed to new participants and is unfunded.

Defined Contribution Plans

We offer two defined contribution plans. Both defined contribution plans offer an employer-matching savings option that allows employees to make pre-tax contributions to various investment choices.

Employees who elected not to remain in the defined benefit pension plan, and new employees hired after November 1997, may participate in the enhanced defined contribution plan, where employer-matching contributions are provided for up to 4% of the employee’s annual eligible earnings. In addition, this plan provides for an additional fixed employer contribution of 2% of the employee’s annual eligible earnings for employees who elected not to remain in the defined benefit pension plan and employees hired after November 1997 and before December 31, 2003.

Employees who remain in the qualified defined benefit plan may participate in a defined contribution plan, where 50% employer-matching contributions are provided for up to 2% of the employee’s annual eligible earnings.

Since 2009, our matching of employees’ contributions under the above defined contribution plans has been discretionary and based on our assessment of our financial performance.

The aggregate expense related to the defined contribution plans for U.S. employees was $2,442, $2,302 and $4,143 for the years ended December 31, 2010, 2009 and 2008, respectively.

Retiree Healthcare Benefit Plan

We offer access to group medical coverage during retirement to some of our U.S. employees. We make contributions toward the cost of those retiree medical benefits for certain retirees. The contribution rates are based upon varying factors, the most important of which are an employee’s date of hire, date of retirement, years of service and eligibility for Medicare benefits. The balance of the cost is borne by the participants in the plan. Employees hired after January 1, 2001, are responsible for the full cost of their medical benefits during retirement. Prescription drug benefits provided by the plan have been determined to be at least actuarially equivalent to Medicare Part D. For the year ended December 31, 2010, we did not, and do not expect to, receive any amount of Federal subsidy. For the years ended December 31, 2010, 2009 and 2008, we contributed $298, $236 and $0, respectively, toward the cost of retiree medical benefits. Obligations to the U.S. Retiree Healthcare Benefit Plan for employees that retired prior to the 2006 Acquisition have been assumed by TI.

Non-U.S. Benefit Plans

Retirement coverage for non-U.S. employees is provided through separate defined benefit and defined contribution plans. Retirement benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and subject to local country practices and market circumstances. For the years ended December 31, 2010, 2009 and 2008, we contributed $2,636, $7,292 and $5,115, respectively, to non-U.S. defined benefit plans. We expect to contribute approximately $1,837 to non-U.S. defined benefit plans during 2011.

Impact on Financial Statements

Net periodic benefit cost of the defined benefit and retiree healthcare benefit plans for the years ended December 31, 2010, 2009 and 2008 was as follows:

	For the year ended December 31,
	2010			2009			2008
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Service cost	$2,066	$229	$2,278	$1,976	$244	$2,860	$2,449	$269	$3,111
Interest cost	2,642	574	943	2,969	566	1,020	3,173	536	1,038
Expected return on plan assets	(2,355)	—	(764)	(2,408)	—	(786)	(2,515)	(80)	(913)
Amortization of net loss	323	—	125	237	28	555	212	—	10
Amortization of prior service cost	—	—	8	—	—	768	—	—	—
Loss on settlement	—	—	12	1,283	—	2,228	591	—	772
(Gain) / loss on curtailment	—	—	(111)	—	—	563	—	—	2,604
Loss on special termination benefits	—	—	—	—	—	—	1,300	—	—

Net periodic benefit cost	$2,676	$803	$2,491	$4,057	$838	$7,208	$5,210	$725	$6,622

During fiscal years 2008 and 2009, in response to global economic conditions, we announced various actions to reduce the workforce in several business centers and manufacturing facilities throughout the world, and to move certain manufacturing operations to low-cost countries. As a result of these restructuring actions, we recognized a settlement loss of $1,283 associated with the termination of STI employees in Attleboro, Massachusetts, and curtailment and settlement losses of $563 and $2,228, respectively, associated with the termination of employees at various foreign subsidiaries.

During fiscal year 2008, we announced a voluntary early retirement programs for eligible STI employees in Attleboro, Massachusetts. Twenty-eight employees accepted the voluntary early retirement program. In accordance with ASC Topic 715, Compensation-Retirement Benefits (“ASC 715”), we recognized a charge for special termination benefits associated with a pension enhancement provided to certain eligible employees (refer to Note 16 for further discussion) of $1,300 and a charge for settlement of our benefit obligation of $591 during the year ended December 31, 2008.

During fiscal year 2008, we terminated the employment of 324 employees at one of our foreign subsidiaries. In accordance with ASC 715, we recognized a curtailment loss of $2,604 and a settlement loss of $393 associated with this event (refer to Note 16 for further discussion). Additionally, we recognized settlement losses of $379 associated with the termination of employees at other foreign subsidiaries.

The following table outlines the rollforward of the benefit obligation and plan assets for the defined benefit and retiree healthcare benefit plans for the years ended December 31, 2010 and 2009:

	For the year ended December 31,
	2010			2009
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Change in Benefit Obligation
Beginning balance	$61,199	$11,555	$32,502	$61,685	$10,835	$46,393
Service cost	2,066	229	2,278	1,976	244	2,860
Interest cost	2,642	574	943	2,969	566	1,020
Plan participants’ contributions	—	—	104	—	—	70
Plan amendment	—	—	165	—	—	768
Actuarial (gain)/loss	(2,688)	37	2,552	1,257	146	(4,189)
Settlements	—	—	(1,034)	—	—	(12,789)
Curtailments	—	—	(115)	(1,552)	—	(966)
Benefits paid	(1,786)	(298)	(1,197)	(5,136)	(236)	(168)
Foreign currency exchange rate changes	—	—	3,219	—	—	(497)

Ending balance	$61,433	$12,097	$39,417	$61,199	$11,555	$32,502

Change in Plan Assets
Beginning balance	$29,509	$—	$29,223	$25,053	$—	$34,334
Actual return on plan assets	3,897	—	885	5,310	134	1,177
Employer contribution	3,410	298	2,636	4,282	236	7,292
Plan participants’ contributions	—	—	104	—	—	70
Transfer	—	—	—	—	(134)	—
Settlements	—	—	(1,034)	—	—	(12,789)
Benefits paid	(1,786)	(298)	(1,197)	(5,136)	(236)	(168)
Foreign currency exchange rate changes	—	—	3,377	—	—	(693)

Ending balance	$35,030	$—	$33,994	$29,509	$—	$29,223

Funded status at end of year	$(26,403)	$(12,097)	$(5,423)	$(31,690)	$(11,555)	$(3,279)

Accumulated benefit obligation at end of year	$49,876	NA	$31,483	$46,746	NA	$26,075

The following table outlines the funded status amounts recognized in the consolidated balance sheets as of December 31, 2010 and 2009:

	December 31, 2010			December 31, 2009
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Noncurrent assets	$—	$—	$—	$—	$—	$3,833
Current liabilities	(127)	(416)	(359)	(137)	(313)	(382)
Noncurrent liabilities	(26,276)	(11,681)	(5,064)	(31,553)	(11,242)	(6,730)

	$(26,403)	$(12,097)	$(5,423)	$(31,690)	$(11,555)	$(3,279)

Balances recognized within accumulated other comprehensive loss that have not been recognized as components of net periodic benefit costs as of December 31, 2010, 2009 and 2008 are as follows:

	2010			2009			2008
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Prior service cost	$—	$—	$157	$—	$—	$—	$—	$—	$—
Net loss	$15,017	$1,350	$7,744	$17,830	$1,312	$6,252	$20,796	$1,328	$11,537

We expect to amortize $811 from accumulated other comprehensive loss to net periodic benefit costs during 2011.

Information for defined benefit plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2010 and 2009 is as follows:

	December 31, 2010		December 31, 2009
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Projected benefit obligation	$61,433	$8,561	$61,199	$9,964
Accumulated benefit obligation	$49,876	$7,013	$46,746	$8,720
Plan assets	$35,030	$3,294	$29,509	$2,852

Information for defined benefit plans with a projected benefit obligation in excess of plan assets as of December 31, 2010 and 2009 is as follows:

	December 31, 2010		December 31, 2009
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Projected benefit obligation	$61,433	$39,417	$61,199	$9,964
Plan assets	$35,030	$33,994	$29,509	$2,852

Other changes in plan assets and benefit obligations, net of tax, recognized in other comprehensive loss for the years ended December 31, 2010, 2009 and 2008 are as follows:

	For the year ended December 31,
	2010			2009			2008
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Net (gain)/loss	$(2,614)	$37	$1,580	$(2,019)	$12	$(2,881)	$16,638	$622	$7,343
Amortization of net loss	(198)	—	(83)	(139)	(28)	(335)	(212)	—	(9)
Amortization of prior service cost	—	—	(4)	—	—	(768)	—	—	—
Plan amendment	—	—	165	—	—	—	—	—	—
Settlement loss	—	—	(9)	(808)	—	(1,301)	(591)	—	(743)

Total recognized in other comprehensive loss	$(2,812)	$37	$1,649	$(2,966)	$(16)	$(5,285)	$15,835	$622	$6,591

Assumptions and Investment Policies

Weighted-average assumptions used to calculate the projected benefit obligations of our defined benefit pension and retiree healthcare plans as of December 31, 2010 and 2009 are as follows:

	December 31, 2010			December 31, 2009
	Defined Benefit	Retiree Healthcare		Defined Benefit	Retiree Healthcare
U.S. assumed discount rate	4.50%	5.00%		4.75%	5.25%
Non-U.S. assumed discount rate	2.83%	NA		3.12%	NA
U.S. average long-term pay progression	4.00%	—	(1)	4.00%	—	(1)
Non-U.S. average long-term pay progression	3.19%	NA		3.20%	NA

(1)	Rate of compensation increase is not applicable to our retiree healthcare benefits as compensation levels do not impact earned benefits.

Weighted-average assumptions used to calculate the net periodic benefit cost of our defined benefit pension and retiree healthcare plans for the years ended December 31, 2010, 2009 and 2008 are as follows:

	For the year ended December 31,
	2010			2009			2008
	Defined Benefit	Retiree Healthcare		Defined Benefit	Retiree Healthcare		Defined Benefit	Retiree Healthcare
U.S. assumed discount rate	4.75%	5.25%		5.25%	5.25%		5.50%	5.75%
Non-U.S. assumed discount rate	3.12%	NA		2.66%	NA		3.14%	NA
U.S. average long-term rate of return on plan assets	7.00%	—		7.00%	—		7.00%	3.25%
Non-U.S. average long-term rate of return on plan assets	2.59%	NA		2.58%	NA		2.92%	NA
U.S. average long-term pay progression	4.00%	—	(1)	4.00%	—	(1)	4.00%	— (1)
Non-U.S. average long-term pay progression	3.20%	NA		3.23%	NA		3.12%	NA

(1)	Rate of compensation increase is not applicable to our retiree healthcare benefits as compensation levels do not impact earned benefits.

In order to select a discount rate for purposes of valuing the plan obligations we use returns of long-term investment grade bonds. For non-U.S. plans, available indices are adjusted as needed to fit the estimated duration of the plan liabilities. For the U.S. plans, an analysis is performed in which the projected cash flows from the defined benefit and retiree healthcare plans are matched with a yield curve based on an appropriate universe of high-quality corporate bonds. The results of the yield curve analysis are used to select the discount rate that matches the payment stream of the benefits in each plan. Each rate is rounded to the nearest quarter of a percent.

Assumed healthcare cost trend rates for the Retiree Healthcare Benefit Plan as of December 31, 2010, 2009 and 2008 are as follows:

	Retiree Healthcare
	December 31, 2010	December 31, 2009	December 31, 2008
Assumed healthcare trend rate for next year:
Attributed to less than age 65	7.00%	7.00%	8.00%
Attributed to age 65 or greater	8.00%	8.00%	9.00%
Ultimate trend rate	5.00%	5.00%	5.00%
Year in which ultimate trend rate is reached:
Attributed to less than age 65	2017	2015	2011
Attributed to age 65 or greater	2018	2016	2012

Assumed healthcare trend rates could have a significant effect on the amounts reported for healthcare plans. A one percentage point change in the assumed healthcare trend rates for the year ended December 31, 2010 would have the following effect:

	1 percentage point increase	1 percentage point decrease
Effect on total service and interest cost components	$2	$(2)
Effect on post-retirement benefit obligations	$32	$(38)

The table below outlines the benefits expected to be paid to participants from the plans in each of the following years, which reflect expected future service, as appropriate. The majority of the payments will be paid from plan assets and not company assets.

Expected Benefit Payments	U.S. Defined Benefit	U.S. Retiree Healthcare	U.S. Medicare Part D Reimbursement	Non-U.S. Defined Benefit
For the year ending December 31,
2011	$3,536	$416	$(2)	$855
2012	4,206	543	(4)	963
2013	4,908	686	(5)	1,002
2014	5,550	842	(8)	1,125
2015	6,200	1,004	(11)	1,160
2016 – 2020	38,425	5,567	(211)	11,799

Plan Assets

We hold assets for our defined benefit plans in the U.S., Japan and the Netherlands. Information about the plan assets and our investment policies and strategies for each jurisdiction is detailed below.

U.S. Plan Assets

The target asset allocation of the U.S. defined benefit plan is 54% equity and 46% fixed income. To arrive at the targeted asset allocation, we and our investment adviser collaboratively reviewed market opportunities using historic and statistical data, as well as the actuarial valuation report for the plan, to ensure that the levels of acceptable return and risk are well-defined and monitored. Currently, we believe that there are no significant concentrations of risk associated with the plan assets.

To determine the long-term rate of return on plan assets, we considered actual historical returns, future expectations for each asset class and the effect of periodic target asset allocation rebalancing. The results are adjusted for the payments of reasonable expense of the plan from plan assets. We believe that these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plan’s investments.

The following table presents information about the plan’s target asset allocation, as well as the actual allocation, as of December 31, 2010:

Asset Class	Target Allocation	Actual Allocation as of December 31, 2010
U.S. large cap equity	30%	31%
U.S. small / mid cap equity	10%	11%
International (non-U.S.) equity	14%	14%
Fixed income (U.S. investment grade)	35%	34%
High-yield fixed income	6%	6%
International (non-U.S.) fixed income	5%	4%

The portfolio is monitored for automatic rebalancing on a monthly basis to a 2% tolerance.

For the year ended December 31, 2009, we set a target allocation rate of 57% for equity securities and 43% for fixed income securities. As of December 31, 2009, the actual allocation of the U.S. defined benefit plan assets was 58% equity and 42% fixed income.

The following tables present information about the plan assets measured at fair value as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fall:

	December 31, 2010				December 31, 2009
Asset Class	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
U.S. large cap equity	$10,819	$—	$—	$10,819	$9,630	$—	$—	$9,630
U.S. small / mid cap equity	3,850	—	—	3,850	3,138	—	—	3,138
International (non-U.S.) equity	5,000	—	—	5,000	4,132	—	—	4,132

Total equity mutual funds	19,669	—	—	19,669	16,900	—	—	16,900
Fixed income (U.S. investment grade)	11,743	—	—	11,743	10,046	—	—	10,046
High-yield fixed income	2,028	—	—	2,028	1,308	—	—	1,308
International (non-U.S.) fixed income	1,590	—	—	1,590	1,255	—	—	1,255

Total fixed income mutual funds	15,361	—	—	15,361	12,609	—	—	12,609

Total	$35,030	$—	$—	$35,030	$29,509	$—	$—	$29,509

Investments in mutual funds are based on the publicly-quoted final net asset values on the last business day of the year.

Permitted asset classes include U.S. and non-U.S. equity, U.S. and non-U.S. fixed income, cash and cash equivalents. Fixed income includes both investment grade and non-investment grade. Permitted investment vehicles include mutual funds, individual securities, derivatives and long-duration fixed income. While investment in individual securities, derivatives, long-duration fixed income, cash and cash equivalents is permitted, the plan does not hold these types of investments as of December 31, 2010 or 2009.

Prohibited investments include direct investment in real estate, commodities, unregistered securities, uncovered options, currency exchange and natural resources (such as timber, oil and gas).

Japan Plan Assets

The target asset allocation of the Japan defined benefit plans is 30% equity securities and 70% fixed income securities and cash and cash equivalents, with allowance for a 10% deviation in either direction. We, along with the trustee of the plans’ assets, minimize investment risk by thoroughly assessing potential investments based on indicators of historical returns and current ratings. Additionally, investments are diversified by type and geography.

To determine the long-term rate of return on plan assets, we considered the historical returns earned by similarly invested assets, the rates of return expected on plan assets in the future and our investment strategy mix with respect to the plans’ funds.

The following table presents information about the plan’s target asset allocation, as well as the actual allocation, as of December 31, 2010:

Asset Class	Target Allocation	Actual Allocation as of December 31, 2010
Equity securities	20% – 40%	30%
Fixed income securities and cash and cash equivalents	60% – 80%	70%

For the year ended December 31, 2009, we set a target allocation rate of 30% for equity securities and 70% for fixed income securities and cash and cash equivalents with allowance for a 10% deviation in either direction. As of December 31, 2009, the actual allocation of the Japan defined benefit plans’ assets was 30% equity securities and 70% fixed income securities and cash and cash equivalents.

The following tables present information about the plan assets measured at fair value as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fall:

	December 31, 2010				December 31, 2009
Asset Class	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
U.S. equity	$2,500	$—	$—	$2,500	$2,268	$—	$—	$2,268
International (non-U.S.) equity	6,612	—	—	6,612	5,707	—	—	5,707

Total equity securities	9,112	—	—	9,112	7,975	—	—	7,975
U.S. Treasury fixed income	3,595	—	—	3,595	2,463	—	—	2,463
International (non-U.S.) fixed income	17,528	—	—	17,528	16,129	—	—	16,129

Total fixed income securities	21,123	—	—	21,123	18,592	—	—	18,592
Cash and cash equivalents	465	—	—	465	188	—	—	188

Total	$30,700	$—	$—	$30,700	$26,755	$—	$—	$26,755

The fair value of cash and cash equivalents approximates the carrying value as of the balance sheet date due to the short-term maturities of these assets. The fair value of equity securities and bonds are based on publicly-quoted final stock and bond values on the last business day of the year.

Permitted asset classes include equity securities that are traded on the official stock exchange(s) of the respective countries, fixed income securities with a credit rating of BBB or above for Japanese securities and AA or above for non-Japanese securities, and cash and cash equivalents.

All other investments other than those mentioned above are prohibited. In addition, if the credit rating of fixed income securities in which the plans invest falls below BBB for Japanese securities and AA for non-Japanese securities, such securities are sold.

The Netherlands Plan Assets

The assets of the Netherlands defined benefit plans are comprised of insurance policies with Nationale Nederlanden (“NN”). The contributions (or premiums) we pay are used to purchase insurance policies which provide for specific benefit payments to our plan participants. The benefit formula is determined independently by us. On retirement of an individual plan participant, the insurance contracts purchased are converted to provide specific benefits for the participant. The contributions paid by us are commingled with contributions paid to NN by other employers for investment purposes and to reduce costs of plan administration. This plan is not a multi-employer plan.

The following tables present information about the plans’ assets measured at fair value as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fall:

	December 31, 2010				December 31, 2009
Asset Class	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Other (insurance policies)	$—	$—	$3,294	$3,294	$—	$—	$2,468	$2,468

Total	$—	$—	$3,294	$3,294	$—	$—	$2,468	$2,468

The following table outlines the rollforward of our Level 3 plan assets for the year ended December 31, 2010:

Fair value measurement using significant unobservable inputs (Level 3)
Balance as of December 31, 2008	$1,979
Actual return on plan assets still held at reporting date	(198)
Purchases, sales and settlements	687

Balance as of December 31, 2009	2,468
Actual return on plan assets still held at reporting date	531
Purchases, sales and settlements	295

Ending balance as of December 31, 2010	$3,294

The fair value of the insurance contracts are measured based on the future benefit payments that would be made by the insurance company to plan participants if we were to switch to another insurance company without actually surrendering our policy. In this case, the insurance company would guarantee to pay the benefits at retirement accrued under the plan based on current salaries and service to date (i.e., no allowance for future salary increases or pension increases). The cash flows of the future benefit payments are discounted using the same discount rate as is used to value the defined benefit plan liabilities. The discount rate is based on yields of Euro-denominated AA-rated corporate bonds.

10. Share-Based Payment Plans

On April 27, 2006 (inception), in connection with the 2006 Acquisition, we implemented management compensation plans to align compensation for certain key executives with our performance. The objective of the plans is to promote our long-term growth and profitability, along with that of our subsidiaries, by providing those persons who are involved in our successes with an opportunity to acquire an ownership interest in us. The following plans were in effect on the date of the 2006 Acquisition: 1) Sensata Technologies Holding B.V. 2006 Management Option Plan and 2) Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan.

Based on the original terms of the plans, the awards were classified as liability awards under ASC 718. On September 29, 2006, we modified the terms of these awards and the underlying securities. After the modification, the following plans were in effect: 1) the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (“2006 Stock Option Plan”), which replaced the Sensata Technologies Holding B.V. 2006 Management Option Plan and 2) the First Amended and Restated 2006 Management Securities Purchase Plan (“Restricted Stock Plan”) which replaced the Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan. These modifications resulted in a change in classification of the awards from liability to equity awards in accordance with the provisions of ASC 718.

In connection with the completion of the IPO in March 2010, we adopted the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan (“2010 Stock Purchase Plan”) and the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (“2010 Equity Incentive Plan”). The purpose of the 2010 Stock Purchase Plan is to provide an incentive for our present and future eligible employees to purchase our ordinary shares and acquire a proprietary interest in us. The purpose of the 2010 Equity Incentive Plan is to promote long-term growth and profitability by providing our eligible present and future directors, officers, employees, consultants and advisors with incentives to contribute to and participate in our success. The maximum number of ordinary shares that will be available for sale under the 2010 Stock Purchase Plan is 500,000 ordinary shares. The maximum number of ordinary shares available under the 2010 Equity Incentive Plan is 5,000,000 ordinary shares.

Sensata Technologies Holding B.V. 2006 Management Option Plan

Under the Sensata Technologies Holding B.V. 2006 Management Option Plan, participants were granted 2,205,675 options in three separate tranches. Each option entitled the holder to acquire an “equity strip” comprised of one Sensata Technologies Holding B.V. ordinary share and 19.5 Deferred Payment Certificates (“DPCs”) at an aggregate strike price of €25.00. These options were classified as liability awards based on features of the options as well as the underlying securities. Each tranche of awards had different vesting provisions and are further described below.

2006 Stock Option Plan

In September 2006, the Sensata Technologies Holding B.V. 2006 Management Option Plan was replaced by the 2006 Stock Option Plan. The new plan effectively cancelled the options granted under the original plan and reissued new options. The new options retained the majority of the terms and features of the original options except that the new options entitled the holder to acquire only ordinary shares (not DPCs) and the purchase price of the options was adjusted accordingly based on the fair value of the ordinary shares at the time of grant. The aggregate fair value of the new options was the same as that of the old options, and as such, there was no incremental compensation to be recorded as a result of the modification.

During the third quarter of 2009, we amended the 2006 Stock Option Plan to increase the number of ordinary shares reserved for issuance under the 2006 Stock Option Plan to 13,082,236 and to convert the Tranche 3 options to Tranche 2 options.

A summary of stock option activity for the years ended December 31, 2009 and 2010 is presented below. Amounts in the table below have been calculated based on unrounded shares. Because each grant is divided equally between Tranches 1, 2 and 3, certain amounts may not add due to the effect of rounding.

	Ordinary Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Tranche 1 Options
Balance as of December 31, 2008	4,050,481	$7.18	7.57	$17,031
Granted	1,166,667	14.89
Forfeited	(200,432)	7.72
Canceled	(25,000)	6.30

Balance as of December 31, 2009	4,991,716	8.96	7.28	55,259
Granted	387,500	20.85
Forfeited	(53,419)	7.18
Exercised	(1,782,794)	7.11		23,859

Options outstanding as of December 31, 2010	3,543,003	11.22	7.03	66,939

Options vested and exercisable as of December 31, 2010	1,381,624	8.19	5.94	30,280

Vested and expected to vest as of December 31, 2010(1)	3,389,194	11.13	6.99	64,330

Tranche 2 and 3 Options
Balance as of December 31, 2008	8,100,958	7.18	7.57	34,062
Granted	283,333	15.51
Forfeited	(400,860)	7.72
Canceled	(50,000)	6.30

Balance as of December 31, 2009	7,933,432	7.45	6.67	99,796
Forfeited	(106,838)	7.18
Exercised	(1,281,203)	7.15		19,757

Options outstanding as of December 31, 2010	6,545,391	7.51	5.69	147,905

Options vested and exercisable as of December 31, 2010	4,629,277	7.07	5.51	106,682

Vested and expected to vest as of December 31, 2010(1)	6,544,306	7.51	5.69	147,896

(1)	Consists of vested options and unvested options that are expected to vest. The expected to vest options are determined by applying the forfeiture rate assumption, adjusted for cumulative actual forfeitures, to total unvested options.

A summary of the status of our non-vested options as of December 31, 2010 and of the changes during the year then ended is presented below. Amounts in the table below have been calculated based on unrounded shares. Because certain grants are divided equally between Tranches 1, 2 and 3, certain amounts may not add due to the effect of rounding.

	Stock Options		Weighted-Average Grant-Date Fair Value Per Share
	Tranche 1	Tranche 2 and 3	Tranche 1	Tranche 2 and 3
Nonvested as of December 31, 2009	2,796,244	7,933,432	$5.34	$3.19
Granted during the year	387,500	—	$7.03	$—
Vested during the year	(968,946)	(5,910,480)	$3.95	$2.94
Forfeited during the year	(53,419)	(106,838)	$2.54	$4.80

Nonvested as of December 31, 2010	2,161,379	1,916,114	$6.14	$3.93

The fair value of stock options vested during the years ended December 31, 2010 and 2009 was $19,327 and $2,233, respectively. The fair value of stock options vested in 2010 includes $3,830 related to Tranche 1 awards, $8,694 related to the original grant date fair value of Tranche 2 and 3 awards and $6,803 in incremental value associated with the 2009 modification of the Tranche 3 awards. As of December 31, 2010, there were 317,345 ordinary shares available for grant under the 2006 Stock Option Plan, 4,571,500 ordinary shares available for grant under the 2010 Equity Incentive Plan, and 500,000 ordinary shares available for issuance under the 2010 Stock Purchase Plan.

Tranche 1 Options

Tranche 1 options granted in 2009 and prior vest ratably over a period of 5 years. Tranche 1 options granted during 2010 have the same vesting provisions as other Tranche 1 awards, except that they vest 25% per year over four years from the date of grant. Options granted to directors vest after one year. Vesting occurs provided the participant of the option plan is continuously employed by us or any of our subsidiaries, and immediately upon a change-in-control transaction under which the investor group disposes of or sells more than 50% of the total voting power or economic interest in us to one or more independent third parties. We recognize compensation expense for Tranche 1 awards on a straight-line basis over the requisite service period, which is assumed to be the same as the vesting period. The options expire 10 years from the date of grant. Except as otherwise provided in specific option award agreements, if a participant ceases to be employed by us for any reason, options not yet vested expire at the termination date and options that are fully vested expire 60 days after termination of the participant’s employment for any reason other than termination for cause (in which case the options expire on the participant’s termination date) or due to death or disability (in which case the options expire on the date that is as much as six months after the participant’s termination date). In addition, we have the right, but not the obligation, to repurchase all or any portion of award securities issued to a participant, at any time at the then current fair value.

The weighted-average grant-date fair value per share of the Tranche 1 options granted during fiscal years 2010, 2009 and 2008 was $7.03, $9.20 and $3.56, respectively. The fair value of the Tranche 1 options was estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Weighted-average key assumptions used in estimating the grant-date fair value of the options are as follows:

	For the year ended December 31,
	2010	2009	2008
Expected dividend yield	0%	0%	0%
Expected volatility	30.00%	34.79%	25.00%
Risk-free interest rate	2.23%	2.90%	3.01%
Expected term (years)	6.0	6.5	6.6
Forfeiture rate	6.61%	11.00%	5.00%
Fair value per share of underlying ordinary shares	$20.85	$14.89	$11.38

The expected term of these options was based upon the “simplified” methodology prescribed by SAB No. 107 (“SAB 107”) in which the expected term is determined by computing the mathematical mean of the average vesting period and the contractual life of the options. We utilized the simplified method for options granted during all years presented due to the lack of historical exercise data necessary to provide a reasonable basis upon which to estimate the term. We considered the historical and implied volatility of publicly-traded companies within our peer group when selecting the appropriate volatility to apply to the options. Ultimately, we utilized the implied volatility to calculate the fair value of the options as it provides a forward-looking indication and may offer insight into expected industry volatility. The risk-free interest rate was based on the yield for a U.S. Treasury security having a maturity similar to the expected life of the related grant. The forfeiture rate was based on our estimate of forfeitures by plan participants based on historical forfeiture rates. The dividend yield was based on our judgment with input from our Board of Directors.

In December 2007, the SEC issued SAB No. 110, or “SAB 110.” SAB 110 addresses the method by which a company would determine the expected term of its “plain vanilla” share options. The expected term is a key factor in measuring the fair value and related compensation cost of share-based payments. Under SAB 107, companies were allowed to apply a “simplified” method in developing an estimate of the expected term. The use of the simplified method under SAB 107 expired on December 31, 2007. SAB 110 permits entities to continue to use the simplified method under certain circumstances, including when a company does not have sufficient historical data surrounding share option exercise experience to provide a reasonable basis upon which to estimate expected term and during periods prior to its equity shares being publicly traded. We have concluded that we will continue to use the simplified method until sufficient historical data becomes available.

Under the fair value recognition provisions of ASC 718, we recognize share-based compensation net of estimated forfeitures and, therefore, only recognize compensation cost for those shares expected to vest over the service period of the award. We have estimated our forfeiture rates based on historical experience. During 2009, we revised our forfeiture rate from 5% to 11% based upon the actual rate of forfeitures by plan participants. As a result of this revision, we recorded a reduction of $335 to our non-cash compensation expense during 2009. There was no adjustment to the estimated forfeiture rate during the year ended December 31, 2010. However, awards issued to directors in 2010 were estimated to have a 0% forfeiture rate, as the service period is only one year and directors are not expected to terminate in that period.

During 2009, we canceled an award issued to one employee and concurrently issued a new award with different vesting terms. We accounted for this transaction as a modification under ASC 718, which resulted in $470 of additional value. We will expense the remaining unrecognized compensation expense of $524 over the vesting period of the new award.

Also, in 2009, the Board determined that the exercise price of the options granted on September 4, 2009 was established at less than the fair market value of the underlying shares. The exercise price of these options was reset in December 2009 to $14.80, the fair market value of the ordinary shares on September 4, 2009. All other terms and provisions of the options granted, including the dates of vesting, remained unchanged and in full force and effect. In addition, we issued 380,900 restricted securities in December 2009. We accounted for these transactions as a modification of the September 2009 awards under ASC 718.

Since completion of our IPO in March 2010, we have valued ordinary shares in connection with the issuance of share based payment awards using the closing price of our stock on the NYSE on the date of the grant. Prior to our stock being traded on the NYSE, we relied on valuation analyses to determine fair value of our ordinary shares in connection with the issuance of share-based payment awards. Each valuation analysis of our ordinary shares utilized a combination of the discounted cash flow method and the guideline company method. For the discounted cash flow method, we prepared detailed annual projections of future cash flows over a period of the next five fiscal years (the “Discrete Projection Period”). We estimated the total value of the cash flow beyond the final fiscal year (the “Terminal Year”) by applying a multiple to our projected Terminal Year net earnings before interest, taxes, depreciation and amortization (“EBITDA”). The cash flows from the Discrete

Projection Period and the Terminal Year were discounted at an estimated weighted-average cost of capital. The estimated weighted-average cost of capital was derived, in part, from the median capital structure of comparable companies within similar industries. We believe that our procedures for estimating discounted future cash flows, including the Terminal Year valuation, were reasonable and consistent with accepted valuation practices. For the guideline company method, we performed an analysis to identify a group of publicly-traded companies that were comparable to us. Many of our competitors are smaller, privately-held companies or divisions within large publicly-traded companies. Therefore, in order to develop market-based multiples, we used data from publicly-traded companies that we believe operate in industries similar to our own. We calculated an implied EBITDA multiple (enterprise value/EBITDA) for each of the guideline companies and selected the high multiple to apply to our projected EBITDA for the next fiscal year. Because the resulting enterprise value under this guideline company method has generally been within 10% of the enterprise value under the discounted cash flow method, we utilized the average of the two methods to determine the fair value of the ordinary shares. In addition, we applied a marketability discount to the implied value of equity. We believe that this approach is consistent with the principles and guidance set forth in the 2004 AICPA Practice Aid on Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

In the second quarter of 2010, we granted 154,800 Tranche 1 options to directors of Sensata Technologies Holding under the 2010 Equity Incentive Plan. These options vest after one year. There are no performance conditions related to these options. The grant date fair value per share of these options was $7.00. We assumed a forfeiture rate of 0% on these awards due to the nature of the awards and the grantees.

In the third and fourth quarters of 2010, we granted 176,100 and 56,600 Tranche 1 options, respectively to certain employees under the 2010 Equity Incentive Plan. These options vest over a period of four years at 25% per year. The grant date fair value per share of these options was $6.37 and $9.17, respectively.

Tranche 2 and 3 Options

These options vest based on the passage of time (over 5 years with 40% vesting year 2, 60% vesting year 3, 80% vesting year 4 and 100% vesting year 5) and the completion of a liquidity event that results in specified returns on the Sponsors’ investment. Such liquidity events would include an IPO or a change-in-control transaction under which the investor group disposes of or sells more than 50 percent of the total voting power or economic interest in us to one or more independent third parties. These options expire ten years from the date of grant. Except as otherwise provided in specific option award agreements, if a participant ceases to be employed by us for any reason, options not yet vested expire at the termination date and options that are fully vested expire 60 days after termination of the participant’s employment for any reason other than termination for cause (in which case the options expire on the participant’s termination date) or due to death or disability (in which case the options expire on the date that is as much as six months after the participant’s termination date). In addition, we have the right, but not the obligation, to repurchase all or any portion of award securities issued to a participant, at any time at the then current fair value.

Prior to the Amendment to the 2006 Stock Option Plan during 2009, the only difference between the terms of Tranche 2 and Tranche 3 awards was the amount of the required return on the Sponsors’ investment. As a result of the Amendment to the 2006 Stock Option Plan during 2009, all outstanding Tranche 3 awards were effectively converted to Tranche 2 awards. We accounted for the Amendment as a modification under ASC 718, which resulted in $9,014 of additional value.

Prior to the first quarter of 2010, the performance and market vesting conditions contained in the Tranche 2 and 3 awards were not considered probable of occurring based on guidance provided by ASC 805 and no share-based compensation expense was recognized for these awards. These conditions became probable of occurring during the first quarter of 2010, and were satisfied upon the completion of the IPO in March 2010. As a result, during the first quarter of 2010, we recorded a cumulative catch-up adjustment for previously unrecognized compensation expense associated with the Tranche 2 and 3 awards and the related modification totaling $18,876. We recognize the remaining compensation expense for Tranche 2 and 3 awards on an accelerated basis over the requisite service period.

We did not grant any Tranche 2 or 3 options in 2010. The weighted-average grant-date fair value per share of the Tranche 2 options granted during fiscal years 2009 and 2008 was $5.96 and $2.15, respectively. The weighted-average grant-date fair value per share of the Tranche 3 options granted during fiscal years 2009 and 2008 was $0.12 and $1.43, respectively. The fair value of the Tranche 2 and 3 options was estimated on the grant date using the Monte Carlo Simulation Approach. Weighted-average key assumptions used in estimating the grant-date fair value of the options were as follows:

	For the year ended December 31,
	2009	2008
Expected dividend yield	0%	0%
Expected volatility	33.24%	25.00%
Risk-free interest rate	0.39%	3.01%
Expected term (years)	6.6	6.6
Forfeiture rate	11.00%	5.00%
Assumed time to liquidity event (years)	1.0	2.0
Probability IPO vs. disposition	70% / 30%	70% / 30%

Key assumptions, including the assumed time to liquidity and probability of an IPO versus a disposition, were based on management’s judgment with input from our Board of Directors.

Restricted Securities

Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan

Under this plan, participants were granted restricted Sensata Technologies Holding securities consisting of 20,025 ordinary shares and 390,487 DPCs.

First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan

In September 2006, the Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan was replaced by the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan. The new plan effectively cancelled the restricted DPCs granted under the original plan and reissued ordinary shares of equal value. All other terms of the restricted security grants were retained. The aggregate fair value of the restricted ordinary shares issued was the same as that of the restricted DPCs replaced by the modification and, as such, there was no incremental compensation to be recorded. Restricted securities issued totaled 91,023. For 38,905 restricted securities, restrictions lapsed as of December 31, 2007. The remaining outstanding restricted securities lapse upon the earlier of retirement, as defined, a change-in-control transaction or the fifth anniversary of the issuance of the shares. During fiscal year 2008, we repurchased 11,973 restricted securities from a shareholder.

The estimated grant-date fair value of the restricted securities issued in 2006 was determined using the Probability-Weighted Expected-Return Method as defined in the 2004 AICPA Practice Aid on Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The estimated grant-date fair value of these securities using this methodology was $623, which was recognized as compensation expense on a straight-line basis through 2009.

On December 9, 2009, we granted 380,900 restricted securities. These securities vest on a straight-line basis over a 5-year period at 20% per year. As indicated previously, we accounted for the issuance of these restricted securities together with the reset of the exercise price of the September 4, 2009 stock option awards as a modification of the September 4, 2009 stock option awards under ASC 718. The incremental value associated with the modification was measured at $2,203, which will be recognized as compensation expense on a straight-line basis over the period in which the restrictions lapse.

In the third and fourth quarters of 2010, we granted 30,600 and 1,800 restricted securities, respectively, to certain of our employees under the 2010 Equity Incentive Plan. These restricted securities cliff vest in September 2013 and November 2013, respectively. For each of these grants, the number of shares that vest will depend on the extent to which certain performance criteria are met and could range between 0% and 150% of the number of shares granted. As of December 31, 2010, we considered it probable that 150% of the shares granted will vest. The grant date fair values of these securities were $18.88 and $27.65, respectively.

In the fourth quarter of 2010, we granted 8,600 restricted securities to certain of our employees under the 2010 Equity Incentive Plan. These restricted securities vest 25% per year over four years. There is no performance criteria associated with these awards. The grant date fair value of these securities was $27.65.

A summary of the unvested restricted securities activity for 2009 and 2010 is as follows:

	Ordinary Shares	Weighted-Average Grant-Date Fair Value
Balance as of December 31, 2008	52,118	$6.85
Granted shares	380,900	17.48

Balance as of December 31, 2009	433,018	16.20
Granted shares	41,000	21.10
Vested	(74,320)	17.48

Balance as of December 31, 2010	399,698	$16.47

Aggregate intrinsic value information for restricted securities as of December 31, 2010, 2009 and 2008 is presented below. The expected to vest restricted securities are calculated by applying the forfeiture rate assumption to the balance of unvested restricted securities.

	December 31, 2010	December 31, 2009	December 31, 2008
Vested and outstanding	$2,668	$539	$306
Expected to vest	$10,711	$8,258	$900

The weighted-average remaining periods over which the restrictions will lapse, expressed in years, as of December 31, 2010, 2009 and 2008 are as follows:

	December 31, 2010	December 31, 2009	December 31, 2008
Outstanding	3.5	4.6	*
Expected to vest	3.5	4.6	*

*	Reflects less than one year remaining

Share-Based Compensation Expense

The table below presents compensation expense related to our options and restricted securities awards within SG&A expense in the consolidated statements of operations during the identified periods. We did not recognize a tax benefit associated with these expenses.

	For the year ended
	December 31, 2010	December 31, 2009	December 31, 2008
Tranche 1 options	$4,665	$2,168	$2,005
Tranche 2 and 3 options	20,200	—	—
Restricted securities	556	65	103

Total share-based compensation expense	$25,421	$2,233	$2,108

The table below presents unrecognized compensation expense at December 31, 2010 for each class of award, and the remaining expected term for this expense to be recognized.

	Unrecognized compensation expense	Expected recognition (years)
Tranche 1 options	$9,649	2.27
Tranche 2 and 3 options	1,434	1.24
Restricted securities	2,392	3.50

Total unrecognized compensation expense	$13,475

11. Shareholders’ Equity

On March 16, 2010, we completed an IPO of our ordinary shares in which we sold 26,315,789 ordinary shares and our existing shareholders and certain employees sold 5,284,211 ordinary shares at a public offering price of $18.00 per share. The net proceeds to us of the IPO, excluding $2.5 million of proceeds from the exercise of stock options, totaled approximately $433.5 million after deducting the underwriters’ discounts and commissions and offering expenses. On April 12, 2010, we announced that the underwriters of our IPO exercised their option to purchase an additional 4,740,000 ordinary shares from selling shareholders at a price of $18.00 per share, which included 353,465 ordinary shares obtained by certain selling shareholders through the exercise of stock options to purchase ordinary shares. The sale of the additional ordinary shares closed on April 14, 2010. We did not receive any proceeds from the sale of the additional ordinary shares, other than the proceeds from the exercise of the aforementioned stock options which totaled $2.5 million.

On November 17, 2010, we completed a secondary public offering of our ordinary shares in which our existing shareholders and certain employees sold 23,000,000 ordinary shares at an offering price of $24.10 per share. The net proceeds to us of this secondary public offering were limited to the proceeds received from the exercise of stock options, which totaled $3.7 million. After this offering, SCA owned approximately 64.7% of our ordinary shares.

Our authorized share capital consists of 400,000,000 ordinary shares with a nominal value of €0.01 per share, of which 173,522,647 ordinary shares were issued and 173,510,674 were outstanding as of December 31, 2010. This excludes 399,698 unvested restricted shares. We also have authorized 400,000,000 preference shares with a nominal value of €0.01 per share, none of which are outstanding. At December 31, 2010, there were 317,345 options available for grant under the 2006 Stock Option Plan and 4,571,500 options available for grant under the 2010 Equity Incentive Plan. In addition, we had 10,088,394 ordinary shares available for issuance upon exercise of outstanding options, and 500,000 ordinary shares available for issuance under the 2010 Stock Purchase Plan.

12. Related Party Transactions

The table below presents related party transactions recognized in SG&A expense in the consolidated statements of operations during the identified periods.

	For the years ended
	December 31, 2010	December 31, 2009	December 31, 2008
Sponsors’ fee for Advisory Agreement	$833	$4,000	$4,000
Advisory Agreement termination fee	22,352	—	—
Administrative Services Agreement	519	588	—
Legal services provided by a shareholder of SCA	2,995	1,370	1,467
Transition Services Agreement	—	—	217

Total included in SG&A expense	$26,699	$5,958	$5,684

Advisory Agreement

In connection with the 2006 Acquisition, we entered into an advisory agreement with the Sponsors for ongoing consulting, management advisory and other services (the “Advisory Agreement”). In consideration for consulting and management advisory services, the Advisory Agreement required us to pay each Sponsor a quarterly advisory fee equal to the product of $1,000 times such Sponsors’ Fee Allocation Percentage as defined in the Advisory Agreement. This fee was recorded in SG&A expense as shown in the above table.

In addition, in the event of services provided in connection with any future acquisition, disposition, or financing transactions involving us, the Advisory Agreement required us to pay the Sponsors an aggregate fee of one percent of the gross transaction value of each such transaction. In connection with the completion of our IPO during the first quarter of 2010, we paid the Sponsors a transaction fee of $4,737. This cost was charged against the gross proceeds of the offering along with other specific incremental costs directly attributable to our IPO.

At the Sponsors’ option, the Advisory Agreement was terminated in March 2010, at which time we recognized a charge for a termination fee paid to the Sponsors as required by the Advisory Agreement. This termination fee was recorded in SG&A expense as shown in the above table.

Administrative Services Agreement

In 2009, we entered into a fee for service arrangement with SCA for ongoing consulting, management advisory and other services (the “Administrative Services Agreement”), effective January 1, 2008. Expenses related to this arrangement are recorded in SG&A expense, as shown in the above table. During the years ended December 31, 2010 and 2009, we paid $281 and $322, respectively, related to the Administrative Services Agreement. As of December 31, 2010 and 2009, we recorded an amount due to SCA of $226 and $0, respectively.

Other Arrangements with the Investor Group and its Affiliates

We utilize one of SCA’s shareholders for legal services. Expenses related to such legal services are recorded in SG&A expense as shown in the above table. During the years ended December 31, 2010, 2009 and 2008, we made payments of $349, $1,849 and $1,858, respectively, to this shareholder. In addition, during 2010, we made additional payments of $2,600, in connection with our IPO, which were charged against the gross proceeds of the offering. As of December 31, 2010 and 2009, we recorded an amount due to this shareholder of $2,646 and $1,546, respectively.

During 2009, certain executive officers and other members of our management invested in a limited partnership along with the Sponsors. The limited partnership was formed with the intent to invest in STBV’s bonds among other potential investment opportunities. As of December 31, 2009, the limited partnership owned €42,300 aggregate principal amount of 11.25% Senior Subordinated Notes. In connection with the cash tender offer launched on February 26, 2010, the limited partnership validly tendered, and STBV accepted for purchase, all of the 11.25% Senior Subordinated Notes held by the limited partnership. The limited partnership received aggregate consideration of approximately €45,700, including accrued and unpaid interest, in exchange for the tendered notes. As of December 31, 2010, the partnership did not hold any of our Senior Notes or Senior Subordinated Notes.

Transition Services Agreement

In connection with the 2006 Acquisition, we entered into an administrative services agreement with TI (the “Transition Services Agreement”). Under the Transition Services Agreement, TI agreed to provide us with certain administrative services, including (i) real estate services; (ii) facilities-related services; (iii) finance and accounting services; (iv) human resources services; (v) information technology system services; (vi) warehousing and logistics services; and (vii) record retention services. The obligations for TI to provide those services varied in duration, and expired no later than April 26, 2007, except for certain information technology services which expired no later than April 26, 2008. The amounts to be paid under the Transition Services Agreement generally were based on the costs incurred by TI in providing those administrative services, including TI’s employee costs and out-of-pocket expenses. For the year ended December 31, 2008, we recorded $217 in SG&A expense related to these administrative services. We are no longer receiving any services provided under the Transition Services Agreement.

Cross License Agreement

In connection with the 2006 Acquisition, we entered into a perpetual, royalty-free cross license agreement with TI (the “Cross License Agreement”). Under the Cross License Agreement, the parties grant each other a license to use certain technology used in connection with the other party’s business.

13. Commitments and Contingencies

We have outstanding obligations associated with our capital lease and other financing obligations (refer to Note 7).

Future minimum payments for capital leases, other financing obligations and non-cancelable operating leases in effect as of December 31, 2010 are as follows:

	Future Minimum Payments
	Capital Leases	Other Financing Arrangements	Operating Leases	Total
For the year ending December 31,
2011	$3,566	$1,939	$3,797	$9,302
2012	3,590	1,774	2,642	8,006
2013	3,625	1,185	1,998	6,808
2014	3,658	742	1,153	5,553
2015	3,693	742	642	5,077
2016 and thereafter	37,045	11,290	2,885	51,220

Net minimum rentals	55,177	17,672	13,117	85,966
Less: interest portion	(25,716)	(5,590)	—	(31,306)

Present value of future minimum rentals	$29,461	$12,082	$13,117	$54,660

Non-cancelable purchase agreements exist with various suppliers for goods and services, such as information technology support. The terms of these agreements are fixed and determinable. As of December 31, 2010, we had the following purchase commitments:

Purchase Commitments
For the year ending December 31,
2011	$1,940
2012	1,447
2013	377
2014	19
2015	11
2016 and thereafter	27

Total	$3,821

Off-Balance Sheet Commitments

We execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to certain transactions such as the sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. Historically, we have had only minimal and infrequent losses associated with these indemnities. Consequently, any future liabilities brought about by these indemnities cannot reasonably be estimated or accrued.

In 2009, STI negotiated a transition production agreement with Engineered Materials Solutions, LLC (“EMS”) to ensure the continuation of supply of certain materials. EMS is a wholly-owned subsidiary of Wickeder Westfalenstahl Gmbh. The Electrical Contact Systems, or “ECS,” business unit of EMS was our primary supplier for electrical contacts used in the manufacturing of certain of our controls products. We entered into the transition production agreement in order to support the ECS business unit, which was at risk of closing. The transition production agreement with EMS expired in May 2010. We have transitioned to alternative suppliers for these materials. In the third quarter of 2010, the letter of credit issued to the consignor under the silver consignment agreement was cancelled, and we settled the agreements with the consignor and EMS for immaterial amounts.

Indemnifications Provided As Part of Contracts and Agreements

We are party to the following types of agreements pursuant to which we may be obligated to indemnify a third party with respect to certain matters:

Sponsors: On the closing date of the 2006 Acquisition, we entered into customary indemnification agreements with the Sponsors pursuant to which we indemnify them against certain liabilities arising out of performance of a consulting agreement between us and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings. At the Sponsors’ option, this agreement was terminated in March 2010. See Note 12 for further discussion.

Officers and Directors: In connection with our IPO, we entered into indemnification agreements with each of our board members and executive officers pursuant to which we agree to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was one of our directors or officers or that of any of our subsidiaries.

Our articles of association provide for indemnification of directors by us to the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or outside of his or her mandate. The articles do not provide a limit to the maximum future payments, if any, under the indemnification. No indemnification is provided for in respect of any claim, issue or matter as to which such person has been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty on our behalf. The directors are not indemnified from and against claims to the extent they relate to personal gain, benefits or fees to which they were not entitled under the law, or if the director’s liability on account of gross negligence, willful misconduct or deliberate recklessness has been established at law in the last resort.

In addition, we have a liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances. Certain indemnification payments may not be covered under our directors’ and officers’ insurance coverage.

Underwriters: Pursuant to the terms of the underwriting agreements entered into in connection with our IPO and secondary public equity offering, we are obligated to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof. The underwriting agreements do not provide a limit to the maximum future payments, if any, under these indemnifications.

Intellectual Property and Product Liability Indemnification: We routinely sell products with a limited intellectual property and product liability indemnification included in the terms of sale. Historically, we have had only minimal and infrequent losses associated with these indemnities. Consequently, any future liabilities resulting from these indemnities cannot reasonably be estimated or accrued.

Product Warranty Liabilities

Our standard terms of sale provide our customers with a warranty against faulty workmanship and the use of defective materials. These warranties exist for a period of eighteen months after the date we ship the product to our customer or for a period of twelve months after the customer resells our product, whichever comes first. We do not offer separately priced extended warranty or product maintenance contracts. Our liability associated with this warranty is, at our option, to repair the product, replace the product or provide the customer with a credit. We also sell products to customers under negotiated agreements or where we have accepted the customer’s terms of purchase. In these instances, we may make additional warranties, for longer durations consistent with differing end-market practices, and where our liability is not limited. Finally, many sales take place in situations where commercial or civil codes, or other laws, would imply various warranties and restrict limitations on liability.

In the event a warranty claim based on defective materials exists, we may be able to recover some of the cost of the claim from the vendor from whom the material was purchased. Our ability to recover some of the costs will depend on the terms and conditions to which we agreed when the material was purchased. When a warranty claim is made, the only collateral available to us is the return of the inventory from the customer making the warranty claim. Historically, when customers make a warranty claim, we either replace the product or provide the customer with a credit. We generally do not rework the returned product.

Our policy is to accrue for warranty claims when both a loss is probable and can be estimated. This is accomplished by reserving for estimated sales returns and estimated costs to rework the product at the time the related revenue is recognized. Reserves for sales returns and liabilities for warranty claims have historically not been material. See Note 2 for further information on our revenue recognition policy.

In some instances, customers may make claims for costs they incurred or other damages. Any potentially material liabilities associated with these claims are discussed in this Note under the heading Legal Proceedings.

Environmental Remediation Liabilities

Our operations and facilities are subject to U.S. and foreign laws and regulations governing the protection of the environment and our employees, including those governing air emissions, water discharges, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines or civil or criminal sanctions, or third-party property damage or personal injury claims, in the event of violations or liabilities under these laws and regulations, or non-compliance with the environmental permits required at our facilities. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future. We are, however, not aware of any threatened or pending material environmental investigations, lawsuits or claims involving us or our operations.

In 2001, TI Brazil was notified by the State of São Paolo, Brazil, regarding its potential cleanup liability as a generator of wastes sent to the Aterro Mantovani disposal site, which operated near Campinas from 1972 to 1987. The site is a landfill contaminated with a variety of chemical materials, including petroleum products, allegedly disposed at the site. TI Brazil is one of over 50 companies notified of potential cleanup liability. There have been several lawsuits filed by third parties alleging personal injuries caused by exposure to drinking water contaminated by the disposal site. Our subsidiary, Sensata Technologies Brazil, is the successor in interest to TI Brazil. However, in accordance with the terms of the acquisition agreement entered into in connection with the 2006 Acquisition, (“Acquisition Agreement”) Texas Instruments retained these liabilities (subject to the limitations set forth in that agreement) and has agreed to indemnify us with regard to these excluded liabilities. Additionally, in 2008 lawsuits were filed against Sensata Technologies Brazil alleging personal injuries suffered by individuals who were exposed to drinking water allegedly contaminated by the Aterro disposal site. These matters are managed and controlled by TI. TI is defending these lawsuits, which are in early stages. Although Sensata Technologies Brazil cooperates with TI in this process, we do not anticipate incurring any non-reimbursable expenses related to the matters described above. Accordingly, no amounts have been accrued for these matters as of December 31, 2010 or 2009.

Control Devices, Inc. (“CDI”), a wholly-owned subsidiary of STI acquired through our acquisition of First Technology Automotive, holds a post-closure license, along with GTE Operations Support, Inc. (“GTE”), from the Maine Department of Environmental Protection with respect to a closed hazardous waste surface impoundment located on real property and a facility owned by CDI in Standish, Maine. The post-closure license obligates GTE to operate a pump and treatment process to reduce the levels of chlorinated solvents in the groundwater under the property. The post-closure license obligates CDI to maintain the property and provide access to GTE. We do not expect the costs to comply with the post-closure license to be material. As a related but separate matter, pursuant to the terms of an Environmental Agreement dated July 6, 1994, GTE retained liability and agreed to indemnify CDI for certain liabilities related to the soil and groundwater contamination from the surface impoundment and an out-of-service leach field at the Standish, Maine facility, and CDI and GTE have certain obligations related to the property and each other. The site is contaminated primarily with chlorinated solvents. We do not expect the remaining cost associated with addressing the soil and groundwater contamination to be material.

Legal Proceedings

We account for litigation and claims losses in accordance with ASC Topic 450, Contingencies, or “ASC 450.” ASC 450 loss contingency provisions are recorded for probable and estimable losses at our best estimate of a loss, or when a best estimate cannot be made, at our estimate of the minimum loss. These estimates are often developed prior to knowing the amount of the ultimate loss. These estimates are refined each accounting period as additional information becomes known. Accordingly, we are often initially unable to develop a best estimate of loss and therefore the minimum amount, which could be zero, is recorded. As information becomes known, either the minimum loss amount is increased, resulting in additional loss provisions, or a best estimate can be made resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected.

We are regularly involved in a number of claims and litigation matters in the ordinary course of business. Most of our litigation matters are third-party claims for property damage allegedly caused by our products, but some involve allegations of personal injury or wrongful death. We believe that the ultimate resolution of the current litigation matters pending against us, except potentially those matters described below, will not have a material effect on our financial condition or results of operations.

Pending Litigation and Claims

Ford Speed Control Deactivation Switch Litigation: We are involved in a number of litigation matters relating to a pressure switch that TI sold to Ford Motor Company (“Ford”) for several years until 2002. Ford incorporated the switch into a cruise control deactivation switch system that it installed in certain vehicles. Due to concerns that, in some circumstances, this system and switch may cause fires, Ford issued seven separate recalls of vehicles in the United States between 1999 and October 23, 2009, which covered approximately fourteen million vehicles in the aggregate. Also, in October 2009, Mazda issued a recall in the United States of 36,000 vehicles that Ford had manufactured for it which contained the system and switch; and in December 2009, Ford China issued a recall of 528 vehicles imported into China by Ford.

In 2001, TI received a demand from Ford for reimbursement of costs related to the first recall in 1999, a demand that TI rejected and that Ford has not subsequently pursued against us. Ford has never made such a demand to us, nor made demands of us related to the subsequent recalls.

In August 2006, the National Highway Traffic Safety Administration (“NHTSA”) issued a closing report based on a multi-year investigation which found that the fire incidents were caused by system-related factors. On October 14, 2009, NHTSA issued a closing report associated with a more recent recall which modified the findings of the 2006 report but continued to emphasize system factors.

As of December 31, 2010 we are a defendant in one case that involves wrongful death allegations. This case, Romans vs. Ford et al, Case No. CVH 20100126, Court of Common Pleas, Madison County, Ohio, involves claims for property damage, personal injury, and three fatalities resulting from an April 5, 2008 residential fire alleged to involve a Ford vehicle. On April 1, 2010, plaintiff filed suit against Texas Instruments and Sensata and this case was subsequently consolidated with an earlier lawsuit, former Case No. CVC 20090074, filed against Ford. The alleged damages are unspecified and the lawsuit is in only preliminary discovery phases. As of December 31, 2010, we were a defendant in 17 lawsuits in which plaintiffs have alleged property damage and various personal injuries from the system and switch, 13 of which are pending in a state multi-district litigation in the 53rd Judicial Court of Travis County, Texas, In re Ford Motor Company Speed Control Deactivation Switch Litigation, Docket No. D-1-GN-08-00091; and the remainder are in individual dockets in various state courts of Alabama., Georgia and Texas. We are no longer a defendant in any cases pending in a federal multi-district litigation in the United States District Court for the Eastern District of Michigan, Ford Motor Co. Speed Control Deactivation Switch Products Liability Litigation, Docket No. 05-md-01718. For the most part, these cases seek an unspecified amount of compensatory and exemplary damages. For the plaintiffs that have requested a specific amount, the range of the demand is $0.1 million to $3.0 million. In aggregate, we believe that the claims total between $5 million and $6 million. Ford and TI are co-defendants in each of these lawsuits. In accordance with terms of the Acquisition Agreement, we are managing and defending these lawsuits on behalf of both parties. The majority of these cases are in discovery. Two have been set for trial and one is on appeal.

For the cases that are still pending, we have included a reserve in our financial statements in the amount of $0.2 million as of December 31, 2010. There can be no assurances, however, that this reserve will be sufficient to cover the extent of our costs and potential liability from these matters. Any additional liability in excess of this reserve could have a material adverse effect on our financial condition or results of operations.

Whirlpool Recall Litigation: We are involved in litigation relating to certain control products that TI sold between 2000 and 2004 to Whirlpool Corporation (“Whirlpool”). The control products were incorporated into the compressors of certain refrigerators in a number of Whirlpool brands, including Maytag, Jenn-Air, Amana, Admiral, Magic Chef, Performa by Maytag, and Crosley. Whirlpool contends that the control products were defective because they allegedly fail at excessive rates, and have allegedly caused property damage, including fires. During fiscal years 2007 and 2008, we paid Whirlpool for certain costs associated with third-party claims and other external engineering costs in amounts that did not have a material adverse effect on our financial condition or results of operations. During 2009, Whirlpool, in conjunction with the Consumer Product Safety Commission announced voluntary recalls of approximately 1.8 million refrigerators.

On January 28, 2009, Whirlpool Corporation, as well as its subsidiaries Whirlpool SA and Maytag Corporation, filed a lawsuit against TI and our subsidiary, STI. The lawsuit was filed in the Circuit Court of Cook County, Illinois, under the name Whirlpool Corp. et al. v. Sensata Technologies, Inc. et al., Docket No. 2009-L-001022. The complaint asserts, among other things, contract claims as well as claims for breach of warranty, fraud, negligence, indemnification and deceptive trade practices. It seeks an unspecified amount of compensatory and exemplary damages. While unspecified, we believe that Whirlpool is claiming amounts in excess of $100 million. We, along with TI, have answered the complaint and denied liability.

We, along with TI, subsequently filed a cross claim for indemnification against Empresa Braseila de Compressores, S.A., n/k/a Whirlpool SA, and Embraco North America, Inc., together “Embraco.” We assert, among other things, that Embraco was responsible for testing the compatibility of the control product with its compressors, and that we have become exposed to litigation because of Embraco’s actions and inactions. We believe that Embraco is now a wholly-owned subsidiary of Whirlpool SA.

Discovery on all claims and cross-claims is ongoing, and the court has reserved time in October 2011 for a possible trial.

In January 2009, TI elected under the Acquisition Agreement to become the controlling party for this lawsuit and will manage and defend the litigation on behalf of both parties. Although we are working with TI to defend the litigation, we believe that a loss is probable and, as of December 31, 2010, have recorded a reserve of $5.9 million for this matter. There can be no assurances, however, that this reserve will be sufficient to cover the extent of our costs and potential liability from this or any related matters. Any additional liability in excess of this reserve could have a material adverse effect on our financial condition or results of operations.

Pursuant to the terms of the Acquisition Agreement, and subject to the limitations set forth in that agreement, TI has agreed to indemnify us for certain claims and litigation, including this matter, provided that the aggregate amount of costs and/or damages from such claims exceeds $30.0 million,TI will reimburse us for amounts incurred in excess of the $30.0 million threshold up to a cap of $300.0 million. In January 2011, we notified TI that, as of December 31, 2010, we believed we had incurred approximately $27.4 million of costs that apply towards the indemnification. TI has reserved all rights to contest that claim, and may dispute all or some portion of the amount we claimed. We believe that our costs and/or damages from the Whirlpool litigation and other claims and litigation matters subject to the indemnification will ultimately exceed $30.0 million.

We are also involved in a related, but separate proceeding with TI’s insurer, American Alternative Insurance (“American Alternative”). On June 3, 2009, TI filed a lawsuit against American Alternative seeking reimbursement for our defense costs in the Whirlpool litigation and certain other third party claims. The case, Texas Instruments Incorporated v. American Alternative Ins. Corp., was filed in the 193rd Court of Dallas County, Texas, No. DC-09-07045-L. On October 16, 2009, American Alternative filed a third party claims against STI alleging that STI assumed liability for the Whirlpool matters under the Acquisition Agreement. On that basis, American Alternative has asserted that we owe American Alternative for any amounts that it may ultimately be required to pay to Texas Instruments. Texas Instruments is defending this claim on STI’s behalf, and has filed an answer denying any liability. During the second quarter of 2010, TI informed us that they have reached a settlement with American Alternative in this matter. As of December 31, 2010, we have not recorded a reserve for this matter.

Coffeemakers. Certain European small appliance customers have made claims alleging defects in one of our electro mechanical controls products. One customer has conducted a recall of their products and two customers have reported several third-party fire incidents. One customer has filed a lawsuit against us, Jede AB v. Stig Wahlström AB and Sensata Technologies Holland B.V., No. 10017-9, Soederfoern district court, Sweden. The suit alleges damages amounting to €1.8 million. We filed our answer on December 1, 2009, and denied liability. The other customer claims aggregate to a similar amount. We are contesting these claims. As of December 31, 2010, we have not recorded a reserve for this matter.

European automaker: A European automaker has alleged defects in certain of our pressure sensor products installed in its vehicles from June 2006 through April 2010. The customer brought this claim in June 2010 claiming costs to date of €2.5 million, and estimated future costs, together, totaling €11.7 million. We contest the customer’s allegations and do not believe a loss is probable. Accordingly, as of December 31, 2010, we have not recorded a reserve for this claim.

Pelonis Appliances: On December 26, 2008, seven individuals filed suit against Pelonis Appliances, Inc., which sells a fan forced heater product, manufactured by GD Midea Environmental Appliances Mfg. Co. Ltd. (“GD Midea”), that incorporates one of our thermal cut-off products, which was purchased from one of our distributors. The lawsuit, Cueller v. Pelonis Appliances, Inc., No. 08-16188, 160th Judicial District Court of Dallas County, Texas, arose out of a residential fire that resulted in one death, personal injuries (including burns) to the other plaintiffs, and property damage.

Pelonis demanded indemnity from Sensata in a letter dated May 6, 2009, and we rejected that demand. On June 9, 2009, the plaintiffs amended their complaint to include STI as a defendant. The plaintiffs seek an unspecified amount of actual and exemplary damages.

On August 3, 2009, we answered the amended complaint, denying any liability. We also asserted cross-claims against Pelonis for indemnification and against Pelonis and GD Midea as responsible third parties.

On April 17, 2010, the court granted plaintiff’s notice of non-suit without prejudice. We, along with Pelonis, have continued our pending cross claims for at least five months until January 2011, with the intention of dismissing those claims if plaintiffs do not refile their claims before the applicable statute of limitations runs. We believe that these claims will be dismissed. As of December 31, 2010, we have not recorded a reserve for this matter.

FCPA Voluntary Disclosure

An internal investigation has been conducted under the direction of the Audit Committee of our Board of Directors to determine whether any laws, including the Foreign Corrupt Practices Act (“FCPA”), may have been violated in connection with a certain business relationship entered into by one of our operating subsidiaries involving business in China. We believe the amount of payments and the business involved was immaterial. We discontinued the specific business relationship and our investigation has not identified any other suspect transactions. We have contacted the United States Department of Justice and the Securities and Exchange Commission to begin the process of making a voluntary disclosure of the possible violations, the investigation, and the initial findings. We are continuing to cooperate fully with their review. The FCPA (and related statutes and regulations) provides for potential monetary penalties, criminal and civil sanctions, and other remedies. We are unable to estimate the potential penalties and/or sanctions, if any, that might be assessed and, accordingly, no provision has been made in the accompanying consolidated financial statements.

Matters Resolved During 2010

Huawei. Huawei, a Chinese telecommunications equipment customer, informed us in 2009 that it was planning to conduct a field replacement campaign for power supply products containing our circuit breakers. The customer alleged defects in our products, which were sold through distributors to two power supply subcontractors. There are 24,000 systems in the field, however, based on discussions with the customer in early

2010, we believe that the replacement campaign would involve a smaller percentage of systems with an estimated cost of approximately $1.0 million. There are many parties in the supply chain, and based on further information and discussions, we believe that we will not have additional liability for these costs, and that Huawei will not further pursue its claims related to these products.

Audi. Audi, a part of the Volkswagen Auto Group, has alleged defects in certain of our products installed in its vehicles. The customer first brought the claim in 2008 in the amount €8.1 million in expenses related to replacement of our products. The customer subsequently expanded its claim to €24.0 million. We contested the customer’s allegations, but entered into discussions seeking to resolve the dispute. In March 2010, the parties reached agreement on resolution of the dispute. We agreed to accept the prior set-off by Audi of amounts totaling €0.9 million or $1.2 million and certain future business arrangements. We believe that Audi will not further pursue its claims related to these products.

14. Fair Value Measures

Our assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy in accordance with ASC Topic 820, Fair Value Measurements and Disclosures. The levels of the fair value hierarchy are described below:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

•

Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets as well as inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable inputs for the asset or liability, allowing for situations where there is little, if any, market activity for the asset or liability.

Measured on a Recurring Basis

The following tables present information about our assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, aggregated by the level in the fair value hierarchy within which those measurements fell:

	December 31, 2010				December 31, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Commodity forward contracts	$—	$7,199	$—	$7,199	$—	$644	$—	$644
Interest rate caps	—	149	—	149	—	1,550	—	1,550
Euro call option	—	—	—	—	—	993	—	993

Total	$—	$7,348	$—	$7,348	$—	$3,187	$—	$3,187

Liabilities
Interest rate collars	$—	$1,822	$—	$1,822	$—	$8,587	$—	$8,587
Interest rate swap	—	91	—	91	—	3,157	—	3,157
Commodity forward contracts	—	—	—	—	—	193	—	193

Total	$—	$1,913	$—	$1,913	$—	$11,937	$—	$11,937

The valuations of the derivatives intended to mitigate our interest rate risk (interest rate caps, collars and swaps) are determined with the assistance of a third party financial institution using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each instrument. This analysis utilizes observable market-based inputs, including interest rate curves and interest rate volatility, and reflects the contractual terms of these instruments, including the period to maturity. The specific contractual terms utilized as inputs in determining fair value and a discussion of the nature of the risks being mitigated by these instruments are detailed in Note 15, “Derivative Instruments and Hedging Activities,” under the caption “Interest Rate Risk”.

The valuations of the commodity forward contracts are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each instrument. This analysis utilizes observable market-based inputs, including commodity forward curves, and reflects the contractual terms of these instruments, including the period to maturity. The specific contractual terms utilized as inputs in determining fair value and a discussion of the nature of the risks being mitigated by these instruments are detailed in Note 15, “Derivative Instruments and Hedging Activities,” under the caption “Commodity Risk”.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to appropriately reflect both our own nonperformance risk and the respective counterparties nonperformance risk in the fair value measurement. However, as of December 31, 2010 and 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivatives in their entirety are classified in Level 2 in the fair value hierarchy.

Measured on a Non-Recurring Basis

We evaluate the recoverability of goodwill and indefinite-lived intangible assets in the fourth quarter of each fiscal year, or more frequently if events or changes in circumstances indicate that goodwill or other intangible assets may be impaired. As of October 1, 2010, we evaluated our goodwill and indefinite-lived intangible assets for impairment and determined that the fair values of our reporting units and indefinite-lived intangible assets exceeded their carrying values on that date. As of December 31, 2010, no events or changes in circumstances occurred that would have triggered the need for an additional impairment review.

In March 2009, we determined that goodwill and intangible assets associated with our Interconnection reporting unit were impaired and recorded a charge totaling $19,867 in the consolidated statement of operations (refer to Note 5 for further discussion) to reduce its book value to its implied fair value.

The Interconnection assets itemized below were measured at fair value on a non-recurring basis during the first quarter of 2009 using an income approach. The balances of definite-lived intangible assets and goodwill associated with Interconnection as of March 31, 2009, as well as the impairment charges recorded during the first quarter of 2009, were as follows:

	Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Impaired (Losses)
Definite-lived intangible assets	$10,630	$—	$—	$10,630	$(14,574)
Goodwill	3,341	—	—	3,341	(5,293)

	$13,971	$—	$—	$13,971	$(19,867)

Goodwill and definite-lived intangible assets are valued primarily using discounted cash flow models that incorporate assumptions for a reporting unit’s short- and long-term revenue growth rates, operating margins and discount rates, which represent our best estimates of current and forecasted market conditions, current cost structure, and the implied rate of return that management believes a market participant would require for an investment in a company having similar risks and business characteristics to the reporting unit being assessed.

Financial Instruments Not Recorded at Fair Value

The carrying values and fair values of financial instruments not recorded at fair value in the consolidated balance sheets as of December 31, 2010 and 2009 were as follows:

	December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities
Senior secured term loans	$1,411,991	$1,366,723	$1,468,100	$1,295,320
Senior Notes and Senior Subordinated Notes	436,159	455,480	790,792	768,079

The fair values of our long-term obligations are determined by using a valuation model that discounts estimated future cash flows at the benchmark interest rate plus an estimated credit spread.

Cash and trade receivables are carried at their cost, which approximates fair value because of their short-term nature.

15. Derivative Instruments and Hedging Activities

Derivative Instruments and Hedging Activities

As required by ASC Topic 815, Derivatives and Hedging (“ASC 815”), we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative as being a hedging relationship and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as hedges of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transaction in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though we elect not to apply hedge accounting under ASC 815. Specific information about the valuation of derivatives and classification in the fair value hierarchy is described in Note 14, “Fair Value Measures.”

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements on our U.S. dollar and Euro-denominated floating rate debt. To accomplish this objective, we primarily use interest rate swaps, collars and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate collars designated as cash flow hedges involve the receipt of variable rate amounts if interest rates rise above the cap strike rate on the contract and payments of variable rate amounts if interest rates fall below the floor strike rate on the contract. Interest rate caps designated as cash flow hedges involve the receipt of variable rate amounts if interest rates rise above the cap strike rate on the contract. During the years ended December 31, 2010, 2009 and 2008, such derivatives were used to hedge the variable cash flows associated with existing variable rate debt.

The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is recorded in accumulated other comprehensive loss and is subsequently reclassified into earnings in the period in which the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. For the years ended December 31, 2010, 2009 and 2008, we recorded no ineffectiveness in earnings and no amounts were excluded from the assessment of effectiveness.

Amounts reported in accumulated other comprehensive loss related to derivatives are reclassified to interest expense as interest payments are made on our variable rate debt. During the next twelve months, we estimate that an additional $2.5 million will be reclassified from accumulated other comprehensive loss to interest expense.

As of December 31, 2010, we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivatives	Notional (in millions)	Effective Date	Maturity Date	Index	Strike Rate
Interest rate swap	$25.0	July 27, 2006	January 27, 2011	3-month LIBOR	5.377%
Interest rate collars	€190.0	July 28, 2008	April 27, 2011	3-month EURIBOR	3.55% – 4.40%
Interest rate cap	€100.0	March 5, 2009	April 29, 2013	3-month EURIBOR	5.00%
Interest rate cap	$600.0	March 5, 2009	April 29, 2013	3-month LIBOR	5.00%

Non-designated Hedges of Foreign Currency Risk

We are exposed to fluctuations in various foreign currencies against our functional currency, the U.S. dollar. We use foreign currency derivatives, including currency forward agreements, to manage our exposure to fluctuations in the U.S. dollar to Euro exchange rate. Derivatives not designated as hedges are not speculative and are used to manage our exposure to foreign exchange movements, but do not meet the strict hedge accounting requirements. Changes in the fair value of these derivatives not designated as hedging instruments are recorded in the statement of operations as a gain or loss within Currency translation gain and other, net. During the year ended December 31, 2010, we recognized a net loss of $993 associated with this derivative. As of December 31, 2010, we have no outstanding derivative financial instruments to manage our exposure to foreign currency risk. We continue to monitor exposures to this risk and generally employ operating and financing activities to offset these exposures.

Non-designated Hedges of Commodity Risk

Our objective in using commodity forward contracts is to offset a portion of our exposure to the potential change in prices associated with certain commodities, including silver, gold, nickel, aluminum and copper, used in the manufacturing of our products. The terms of these forward contracts fix the price at a future date for various notional amounts associated with these commodities. Derivatives not designated as hedges are not speculative and are used to manage our exposure to commodity price movements, but do not meet the strict hedge accounting requirements. Changes in fair value of these derivatives not designated in hedging relationships are recorded in the statement of operations as a gain or loss within Currency translation gain and other, net. During the years ending December 31, 2010, 2009 and 2008, we recognized a net gain/(loss) associated with our commodity contracts of $9,140, $2,590 and $(8,250), respectively.

We had the following outstanding commodity forward contracts that were not designated as derivatives in qualifying hedging relationships as of December 31, 2010:

	Notional	Remaining Contracted Periods	Weighted- Average Strike Price
Silver	650,687 troy oz.	January 2011 – December 2011	$25.17
Gold	6,718 troy oz.	January 2011 – December 2011	$1,370.23
Nickel	197,122 pounds	January 2011 – December 2011	$10.10
Aluminum	1,505,056 pounds	January 2011 – December 2011	$1.01
Copper	2,210,800 pounds	January 2011 – December 2011	$3.49

The notional amounts above represent the total volume we hedged over the remaining contracted periods.

Financial Instrument Presentation

	Asset Derivatives				Liability Derivatives
	December 31, 2010		December 31, 2009		December 31, 2010		December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under ASC 815
Interest rate caps	Other assets	$149	Other assets	$1,550		$—		$—
Interest rate swap		—		—	Accrued expenses and other current liabilities	91	Other long-term liabilities	3,157
Interest rate collars		—		—	Accrued expenses and other current liabilities	1,822	Other long-term liabilities	8,587

Total		$149		$1,550		$1,913		$11,744

Derivatives not designated as hedging instruments under ASC 815
Commodity forward contracts	Prepaid expenses and other current assets	$7,199	Prepaid expenses and other current assets	$644		$—	Accrued expenses and other current liabilities	$193
Euro call option		—	Prepaid expenses and other current assets	993		—		—

Total		$7,199		$1,637		$—		$193

The following table presents a roll forward of amounts recognized in accumulated other comprehensive loss related to our derivative financial instruments as of December 31, 2010:

Unrealized loss on derivative instruments
Balance as of December 31, 2009	$(11,805)
Amount of net unrealized loss recognized in accumulated other comprehensive loss	(2,996)
Amount of loss reclassified into interest expense	11,611

Balance as of December 31, 2010	$(3,190)

The following table presents the effect of our derivative financial instruments and their classification on the consolidated statement of operations for the years ended December 31, 2010 and 2009:

Derivatives designated as hedging instruments under ASC 815	Amount of Loss Recognized in Comprehensive Net (Loss)/Income on Derivatives (Effective Portion)		Location of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)
	2010	2009		2010	2009
Interest rate derivatives	$(2,996)	$(15,532)	Interest expense	$(11,611)	$(14,533)

Derivatives not designated as hedging instruments under ASC 815	Amount of Gain or (Loss) Recognized in Income on Derivatives		Location of Gain or (Loss) Recognized in Income on Derivatives
	2010	2009
Commodity forward contracts	$9,140	$2,590	Currency translation gain and other, net
Euro call option	$(993)	$(82)	Currency translation gain and other, net

Credit risk related Contingent Features

We have agreements with our collars and swap derivative counterparties that contain a provision where if we default on any of our indebtedness where repayment of the indebtedness has been accelerated by the lender, then we could also be declared in default on our derivative obligations.

As of December 31, 2010, the termination value of derivatives in a liability position which includes accrued interest but excludes any adjustment for non-performance risk, related to the outstanding collar and swap agreements was $3,326. We have not posted any collateral related to these agreements. If we breached any of the default provisions on any of our indebtedness, as described above, we could be required to settle our obligations under the agreements at their termination value.

16. Restructuring Costs

Our restructuring programs consist of the First Technology Automotive Plan, the Airpax Plan and the 2008 Plan. Each of these restructuring programs is described in more detail below.

First Technology Automotive Plan

In December 2006, we acquired First Technology Automotive from Honeywell. In January 2007, we announced plans (the “First Technology Automotive Plan”) to close the manufacturing facilities in Standish, Maine and Grand Blanc, Michigan, and to downsize the facility in Farnborough, United Kingdom. Manufacturing at the Maine, Michigan and United Kingdom sites was moved to the Dominican Republic and other Sensata sites. Restructuring liabilities related to these actions relate primarily to exit and related severance costs and affected 143 employees. The actions described above associated with the First Technology Automotive Plan were completed in 2008, and we anticipate remaining payments to be paid through 2014 due primarily to contractual lease obligations.

In connection with the First Technology Automotive Plan, we have incurred cumulative costs, excluding the impact of changes in foreign currency exchange rates, of $8,932, consisting of $4,287 in severance costs and $4,645 in facility exit and other costs. These costs have been recognized in our segments in accordance with the degree of impact experienced by the segment. The remaining costs, not allocable to our reportable segments, have been shown within the “corporate and other” caption. Of the cumulative cost incurred, $3,313 and $2,413 have been allocated to the sensors and controls segments, respectively, and $3,206 has been allocated to “corporate and other”.

The following tables outline the changes to the restructuring liabilities associated with the First Technology Automotive Plan, by type of liability and segment, respectively:

	Severance	Facility Exit and Other Costs	Total
Balance as of December 31, 2007	$3,281	$4,601	$7,882
Charges	—	1,111	1,111
Payments	(2,898)	(1,908)	(4,806)

Balance as of December 31, 2008	383	3,804	4,187
Purchase accounting adjustments	—	(209)	(209)
Reversal of charges	—	(235)	(235)
Payments	(320)	(828)	(1,148)

Balance as of December 31, 2009	63	2,532	2,595
Purchase accounting adjustments	(63)	(1,553)	(1,616)
Reversal of charges	—	(228)	(228)
Payments	—	(656)	(656)
Impact of changes in foreign currency exchange rates	—	57	57

Balance as of December 31, 2010	$—	$152	$152

	Sensors	Controls	Corporate and Other	Total
Balance as of December 31, 2007	$3,217	$2,476	$2,189	$7,882
Charges	330	—	781	1,111
Payments	(744)	(2,142)	(1,920)	(4,806)

Balance as of December 31, 2008	2,803	334	1,050	4,187
Purchase accounting adjustments	—	—	(209)	(209)
Reversal of charges	—	—	(235)	(235)
Payments	(273)	(271)	(604)	(1,148)

Balance as of December 31, 2009	2,530	63	2	2,595
Purchase accounting adjustments	(1,551)	(63)	(2)	(1,616)
Reversal of charges	(228)	—	—	(228)
Payments	(656)	—	—	(656)
Impact of changes in foreign currency exchange rates	57	—	—	57

Balance as of December 31, 2010	$152	$—	$—	$152

During the year ended December 31, 2010, we revised our accrual related to severance by $63 and our accrual related to facility exit and other costs by $1,781. The reduction to the accrual for facility exit and other costs was primarily related to the execution of a sublease for the Farnborough, United Kingdom facility at terms more favorable to us than previously anticipated in 2010. The reduction to the accruals resulted in a reduction of goodwill totaling $1,616 for the portion of the accruals that had been established through purchase accounting and a reduction to restructuring expense of $228. We do not expect to incur additional costs in the future.

Airpax Plan

In July 2007, we acquired Airpax Holdings, Inc. (“Airpax Acquisition”). In 2007, we announced plans (“Airpax Plan”) to close the facility in Frederick, Maryland and to relocate certain manufacturing lines to existing Sensata and Airpax facilities in Cambridge, Maryland; Shanghai, China and Mexico, and to terminate certain employees at the Cambridge, Maryland facility. In 2008, we announced plans to close the Airpax facility in Shanghai, China. Restructuring liabilities related to these actions relate primarily to exit and related severance costs and affected 331 employees and were completed in 2009.

In connection with the Airpax Plan, we have incurred cumulative costs, excluding the impact of changes in foreign currency exchange rates, of $6,494, consisting of $5,073 in severance costs and $1,421 in facility exit and other costs. These costs have been recognized in our segments in accordance with the degree of impact experienced by the segment. The remaining costs, not allocable to our reportable segments, have been shown within the “corporate and other” caption. Of the total cost incurred, $5,026 has been allocated to the controls segment and $1,468 has been allocated to “corporate and other”. We have not incurred additional costs related to this plan in year ended December 31, 2010 and do not expect to incur additional costs in the future.

The following table outlines the rollforward of the restructuring liabilities associated with the Airpax Plan, by type of liability and segment, respectively:

	Severance	Facility Exit and Other Costs	Total
Balance as of December 31, 2007	$8,942	$2,092	$11,034
Purchase accounting adjustments	(3,681)	(158)	(3,839)
Payments	(4,298)	(839)	(5,137)
Impact of changes in foreign currency exchange rates	(227)	(9)	(236)

Balance as of December 31, 2009	736	1,086	1,822
Purchase accounting adjustments	(188)	(513)	(701)
Payments	(375)	(47)	(422)

Balance as of December 31, 2009	173	526	699
Payments	(3)	—	(3)

Balance as of December 31, 2010	$170	$526	$696

	Controls	Corporate and Other	Total
Balance as of December 31, 2007	$9,801	$1,233	$11,034
Purchase accounting adjustments	(4,129)	290	(3,839)
Payments	(3,797)	(1,340)	(5,137)
Impact of changes in foreign currency exchange rates	(236)	—	(236)

Balance as of December 31, 2008	1,639	183	1,822
Purchase accounting adjustments	(646)	(55)	(701)
Payments	(297)	(125)	(422)

Balance as of December 31, 2009	696	3	699
Payments	(2)	(1)	(3)

Balance as of December 31, 2010	$694	$2	$696

During the year ended December 31, 2008, we reversed a portion of our previously established restructuring reserves through goodwill because certain aspects of the Airpax Plan were not finalized prior to the one-year anniversary of the Airpax Acquisition. Charges resulting from further restructuring activities have been included as a component of the 2008 Plan.

During the year ended December 31, 2009, we revised our accrual related to severance and facility exit and other costs established through purchase accounting. As a result, we reduced goodwill by a corresponding amount of $701.

2008 Plan

During fiscal years 2008 and 2009, in response to global economic conditions, we announced various actions to reduce the workforce in several business centers and manufacturing facilities throughout the world, and to move certain manufacturing operations to low-cost countries (the “2008 Plan”). During the year ended

December 31, 2008, we recognized charges totaling $23,013, of which $16,211 relates to severance, $1,300 relates to a pension enhancement provided to certain eligible employees under a voluntary retirement program (refer to Note 9 for further discussion), $3,588 relates to pension curtailment and settlement charges and $1,914 relates to facility exit and other costs. During the year ended December 31, 2009, we recognized charges totaling $18,321, of which $12,930 relates to severance, $4,828 relates to pension curtailment, settlement and other related charges and $563 relates to facility exit and other costs. The total cost of these actions is expected to be $40,347, excluding the impact of changes in foreign currency exchange rates, and affect 1,983 employees. We anticipate the actions described above associated with the 2008 Plan to be completed during 2011 and the remaining payments to be paid through 2014 due primarily to contractual lease obligations. We do not expect to incur additional charges in the future.

In connection with the 2008 Plan, we have incurred cumulative costs to date, excluding the impact of changes in foreign currency exchange rates, of $40,347, consisting of $28,150 in severance costs, $9,716 in pension-related costs and $2,481 in facility exit and other costs. These costs have been recognized in our segments in accordance with the degree of impact experienced by the segment. The remaining costs, not allocable to our reportable segments, have been shown within the “corporate and other” caption. Of the total cost incurred, $1,750 and $4,567 has been allocated to the sensors and controls segments, respectively, and $34,030 has been allocated to “corporate and other”.

The following tables outline the changes to the restructuring liabilities, excluding the costs related to pension, associated with the 2008 Plan, by type of liability and segment, respectively:

	Severance	Facility Exit and Other Costs	Total
Balance as of December 31, 2007	$—	$—	$—
Charges	16,211	1,914	18,125
Payments	(4,589)	(80)	(4,669)
Impact of changes in foreign currency exchange rates	(95)	(70)	(165)

Balance as of December 31, 2008	11,527	1,764	13,291
Charges	12,930	563	13,493
Payments	(21,343)	(2,133)	(23,476)
Impact of changes in foreign currency exchange rates	(150)	(85)	(235)

Balance as of December 31, 2009	2,964	109	3,073
Charges	565	24	589
Reversal of charges	(1,556)	(20)	(1,576)
Payments	(1,491)	(58)	(1,549)
Impact of changes in foreign currency exchange rates	(1)	(1)	(2)

Balance as of December 31, 2010	$481	$54	$535

Employees terminated as of December 31, 2010	1,966

	Sensors	Controls	Corporate and Other	Total
Balance as of December 31, 2007	$—	$—	$—	$—
Charges	1,760	4,091	12,274	18,125
Payments	(686)	(1,130)	(2,853)	(4,669)
Impact of changes in foreign currency exchange rates	(105)	(60)	—	(165)

Balance as of December 31, 2008	969	2,901	9,421	13,291
Charges	11	465	13,017	13,493
Payments	(871)	(3,048)	(19,557)	(23,476)
Impact of changes in foreign currency exchange rates	22	(203)	(54)	(235)

Balance as of December 31, 2009	131	115	2,827	3,073
Charges	44	122	423	589
Reversal of Charges	(95)	(133)	(1,348)	(1,576)
Payments	(53)	(12)	(1,484)	(1,549)
Impact of changes in foreign currency exchange rates	(1)	(4)	3	(2)

Balance as of December 31, 2010	$26	$88	$421	$535

During the year ended December 31, 2010, we recognized a net reversal of charges of $987 in the 2008 Plan, primarily related to a net reduction in our severance accrual that was largely due to the expiration of outplacement and tuition benefits, and was primarily allocable to the “corporate and other” caption.

Summary of Restructuring Programs

The following tables outline amounts associated with all of our restructuring programs described above, including the costs related to pension, and where in the consolidated statements of operations these amounts were recognized for the years ended December 31, 2010, 2009 and 2008. There were no restructuring costs recognized for the Airpax Plan during 2010 and 2009. The “other” restructuring expense of $1,077 during the year ended December 31, 2010 represents the termination of a limited number of employees located in various business centers and facilities throughout the world, and not the initiation of a larger restructuring program.

	First Technology Automotive Plan	Airpax Plan	2008 Plan	Other	Total
For the year ended December 31, 2010
Restructuring	$(228)	$—	$(987)	$1,077	$(138)
Currency translation gain and other, net	57	—	(2)	(12)	43

Total	$(171)	$—	$(989)	$1,065	$(95)

	First Technology Automotive Plan	Airpax Plan	2008 Plan	Other	Total
For the year ended December 31, 2009
Restructuring	$(235)	$—	$18,321	$—	$18,086
Currency translation gain and other, net	—	—	(235)	—	(235)

Total	$(235)	$—	$18,086	$—	$17,851

	First Technology Automotive Plan	Airpax Plan	2008 Plan	Other	Total
For the year ended December 31, 2008
Restructuring	$1,111	$—	$23,013	$—	$24,124
Currency translation gain and other, net	—	(236)	(165)	—	(401)

Total	$1,111	$(236)	$22,848	$—	$23,723

The following table outlines the current and long-term components of the restructuring liabilities for all plans recognized in the consolidated balance sheets as of December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Current liabilities	$1,267	$4,219
Long-term liabilities	116	2,148

	$1,383	$6,367

17. Discontinued Operations

In December 2008, we announced our intent to sell the Automotive Vision sensing business (“Vision business”), which included the assets and operations of SMaL Camera Technologies, Inc. (“SMaL Camera”), due to the economic climate and slower than expected demand for its products. We purchased SMaL Camera for $12.0 million in March 2007. We completed the sale of the Vision business during the quarter ended June 30, 2009. Accordingly, there are no results of operations for this business during the year ended December 31, 2010.

Results of operations of the Vision business included within loss from discontinued operations for the years ended December 31, 2010, 2009 and 2008 were as follows:

	For the year ended December 31,
	2010	2009	2008
Net revenue	$—	$726	$2,661
Loss from operations before income tax	$—	$(395)	$(12,199)

We recognized a $7,883 loss during the year ended December 31, 2008 associated with measuring the net assets at fair value less cost to sell and other exit costs associated with the Vision business. This amount is reported within loss from discontinued operations in the consolidated statement of operations. The estimated fair value was based on indicators of value implied from discussions with potential buyers of the business. Included in the $7,883 loss were charges of $3,995 and $1,439 for the write-off of goodwill and intangible assets, respectively, associated with the Vision business.

18. Segment Reporting

We organize our business into two reportable segments, sensors and controls, based on differences in products included in each segment. The reportable segments are consistent with how management views the markets served by us and the financial information that is reviewed by our chief operating decision maker. We manage our sensors and controls businesses as components of an enterprise, for which separate information is available and is evaluated regularly by our chief operating decision maker, in deciding how to allocate resources and assess performance.

An operating segment’s performance is primarily evaluated based on segment operating income, which excludes share-based compensation expense, restructuring charges and certain corporate costs not associated with the operations of the segment, including a portion of depreciation expenses associated with assets recorded in connection with the 2006 Acquisition, the First Technology Automotive Acquisition and the Airpax Acquisition and amortization expense. In addition, an operating segment’s performance excludes results from discontinued operations. Corporate costs excluded from an operating segment’s performance are separately stated below and also include costs that are related to functional areas such as accounting, treasury, information technology, legal, human resources, and internal audit. We believe that segment operating income, as defined above, is an appropriate measure for evaluating the operating performance of our segments. However, this measure should be considered in addition to, and not as a substitute for, or superior to, income from operations or other measures of financial performance prepared in accordance with U.S. GAAP. The other accounting policies of each of the two reporting segments are the same as those in the summary of significant accounting policies as described in Note 2.

The sensors segment is a manufacturer of pressure, force, and electromechanical sensor products used in subsystems of automobiles (e.g., engine, air-conditioning and ride stabilization), heavy off-road vehicles, and in industrial products such as HVAC systems. These products improve operating performance, for example, by making an automobile’s heating and air-conditioning systems work more efficiently. These products also improve safety and performance, for example, by reducing vehicle emissions and improving gas mileage.

The controls segment is a manufacturer of a variety of control products used in industrial, aerospace, military, commercial and residential markets. These products include motor and compressor protectors, circuit breakers, semiconductor burn-in test sockets, electronic HVAC controls, power inverters, precision switches and thermostats. These products help prevent damage from overheating and fires in a wide variety of applications, including commercial heating and air-conditioning systems, refrigerators, aircraft, automobiles, lighting and other industrial applications. The controls business also manufactures DC to AC power inverters, which enable the operation of electronic equipment when grid power is not available.

The following table presents net revenue and operating income for the reported segments and other operating results not allocated to the reported segments for the years ended December 31, 2010, 2009 and 2008:

	For the year ended December 31,
	2010	2009	2008
Net revenue:
Sensors	$969,628	$685,092	$867,386
Controls	570,451	449,852	555,269

Total net revenue	$1,540,079	$1,134,944	$1,422,655

Segment operating income (as defined above):
Sensors	$327,081	$201,254	$221,885
Controls	193,301	133,896	136,455

Total segment operating income	520,382	335,150	358,340
Corporate/other	(147,660)	(86,034)	(92,329)
Amortization of intangible assets and capitalized software	(144,514)	(153,081)	(148,762)
Impairment of goodwill and intangible assets	—	(19,867)	(13,173)
Restructuring	138	(18,086)	(24,124)

Profit from operations	228,346	58,082	79,952
Interest expense	(106,400)	(150,589)	(197,840)
Interest income	1,020	573	1,503
Currency translation gain and other, net	45,388	107,695	55,467

Income/(loss) from continuing operations before income taxes	$168,354	$15,761	$(60,918)

No customer exceeded 10% or more of our net revenue in any of the periods presented.

The following table presents net revenue by product categories for the years ended December 31, 2010, 2009 and 2008:

	For the year ended December 31,
	2010	2009	2008
Net revenue:
Pressure sensors	$687,047	$456,116	$553,722
Pressure switches	98,350	71,946	96,928
Position sensors	32,954	26,062	39,273
Force sensors	71,977	57,151	87,654
Bimetal electromechanical controls	379,487	298,476	363,826
Thermal and magnetic-hydraulic circuit breakers	131,234	113,855	142,112
Power inverters	19,985	14,341	20,641
Interconnection	39,485	23,180	28,398
Other	79,560	73,817	90,101

	$1,540,079	$1,134,944	$1,422,655

The following table presents depreciation and amortization of intangible assets and capitalized software expense for the reported segments for the years ended December 31, 2010, 2009 and 2008:

	For the year ended December 31,
	2010	2009	2008
Total depreciation and amortization
Sensors	$18,745	$20,036	$19,781
Controls	8,320	9,253	10,065
Corporate/other(1)	156,077	172,219	170,277

Total	$183,142	$201,508	$200,123

(1)	Included within Corporate/other is all of the depreciation and amortization expense associated with the fair value step-up recognized in the 2006 Acquisition, and the acquisitions of First Technology Automotive and Airpax. We do not allocate the additional depreciation and amortization expense associated with the step-up in the fair value of the PP&E and intangible assets associated with the acquisitions to our segments. This treatment is consistent with the financial information reviewed by our chief operating decision maker.

The following table presents total assets for the reported segments as of December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Total assets
Sensors	$403,687	$326,941
Controls	165,958	192,597
Corporate/other(1)	2,818,352	2,647,332

Total	$3,387,997	$3,166,870

(1)	Included within Corporate/other as of December 31, 2010 and 2009 is $1,528,954 and $1,530,570, respectively, of goodwill, $723,144 and $865,531, respectively, of intangible assets, $35,198 and $35,809, respectively, of PP&E and $559 and $559, respectively, of assets held for sale. This treatment is consistent with the financial information reviewed by our chief operating decision maker.

The following table presents capital expenditures for the reported segments for the years ended December 31, 2010, 2009 and 2008:

	For the year ended December 31,
	2010	2009	2008
Total capital expenditures
Sensors	$34,989	$6,168	$16,514
Controls	10,210	6,995	13,388
Corporate/other	7,713	1,796	11,061

Total	$52,912	$14,959	$40,963

Geographic Area Information

The geographic area data below includes net revenue, based on our revenue recognition policies, and PP&E, based on the location of the respective entities.

The following tables present net revenue by geographic area and by significant countries for the years ended December 31, 2010, 2009 and 2008:

	Net Revenue
	For the year ended December 31,
	2010	2009	2008
Americas	$641,883	$513,764	$668,475
Asia Pacific	504,039	316,047	405,222
Europe	394,157	305,133	348,958

	$1,540,079	$1,134,944	$1,422,655

	Net Revenue
	For the year ended December 31,
	2010	2009	2008
United States	$608,267	$484,553	$634,402
The Netherlands	394,157	305,133	348,957
Japan	205,856	159,909	232,384
All Other	331,799	185,349	206,912

	$1,540,079	$1,134,944	$1,422,655

The following table presents long-lived assets, exclusive of goodwill and intangible assets, by geographic area and by significant countries as of December 31, 2010 and 2009:

	Long-Lived Assets
	December 31, 2010	December 31, 2009
Americas	$104,820	$96,098
Asia Pacific	117,285	110,039
Europe	12,708	13,480

Total	$234,813	$219,617

	Long-Lived Assets
	December 31, 2010	December 31, 2009
United States	$64,941	$55,821
Malaysia	44,028	46,959
Mexico	39,009	39,419
Korea	15,656	15,692
The Netherlands	12,708	13,480
All Other	58,471	48,246

	$234,813	$219,617

19. Net Income / (Loss) Per Share

Basic and diluted net income / (loss) per share are calculated by dividing net income / (loss) by the number of basic and diluted weighted-average ordinary shares outstanding during the period. For the years ended December 31, 2010, 2009 and 2008, the weighted-average shares outstanding for basic and diluted net income / (loss) per share were as follows:

	For the year ended
	December 31, 2010	December 31, 2009	December 31, 2008
Basic weighted-average ordinary shares outstanding	166,277,845	144,056,568	144,065,549
Dilutive effect of stock options	6,384,969	—	—
Dilutive effect of unvested restricted stock	283,389	—	—

Diluted weighted-average ordinary shares outstanding	172,946,203	144,056,568	144,065,549

Net income / (loss) and net income / (loss) per share are presented in the consolidated statements of operations.

Certain potential ordinary shares were excluded from the calculation of diluted weighted-average shares outstanding because they would have an anti-dilutive effect on net income per share. Also, for years ended December 31, 2009 and 2008, potential ordinary shares that were not otherwise anti-dilutive were excluded from the calculation of diluted weighted-average shares outstanding because they would have an anti-dilutive effect on our net loss per share. In addition, certain potential ordinary shares were excluded from our calculation of diluted weighted-average shares outstanding in 2009, as they related to share-based awards associated with our Tranche 2 and 3 grants. These shares were contingently issuable and the contingency had not been satisfied as of that date. Refer to Note 10 for further discussion of our share-based payment plans.

	For the year ended
	December 31, 2010	December 31, 2009	December 31, 2008
Anti-dilutive shares excluded	1,105,697	491,278	89,583
Dilutive impact due to net loss	—	1,070,585	1,010,551
Contingently issuable shares excluded	—	7,933,432	8,100,959

20. Unaudited Quarterly Data

A summary of the unaudited quarterly results of operations for the years ended December 31, 2010 and 2009 is as follows:

	For the three months ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
For the year ended December 31, 2010
Net revenue	$387,842	$383,294	$391,806	$377,137
Gross profit	$151,791	$144,648	$151,216	$144,354
Net income/(loss)	$68,610	$(48,389)	$82,519	$27,310
Basic net income/(loss) per share	$0.40	$(0.28)	$0.48	$0.18
Diluted net income/(loss) per share	$0.38	$(0.28)	$0.46	$0.17

	For the three months ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
For the year ended December 31, 2009
Net revenue	$338,089	$302,468	$255,371	$239,016
Gross profit	$117,163	$111,560	$86,469	$77,672
Net income/(loss)	$13,932	$(54,035)	$22,621	$(10,199)
Loss from discontinued operations	$—	$—	$(134)	$(261)
Basic net income/(loss) per share from continuing operations	$0.10	$(0.38)	$0.16	$(0.07)
Diluted net income/(loss) per share from continuing operations	$0.10	$(0.38)	$0.16	$(0.07)
Basic net loss per share from discontinued operations	—	—	$(0.00)	$(0.00)
Diluted net loss per share from discontinued operations	—	—	$(0.00)	$(0.00)

21. Subsequent Events

On January 28, 2011, we completed the acquisition of the Automotive on Board sensors business of Honeywell International Inc. for approximately $140 million in cash, subject to a working capital adjustment and certain transfer taxes. We will refer to this acquisition as “Magnetic Speed and Position” (“MSP”), which will be integrated into our sensors segment. We acquired MSP in order to complement the existing operations of our sensors segment, provide new capabilities in light vehicle speed and position sensing, and expand our presence in emerging markets, particularly in China.

MSP manufactures, develops and sells certain sensor products, and has operations in the U.S., South Korea, the Czech Republic and China. This acquisition was structured as a purchase of assets for the operations in the U.S., South Korea and the Czech Republic and as a purchase of 100% of the outstanding shares of an entity in the Czech Republic and 90% of the outstanding shares of a joint venture in China. We entered into an Equity Transfer Agreement with the owner of the remaining 10% equity interest in the joint venture in China. We expect to own 100% of the joint venture by the end of the first quarter of 2011. Consideration for the purchase of the remaining 10% equity interest in the China joint venture is included in the $140 million purchase price.

We incurred approximately $3.2 million of costs during 2010 related to this transaction, which are included within SG&A expense in our consolidated statements of operations.

Due to the recent closing of this acquisition, we have not yet completed our initial accounting for the business combination because we are still determining the fair values of the acquired tangible and intangible assets as well as the working capital adjustment to the purchase price. We have not provided certain disclosures required under ASC 805 because amounts in such disclosures are impracticable to reasonably estimate at this time. These disclosures, such as pro-forma revenue and earnings of the combined entity and our preliminary allocation of the purchase price, will be provided in our Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses, other than underwriting discounts and commissions, expected to be incurred by Sensata Technologies Holding N.V. in connection with the issuance and distribution of securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission registration fee	$84,261
Financial Industry Regulatory Authority, Inc. filing fee	73,088
Printing and engraving expenses	175,000
Legal fees and expenses	495,000
Accounting fees and expenses	500,000
Miscellaneous expenses	2,651

Total	$1,330,000

Item 14. Indemnification of Directors and Officers

We have a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances. We have also entered into indemnity agreements with each of our board members and executive officers in which we agree to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

Although Netherlands law does not contain any specific provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in the Netherlands. Our articles of association provide for indemnification of directors by the company to the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or outside of his or her mandate. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to us. The directors are not indemnified from and against claims to the extent they relate to personal gain, benefits or fees to which they were not entitled under the law, or if the director’s liability on account of gross negligence, willful misconduct or deliberate recklessness has been established at law in the last resort.

The indemnification provided above is not exclusive of any rights to which any of our directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

The underwriting agreement for this offering filed as Exhibit 1.1 to this registration statement provides that the underwriters are obligated, under certain circumstances, to indemnify our officers and directors and their respective controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities

Since January 31, 2008, the Registrant has issued securities in the following transactions which were exempt from the registration requirements of the Securities Act. No underwriters were involved in any of the below-referenced sales of securities.

(1)	Beginning in September 2007 and through November 2008, the Registrant granted options to purchase 2,762,969 of its ordinary shares to executives and senior managers that were newly hired, hired through acquisition or promoted to senior management positions. These option grants were made in the ordinary course of business and did not involve any cash payment from the optionees. The grant of options did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

(2)	On September 4, 2009, the Registrant granted options to purchase 1,025,000 of its ordinary shares to certain of its executives and senior managers. These option grants were made in the ordinary course of business and did not involve any cash payment from the optionees. The grant of options did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

(3)	On December 9, 2009, the Registrant granted 380,900 restricted securities to certain of its executives and senior managers. These shares were recorded in the Company’s share register on February 22, 2010 when deeds of issuance were executed. These grants of restricted securities were made in the ordinary course of business and did not involve any cash payments from the recipients. These grants of restricted securities did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

(4)	On December 9, 2009, the Registrant granted options to purchase 350,000 of its ordinary shares to an executive who was newly hired. This option grant was made in the ordinary course of business and did not involve any cash payment from the optionee. The option grant did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and was otherwise made in reliance upon Rule 701 under the Securities Act.

(5)	On April 29, 2010, the Registrant granted options to purchase 154,800 of its ordinary shares to its board of directors. These option grants were made in the ordinary course of business and did not involve any cash payment from the optionees. The grant of options did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

(6)	On September 21, 2010, the Registrant granted options to purchase 176,100 of its ordinary shares to certain of its executives. These option grants were made in the ordinary course of business and did not involve any cash payment from the optionees. The grant of options did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

(7)	On November 23, 2010, the Registrant granted options to purchase 56,600 of its ordinary shares to certain of its executives. These option grants were made in the ordinary course of business and did not involve any cash payment from the optionees. The grant of options did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The exhibit index attached hereto is incorporated by reference.

(b) Financial Statement Schedules

Schedule I—Condensed Financial Information of Registrant	S-1

Schedule II—Valuation and Qualifying Accounts	S-5

Report of Independent Registered Public Accounting Firm	S-6

Schedules other than that listed above have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, Commonwealth of Massachusetts, on February 2, 2011.

SENSATA TECHNOLOGIES HOLDING N.V.

By:	/s/ Thomas Wroe
Name: Thomas Wroe Its: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Sensata Technologies Holding N.V., hereby severally constitute and appoint Jeffrey Cote, Robert Hureau and Steven Reynolds, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas Wroe Thomas Wroe	Chief Executive Officer and Chairman of the Board	February 2, 2011

/s/ Jeffrey Cote Jeffrey Cote	Chief Administrative and Financial Officer	February 2, 2011

/s/ Robert Hureau Robert Hureau	Chief Accounting Officer	February 2, 2011

/s/ Ed Conard Ed Conard	Director	February 2, 2011

/s/ Paul Edgerley Paul Edgerley	Director	February 2, 2011

/s/ Michael Jacobson Michael Jacobson	Director	February 2, 2011

/s/ John Lewis John Lewis	Director	February 2, 2011

SIGNATURE	TITLE	DATE

/s/ Seth Meisel Seth Meisel	Director	February 2, 2011

/s/ Charles Peffer Charles Peffer	Director	February 2, 2011

/s/ Michael Ward Michael Ward	Director	February 2, 2011

/s/ Stephen Zide Stephen Zide	Director	February 2, 2011

/s/ Thomas Wroe Thomas Wroe	Authorized Representative in the United States	February 2, 2011

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

SENSATA TECHNOLOGIES HOLDING N.V.

(Parent Company Only)

Balance Sheets

(Thousands of U.S. dollars)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$107,441	$314
Intercompany receivables from subsidiaries	3,136	—
Prepaid expenses and other current assets	219	3,401

Total current assets	110,796	3,715
Investment in subsidiaries	900,207	387,163

Total assets	$1,011,003	$390,878

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$844	$1,289
Intercompany payables to subsidiaries	464	2,135
Accrued expenses and other current liabilities	1,650	296

Total current liabilities	2,958	3,720
Pension obligations	264	—

Total liabilities	3,222	3,720

Total shareholders’ equity	1,007,781	387,158

Total liabilities and shareholders’ equity	$1,011,003	$390,878

The accompanying notes are an integral part of these condensed financial statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

SENSATA TECHNOLOGIES HOLDING N.V.

(Parent Company Only)

Statements of Operations

(Thousands of U.S. dollars)

	For the year ended
	December 31, 2010	December 31, 2009	December 31, 2008
Net revenue	$—	$—	$—
Operating costs and expenses:
Selling, general and administrative	1,654	656	49

Total operating costs and expenses	1,654	656	49

Loss from operations	(1,654)	(656)	(49)
Interest expense	—	—	—
Interest income	156	—	—
Currency translation gain / (loss) and other, net	194	(22)	13

Loss before income taxes and equity in net income / (loss) of subsidiaries	(1,304)	(678)	(36)
Equity in net income / (loss) of subsidiaries	131,354	(27,003)	(134,495)
Provision for income taxes	—	—	—

Net income / (loss)	$130,050	$(27,681)	$(134,531)

The accompanying notes are an integral part of these condensed financial statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

SENSATA TECHNOLOGIES HOLDING N.V.

(Parent Company Only)

Statements of Cash Flows

(Thousands of U.S. dollars)

	For the year ended
	December 31, 2010	December 31, 2009	December 31, 2008
Net cash (used in) / provided by operating activities	$(1,044)	$(302)	$136

Cash flows from investing activities:
Investment in subsidiaries	(346,850)	—	—
Dividends received from subsidiaries	—	876	—

Net cash (used in) / provided by investing activities	(346,850)	876	—

Cash flows from financing activities:
Proceeds from issuance of Ordinary Shares	433,539	—	—
Proceeds from stock option exercises	21,855	—	—
Payments on financing obligations	(373)	—	—
Payments to repurchase Ordinary Shares	—	—	(136)
Advance to shareholder	—	(266)	—
Proceeds from issuance of restricted ordinary shares	—	6	—

Net cash provided by / (used in) financing activities	455,021	(260)	(136)

Net change in cash and cash equivalents	107,127	314	—
Cash and cash equivalents, beginning of year	314	—	—

Cash and cash equivalents, end of year	$107,441	$314	$—

The accompanying notes are an integral part of these condensed financial statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to Condensed Financial Statements

(Amounts in thousands of U.S. dollars)

1. Basis of Presentation and Description of Business

Sensata Technologies Holding N.V. (Parent Company)—Schedule I—Condensed Financial Information of Sensata Technologies Holding N.V. (“Sensata Technologies Holding”), included in this Registration Statement, provides all parent company information that is required to be presented in accordance with Securities and Exchange Commission (“SEC”) rules and regulations for financial statement schedules. The accompanying condensed financial statements have been prepared in accordance with the reduced disclosure requirements permitted by the SEC. Sensata Technologies Holding and subsidiaries consolidated financial statements are included elsewhere in this Registration Statement.

Sensata Technologies Holding conducts no separate operations and acts only as a holding company. Sensata Technologies B.V. (“STBV”), however, is limited in its ability to pay dividends or otherwise make other distributions to its immediate parent company and, ultimately, to Sensata Technologies Holding, under the Senior Secured Credit Facility and the indentures governing the notes.

Sensata Technologies Holding has no direct outstanding debt obligations. For a discussion of the debt obligations of the subsidiaries of Sensata Technologies Holding, see Note 7 to the audited consolidated financial statements included elsewhere in this Registration Statement.

The ability of Sensata Technologies Holding to obtain capital from its parent, Sensata Investment Company S.C.A., (“SCA”) is at the discretion of SCA and its managers.

2. Commitments and Contingencies

Sensata Technologies Holding has no direct commitments and contingencies. For a discussion of the commitments and contingencies of the subsidiaries of Sensata Technologies Holding, see Note 13 to the audited consolidated financial statements included elsewhere in this Registration Statement.

3. Administrative Services Agreement

In 2009, Sensata Technologies Holding entered into a fee for service arrangement with SCA for ongoing consulting, management advisory and other services (the “Administrative Services Agreement”), effective January 1, 2008. Expenses related to this arrangement are recorded in selling, general and administrative expense. During the years ended December 31, 2010 and 2009, Sensata Technologies Holding paid $281 and $322, respectively, related to the Administrative Services Agreement. As of December 31, 2010 and 2009, Sensata Technologies Holding recorded an amount due to SCA of $226 and $0, respectively.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2010, 2009 and 2008

(in thousands of U.S. dollars)

	Balance at the beginning of the period	Additions		Deductions	Balance at the end of the period
		Charged to cost and expenses	Charged to other accounts
For the year ended December 31, 2010
Allowance for doubtful accounts and sales allowances	$12,739	$4,070	$—	$(6,144)	$10,665

For the year ended December 31, 2009
Allowance for doubtful accounts and sales allowances	$10,645	$9,933	$—	$(7,839)	$12,739

For the year ended December 31, 2008
Allowance for doubtful accounts and sales allowances	$9,069	$10,481	$—	$(8,905)	$10,645

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Sensata Technologies Holding N.V.

We have audited the consolidated financial statements of Sensata Technologies Holding N.V. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and have issued our report thereon dated January 31, 2011 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/    Ernst & Young LLP

Boston, Massachusetts

January 31, 2011

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.*

3.1	Amended Articles of Association of Sensata Technologies Holding N.V. (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Registration Statement on Form S-1 filed on March 8, 2010).

5.1	Opinion of Loyens & Loeff N.V.**

10.1

Credit Agreement, dated April 27, 2006, among Sensata Technologies B.V., Sensata Technologies Finance Company, LLC, Sensata Technologies Intermediate Holding B.V., each lender from time to time party hereto, the Initial L/C Issuer (as defined therein), the Initial Swing Line Lender (as defined therein) and Morgan Stanley Senior Funding, Inc., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.2

Guaranty, dated May 15, 2006, made by Sensata Technologies B.V. in favor of the Secured Parties (as defined therein) (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.3

Domestic Guaranty, dated April 27, 2006, made by each of Sensata Technologies Finance Company, LLC, Sensata Technologies, Inc., and each of the Additional Guarantors from time to time made a party thereto in favor of the Secured Parties (as defined therein) (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.4

Foreign Guaranty, dated April 27, 2006, made by each of Sensata Technologies Holding Company U.S., B.V., Sensata Technologies Holland, B.V., Sensata Technologies Holding Company Mexico, B.V., Sensata Technologies de México, S. de R.L. de C.V., Sensata Technologies Sensores e Controls do Brasil Ltda., Sensata Technologies Japan Limited, Sensors and Controls (Korea) Limited, Sensata Technologies Holding Korea Limited, S&C Acquisition Sdn. Bhd. and each of the Additional Guarantors from time to time made a party thereto in favor of the Secured Parties (as defined therein) (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.5

Domestic Security Agreement, dated April 27, 2006, made by each of Sensata Technologies Finance Company, LLC and Sensata Technologies, Inc. to Morgan Stanley & Co. Incorporated, as collateral agent (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.6

Asset and Stock Purchase Agreement, dated January 8, 2006, between Texas Instruments Incorporated and S&C Purchase Corp. (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.7

Amendment No. 1 to Asset and Stock Purchase Agreement, dated March 30, 2006, between Texas Instruments Incorporated, Potazia Holding B.V. and S&C Purchase Corp. (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Registration Statement on Form S-4/A of Sensata Technologies B.V., filed on January 24, 2007).

10.8

Amendment No. 2 to Asset and Stock Purchase Agreement, dated April 27, 2006, between Texas Instruments Incorporated and Sensata Technologies B.V. (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.9

Cross-License Agreement, dated April 27, 2006, among Texas Instruments Incorporated, Sensata Technologies B.V. and Potazia Holding B.V. (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.10

Sensata Investment Company S.C.A. First Amended and Restated 2006 Management Securities Purchase Plan (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.11

Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.12

Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.13

Securityholders Agreement, dated April 27, 2006, among Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., Sensata Management Company S.A., funds managed by Bain Capital Partners, LLC or its affiliates that are parties thereto, Asia Opportunity Fund II, L.P and AOF II Employee Co-Invest Fund, L.P. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.14

Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Thomas Wroe (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.15

Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Martha Sullivan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.16

Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Richard Dane, Jr. (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.17

Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Steve Major (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.18

Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Jean-Pierre Vasdeboncoeur (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.19

Transition Production Agreement, dated May 11, 2009, between Sensata Technologies, Inc. and Engineered Materials Solutions, LLC (incorporated by reference to Exhibit 10.20 to Amendment No. 4 to the Registration Statement on Form S-1, filed on February 26, 2010).

10.20

Assignment Agreement, dated May 11, 2009, between Sensata Technologies Inc., Sovereign Precious Metals, LLC, and Engineered Materials Solutions, LLC (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K of Sensata Technologies B.V., filed on May 15, 2009).

10.21

Employment Agreement, dated May 12, 2006, between Sensata Technologies, Inc. and Donna Kimmel (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.22

Employment Agreement, dated November 30, 2006, between Sensata Technologies, Inc. and Jeffrey Cote (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K of Sensata Technologies B.V., filed on March 22, 2007).

10.23

Advisory Agreement, dated April 27, 2006, among Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., Sensata Technologies B.V, Bain Capital Partners, LLC, Portfolio Company Advisors Limited, Bain Capital, Ltd. and CCMP Capital Asia Ltd. (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.24

Amendment No. 1 to Advisory Agreement, dated December 19, 2006, between Sensata Technologies B.V. and Bain Capital Partners, LLC (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.25

Investor Rights Agreement, dated April 27, 2006, among Sensata Management Company S.A., Sensata Investment Company S.C.A., Sensata Technologies Holding B.V., funds managed by Bain Capital Partners, LLC or its affiliates, certain Other Investors that are parties thereto and such other persons, if any, that from time to time become parties thereto (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.26

Stock Purchase Agreement, dated November 3, 2006, among Sensata Technologies, Inc., First Technology Limited and Honeywell International Inc. (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.27

Stock Purchase Agreement, dated June 8, 2007, by and among Airpax Holdings, Inc., the stockholders of Airpax Holdings, Inc., William Blair Capital Partners VII QP, L.P., as Stockholders’ Representative and Sensata Technologies, Inc. (incorporated by reference to Exhibit 10.30 to the Quarterly Report on Form 10-Q for the period ended June 30, 2007 of Sensata Technologies B.V., filed on August 9, 2007).

10.28

Senior Subordinated Term Loan Agreement, dated as of July 27, 2007, among Sensata Technologies B.V. and Sensata Technologies Finance Company LLC, Morgan Stanley Senior Funding, Inc. and Other Lenders Party Hereto (incorporated by reference to Exhibit 10.31 to the Quarterly Report on Form 10-Q for the period ended June 30, 2007 of Sensata Technologies B.V., filed on August 9, 2007).

10.29

First Amendment to the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the period ended September 30, 2009 of Sensata Technologies B.V., filed on November 13, 2009).

10.30

Indenture, dated April 27, 2006, among Sensata Technologies B.V., the guarantors party thereto and The Bank of New York, as Trustee, relating to the 8% Senior Notes (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.31

Indenture, dated April 27, 2006, among Sensata Technologies B.V., the guarantors party thereto and The Bank of New York, as Trustee, relating to the 9% Senior Subordinated Notes (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4, filed on December 29, 2006).

10.32

First Supplemental Indenture, dated August 10, 2007, among Sensata Technologies B.V., the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents, relating to the 8% Senior Notes (incorporated by reference to Exhibit 4.5 to Annual Report on Form 10-K of Sensata Technologies B.V., filed on February 17, 2009).

10.33

First Supplemental Indenture, dated August 10, 2007, among Sensata Technologies B.V., the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents, relating to the 9% Senior Subordinated Notes (incorporated by reference to Exhibit 4.6 to Annual Report on Form 10-K of Sensata Technologies B.V., filed on February 17, 2009).

10.34

Second Supplemental Indenture, dated April 8, 2008, among Sensata Technologies B.V., the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents, relating to the 8% Senior Notes (incorporated by reference to Exhibit 4.7 to Annual Report on Form 10-K of Sensata Technologies B.V., filed on February 17, 2009).

10.35

Second Supplemental Indenture, dated April 8, 2008, among Sensata Technologies B.V., the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents, relating to the 9% Senior Subordinated Notes (incorporated by reference to Exhibit 4.8 to Annual Report on Form 10-K of Sensata Technologies B.V., filed on February 17, 2009).

10.36

Third Supplemental Indenture, dated October 2, 2008, among Sensata Technologies B.V., the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents, relating to the 8% Senior Notes (incorporated by reference to Exhibit 4.9 to Annual Report on Form 10-K of Sensata Technologies B.V., filed on February 17, 2009).

10.37

Third Supplemental Indenture, dated October 2, 2008, among Sensata Technologies B.V., the guarantors party thereto, and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co., as placement agents, relating to the 9% Senior Subordinated Notes (incorporated by reference to Exhibit 4.10 to Annual Report on Form 10-K of Sensata Technologies B.V., filed on February 17, 2009).

10.38

Fourth Supplemental Indenture, dated as of April 15, 2009, among Sensata Technologies B.V., the guarantors party thereto, and The Bank of New York Mellon, as Trustee, relating to the 8% Senior Notes (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 of Sensata Technologies B.V., filed on April 30, 2009).

10.39

Fourth Supplemental Indenture, dated as of April 15, 2009, among Sensata Technologies B.V., the guarantors party thereto, and The Bank of New York Mellon, as Trustee, relating to the 9% Senior Subordinated Notes (incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 of Sensata Technologies B.V., filed on April 30, 2009).

10.40

First Amended and Restated Management Securityholders Addendum—Dutchco Option Plan, dated as of April 27, 2006 (incorporated by reference to Exhibit 10.47 to the Registration Statement on Form S-1, filed on November 25, 2009).

10.41

First Amended and Restated Management Securityholders Addendum—Dutchco Securities Plan, dated as of April 27, 2006 (incorporated by reference to Exhibit 10.48 to the Registration Statement on Form S-1, filed on November 25, 2009).

10.42

First Amended and Restated Management Securityholders Addendum—Luxco Securities Plan, dated as of April 27, 2006 (incorporated by reference to Exhibit 10.49 to the Registration Statement on Form S-1, filed on November 25, 2009).

10.43

Form of First Amended and Restated Investor Rights Agreement, entered into by and among Sensata Management Company S.A., Sensata Investment Company S.C.A, Sensata Technologies Holding N.V. (formerly known as Sensata Technologies Holding B.V.), funds managed by Bain Capital Partners, LLC or its affiliates, certain other investors that are parties thereto and such other persons, if any, that from time to time become parties thereto (incorporated by reference to Exhibit 10.50 to Amendment No. 4 to the Registration Statement on Form S-1, filed on February 26, 2010).

10.44

Form of Indemnification Agreement, entered among Sensata Technologies Holding N.V. (formerly known as Sensata Technologies Holding B.V.) and certain of its executive officers and directors listed on a schedule attached thereto (incorporated by reference to Exhibit 10.51 to Amendment No. 2 to the Registration Statement on Form S-1, filed on January 22, 2010).

10.45

Administrative Services Agreement, effective as of January 1, 2008, by and between Sensata Investment Company S.C.A. and Sensata Technologies Holding B.V. (incorporated by reference to Exhibit 10.52 to Amendment No. 2 to the Registration Statement on Form S-1, filed on January 22, 2010).

10.46

Supply and Purchase Agreement, dated October 17, 2005, by and between Texas Instruments Incorporated (as predecessor-in-interest to Sensata Technologies, Inc.) and Engineered Materials Solutions, Inc. (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4 of Sensata Technologies B.V., filed on December 29, 2006).

10.47

Joint Development and Exclusive Supply Agreement, dated July 1, 1998, between Texas Instruments Incorporated (as predecessor-in-interest to Sensata Technologies, Inc.) and Measurement Specialties, Inc., as amended (incorporated by reference to Exhibit 10.54 to Amendment No. 4 to the Registration Statement on Form S-1, filed on February 26, 2010).

10.48

Form of First Amended and Restated Securityholders Agreement, to be entered into by and among Sensata Investment Company S.C.A., Sensata Technologies Holding N.V. (formerly known as Sensata Technologies Holding B.V.), Sensata Management Company S.A., funds managed by Bain Capital Partners, LLC or its affiliates, Asia Opportunity Fund II, L.P. and AOF II Employee Co-Invest Fund, L.P. (incorporated by reference to Exhibit 10.55 to Amendment No. 3 to the Registration Statement on Form S-1, filed on February 12, 2010).

10.49

Amendment No. 3 to Transition Production Agreement, dated February 4, 2010, between Sensata Technologies, Inc. and Engineered Materials Solutions, LLC (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K of Sensata Technologies B.V., filed on February 10, 2010).

10.50	Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q, filed on April 26, 2010).

10.51	Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q, filed on April 26, 2010).

10.52

Employment Agreement, dated December 3, 2009, between Sensata Technologies, Inc. and Martin Carter (incorporated by reference to Exhibit 10.59 to Amendment No. 4 to the Registration Statement on Form S-1, filed on February 26, 2010).

10.53

Asset and Stock Purchase Agreement, dated October 28, 2010, by and among Sensata Technologies, Inc., Honeywell International Inc., Honeywell Co. Ltd., Honeywell spol s.r.o., Honeywell Aerospace s.r.o., Honeywell (China) Co. Ltd., Honeywell Automation India Limited, Honeywell Control Systems Limited, Honeywell GmbH and Honeywell Japan Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1, filed on November 3, 2010).

10.54

Amendment to Employment Agreement, dated December 31, 2010, between Sensata Technologies, Inc. and Thomas Wroe, Jr. (incorporated by reference to Exhibit 10.54 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on January 31, 2011).

10.55

Amendment to Employment Agreement, dated December 31, 2010, between Sensata Technologies, Inc. and Martha Sullivan (incorporated by reference to Exhibit 10.55 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on January 31, 2011).

10.56

Amendment to Employment Agreement, dated December 31, 2010, between Sensata Technologies, Inc. and Jeffrey J. Cote (incorporated by reference to Exhibit 10.56 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on January 31, 2011).

21.1	Subsidiaries of Sensata Technologies Holding N.V. (incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K, filed on January 31, 2011).

23.1	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1).**

23.2	Consent of Ernst & Young LLP.**

24.1	Powers of Attorney (included in signature pages).**

99.1	Consents of Director Nominees.**

*	To be filed by amendment.
**	Filed herewith.